   As filed with the Securities and Exchange Commission on November 20, 1997
                                                      Registration No. 333-37173



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------



                                 AMENDMENT NO. 1
                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------


                          NATIONAL HEALTH REALTY, INC.
             (Exact name of registrant as specified in its charter)



                 Maryland                             6798                               52-2059888
     (State or other jurisdiction of            (Primary Standard           (I.R.S. Employer Identification No.)
      incorporation or organization)        Industrial Classification
                                                  Code Number)

                           100 Vine Street, Suite 1400
                          Murfreesboro, Tennessee 37130
                                 (615) 890-2020
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------
                             Richard F. LaRoche, Jr.
                       Senior Vice President and Secretary
                          National Health Realty, Inc.
                           100 Vine Street, Suite 1400
                          Murfreesboro, Tennessee 37130
                                 (615) 890-2020

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------

                                    Copy to:

                                Ernest E. Hyne II
                   Harwell Howard Hyne Gabbert & Manner, P.C.
                           1800 First American Center
                           Nashville, Tennessee 37238
                                 (615) 256-0500





      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement and all other conditions to the Plan of Restructure have been satisfied.


      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. [ ]

                            ------------------------


      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Dear Limited Partner:

         A special meeting of limited partners (the "Special Meeting") of National HealthCare L.P., a Delaware limited partnership ("NHC"), will be held on Thursday, December 18, 1997, at 9:00 a.m., Central Standard time, at NHC's partnership offices, 100 Vine Street, Suite 1400 Murfreesboro, Tennessee 37130.



         At the Special Meeting, holders of NHC general and limited partnership units ("Units") as of November 7, 1997 (the "Record Date") will be asked to consider and vote upon the following matters:

         1. Approval and adoption of a proposed plan of restructure (the "Plan of Restructure"), pursuant to which NHC will make a distribution (the "Distribution") of all of the outstanding shares of common stock (the "REIT Shares") of National Health Realty, Inc., a newly-formed Maryland corporation which is intended to qualify as a real estate investment trust under federal tax laws (the "REIT"), to the holders of NHC general and limited partnership units and approximately 644,000 units of limited partnership interest in NHR/OP, L.P., a newly formed Delaware limited partnership which will be the operating entity of the REIT (the "Operating Partnership"), to National Health Corporation, NHC's administrative general partner, in the manner set forth in the accompanying proxy statement and NHC will then merge (the "Merger") with National HealthCare Corporation, a newly-formed Delaware corporation (the "Corporation"). Prior to the Distribution, but effective on the date thereof, NHC will transfer to the REIT and the Operating Partnership (i) the effective ownership (subject to certain debt thereon) in the land, building and fixtures of 17 licensed nursing homes, six assisted living facilities and one retirement center, (ii) NHC's interest in certain promissory notes totaling approximately $92.5 million secured by mortgages on approximately 23 additional nursing homes which are owned by third parties and managed by NHC, (iii) certain other assets having little or no book value on NHC's books and
                  (iv) approximately $105.9 of assumed liabilities.


         2. Approval of the possible adjournment of the Special Meeting for the purpose of soliciting additional votes in favor of proposal (1) above (the "NHC Adjournment Proposal"); and

         3. Such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.


Partnership approval of the Plan of Restructure is being sought to ensure that NHC's Managing General Partner has identified and structured a transaction appropriate for NHC and its Unitholders and to approve the Merger as required by Section 6.4 of the Partnership Agreement.



         The Board of Directors of the Managing General Partner has unanimously approved the Plan of Restructure and the transactions contemplated thereby, all as described in the attached material, and has determined that the Plan of Restructure and the related transactions are fair to and in the best interests of NHC and its Unitholders. The Board of Directors of the Managing General Partner recommends that the Unitholders vote in favor of the Plan of Restructure. You are urged to consider carefully all aspects of the proposed Plan of Restructure discussed in the attached Proxy Statement/Prospectus.

         In the material accompanying this letter, you will find a Notice of Special Meeting of NHC Unitholders, a proxy card and a Proxy Statement/Prospectus relating to, among other things, the actions to be taken by NHC at the Special Meeting. The Proxy Statement/Prospectus more fully describes the Plan of Restructure. It also includes information about the REIT and the Corporation and also serves as a Prospectus for the REIT and the Corporation with respect to the securities of such entities to be issued upon the consummation of the Plan of Restructure.

           All Unitholders as of the Record Date are cordially invited to attend the Special Meeting in person. However, whether or not you plan to attend the Special Meeting, please complete, sign, date and return your proxy in the enclosed postage paid envelope. If you attend the Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy. It is important that your Units be represented and voted at the Special Meeting.

                                    Sincerely,


                                    Richard F. LaRoche, Jr.
                                    Senior Vice President and Secretary
                                    NHC, Inc.

                            NATIONAL HEALTHCARE L.P.
                                 100 VINE STREET
                                   SUITE 1400
                          MURFREESBORO, TENNESSEE 37130



                    NOTICE OF SPECIAL MEETING OF UNITHOLDERS


                         TO BE HELD ON DECEMBER 18, 1997


           NOTICE IS HEREBY GIVEN that a special meeting of Unitholders (the "Special Meeting") of National HealthCare L.P., a Delaware limited partnership ("NHC"), will be held on Thursday, December 18, 1997, at 9:00 a.m., Central Standard time, at NHC's partnership offices, 100 Vine Street, Suite 1400, Murfreesboro, Tennessee 37130 to consider and vote upon the following matters more fully described in the accompanying Joint Proxy Statement/Prospectus:

           1. Approval and adoption of a plan of restructure (the "Plan of Restructure"), pursuant to which NHC will make a distribution (the "Distribution") of all of the outstanding shares of common stock (the "REIT Shares") of National Health Realty, Inc., a newly-formed Maryland corporation which is intended to qualify as a real estate investment trust under federal income tax laws (the "REIT"), to the holders of NHC general and limited partnership units and approximately 644,000 units of limited partnership interest in NHR/OP, L.P., a newly formed Delaware limited partnership which will be the operating entity of the REIT (the "Operating Partnership"), to National Health Corporation, NHC's administrative general partner, in the manner set forth in the accompanying proxy statement and NHC will then merge (the "Merger") with National HealthCare Corporation, a newly-formed Delaware corporation (the "Corporation"). Prior to the Distribution, but effective on the date thereof, NHC will transfer to the REIT and the Operating Partnership (i) the effective ownership (subject to certain debt thereon) in the land, building and fixtures of 17 licensed nursing homes, six assisted living facilities and one retirement center, (ii) NHC's interest in certain promissory notes totaling approximately $92.5 million secured by mortgages on approximately 23 additional nursing homes which are owned by third parties and managed by NHC, (iii) certain other assets having little or no book value on NHC's books and
                  (iv) certain liabilities.


           2. Approval of the possible adjournment of the Special Meeting for the purpose of soliciting additional votes in favor of proposal (1) above; and

           3. Such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.


           Only Unitholders of record at the close of business on November 7, 1997, are entitled to notice of, and to vote at, the Special Meeting, or at any adjournment or postponement thereof.


                           By order of NHC, Inc., the Managing General Partner




                           ---------------------------------------------------
                           Richard F. LaRoche, Jr.
                           Senior Vice President and Secretary

                 SUBJECT TO COMPLETION, DATED NOVEMBER 20, 1997


                                 PROXY STATEMENT
                             FOR SPECIAL MEETING OF
                                   PARTNERS OF
                            NATIONAL HEALTHCARE L.P.

                               JOINT PROSPECTUS OF
                         NATIONAL HEALTHCARE CORPORATION
                                       AND
                          NATIONAL HEALTH REALTY, INC.


           This Proxy Statement/Prospectus is being furnished by National HealthCare L.P., a Delaware limited partnership ("NHC"), in connection with the solicitation of proxies by the Board of Directors of NHC, Inc., the managing general partner of NHC (the "Managing General Partner"), in connection with a special meeting (the "Special Meeting") of the holders (the "Unitholders") of limited partnership interests of NHC to be held on December 18, 1997, and at any adjournment thereof to approve the proposed restructure of NHC as described in this Proxy Statement/Prospectus. This Proxy Statement/Prospectus and form of proxy are being mailed to Unitholders on or about November ___, 1997.

           To counteract the governmentally mandated loss of taxation as a partnership which is effective January 1, 1998, NHC has proposed a restructure whereby NHC will make a distribution (the "Distribution") of all of the outstanding shares of common stock (the "REIT Shares") of National Health Realty, Inc., a newly-formed Maryland corporation which is intended to qualify as a real estate investment trust under federal tax laws (the "REIT"), to the holders of NHC general and limited partnership units (the "Units") on a pro rata basis, except for approximately 644,000 units of limited partnership interests in NHR/OP, L.P., a Delaware limited partnership (the "Operating Partnership"), which will be distributed to National Health Corporation, NHC's administrative general partner ("National") as discussed under "The Plan of Restructure." NHC will then merge (the "Merger") with and into National HealthCare Corporation, a newly-formed Delaware corporation (the "Corporation"). Pursuant to the Merger, each outstanding Unit of NHC will represent the right to receive one share of common stock (the "Shares") of the Corporation. Prior to the Distribution, but effective on the date thereof, NHC will transfer to the REIT and the Operating Partnership (i) the effective ownership (subject to certain debt thereon) in the land, building and fixtures of 17 licensed nursing homes, six assisted living facilities and one retirement center (the "Owned Healthcare Facility or Facilities"), (ii) NHC's interest in certain promissory notes totaling approximately $92.5 million secured by mortgages on approximately 23 additional nursing homes which are owned by third parties and managed by NHC (the "Notes"),
(iii) certain other assets having little or no book value on NHC's books (the "Other Assets") and (iv) approximately $105.9 of assumed liabilities (the "Assumed Liabilities"). See "Business -- The REIT" for a more complete description of these assets and liabilities.

           Unitholders do not have appraisal rights in connection with the Plan of Restructure. See "Voting and Proxy Information."


           This Proxy Statement/Prospectus also constitutes the joint prospectus of: (i) National HealthCare Corporation filed with the Securities and Exchange Commission (the "Commission") as a part of a Registration Statement on Form S-4 (the "Corporation Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to up to 10,819,400 shares of National HealthCare Corporation Common Stock which will be issued in the Merger or upon the exercise of options or conversion of convertible securities and (ii) National Health Realty, Inc., filed with the Commission as a part of a Registration Statement on Form S-4 (the "REIT Registration Statement") under the Securities Act, with respect to up to 10,013,400 shares of National Health Realty, Inc. Common Stock which will be issued to NHC Unitholders in the Distribution or upon the exercise of options or conversion of convertible securities.

           A Unitholder who executes a proxy has the right to revoke the proxy at any time before it is voted by giving written notice of revocation to the secretary of the Managing General Partner, by executing a proxy bearing a later date, or by attending the Special Meeting and voting in person. Proxies will be voted in accordance with instructions noted on the proxies. Unless otherwise specifically instructed in the proxies, it is the intention of the persons named in the proxy to vote all proxies received by them FOR THE PLAN OF RESTRUCTURE. Management does not know of any other matters that will be presented for action at the Special Meeting . If any other matter does come before the meeting, however, the persons appointed in the proxy will vote in accordance with their best judgment on such matter.

           The cost of this proxy solicitation will be borne by NHC. It is contemplated that proxies will be solicited solely by mail. Banks, brokers and other custodians will be requested to forward proxy soliciting materials to their customers where appropriate, and NHC will reimburse such banks, brokers, and custodians for their reasonable out-of-pocket expenses in sending the proxy materials to the beneficial Unitholders.

           The Merger will be effective at 11:59 p.m. on December 31, 1997 (the "Effective Time") and the Distribution will be made by NHC to Unitholders of record immediately prior to the Effective Time. The Unitholders entitled to receive the REIT Shares in the Distribution will not be required to pay any consideration or take any action to receive those REIT Shares. Prior to the Merger and the Distribution there has been no public market for the Shares or the REIT Shares. Each of the Corporation and the REIT have made application to list the Shares and REIT Shares, respectively, on the American Stock Exchange.


                SEE "RISK FACTORS" ON PAGE 19 FOR A DISCUSSION OF
                   CERTAIN FACTORS THAT SHOULD BE CONSIDERED.

                               ------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES

           AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON
          THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ------------------

       The date of this Proxy Statement/Prospectus is November ____, 1997.

                                TABLE OF CONTENTS


                                                                                                                 PAGE
INTRODUCTION ...............................................................................................       1

AVAILABLE INFORMATION ......................................................................................       1

SUMMARY OF CERTAIN INFORMATION .............................................................................       2

SUMMARY OF RISK FACTORS ....................................................................................       6

           Summary Historical and Pro Forma Financial Information ..........................................       8

THE PLAN OF RESTRUCTURE ....................................................................................       9
           Background and Reasons for the Plan of Restructure ..............................................       9
           Certain Transactions Preceding the Distribution .................................................      11
           Manner of Effecting the Distribution and Merger .................................................      11
           Conditions to the Plan of Restructure ...........................................................      11
           Businesses of the REIT and the Corporation after the Plan of Restructure ........................      12
           NHC's Outstanding Options and Convertible Debentures ............................................      12
           Effect on NHC Units .............................................................................      12
           Listing and Trading of Shares and REIT Shares ...................................................      15
           Termination .....................................................................................      15

RISK FACTORS ...............................................................................................      16
           Plan of Restructure .............................................................................      16
                     Termination of NHC as a Limited  Partnership ..........................................      16
                     Lack of Established Market ............................................................      16
                     No Arms' Length Negotiation With the Plan of Restructure ..............................      16
           The REIT ........................................................................................      16
                     REIT's Reliance on the Corporation ....................................................      16
                     Conflicts of Interest .................................................................      17
                     Lack of Consents ......................................................................      18
                     Agreement of REIT to Only Do Business With the Corporation ............................      18
                     Significant Debt Level ................................................................      18
                     Involvement with Florida Convalescent Centers, Inc. ...................................      19
                     Location of Owned Healthcare Facilities ...............................................      19
                     Outstanding NHC Options and Convertible Debentures ....................................      19
                     Lack of Title Insurance ...............................................................      19
                     Adverse Consequences of the REIT's Failure to Qualify as a Real Estate Investment Trust      20
                     Certain Restrictions on Transfer of REIT Shares; Business Combinations ................      21
                     Environmental Matters .................................................................      22
                     Dependence on Management and Skilled Personnel ........................................      22
                     No Public Market ......................................................................      22
                     Anti-takeover Considerations ..........................................................      22
           The Corporation .................................................................................      23
                     Conflicts of Interest .................................................................      23
                     Dependence on Reimbursement by Third-Party Payors .....................................      23
                     FCC Lawsuit ...........................................................................      24
                     Certain Guaranteed Debt ...............................................................      25
                     Lack of Consents; Acceleration of Certain Maturities ..................................      25
                     Impact of Health Care Reform and Limits on Government Reimbursement and
                     Other Payments ........................................................................      26
                     Government Regulation .................................................................      26
                     Self-Referral and Anti-Kickback Legislation ...........................................      27
                     Relationships between Long-Term Care Facilities and Other Providers ...................      27
                     Third-Party Indebtedness Secured By Assets Leased or Managed By Corporation ...........      27
                     Competition ...........................................................................      27
                     Concentration of the Corporation's Operations in Certain States .......................      28
                     Liability and Insurance ...............................................................      28
                     Dependence on Management and Skilled Personnel ........................................      28
                     Ability to Acquire Additional Long-Term Care Facility Operations ......................      28
                     No Public Market ......................................................................      29
                     Lack of Dividends .....................................................................      29
                     Anti-takeover Considerations ..........................................................      29
           Risks Associated With Forward Looking Statements ................................................      29

                                                                           PAGE
                                                                           ----
VOTING AND PROXY INFORMATION ........................................       30
           Voting Procedures ........................................       30
           Revocation of Proxies ....................................       30
           Vote Required; Quorum ....................................       30
           Solicitation of Proxies ..................................       30
           Independent Auditors .....................................       30
           No Appraisal Rights ......................................       30
           Other Matters ............................................       30

PRICE RANGE OF NHC UNITS ............................................       31

DIVIDEND AND DISTRIBUTION POLICY ....................................       32
           NHC ......................................................       32
           The REIT .................................................       32
           The Corporation ..........................................       32

BUSINESS ............................................................       33
           NHC ......................................................       33
           The REIT .................................................       33
           The Corporation ..........................................       36

RELATIONSHIP BETWEEN THE REIT AND THE
           CORPORATION AFTER THE RESTRUCTURE ........................       52
           The Assumed Liabilities ..................................       52
           The Lease ................................................       52
           Advisory, Administrative Services and Facilities Agreement       54

PRO FORMA FINANCIAL INFORMATION .....................................       56

MANAGEMENT'S DISCUSSION AND ANALYSIS
           OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS .........       63
           NHC ......................................................       63
           The Corporation ..........................................       68
           The REIT .................................................       68


MANAGEMENT ..........................................................       70
           NHC ......................................................       70
           The REIT .................................................       76
           The Corporation ..........................................       77

CERTAIN TRANSACTIONS ................................................       81
           National .................................................       81

SECURITY OWNERSHIP OF CERTAIN
           BENEFICIAL OWNERS AND MANAGEMENT .........................       82
           NHC ......................................................       82
           The REIT .................................................       83
           The Corporation ..........................................       84

DESCRIPTION OF SECURITIES ...........................................       85
           Shares of the Corporation ................................       85
           Shares of the REIT .......................................       86
           Operating Partnership Agreement ..........................       88

COMPARISON OF STOCKHOLDER/UNITHOLDER RIGHTS .........................       90
           Fiduciary Duties .........................................       98

FEDERAL INCOME TAX CONSIDERATIONS ...................................       99
           Introduction .............................................       99
           Certain Differences Between the Ownership of Units, Shares       99
           The REIT .................................................      100
           Opinion of REIT Counsel ..................................      102
           Requirements for Qualification ...........................      102
           Failure to Qualify .......................................      105
           Taxation of U.S. Stockholders ............................      105

                                                                             PAGE
                                                                             ----
           Special Tax Considerations for Foreign Stockholders .........      107
           Information Reporting Requirements and Backup Withholding Tax      108
           Other Tax Considerations ....................................      108
           Alternative Minimum Tax .....................................      108
           ERISA Considerations ........................................      109
           The Corporation .............................................      109
           Taxation Generally ..........................................      111
           State and Local Taxes .......................................      111
           Unitholders Should Seek Their Own Tax Advice ................      111

LEGAL MATTERS ..........................................................      112

EXPERTS ................................................................      112

GLOSSARY OF DEFINED TERMS ..............................................      113

INDEX TO FINANCIAL STATEMENTS ..........................................      F-1

APPENDICES
           1. Plan of Restructure ......................................      A-1
           2. Agreement of Merger ......................................      B-2

                                  INTRODUCTION


      To counteract the governmentally mandated loss of taxation as a partnership which is effective January 1, 1998, on August 19 and September 5, 1997, the Board of Directors of the Managing General Partner of National HealthCare L.P., a Delaware limited partnership, unanimously approved in principle (i) the formation of National Health Realty, Inc., a Maryland corporation, as a wholly owned subsidiary of NHC and the formation of NHR/OP, L.P., a Delaware limited partnership with respect to which the REIT would be the general partner and NHC and the REIT would be the limited partners, (ii) the transfer to the REIT and the Operating Partnership or their subsidiaries all of the Owned Healthcare Facilities, the Notes, the Other Assets and the Assumed Liabilities, (iii) the formation of National HealthCare Corporation, a Delaware corporation, as a wholly-owned subsidiary of NHC, (iv) the Distribution of the REIT Shares to NHC's Unitholders and all of the Operating Partnership's limited partnership units held by NHC to National, and (v) the Merger of NHC with and into the Corporation (the "Plan of Restructure"). The Plan of Restructure will have the effect of separating NHC into two new independent public entities. The Distribution will be payable to the NHC Unitholders of record immediately prior to the Effective Time, at the rate of one REIT Share for each NHC Unit outstanding provided, however, National shall receive either one REIT share or one Operating Partnership Unit ("OP Unit") for each of its NHC Units. As a result of the Merger, each Unitholder certificate in NHC will represent the identical number of shares in the Corporation. The Merger will be effective at 11:59 p.m. on December 31, 1997. The REIT Shares issued in the Distribution will be mailed to the Unitholders as soon thereafter as is practicable. See "The Plan of Restructure -- Manner of Effecting the Distribution and Merger."

      Both the Corporation and the REIT were incorporated on September 26, 1997, each as a wholly-owned subsidiary of NHC for purposes of consummating the Plan of Restructure described herein. Prior to the Distribution, NHC will transfer to the REIT and the Operating Partnership or their subsidiaries the Owned Healthcare Facilities, the Notes, the Other Assets and the Assumed Liabilities.


      Unitholders of NHC who have questions relating to the Plan of Restructure should contact NHC at its principal corporate offices, 100 Vine Street, Suite 1400, Murfreesboro, Tennessee 37130, telephone (615) 890-2020, Attention:
Investor Relations. After the Effective Time, stockholders of the Corporation who have questions relating to the Plan of Restructure should contact the Corporation at its principal corporate offices, 100 Vine Street, Suite 1400, Murfreesboro, Tennessee 37130, telephone (615) 890-2020, Attention: Investor Relations and shareholders of the REIT who have questions relating to the Distribution should contact the REIT at its principal office, 100 Vine Street, Suite 1400, Murfreesboro, Tennessee 37130 and its telephone number is (615) 890-2020.


                              AVAILABLE INFORMATION

      Each of the Corporation and the REIT have filed a registration statement on Form S-4 (the "Registration Statements") with the Commission under the Securities Act with respect to the Shares and the REIT Shares, respectively. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statements and the exhibits and schedules thereto. For further information, reference is made hereby to the Registration Statements and such exhibits and schedules. Statements contained herein concerning any documents are not necessarily complete and, in each instance, reference is made to the copies of such documents filed as exhibits to either of the Registration Statements. Each such statement is qualified in its entirety by such reference. Copies of these documents may be inspected without charge at the principal office of the Commission at 450 5th Street, N.W., Washington, D.C. 20549, at the Regional Offices of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of all or any part thereof may be obtained from the Commission upon payment of the charges prescribed by the Commission. In addition, such Registration Statements may be electronically accessed at the Commission's site on the World Wide Web located at http://www.sec.gov.


      Following the Plan of Restructure, the Corporation and the REIT will each be required to comply with the reporting requirements of the Exchange Act and will file annual, quarterly and other reports with the Commission. The Corporation and the REIT will also each be subject to the proxy solicitation requirements of the Exchange Act and, accordingly, will furnish audited financial statements to their respective stockholders in connection with its annual meetings of stockholders. Following the listing of the Corporation and the REIT common stock on the American Stock Exchange ("AMEX"), the Corporation and the REIT will each be required to file with AMEX copies of such reports, proxy statements and other information which then can be inspected at the offices of AMEX at 86 Trinity Place, New York, New York 10006-1881.


      NO PERSON IS AUTHORIZED BY NHC, THE CORPORATION OR THE REIT TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE

DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES MADE UNDER THIS PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF NHC, THE REIT OR THE CORPORATION SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS.

                         SUMMARY OF CERTAIN INFORMATION

      This summary is qualified by the more detailed information set forth elsewhere in this Proxy Statement/Prospectus, which should be read in its entirety.


THE REIT.........................................    National Health Realty, Inc., a Maryland corporation, which is intended to qualify as a real estate investment trust under
                                                         Section 856 of the Internal Revenue Code of 1986, as
                                                         amended (the "Code").  As used in this Proxy
                                                         Statement/Prospectus, the REIT means National Health
                                                         Realty, Inc. and its subsidiaries (including the Operating
                                                         Partnership).  At the time of the Distribution, the REIT will own
                                                         (i) 15 of  the Owned Healthcare Facilities and lease nine of the
                                                         Owned Healthcare Facilities with a nominal purchase option,
                                                         (ii) the Notes, and (iii) Other Assets, subject to the Assumed
                                                         Liabilities.  See "Business -- The REIT."

THE CORPORATION..................................    National HealthCare Corporation, a Delaware corporation and its
                                                         subsidiaries.   At the Effective Time of the Merger, it will
                                                         acquire all of the assets, operations and liabilities of NHC, other than the assets and liabilities transferred to the REIT.
                                                         See "Business -- The Corporation."

NHC..............................................    National HealthCare L.P., a Delaware limited partnership and its subsidiaries.  See "Business -- NHC."

REIT SHARES TO BE DISTRIBUTED....................    Approximately 10,013,400 shares of common stock of National
                                                         Health Realty, Inc., a Maryland corporation.  The actual num ber of REIT Shares to be distributed will depend upon the
                                                         number of NHC Units outstanding at the Effective Time.
                                                         Unitholders will not be required to pay any cash or other
                                                         consideration or to exchange their Units for the REIT Shares they receive in the Distribution.  See "The Plan of Restructure
                                                         -- Manner of Effecting the Distribution and Merger" and "--
                                                         NHC's Outstanding Options and Convertible Debentures."

SHARES TO BE ISSUED IN THE MERGER ...............    Approximately 10,819,400 Shares of common stock of National
                                                         HealthCare Corporation, a Delaware corporation. The actual number of Shares to be issued will depend upon the number
                                                         of NHC Units outstanding at the Effective Time.  Unitholders will receive one Share of stock for each Unit held at the
                                                         Effective Time.  See "The Plan of Restructure -- Manner of
                                                         Effecting the Distribution and Merger" and "-- NHC's
                                                         Outstanding Options and Convertible Debentures."

DISTRIBUTION RATIO...............................    One REIT Share for each outstanding NHC Unit, except for
                                                         certain Units held by National Health Corporation, which will receive one OP Unit in the Operating Partnership for each
                                                         such NHC Unit.  See "The Plan of Restructure -- Manner of
                                                         Effecting the Distribution and Merger", "-- NHC's Outstanding
                                                         Options and Convertible Debentures" and "Certain
                                                         Transactions -- National."

MERGER CONSIDERATION ............................    One Share for each outstanding NHC Unit.  See "The Plan of
                                                         Restructure -- Manner of Effecting the Distribution and
                                                         Merger" and "-- NHC's Outstanding Options and Convertible
                                                         Debentures."

CONFLICTS OF INTEREST ...........................    The REIT and the Corporation will have identical boards of directors, except for one, which directors are also the same as the Board of Directors of NHC.  In addition, the Corporation will manage the REIT pursuant to the REIT Advisory
                                                         Agreement and the REIT will have no employees.  Pursuant
                                                         to the REIT Advisory Agreement, the REIT has agreed to only do business with the Corporation as long as both the REIT
                                                         Advisory Agreement and the NHI Advisory Agreement (as
                                                         hereinafter defined) are obligations of the Corporation.
                                                         Therefore, there has been no arms' length negotiations among
                                                         NHC, the REIT and the Corporation with respect to the Plan of
                                                         Restructure, the Leases or the REIT Advisory Agreement.  No
                                                         assurance can be given that unrelated entities would have
                                                         agreed to enter into the above agreements on the same or
                                                         similar terms.  In addition, there is not likely to be arms' length negotiations with respect to future transactions between the
                                                         REIT and the Corporation.

DISTRIBUTION DATE................................    The distribution of REIT shares to Unitholders shall be effective on the date of, but prior to, the Effective Time.  However, with respect to the physical delivery of REIT shares, as soon as practical after the Effective Time, NHC will deliver the REIT
                                                         Shares to the distribution agent. The distribution agent will mail stock certificates representing the REIT Shares as soon thereafter as practicable.  Current Unit certificates will be deemed to represent shares of the Corporation after the
                                                         Effective Time.  See "The Plan of Restructure -- Manner of
                                                         Effecting the Distribution and Merger."

EFFECTIVE TIME ..................................    11:59 p.m. Central Standard time on December 31, 1997.
                                                         As of the Effective Time, each Unit will represent one share of the Corporation.  See "The Plan of Restructure -- Manner of
                                                         Effecting the Distribution and Merger."

APPRAISAL RIGHTS ................................    Unitholders who object to the Plan of Restructure have no
                                                         appraisal, dissenters' or similar rights. See "Voting and Proxy
                                                         Information -- No appraisal Rights."

REIT'S INITIAL ASSETS AND DEBT...................    The REIT's initial assets will consist of: (i) effective ownership of
                                                         17 skilled nursing centers, six assisted living facilities and one retirement center (the "Owned Healthcare Facilities"), (ii)
                                                         certain promissory notes secured by mortgages on approximately 23 additional nursing homes managed by NHC (the "Notes") and (iii)
                                                         certain other assets with nominal book value on the current books of NHC (the "Other Assets"). The transfer of the Owned Healthcare
                                                         Facilities, the Notes and the Other Assets will be subject to
                                                         (and the REIT will agree to pay and perform) certain NHC debt of approximately $105.9 (the "Assumed Liabilities").  All of the
                                                         REIT's assets will be owned by the Operating Partnership or a subsidiary partnership of the Operating Partnership.  See
                                                         "Relationship between the REIT and the Corporation After the
                                                         Restructure -- Assumed Liabilities."

CORPORATION'S INITIAL ASSETS AND LIABILITIES.....    The Corporation's initial assets and liabilities will consist of all of the assets and liabilities of NHC, other than those transferred to the REIT.  As of October 31, 1997 this includes the operation or management of 111 long-term health care centers, 33 home care programs,
                                                         13 assist living centers and five retirement centers.  See "Business --
                                                         The Corporation."

RELATIONSHIP BETWEEN THE
CORPORATION AND THE REIT
AFTER THE PLAN OF RESTRUCTURE ...................    After the Plan of Restructure, the Corporation will continue to be engaged in the development and operation of nursing homes, assisted living and retirement centers, home health agencies and other related services and will lease the Owned
                                                         Healthcare Facilities from the REIT. The Corporation will
                                                         render certain advice and services to the REIT pursuant to an
                                                         Advisory, Administrative Services and Facilities Agreement
                                                         (the "REIT Advisory Agreement"), for which it will receive a fee.  See "Relationship Between the REIT and the Corporation
                                                         After the Restructure -- Advisory Administrative Services and
                                                         Facility Agreement."

REASONS FOR THE PLAN OF RESTRUCTURE .............    NHC is currently a publicly traded limited partnership and is taxed for federal income tax purposes as a partnership. As a publicly traded partnership, under current federal tax laws, beginning January 1, 1998, NHC would be taxed as a corporation, rather than a partnership. Management of
                                                         NHC believes that by dividing NHC into two entities, the form of one of which will be such that it will, in the attached opinion of Goodwin,
                                                         Procter & Hoar LLP, Boston, Massachusetts, qualify to be taxed as a real estate investment trust for federal income tax purposes and one of which will be a corporation and, in the attached opinion of Harwell Howard
                                                         Hyne Gabbert & Manner, P.C., taxed as such for federal income tax purposes,
                                                         NHC Unitholders will be able to retain some benefits of an entity the income of which is generally not taxed at the entity level for federal income tax purposes with respect to the income derived from assets transferred to the REIT.  See "Federal Income Tax Considerations -- The
                                                         REIT" and "-- The Corporation."   In addition, it is anticipated there will
                                                         be a public market for the REIT Shares and the Shares, though no assurance can be given that an active trading market will in fact develop.  NHC intends to transfer assets to the REIT only of a nature that will enable the REIT to qualify for taxation for federal income tax purposes as a real estate investment trust and not as a taxable corporation. See "Federal
                                                         Income Tax Considerations -- The REIT."  See generally "The Plan of
                                                         Restructure -- Background and Reasons for the Plan of Restructure."

TRADING MARKET...................................    Application has been made to list both the REIT Shares and the
                                                         Shares on the American Stock Exchange.

FEDERAL TAX CONSEQUENCES.........................    The formation of the Corporation and the REIT by NHC and the contribution of assets to the REIT by NHC are intended to
                                                         qualify as tax free transfers under the with respect to which neither the Corporation, the REIT nor NHC generally would
                                                         recognize gain, except (as to NHC) to the extent that liabilities assumed by the REIT or subject to assets transferred to the
                                                         REIT exceed NHC's adjusted tax basis in such assets
                                                         immediately prior to such transfer.  It is not anticipated that such liabilities will exceed such bases.  See "Federal Income
                                                         Tax Considerations -- The REIT -- Formation of the REIT --
                                                         Tax Consequences, -- Nonrecognition Rule of Code Section
                                                         351" and "Federal Income Tax Considerations -- The
                                                         Corporation -- Formation."

                                                        The formation of, and transfer of assets to, the Operating
                                                            Partnership are intended to qualify as a tax free
                                                            contribution to a partnership under the Code, with
                                                            respect to which neither the Operating Partnership, NHC nor the REIT generally would recognize gain.

                                                        The Distribution and Merger will be treated for federal
                                                            income tax purposes as a complete termination and
                                                            liquidation of NHC in which NHC Unitholders receive
                                                            Corporation shares and REIT shares in exchange for Units.
                                                            The merger of NHC into the Corporation will be treated as a contribution of NHC's assets (other than those
                                                            contributed to the REIT or the Operating Partnership) to the
                                                            Corporation, which would generally be tax free to the
                                                            Corporation and NHC, except (as to NHC) to the extent
                                                            liabilities assumed by the Corporation or subject to assets transferred to the Corporation exceed NHC's adjusted tax
                                                            bases in such assets immediately prior to the transfer. It is not anticipated that such liabilities will exceed such
                                                            bases. See "Federal Income Tax Considerations -- The Corporation --
                                                            The Merger."

                                                        The REIT is intended to qualify as a real estate investment trust under the Code, the applicable provisions of which
                                                            will generally allow the REIT to avoid the "double
                                                            taxation" of corporate earnings to the extent of
                                                            distributions made to its shareholders. REIT shareholders
                                                            would generally be taxed upon such distributions as
                                                            ordinary income to the extent of the REIT's accumulated
                                                            and current earnings and profits. See "Federal Income Tax
                                                            Considerations -- The REIT -- Taxation as a Real Estate
                                                            Investment Trust."

                                                        The Corporation will not be a pass-through entity such as NHC or a quasi pass-through entity like the REIT.
                                                            Instead, the Corporation's earnings will be
                                                            taxed at the corporate level and, to the extent
                                                            distributions are made to the Corporation's
                                                            shareholders, such distributions will generally be taxed
                                                            at the shareholder level (as ordinary income) to the
                                                            extent of the Corporation's accumulated and
                                                            current earnings and profits. See "Federal Income Tax
                                                            Considerations -- Certain Differences Between the
                                                            Ownership of Units, REIT Shares and Shares."

INVESTOR BASIS IN SHARES AND
REIT SHARES.........................................    Since the Distribution and Merger will be treated as a complete termination and liquidation of NHC, a Unitholder's initial tax basis in the REIT Shares and Shares would in the
                                                            aggregate generally be based upon such Unitholder's tax
                                                            basis in his Units.  See "Federal Income Tax Considerations
                                                            -- The REIT -- The Distribution -- Tax Consequences."

INVESTMENT POLICIES................................     The Corporation intends to continue NHC's historical
                                                            investment policy of developing and acquiring nursing
                                                            homes, assisted living and retirement centers and of

                                                            managing such types of facilities for others.  See "Business
                                                            -- The Corporation."

                                                        The REIT will lease the Owned Healthcare Facilities to the
                                                            Corporation. The REIT may purchase additional
                                                            properties, however, the REIT Advisory Agreement provides
                                                            that the REIT will only do business with the Corporation
                                                            so long as both the REIT Advisory Agreement is in
                                                            effect and the Corporation continues to advise
                                                            National Health Investors, Inc. See "Business -- The
                                                            REIT -- Investment and Other Policies."

DIVIDENDS AND DISTRIBUTIONS.........................    The REIT intends to pay quarterly distributions to its
                                                            shareholders in an amount at least sufficient to satisfy the distribution requirements of a REIT. Such requirements
                                                            generally necessitate that at least 95% of the REIT's taxable income (which term does not include net capital gains
                                                            realized by the REIT) be distributed annually. See "Federal
                                                            Income Tax Considerations -- The REIT -- Taxation as a
                                                            REIT -- Annual Distribution Requirements." The REIT may
                                                            elect to make distributions in excess of 95% of its REIT taxable income. Payment of distributions, however, will always be at the discretion of the REIT's Board of Directors and will depend upon such factors as the REIT's financial condition, its
                                                            earnings, anticipated investments, bank covenants and
                                                            other relevant factors. It may be necessary for the REIT to borrow or liquidate investments to satisfy its distribution requirements.  The REIT's Board of Directors anticipates
                                                            paying distributions that would initially be at the
                                                            annual rate of $1.33 per REIT Share of which $0.23 is
                                                            expected to be a return of capital.  See "Dividend and
                                                            Distribution Policy -- The REIT" for a description of the
                                                            calculation of the initial distribution.  See "Risk Factors --
                                                            Risks Associated with Forward Looking Statements" and
                                                            "Dividend Policy."

                                                        The Corporation may pay dividends at the discretion of the
                                                            Corporation's Board of Directors. The Corporation does not anticipate initially paying dividends.

LEASES..................................................Initially, each of the Owned Healthcare Facilities will be leased to the Corporation. Each lease (each a "Lease" and
                                                            collectively the "Leases") will be a "triple net" lease with (i)
                                                            an original fixed term expiring December 31, 2007, (ii) an option of the Corporation to renew the Lease for two
                                                            additional periods of 5 years each (on the same terms as
                                                            the initial 10 year term, and (iii) a right of first refusal for
                                                            NHC to purchase the Owned Healthcare Facilities. See
                                                            "Relationship Between the REIT and the Corporation after
                                                            the Restructure -- The Leases."

DEBT OF THE REIT........................................The REIT will assume (or take the Owned Healthcare Facilities subject to and agree to pay and perform) the Assumed
                                                            Liabilities amounting to approximately $105.9 million.  The
                                                            REIT expects to refinance the Assumed Liabilities soon after the Effective Time.  See "Business -- The REIT --
                                                            Assumed Liabilities."  The Corporation will remain directly liable on all of the remaining debt of NHC.  Since both the
                                                            REIT and the Corporation resulted from NHC, creditors of
                                                            NHC may be able to reach the assets of both.  See "Risk
                                                            Factors -- The REIT -- Lack of Consents; Acceleration of
                                                            Certain Maturities" and "-- The Corporation -- Lack of
                                                            Consents; Acceleration of Certain Maturities."

INTENTION OF THE REIT TO QUALIFY
  AS A REAL ESTATE INVESTMENT TRUST.....................The REIT was organized and intends to conduct its operations so as to qualify for taxation as a real estate investment trust under Sections 856 through 860 of the Code. The primary
                                                            advantage to the REIT if it so qualifies is that it will generally be allowed to deduct from its taxable income an amount
                                                            equal to the dividends paid to its shareholders.
                                                            This treatment substantially eliminates the
                                                            "double taxation" normally imposed on corporate earnings.
                                                            The REIT could be subject to state excise taxes in the
                                                            event a state recognizes a REIT to be a corporation
                                                            subject to such state's excise tax. If the REIT fails to
                                                            qualify as a REIT at any time, distributions to
                                                            shareholders in any such year will not be deductible by the
                                                            REIT and the amount of cash available for distribution to
                                                            shareholders could accordingly be reduced. As a
                                                            result, its income subject to taxation (including the
                                                            alternative minimum tax) will be greater than if the REIT
                                                            continued to qualify as a REIT. See "Federal Income Tax
                                                            Considerations -- The REIT -- Taxation as a Real Estate
                                                            Investment Trust."

OUTSTANDING OPTIONS AND DEBENTURES .....................NHC has certain outstanding unit options (the "Options") and
                                                            6% subordinated convertible debentures (the "6%
                                                            Debentures").  Any of the Options which are not exercised, or 6% Debentures which are not converted, into NHC Units
                                                            prior to the Plan of Restructure (the payment obligation of which will remain the obligation of the Corporation) will
                                                            convert, at the election of the holder, into the same number of Shares and REIT shares that it would have been
                                                            convertible or exercisable into Units prior to the Plan of
                                                            Restructure.  Certain convertible notes issued in
                                                            October 1997 will only be converted into Shares.  See "The
                                                            Plan of Restructure -- NHC's Outstanding  Options and
                                                            Convertible Debentures."




                             SUMMARY OF RISK FACTORS

           Approval of the Plan of Restructure, investment in the REIT Shares and the Shares involve various risks. The following is a brief summary of the most significant risks. Unitholders should carefully consider all of the risks factors described under "Risk Factors" beginning on page 16.



TERMINATION OF NHC AS A LIMITED
   PARTNERSHIP .........................................NHC is a limited partnership and as such makes quarterly distributions to its Unitholders without incurring taxation at the partnership level.  Neither the REIT nor the Corporation anticipate making distributions to their stockholders to the extent NHC has historically made distributions.  However, as a result of the change in tax laws, NHC would not be able to make distributions in the future to the same extent it has in the past.  See "Risk Factors -- Plan of Restructure --
                                                            Termination of NHC as a Limited Partnership."

NEWLY ORGANIZED COMPANIES ..............................NHC has been in existence and has been publicly traded since
                                                            1987.  The REIT and the Corporation are newly formed
                                                            entities and have no history of operations or market trading.
                                                            No assurance can be given that a market will develop.  See
                                                            "Risk Factors -- Plan of Restructure -- Newly Organized
                                                            Companies."

REIT'S RELIANCE ON THE CORPORATION .....................All of the REIT's assets will be operated by the Corporation and the Corporation will manage the REIT pursuant to the REIT
                                                            Advisory Agreement.  Therefore, the REIT will be dependent upon the Corporation for successful operations.  See "Risk
                                                            Factors -- The REIT -- REIT's Reliance on the
                                                            Corporation."

LACK OF ARMS' LENGTH TRANSACTION .......................NHC's directors are also directors of the REIT and the
                                                            Corporation.  Therefore, there has been no arms' length
                                                            negotiations with respect to the Plan of Restructure, the
                                                            Leases or the REIT Advisory Agreement.  See "Risk Factors
                                                            -- Plan of Restructure -- No Arms' Length Negotiations with respect to the Plan of Restructure."

LACK OF CONSENTS .....................................  The REIT is assuming approximately $105.9 million in
                                                            Assumed Liabilities and the Corporation will retain
                                                            approximately $112.6 million of NHC's debt.  Neither NHC,
                                                            the REIT nor the Corporation have obtained the written
                                                            consent of these lenders to the Plan of Restructure.
                                                            Therefore, these lenders could claim that the Plan of
                                                            Restructure constitutes a default under the relevant loan
                                                            agreements.  Such a claim could have a material adverse
                                                            effect on the Corporation and the REIT.  See "Risk Factors
                                                            -- The REIT -- Lack of Consents" and "-- The Corporation
                                                            -- Lack of Consents."

CONFLICTS OF INTEREST ................................  All of the Corporation's initial directors are also directors of the
                                                            REIT.  Thus, there will be a potential conflict of interest of the directors' duties to the REIT shareholders and
                                                            Corporation shareholders.  On an ongoing basis, the
                                                            Corporation will be the REIT's investment advisor and will manage the REIT's operations and the REIT will be the
                                                            landlord with respect to 24 facilities operated by the
                                                            Corporation.  The directors of the REIT and the Corporation will have a conflict of interest in (i) assessing the quality of the Corporation's management services; (ii) assessing the
                                                            quality of the REIT's services as landlord; (iii) determining if the Leases should be extended; (iv) determining whether
                                                            the REIT Advisory Agreement should be terminated; and (v)
                                                            determining if there should be, and if so, the terms of any future transactions between the REIT and the Corporation.
                                                            This conflict of interest could have an impact on the
                                                            transactions between the REIT and the Corporation which
                                                            transactions could have a material impact on either the
                                                            REIT, the Corporation, or both.  See "Risk Factors -- The
                                                            REIT -- Conflicts of Interest" and "-- The Corporation --
                                                            Conflicts of Interest."

AGREEMENT OF REIT TO ONLY DO BUSINESS
   WITH THE CORPORATION  .............................  Pursuant to the REIT Advisory Agreement, the REIT has
                                                            agreed that as long as both the REIT Advisory Agreement
                                                            and the NHI Advisory Agreement (as hereinafter defined)
                                                            are obligations of the Corporation, the REIT will only do
                                                            business with the Corporation and will not compete with
                                                            NHI.  As a result, the REIT is severely limited in its ability to grow and expand its business.  The REIT Board of Directors does not intend to seek to expand the REIT's investments.
                                                            Such a restriction could have a material adverse effect on the long-term market value of the REIT and the REIT
                                                            Shares.  See "Risk Factors -- The REIT -- Agreement of
                                                            REIT to only do business with the Corporation."

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

      Audited Financial Statements. The following selected financial data of the Corporation has been derived from the NHC audited financial statements included elsewhere herein. The selected financial data should be read in conjunction with NHC's consolidated financial statements and notes thereto.

      Pro Forma Financial Data. The following pro forma financial data of the Corporation and the REIT has been prepared by the Corporation and the REIT assuming that the transfer of the Owned Healthcare Facilities, the Notes and the Assumed Liabilities and the execution of the Leases occurred as of January 1, 1996. The unaudited pro forma data, in the opinion of management, reflects all adjustments necessary to present fairly the data set forth therein.




                  NATIONAL HEALTHCARE CORPORATION, SUCCESSOR TO
                            NATIONAL HEALTHCARE L.P.
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                                                             PRO FORMA
                                                                                                    ----------------------------
                                                                                                                       NINE
                                                                                                        YEAR          MONTHS
                         NINE MONTHS ENDED                                                              ENDED          ENDED
                             OR AS OF                            YEAR ENDED OR                        OR AS OF        OR AS OF
                           SEPTEMBER 30,                       AS OF DECEMBER 31,                   DECEMBER 31,   SEPTEMBER 30,
                        ------------------   ----------------------------------------------------   ------------   -------------
                         1997       1996       1996       1995       1994       1993       1992        1996             1997
                         ----       ----       ----       ----       ----       ----       ----        ----             ----
Income Statement Data:
Net revenues .......   $324,043   $279,602   $388,660   $350,957   $298,901   $269,858   $216,378    $379,623         $316,576
Income before taxes.     23,677     19,542     29,286     21,115     15,853     37,562      9,501      15,504           13,989

Net Income .........     23,677     19,542     29,286     21,115     15,853     37,562      9,501       9,382            8,603
Earnings per Unit/
   Share ...........       2.33       1.98       2.98       2.31       1.80       4.05       1.23        1.02             0.88
BALANCE SHEET DATA:
Working capital ....   $ 19,012   $ 13,025   $  7,291   $ 30,393   $ 42,468   $ 69,493   $ 37,983                     $ 40,483
Total assets .......    444,455    404,740    404,740    355,491    396,133    344,680    304,074                      235,628
Long-term debt .....    142,372    124,678    124,678    100,871    104,243     54,625     49,299                       55,652
Partners' Capital ..    144,084    128,537    128,537    108,899    101,006     92,526     67,922                            0
Stockholders' Equity          0          0          0          0          0          0          0                       21,977



                          NATIONAL HEALTH REALTY, INC.
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                PRO FORMA
                                       ------------------------------
                                                            NINE
                                          YEAR             MONTHS
                                          ENDED             ENDED
                                        OR AS OF          OR AS OF
                                       DECEMBER 31      SEPTEMBER 30,
                                       -----------      -------------
                                           1996              1997
                                           ----              ----
INCOME STATEMENT DATA:
      Net Revenues .................    $ 20,210           $ 17,257
      Net Income ...................      11,893              8,585
      Earnings per share ...........        1.23               0.85

BALANCE SHEET DATA:

      Total Assets .................                       $233,214
      Long-term debt ...............                         86,720
      Stockholders' Equity..........                        137,118

                             THE PLAN OF RESTRUCTURE

BACKGROUND AND REASONS FOR THE PLAN OF RESTRUCTURE

           In 1986, the predecessor to NHC converted from a corporation to a limited partnership by forming NHC and transferring all assets to it. At that time, the limited partnership form offered important tax advantages since there was (i) no separate taxation of cash distributions to a partner, (ii) no federal income tax at the partnership level and (iii) personal income tax rates were lower than corporate tax rates. However, in late 1987, Congress passed the Revenue Act of 1987, one of the provisions of which provided that publicly traded limited partnerships, which are frequently referred to as master limited partnerships ("MLPs"), with certain exceptions, would be taxed for federal income tax purposes as corporations. MLPs existing on December 17, 1987 were "grandfathered" for ten years until December 31, 1997.

           For taxable periods beginning after December 31, 1997, the benefit to an MLP of being treated as a partnership for federal income tax purposes will be significantly reduced. For such taxable periods, existing MLPs generally have the option of (i) being taxed as a corporation or (ii) being taxed as a partnership by electing to be subject to additional tax at the rate of 3.5% on its gross income. Based on NHC's projected gross income for 1997, the 3.5% partnership tax (which would be in addition to income tax paid by NHC's Unitholders) NHC would be required to pay if such provision had been in effect during 1997 would be approximately $15.6 million.

           In considering the best way for NHC to deal with the approaching change in its taxation, the Board of Directors of the Managing General Partner focused on NHC's desire to continue to make distributions to its Unitholders in conjunction with the necessity for retaining earnings needed for NHC to continue its growth plan. The Board agreed in its analysis of the restructuring consequences that the first premise would be that NHC retain substantially the same percentage of its cash flow after the restructure as it presently retains and second, that the cash flow not retained should be available for distribution to investors to the greatest extent practicable. With these premises in mind, the Board of Directors of the Managing General Partner considered various alternatives, including the following:

           1. Remain a limited partnership, delist the Units from the AMEX and cease being a "publicly traded" entity by restricting the trading in the Units and granting investors the right to be "cashed out" by selling their interest to third party investors.

                Disadvantages

                     -         Investors would lose the liquidity of the Units.

                     - Uncertainty as to whether there would be a sufficient number of third party investors to buy Units of current investors who wanted out.
                Advantages

                     - NHC would continue as a limited partnership without being taxed as a corporation because of the restrictions on transferability.

                     - NHC would be able to continue to make distributions to its Unitholders because it would not be subject to double taxation.

           2. Remain a limited partnership, delist the Units from the AMEX and cease being a "publicly traded" entity by further restricting the trading in the Units and granting investors the right to be "cashed out" by selling their interests, one half to third party investors and one half purchased by the limited partnership.

                Disadvantages

                     -         Investors would lose the liquidity of the Units.

                     - NHC would have to incur new debt to purchase selling Unitholders' interests, which would likely restrict NHC's ability to grow.

                     - NHC's cash balance would likely be adversely impacted by incurring additional debt and the resulting increase in interest expense.

                     - Uncertainty as to whether there would be a sufficient number of third party investors to buy one half of the Units of current investors who wanted out.

                Advantages

                     - NHC would continue as a limited partnership without being taxed as a corporation because of the restrictions on transferability.

                     - NHC would be able to continue to make distributions to its Unitholders because it would not be subject to double taxation.

                     - There would not be as big a need for new third party investors if one half of interests sold by Unitholders were purchased by NHC

           3. Convert NHC to a corporate form, which is what will happen under current tax law, effective January 1, 1998, if NHC retains its existing business structure.

                Disadvantages

                     - There would be a significant loss of after tax return to investors from distributions due to double taxation and NHC's need to retain sufficient cash to maintain growth.

                Advantages

                     - There would likely be an increased market for NHC shares since they would no longer produce UBIT (unrelated business income tax), thus attracting institutional investors.

                     - Since the corporate form of NHC would be a public entity, the investors would maintain liquidity in their shares.

                     - This would be the easiest transaction, from a structural point of view.

           4. Split NHC into two companies, one a publicly-traded entity which owns all current real estate and notes receivables, which leases the real estate back to NHC which would delist, and impose trading restrictions to become a private partnership. Again, the private partnership would offer existing investors the right to "cash-out" using third party investors or purchasing the interests at the partnership level.

                Disadvantages

                     - Investors would lose the liquidity of the Units in the private partnership.

                     - NHC would have to incur new debt to purchase at least some of the selling Unitholders' interests, which would likely restrict NHC's ability to grow.

                     - NHC's cash balance would likely be adversely impacted by incurring additional debt and the resulting increase in interest expense.

                     - Uncertainty as to whether there would be a sufficient number of third party investors to buy at least some portion of the Units of current investors that wanted out.

                     - NHC would need to include some restrictions on the publicly-traded real estate company in order to avoid conflicting with the objectives of National Health Investors, Inc. ("NHI").

                Advantages

                     - At least some of the investors liquidity would be preserved through the publicly-traded real estate entity, which could also avoid tax at the entity level by meeting the requirements of an exception to the taxation of MLPs that is available to publicly-traded partnerships with certain passive income or a real estate investment trust.

                     - The operating company would continue as a limited partnership without being taxed as a corporation because of the restrictions on transferability.

                     - The operating company would be able to continue to make distributions to its Unitholders because it would not be subject to double taxation.

                     - There would not be as big a need for new third party investors if one entity maintained a public market and at least some of the interests sold by Unitholders were purchased by the operating entity.

           Finally, management considered the Plan of Restructure, pursuant to which the real estate and certain other qualifying assets are contributed to a real estate investment trust, and the remaining operating entity is converted into a corporation. Management believes that the Plan of Restructure has the following benefits:

           - No Double Taxation of the REIT. By transferring assets to the REIT that will generally enable it to qualify as a real estate investment trust under the Code, the REIT will be able to continue to make distributions to its stockholders without incurring the double taxation which would be incurred by the Corporation.

           - Maintain Public Market. The Managing General Partner has made listing applications to list the common stock of both the Corporation and the REIT on AMEX, thereby maintaining the public market that currently exists for the NHC Units.

           - Tax Reporting. The Managing General Partner believes that the complexities of tax reporting associated with partnership investments are regarded as unduly burdensome for most limited partners under current conditions.

           - Expanded Investor Base. By creating a real estate investment trust and a corporation, instead of a passive income MLP, the Managing General Partner believes that both entities will have a broader investor base, which will include institutional and other investors who do not typically invest in MLPs, including NHC, because of various tax and administrative reasons.

           Management also recognized and considered the following disadvantages to the Plan of Restructure:

           - No Dividends by the Corporation. The Corporation would likely retain its earnings in order to maintain its growth plan and would not likely pay dividends to its shareholders, at least initially. Any distribution would be subject to double taxation.

           - Restrictions on REIT's Business. NHC would need to include some restrictions on the REIT in order to avoid conflicting with the objectives of NHI.


           After careful analysis of each of the possible structures and general discussions with its independent accountants and regular outside legal counsel the Board decided that the disadvantages of each of the structures in numbered paragraphs 1 to 4, above, outweighed the advantages in comparison to this final described structure. The Board discussed and considered all of the factors listed and did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in its determination that the Plan of Restructure was the best option and in the best interest of the unitholders. Although the Board was unable to quantify the above factors (such as the value of maintenance of a public market, the value of simplicity in tax reporting, expansion of the investor basis, the amount of future taxation) since such factors are dependent on future facts, to the extent factors are analyzable in quantifiable terms (such as it is better to have greater rather than less after tax income and distributions), the Board used good faith and reasonable business judgment in determining such factors and making the conclusions. The Board of Directors did not seek or obtain a fairness opinion, appraisal or other report concerning the Plan of Restructure. While NHC is a finite life entity, its term of existence is until December 31, 2085. In addition, the Units are traded on AMEX. As a result, the Board of Directors did not consider the change from a finite life entity to an infinite life entity a significant factor.


           NHC, the REIT and the Corporation will enter into a Plan of Restructure and Agreement of Merger which provide for the Plan of Restructure described herein. The following is a summary of certain provisions of the Plan of Restructure and Agreement of Merger, however, such summary does not purport to be complete and is subject to and qualified in its entirety by reference to all provisions of the Plan of Restructure and Agreement of Merger which are attached hereto as Annex A and B, respectively, and are incorporated herein by reference.

CERTAIN TRANSACTIONS PRECEDING THE DISTRIBUTION

           Immediately prior to the Distribution, NHC will transfer to the REIT and its subsidiaries, including the Operating Partnership, the Owned Healthcare Facilities, the Notes, the Other Assets and the Assumed Liabilities in exchange for a number of REIT Shares equal to the number of NHC Units (except for the OP Units that will be distributed to National) outstanding immediately prior to the Effective Time. In addition, the REIT will agree to issue additional REIT Shares as required to be issued upon the exercise of current NHC options and conversion of currently outstanding debentures. The REIT will be the sole general partner of the Operating Partnership, which will then lease the Owned Healthcare Facilities to the Corporation and the Corporation will enter into the REIT Advisory Agreement with the REIT.

MANNER OF EFFECTING THE DISTRIBUTION AND MERGER

           Subject to the approval of the Plan of Restructure by the Unitholders, the REIT Shares issued in the Distribution will be mailed to the Unitholders as soon as practicable after the Effective Time. Promptly after the Effective Time, the REIT Shares will be delivered to SunTrust Bank, Atlanta which will act as the distribution agent (the "Distribution Agent"). As soon as practicable thereafter, the Distribution Agent will mail to each NHC Unitholder of record at the Effective Time one REIT Share for every Unit.

              Holders of NHC Units will not be required to pay any cash or other consideration or to exchange their Units for the REIT Shares they receive in the Distribution. The Distribution will not change the number of NHC Units outstanding.


           National Health Corporation, NHC's Administrative General Partner, ("National") will receive approximately 757,058 REIT Shares and 644,000 OP Units, in connection with approximately 1,400,806 NHC Units owned by National. National will receive the 644,000 OP Units in order for the REIT to meet one of the requirements of a real estate investment trust. If National received 1,400,806 REIT Shares, it would own more than 10% of the outstanding REIT Shares. See "Description of Securities -- Shares of the REIT -- REIT Provisions" and "Certain Transactions -- National."

           At the Effective Time, each outstanding Unit will represent one Share of the Corporation. New certificates will not be issued for the Shares until the holder thereof subsequently sells his Shares in the market, or requests the Corporation's transfer agent to issue a stock certificate of the Corporation in exchange for his certificate representing his NHC Units. In the event a Unitholder claims his certificate representing his Units has been stolen, lost or destroyed, upon the making of an affidavit of that fact by such Unitholder, the Corporation's Board of Directors may direct a new certificate representing the Shares to be issued in the place of such stolen, lost or destroyed certificate representing the Units. When authorizing such issue of a new certificate, the Corporation's Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such stolen, lost or destroyed certificate or legal representative to advertise the same in such manner as it shall require and/or to give bond, with sufficient surety, to the Corporation to indemnify it against any loss or claim which may arise by reason of the issuance of a new certificate.

CONDITIONS TO THE PLAN OF RESTRUCTURE

           Certain lenders to NHC must consent to the transfer of the Owned Healthcare Facilities, the Notes, the Other Assets and the Assumed Liabilities and the Merger. Although NHC has no reason to believe that certain lenders will not consent, and, in fact, have received certain oral indications that consents will be given, in the event they do not, NHC may terminate the Plan of Restructure, or NHC may pay down the debt to a level sufficient to obtain, or obviate the need for, a lender's consent or attempt to find substitute lenders. There can be no assurances that NHC can obtain the funds to pay down such debt or that there will not be penalties and other costs associated with such payments.

           With respect to certain other lenders from whom NHC will not seek consent, see "Risk Factors -- The REIT -- Lack of Consents; Acceleration of Certain Maturities."





BUSINESSES OF THE REIT AND THE CORPORATION AFTER THE PLAN OF RESTRUCTURE

           The Corporation intends to continue NHC's historical business of developing and acquiring nursing homes, assisted living and retirement centers and also managing such types of facilities for other owners. The Corporation will also continue to operate home health agencies and provide related ancillary services to its patients, residents and third parties. The REIT may from time to time provide financing to the Corporation by either acquiring facilities and having the Corporation manage or lease them or by providing first mortgage loans to the Corporation in order to enable it to acquire, construct or expand facilities. In such event, a special disinterested committee will be formed by the REIT to negotiate the terms with the Corporation.

           While managed by the Corporation the REIT intends to own, but not operate, healthcare facilities, which shall be solely healthcare facilities operated by the Corporation. However, the REIT Advisory Agreement provides that for that period of time equal to the lesser of (i) the term of the REIT Advisory Agreement and (ii) the Corporation being actively engaged as the investment advisor for NHI, the REIT will not (without the prior approval of NHI) transact business with any party, person, company or firm other than the Corporation. It is the intent of the foregoing restriction that the REIT will not be actively or passively engaged in the pursuit of additional investment opportunities, but rather will focus upon its capacities as landlord and note holder of those certain assets conveyed to it in the Plan of Restructure. The investment policies of the REIT are explained in "Business -- The REIT -- Investment and Other Policies of the REIT."


           In connection with the REIT's assumption of, or taking property subject to, the Assumed Liabilities, a Unitholder should be aware that a default by the REIT under such debt could default certain of the Corporation's debt which the REIT is not assuming. Similarly, the Corporation's default under certain of its obligations could default the Assumed Liabilities. Although the REIT has agreed to indemnify, defend and hold NHC and the Corporation harmless with respect to all debt assumed by or which the REIT has agreed to pay in accordance with the Plan of Restructure and agreed, that without the written consent of the Corporation, the REIT will not cause or suffer any such debt to be defaulted or otherwise breached, no assurance can be given that the REIT will not default on such debt or will be able to pay any amounts due as a result of such indemnification. In addition, although the Corporation has agreed to indemnify, defend and hold the REIT harmless with respect to all debt and all obligations of NHC except those specifically assumed by or which the REIT has agreed to pay in accordance with the Plan of Restructure and the Corporation agreed, that without the written consent of the REIT, the Corporation will not cause or suffer any such debt to be defaulted or otherwise breached, no assurance can be given that the Corporation will not default on such debt or will be able to pay any amounts due as a result of such indemnification. Thus, either entity could cause the other to incur substantial obligations or to lose certain of its facilities through foreclosures. Creditors (whether contingent or absolute liabilities) of NHC at the Effective Time could make a claim against either or both the Corporation and the REIT and it is likely that they each would be liable. Generally, any risk factors that applied to NHC at the time an investor purchased his Units will continue to apply to the Corporation and the REIT. For certain risks associated with the REIT, see "Risk Factors -- The REIT", and for certain risks associated with the Corporation, see "Risk Factors -- The Corporation."


NHC'S OUTSTANDING OPTIONS AND CONVERTIBLE DEBENTURES

           All options and convertible debentures of NHC which grant rights to subscribe for NHC Units exercisable or convertible after the Effective Time, shall be deemed to grant the right to acquire an equal number of REIT Shares and Shares as such right grants in NHC Units, except for the October 1997 convertible Notes described in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- The Corporation." The exercise price for such options and receipt thereof shall be divided pro rata between REIT and Corporation (the pro rata distribution shall be equal to the ratio that the closing price on the American Stock Exchange at the close of business on the first trading day in 1998 of the REIT Shares and the Shares bear to each other). The interest and principal and all other payments due under or obligations due as a result of such convertible debentures is to be paid and performed by the Corporation and if any of such debt is converted then the Corporation shall provide written notification thereof to the REIT, and the REIT shall issue REIT Shares equal to the number of Shares issued by Corporation upon such conversion; and the REIT agrees, at the expense of the Corporation, to cause to be filed any registration statement relating to REIT Shares required by agreements binding on the Corporation or needed as determined in the sole discretion of the Corporation.


EFFECT ON NHC UNITS

           Following the Plan of Restructure, an NHC Unitholder will own a number of REIT Shares and Shares equal to the number of Units of such Unitholder (except for the OP Units issued to National described in "Certain Transactions -- National"). The following is a brief description of certain inherent differences between NHC Units, REIT Shares and Shares.

           CASH DISTRIBUTIONS


                NHC Units. NHC presently makes quarterly cash distributions equal to approximately sixty percent (60%) of its taxable income. In each of the first three quarters of 1997, NHC made distributions of $0.60 per Unit and has announced its fourth quarter distribution of $0.60. In 1996, NHC paid an annual cash distribution of $2.16 per Unit. See "Dividend and Distribution Policy -- NHC." If NHC were to remain a partnership but be taxed as a corporation, its investors' after-tax return on the dividends would be significantly reduced because of the double tax on corporate earnings distributed as dividends.

                REIT Shares. Distributions are declared from funds legally available therefor in the discretion of the REIT Board of Directors. To qualify for taxation as a real estate investment trust, however, the REIT must generally distribute at least 95% of its taxable income. Initially, it is anticipated that approximately 120% of the REIT's taxable income will be paid as distributions. See "Dividend and Distribution Policy" and "Risk Factors -- Risks Associated with Forward Looking Statements."

                Shares. Dividends may be declared from funds legally available therefor in the discretion of the Corporation Board of Directors. At least initially, the Corporation anticipates retaining its earnings for operation and expansion of its business and does not anticipate paying dividends.


           LIQUIDITY AND MARKETABILITY

                NHC Units. NHC Units are freely transferable and are traded on AMEX.


                REIT Shares. The REIT Shares will be freely transferable and application has been made to list the REIT Shares on AMEX; however, no assurance can be made that an active market will develop or be sustained for the REIT Shares. See "-- Listing and Trading of Shares and REIT Shares" below.

                Shares. The Shares will be freely transferable, and application has been made to list the Shares on AMEX; however, no assurance can be made that an active market will develop or be sustained for the Shares. See "-- Listing and Trading of Shares and REIT Shares" below.


           CONTINUITY OF EXISTENCE


                NHC. NHC's Partnership Agreement provides that it will terminate in 2085 at which time, unless the Partnership Agreement is amended, NHC would liquidate. However, pursuant to the Plan of Restructure, NHC will merge with and into the Corporation and thereafter cease to exist as a limited partnership. Therefore, the Unitholders will not be entitled to a return of capital in the year 2085.


                REIT.  The REIT will have perpetual existence.

                Corporation.  The Corporation will have perpetual existence.







           FEDERAL INCOME TAXATION

                NHC Units. Each Unitholder, as a partner for federal income tax purposes, annually includes the Unitholder's share of the income and gain and, subject to certain limitations, the losses, deductions and credits of NHC in computing the Unitholder's taxable income for federal income tax purposes without regard to whether cash or other property is distributed to such Unitholder. Generally, distributions of property are not taxable to Unitholders and distributions of cash or marketable securities are also not taxable to a Unitholder, unless such distributions exceed the Unitholder's adjusted tax basis in such Unitholder's Units. As a partner of a publicly traded partnership, a Unitholder is generally not permitted to offset losses from other publicly traded partnerships or passive activities with such Unitholder's share of NHC income. A Unitholder is also not permitted to use such Unitholder's share of NHC's losses to offset passive income from other sources. Instead, such losses may be carried forward as a deduction against future income of the Unitholder from NHC or when the Unitholder disposes of such Unitholder's entire interest in NHC.

                REIT Shares. Shareholders of the REIT will have taxable income from the REIT's operations only to the extent that taxable dividends and other distributions are declared and paid on the REIT Shares. Unlike Unitholders, REIT Shareholders, as shareholders of a corporation, are taxed based upon the amount of distributions received from the REIT, the taxable portion of which will depend upon the amount of the REIT's earnings and profits. Such income may not be used to offset passive losses. Losses of the REIT are not passed through to its shareholders.

                Shares. Shareholders will have taxable income from the Corporation's operations only to the extent that taxable dividends and other distributions are declared and paid by the Corporation on the Shares. Unlike Unitholders, Shareholders, as shareholders of a corporation, are taxed based upon the amount of distributions received from the Corporation, the taxable portion of which will depend upon the amount of the Corporation's earnings and profits. Such income may not be used to offset passive losses. Losses of the Corporation are not passed through to its Shareholders

                For further discussion of certain differences in the federal income tax treatment of such equity interests, see "Federal Income Tax Considerations -- Certain Differences Between the Ownership of Units, Shares and REIT Shares."

           PERSONAL LIABILITY

                NHC Units. A limited partner's liability for the obligations of NHC is limited to his total agreed upon investment in NHC and his share of NHC's assets and undistributed profits if he does not participate in the control of NHC's business.


                REIT Shares. REIT Shares of common stock are fully paid and non-assessable. REIT shareholders generally do not have personal liability for obligations of the REIT.

                Shares. Shares of common stock are fully paid and non-assessable. Shareholders generally do not have personal liability for obligations of the Corporation.

           VOTING AND LIQUIDATION RIGHTS

                NHC Units. Management of NHC is vested in the Managing General Partner, and Limited Partners have limited voting rights on matters affecting the partnership. Certain matters require the prior approval of either (i) the holders of more than 50% of the Units together with the unanimous approval of the Board of the Managing General Partner or (ii) holders of 70% or more of the Units. Holders of Units are entitled to share ratably in 99% of the proceeds resulting from liquidation of partnership assets (subsequent to the payment of positive capital accounts), or in limited circumstances to receive interests in those assets, on liquidation of NHC.

                REIT Shares. Each REIT Share entitles its holder to cast one vote on matters as to which voting is permitted or required, including the election of Directors. Certain matters require the prior approval of either (i) the holders of more than 50% of the REIT Shares together with the majority approval of the REIT's disinterested Board of Directors or (ii) the holders of 70% or more of the REIT Shares. Each REIT Share entitles its holder to share ratably in any assets available for distribution to holders of REIT Shares on liquidation of the REIT. A shareholder has a right to inspect the books and records of the REIT, including stock transfer records, upon notice and during reasonable business hours.

                Shares. Each Share entitles its holder to cast one vote on matters as to which voting is permitted or required, including the election of Directors. Certain matters require the prior approval of either (i) the holders of more than 50% of the Shares together with the unanimous approval of the Corporation's Board of Directors or (ii) the holders of 70% or more of the Shares. Each Share entitles its holder to share ratably in any assets available for distribution to holders of Shares on liquidation of the Corporation. A shareholder has a right to inspect the books and records of the Corporation including stock transfer records upon notice and during reasonable business hours.

           See "Description of Securities."

           REPORTING REQUIREMENTS

                NHC Units. NHC is subject to the reporting requirements of the Exchange Act and files annual and quarterly and other periodic reports thereunder.

                REIT Shares. The REIT will also be subject to the reporting requirements of the Exchange Act and will file quarterly and other periodic reports thereunder. The REIT will be required to hold annual meetings of its shareholders.

                Shares. The Corporation will also be subject to the reporting requirements of the Exchange Act and will file annual and quarterly and other periodic reports thereunder. The Corporation will be required to hold annual meetings of its shareholders.

           TAX BASIS


                NHC Units. A holder's tax basis in each Unit generally will be allocated between each Share and REIT Share distributed with respect to or in exchange for, such Unit, which will generally be allocated between the Share and the REIT Share based upon the relative adjusted basis to NHC of the Share and the REIT Share.


                REIT Shares. The REIT Shares delivered in the Distribution generally will have an initial tax basis equal to such Unitholder's basis in his Units minus the tax basis in such shareholder's Shares. This tax basis will be reduced if and to the extent that the REIT's distributions in any one year exceed the REIT's current and accumulated earnings and profits. Any reduction in such basis will be reported on the Form 1099 distributed annually to each REIT Shareholder.


                Shares. The Shares issued in the Merger will have an initial tax basis equal to such shareholder's tax basis in his NHC Units minus the tax basis in such holder's REIT shares. This tax basis will be reduced if and to the extent that the Corporation's dividends in any one year exceed the Corporation's current and accumulated earnings and profits. Any reduction in such basis will be reported on the Form 1099 distributed annually to each Shareholder.


           See "Federal Income Tax Consideration -- The REIT -- Other Tax Consequences."

           OTHER DIFFERENCES


           For a description of certain other differences between NHC, the REIT and the Corporation which relate to differences between owning a Unit, a REIT Share and a Share, see "Description of Securities."


LISTING AND TRADING OF SHARES AND REIT SHARES

           No trading market for the Shares or the REIT Shares currently exists because the Corporation and the REIT are wholly-owned subsidiaries of NHC. The widespread ownership of the Shares and REIT Shares after the Effective Time of the Plan of Restructure should assist in the establishment of a trading market, but there can be no assurance as to the extent to which a market for Shares or REIT Shares will develop or the prices at which Shares or REIT Shares may trade after the Effective Time of the Plan of Restructure.

           The market price and liquidity of Shares may be affected by many factors, including, among others, the results of the Corporation's operations, the economic condition and investor perception of the industry in which the Corporation operates and the Corporation's dividend policy and general economic and market conditions. Until the Shares are fully distributed and an orderly market develops, the prices at which trading occurs may fluctuate significantly. The market price and liquidity of Shares may also be affected by certain provisions of the Corporation's Articles of Incorporation and By-Laws provided for under the Delaware General Corporation Law which may also have antitakeover effects.

           The market price and liquidity of REIT Shares may be affected by many factors, including, among others, the results of the REIT's operations, the restrictions on the REIT's ability to do business with entities other than the Corporation, the results of the Corporation's operations, the economic condition and investor perception of the industry in which the REIT operates, the REIT's distribution policy and investment policy and general economic and market conditions. Since the REIT is restricted to doing business only with the Corporation generally, then the operational stability of the Corporation may greatly impact the financial stability of the REIT. Until the REIT Shares are fully distributed and an orderly market develops, the prices at which trading occurs may fluctuate significantly. The market price and liquidity of REIT Shares may also be affected by certain provisions of the REIT's Articles of Incorporation and By-Laws provided for under the Maryland General Corporation Law or designed to enhance the REIT's ability to meet the requirements of a REIT but that may also have antitakeover effects.

           The Corporation and the REIT have each made application to list the Shares and the REIT Shares, respectively, on AMEX.

           Shares and REIT Shares will be freely transferable, except for Shares or REIT Shares received by persons who may be deemed to be affiliates of the Corporation, the REIT or NHC under the Securities Act or as otherwise required to ensure the REIT satisfies certain ownership tests to maintain its qualification as a real estate investment trust. Persons who may be deemed to be affiliates of the Corporation, the REIT or NHC after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with, the Corporation, the REIT or NHC, and may include certain officers and directors as well as principal stockholders and/or unitholders, if any, of the Corporation, the REIT or NHC. Persons who are affiliates will be permitted to sell their Shares or REIT Shares only pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from such registration, including, among others, Rule 144 under the Securities Act. The REIT may also disallow the sale of REIT

Shares to a person who, after acquiring ownership of such REIT Shares, would cause the REIT to be disqualified as a real estate investment trust. See "Description of Securities -- Shares of the REIT -- REIT Provisions."

TERMINATION

           NHC, Inc., the Managing General Partner of NHC, if in its sole discretion it deems that it is in the best interest of the Unitholders, may determine not to proceed with the Plan of Restructure at any time prior to the Effective Time.

                                  RISK FACTORS

           Investment in the Shares and REIT Shares involves various risks. In addition to general investment risks and those factors set forth elsewhere in this Proxy Statement/Prospectus, Unitholders should consider the following factors before making a decision to hold or dispose of the Shares or REIT Shares.


PLAN OF RESTRUCTURE

           TERMINATION OF NHC AS A LIMITED PARTNERSHIP

           NHC is currently a limited partnership, and as such has a finite life and makes quarterly distributions to its Unitholders. NHC is able to make such distributions because as a limited partnership it is not taxed at the partnership level. In 1996, NHC made distributions of $2.16 per Unit. Neither the REIT nor the Corporation anticipate making distributions to their stockholders to the extent NHC has historically. The REIT anticipates initially making annual distributions of approximately $1.33 per REIT Share. The Corporation does not anticipate initially paying any dividends. Therefore, as a result of the Plan of Restructure, Unitholders should not expect to receive distributions as stockholders of the REIT and the Corporation to the same extent they received as Unitholders. Unitholders, however, should realize, that as a result of the change in tax laws, NHC would be taxed as a corporation beginning in 1998 and would therefore not be able to continue to make distributions as it had in the past.

           LACK OF ESTABLISHED MARKET

           NHC has been in existence and its partnership Units have been traded on the American Stock Exchange since 1987. However, both the REIT and the Corporation have been recently organized and have no stand-alone operating history. There has been no market for the REIT Shares or the Shares and no assurance can be given that an active market will develop or be sustained. In addition, even if an active market does develop, no assurance can be made that the combined price at which the REIT Shares and the Shares may trade will not be lower than the current trading price of NHC Units.

           NO ARMS' LENGTH NEGOTIATION WITH THE PLAN OF RESTRUCTURE

           The Board of Directors of NHC adopted the Plan of Restructure in response to the changes in federal income tax laws. All of the directors of NHC will also be initial directors of the REIT and the Corporation. In addition, all of the initial directors of the REIT occupy positions with the Corporation. Although NHC's


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




management believes the terms of the Plan of Restructure, the Leases and the REIT Advisory Agreement are fair and reasonable, none of the terms of the Plan of Restructure, the Leases or the REIT Advisory Agreement were negotiated on an arms' length basis. Prior to their acquisition by the REIT, the Owned Healthcare Facilities will have been owned and operated by NHC. The REIT's book and tax basis in the Owned Healthcare Facilities generally will be the same as NHC's basis in the properties. The REIT will not obtain independent appraisals of the Owned Healthcare Facilities. As a result, there can be no assurance that the terms of such agreements are the same as would have been agreed to if the agreements had been negotiated on an arms' length basis.

THE REIT

           REIT'S RELIANCE ON THE CORPORATION

           The Owned Healthcare Facilities initially consist of 17 skilled nursing centers, six assisted living centers and one retirement center each of which will be leased to, and operated by the Corporation. In addition, each of the Notes represent loans made to third party owners of nursing centers managed by the Corporation. Thus, the financial returns to the REIT and the condition of the REIT are dependent upon the successful operation of the Owned Healthcare Facilities and the healthcare facilities securing the Notes, by the Corporation. Payments of rent under the Leases comprise a substantial portion of the REIT's net income, with interest payments on the Notes comprising the remainder of such income. If the Corporation is unable to operate the Owned Healthcare Facilities or the 23 facilities securing the Notes in such a manner that a significant number of the healthcare facilities are able to generate sufficient cash flow to pay the rent due under the Leases or the interest and principal payments under the Notes, it would have a material adverse effect on the REIT.

           In the event the Corporation voluntarily or involuntarily defaults under the terms of a Lease, the REIT will not be able to operate the facility and, therefore, may need to find another healthcare provider willing to lease and operate the facility, and may have to negotiate new lease terms, including rentals due, which terms may be less favorable than those of the defaulted Lease. In addition, NHC is only contributing the real estate to the REIT. All of the equipment, furnishings and personal property will belong to the Corporation, and in the event a Lease is terminated for any reason, either the REIT or a new tenant will have to replace all equipment and furnishings. The REIT has no healthcare licenses nor any employees and it must have both to operate a health care facility. Any such default under or termination of a Lease could result in a reduction in revenue derived from the affected Lease and defaults under several Leases at the same time could have a material adverse effect on the REIT's results of operations and on the market value of the REIT Shares.

           The REIT will be advised by the Corporation, under the supervision of the REIT's Board of Directors, which is ultimately responsible for the management of the REIT. The REIT will have no employees and will be managed by the Corporation. The REIT Advisory Agreement can be terminated within 90 days; however, the REIT has no other possible managers under consideration. In addition, all services provided by the Corporation will actually be by employees of National since the Corporation has no employees. Therefore, the termination of the REIT Advisory Agreement by the Corporation, or the termination by National of the Employee Services Agreement would leave the REIT with no employees. Although the REIT believes it could replace such employees, the termination of either of those agreements could have a material adverse effect on the REIT.


           The Corporation has agreed to indemnify the REIT for certain liabilities which may be incurred by the REIT in connection with the Owned Healthcare Facilities, the Notes, and the Assumed Liabilities. Such indemnities relate to matters including, without limitation, certain financial obligations, acceleration of debt due to failure to obtain required consents, environmental liabilities and title matters. There can be no assurance that, at the time the REIT may seek any such indemnity, the Corporation will be financially able to meet its indemnity obligations, which obligations are unsecured.


           Since the REIT is dependent on the Corporation, all the risk factors starting on page ___ relating to the Corporation are also applicable to the REIT.


           CONFLICTS OF INTEREST


           Since all of the REIT's initial directors also occupy positions with the Corporation, there will be conflicts of interest in their duties to the Corporation's shareholders and the REIT's shareholders. On an ongoing basis, the Corporation will be the REIT's investment advisor and will provide all employees required for the operation of the REIT's business. Further, the REIT is likely to purchase additional equity interests in real estate from, or make additional mortgage loans to, the Corporation. The directors of the REIT will have a conflict of interest in assessing the quality of the management services, determining if the REIT Advisory Agreement should be terminated, determining the price to be paid by the REIT for additional assets which may be purchased from the Corporation and the terms of any leases to be entered into between the REIT and the Corporation. Again, these future transactions between the REIT and the Corporation will not be negotiated on an arm's length basis and no assurance can be given that the directors of the REIT will demand the same terms as might be demanded by a board of directors that was not involved in both sides of the transaction.

           Pursuant to the REIT Advisory Agreement, the REIT has agreed to only do business with the Corporation and not to compete with NHI as long as both the REIT Advisory Agreement and the NHI Advisory Agreement (as hereinafter defined) are obligations of the Corporation. Therefore, there may be situations where the REIT has cash available (such as from prepayments, insurance proceeds or condemnation settlements or receipt of normal payments on principal) at a time when the Corporation does not have a need for additional funds. In these situations, the REIT may not be able to invest such cash in an efficient manner which could have a material adverse impact on the REIT's results of operations and the market value of the REIT Shares.

           All but three of the directors of the REIT, and both of the executive officers of the REIT are also either directors or executive officers of NHI, a real estate investment trust that is also advised by the Corporation. The overlap of directors and executive officers may cause a conflict in the determination of the long term goals of the REIT, such as whether to terminate the REIT Advisory Agreement and seek to expand its portfolio beyond the properties leased to the Corporation, whether the REIT should consider a potential sale of all or substantially all of its assets or a potential merger with another real estate investment trust other than NHI. These conflicts could have an adverse effect on the long term value of the REIT's common stock.

           There may from time to time be disputes between the REIT as lessor and the Corporation as lessee with respect to maintenance, repairs, defaults, and similar items. However, since all board members of the REIT are also board members of the Corporation and the Corporation manages the REIT, it is uncertain whether potential disputes will be recognized as conflicts or that the REIT will recognize a need for independent persons to determine how to resolve such disputes. When recognized, these disputes will be settled by binding arbitration; however, no assurance can be given that the board of directors will recognize conflicts between the REIT and the Corporation to the same extent that a group of independent directors might recognize conflicts. This failure to recognize conflicts between the REIT and the Corporation could result in the REIT not making demands on the Corporation which an independent board would make. Depending on the circumstances of such potential conflicts, failure to make certain demands could have a negative impact on the results of operations of the REIT and market value of the REIT Shares.

           In connection with the Distribution, National, who is the Administrative General Partner of NHC, will receive approximately 794,000 REIT Shares and approximately 644,000 OP Units. The primary reason for the different treatment of National is to prevent National from receiving Excess Shares and to help ensure the qualification of the REIT as a real estate investment trust. As a result, National will be treated differently than all of the other Unitholders. While the management of NHC does not believe that National as a related party is being treated more beneficially than all of the other Unitholders, Unitholders should be aware that National will not receive the same assets in the Distribution as all of the other Unitholders. See "Description of Securities -- Operating Partnership Agreement" for a description of the rights of the holder of an OP Unit.

           Counsel to the REIT also represents the Corporation on certain matters and therefore may not be considering the REIT's interest to the exclusion of NHC's and the Corporation's interest. In the course of such representation circumstances may arise in which the REIT and the Corporation have conflicting interests, in which event separate counsel may be retained to represent one or both of the parties.

           LACK OF CONSENTS

           The REIT is assuming approximately $105.9 million in Assumed Liabilities. In addition, the Corporation will retain approximately $112.6 million in additional debt. The consent of such lenders is a requirement to the transfer of the underlying secured properties from the original obligor thereunder to any successor obligor, and the transfer of the Owned Healthcare Facilities and Notes to the REIT. Although NHC, the REIT and the Corporation believe that such consents can be obtained on reasonable terms in a timely manner with respect to the transfer of the Assumed Liabilities from NHC to the REIT or the transfer of the Owned Healthcare Facilities and the Notes to the REIT, no assurance can be made that such consents will be received. In addition, the REIT has received commitment letters for a proposed $95 million unsecured loan which would be used to payoff most of the Assumed Liabilities. However, such consents have not been received yet and the new loan has not been obtained yet. Therefore, if the lenders of the Assumed Liabilities were to assert that the transfer of the Assumed Liabilities or the Owned Healthcare Facilities from NHC to the REIT constituted a default under the relevant loan or guarantee documents, then such lenders could demand that the REIT (and the Corporation) perform under the loan agreements and pay the full amount of such debt plus any prepayment penalties and costs. In addition, if the lenders of the Corporations $112.6 million debt assert that the transfer of the Owned Healthcare Facilities and the Notes constituted a default under the relevant loan documents, such lenders could demand that the Corporation and the REIT perform under the applicable loan agreements and pay in full the amount of such debt plus any prepayments penalties and costs. There can be no assurance that the REIT or the Corporation would be able to repay such debt or replace such debt on the same or similar terms, if at all. In addition, failing to timely repay such amounts could cause cross-defaults under other loans which could raise additional claims against either the REIT or the Corporation or both. No assurance can be given that if any such claims are made by lenders, such claims, if successful, would not have a material adverse effect on the REIT's financial condition and results of operations and the market value of the REIT Shares.

           In addition, effecting the Plan of Restructure may require the consent of various third parties in connection with the Notes or the Other Assets, which consents are not being sought. For example, all of the Notes being transferred to the REIT are owed by third parties for loans made relating to facilities managed by NHC. In the event a dispute arises with respect to the management contract, such third party may cease to make payments under the Notes and attempt to offset any damages claimed by such third party against NHC against amounts owed to the REIT pursuant to the Notes. Such offsets may be allowed if the third party has not consented to the transfer of the Notes. In addition, since the REIT and the Corporation both resulted from NHC, any existing NHC creditor (whether contingent or absolute) may be able to reach the assets of the REIT for any claim such creditor may have against NHC. Such claims, is successful, could have a material adverse effect on the REIT and the market value of the REIT Shares.

           AGREEMENT OF REIT TO ONLY DO BUSINESS WITH THE CORPORATION

           Pursuant to the REIT Advisory Agreement, the REIT has agreed that as long as both the REIT Advisory Agreement and the NHI Advisory Agreement (as hereinafter defined) are obligations of the Corporation, the REIT will only do business with the Corporation and will not compete with NHI. As a result, the REIT is severely limited in its ability to grow and expand its business. The REIT Board of Directors does not intend to seek to expand the REIT's investments. Such a restriction could have a material adverse effect on the long-term market value of the REIT and the REIT Shares. See "Risk Factors -- The REIT -- Agreement of REIT to Only Do Business With the Corporation."

           SIGNIFICANT DEBT LEVEL

           As of September 30, 1997, NHC has approximately $210,947,000 in long term debt. Of this amount, $28,739,000 is represented by the 6% Debentures with a conversion price of $15.21. An additional $31,811,000 is identified as "debt service by other parties." This is debt which is also reflected on the balance sheet of National Health Investors, Inc., but which is serviced by NHC's lease payment. The third component of NHC's debt is approximately $142,372,000. Of this amount, approximately $30.9 million is represented by a fixed rate first mortgage note, purchased by a consortium of insurance companies. The projects securing this loan are cross-collateralized and cross-defaulted. The balance of the long term indebtedness is represented either by small tax-exempt bond financings, which are not cross-collateralized or cross-defaulted, or NHC's unsecured credit agreement.

           NHC's unsecured credit agreement has certain negative covenants, which are customary and usual in such lines of credit. These negative covenants prohibit (i) any additional indebtedness in an amount greater than $20 million over the line of credit, (ii) indebtedness other than indebtedness which is subordinated to the line of credit, and (iii) indebtedness other than indebtedness incurred in the normal course of business in the form of trade payables, taxes and other governmental charges. NHC is in compliance with these covenants. See also "Relationships between the REIT and the Corporation -- Assumed Liabilities" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- NHC -- Liquidity Capital Resources and Financial Condition" and "-- The REIT -- Liquidity and Capital Resources."

           Effective with the restructuring the REIT will assume approximately $105.9 of NHC's indebtedness which includes approximately $75 million unsecured indebtedness. The REIT intends to pay off the $75 million unsecured indebtedness with a new line of credit with Bank of Tokyo/Mitsubishi as Agent, which line of credit will also include an additional $20 million of unfunded but available borrowing capacity. Although the REIT has received commitment letters from three banks in connection with this new line of credit, the new line of credit has not closed and no assurance can be given that such New REIT Credit Agreement will be obtained. It is anticipated that the New REIT Credit Agreement will be unsecured and will contain similar negative covenants to those presently existing on NHC's line of credit. The balance of NHC's debt will be retained by the Corporation. There is no restriction in the Corporation's Certificate or policy of the Corporation's management limiting the amount of debt the Corporation may incur.

           The REIT will take the Owned Healthcare Facilities subject to Assumed Liabilities of approximately $105.9 million. The REIT anticipates repaying $75 million of the Assumed Liabilities with the proceeds of a New REIT Credit Agreement in the amount of $95 million with the Bank of Tokyo/Mitsubishi as Agent, if obtained. The balance of the $105.9 million are secured liabilities at fixed rates of 8.0% and 8.64%, which are amortizing and will be paid in full by the end of the calendar year 2005.

           The REIT will initially have debt representing approximately 42% of its total capitalization, primarily because NHC's contribution of the Owned Healthcare Facilities to the REIT will result in the REIT's accounting for the Owned Healthcare Facilities at the same book value as NHC's depreciated cost, and because such contribution is subject to the Assumed Liabilities. In addition, there is no restriction in the REIT Charter or policy of the REIT's management limiting the amount of debt the REIT may incur. If the REIT is unable to meet its obligations under the various mortgage loans and guarantees, and if there are foreclosures or conveyances in lieu of foreclosure, the REIT could lose its interest in the Notes and its equity investment in the affected Owned Healthcare Facilities.

           INVOLVEMENT WITH FLORIDA CONVALESCENT CENTERS, INC.





           NHC has outstanding loans of approximately $75.8 million and has guaranteed approximately $36.5 million in loans made or letters of credit issued by third parties to or for the account of Florida Convalescent Centers, Inc., a Florida corporation ("FCC"), certain of which loans and letters of credit are guaranteed by such corporation's primary shareholder, James McCarver, a Florida resident. The REIT will assume NHC's position as lender. The default by such corporation or individual, or the bankruptcy or other financial difficulty of either of them, could result in the inability of such corporation or individual to pay its obligations to the REIT and the Corporation, and could result in the REIT's and the Corporation's having to make payments under their guarantees. In addition, NHC and FCC are currently involved in a lawsuit concerning the management agreements pursuant to which NHC manages the FCC facilities. The FCC management agreements, as well as the lawsuit, will be maintained by the Corporation. However, there can be no assurance that FCC will not include the payment of the Notes in the lawsuit. Although FCC is current on its notes, no assurance can be given that FCC will not cease making payments and attempt to set off any alleged damages. See "Business -- The Corporation -- Legal Proceedings," and " -- The REIT -- The Notes."


           LOCATION OF OWNED HEALTHCARE FACILITIES

           The Owned Healthcare Facilities are located in the states of Alabama, Florida, Missouri, South Carolina and Tennessee, all within the southeastern United States. In addition, all but one of the Notes are secured by healthcare facilities in Florida. Therefore, the REIT will be subject to conditions in these geographic areas, such as local economies, natural disasters, real estate values, state regulation and reimbursement. The concentration of its assets in five states make the REIT more susceptible to local conditions than if the REIT's property was spread over a wide geographic area.

           OUTSTANDING NHC OPTIONS AND CONVERTIBLE DEBENTURES



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           NHC currently has outstanding Options and 6% convertible debentures.
The indenture which governs the debentures and the Unit Option Plan do not contemplate a restructure of NHC such as provided in the Plan of Restructure. NHC's management has reviewed the indenture and Unit Option Plan and determined that the indenture and Unit Option Plan provide that the debentures and Options will be convertible into a number of Shares and REIT Shares equal to the number of NHC Units the debentures and Options are convertible into as of the Effective Time. The indenture and Unit Option Plan may be subject to different interpretations and there can be no assurance that holders of the debentures or Options will not claim that they are entitled to different treatment than is provided in the Plan of Restructure. If such a dispute should arise, there can be no assurance how a court or other authority would interpret the indenture or Unit Option Plan.

           LACK OF TITLE INSURANCE

           NHC intends to transfer some of the Owned Healthcare Facilities to the REIT by means of "quitclaim" deeds. Such deeds contain no warranties of title, although NHC has warranted good title to the REIT to the extent described below. The REIT has not obtained policies insuring title to the Owned Healthcare Facilities. As a result, in the event of a title dispute, the REIT will have recourse solely to the Corporation (which after the Merger will be the successor to the obligations of NHC). With respect to any title problem or dispute, the Corporation has agreed to indemnify, defend and hold the REIT harmless to the maximum extent the Corporation has a claim against a predecessor-in-title or a title insurance company, but not otherwise. The REIT has no title insurance and could suffer significant losses if a title claim does not give rise to a claim against the Corporation under its limited indemnity described in the foregoing sentence. Such a title claim could have a material adverse effect on the REIT and the market value of the REIT Shares.




           ADVERSE CONSEQUENCES OF THE REIT'S FAILURE TO QUALIFY AS A REAL ESTATE INVESTMENT TRUST

           The REIT was organized and intends to conduct its operations so as to qualify for federal income taxation as a real estate investment trust under Sections 856 through 860 of the Code. See "Federal Income Tax Considerations -- The REIT -- Taxation as a Real Estate Investment Trust." The REIT has not sought, nor will it seek, a ruling from


                                       24

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the Internal Revenue Service (the "IRS") with respect to its qualification as a real estate investment trust. Although management believes that the REIT will be organized and will operate in such a manner, no assurance can be given that the REIT will be organized or will be able to operate in a manner so as to qualify or remain so qualified. Qualification as a real estate investment trust involves the satisfaction of numerous requirements (some on an annual and quarterly basis) established under highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within the REIT's control. For example, in order to qualify as a real estate investment trust, at least 95% of the REIT's gross income in any year must be derived from qualifying sources, and the REIT must pay distributions to shareholders aggregating annually at least 95% of its REIT taxable income (excluding capital gains). The complexity of these provisions and of the applicable treasury regulations that have been promulgated under the Code is greater in the case of a real estate investment trust, such as the REIT, that holds its assets in partnership form. No assurance can be given that legislation, new regulation administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a real estate investment trust or the federal income tax consequences of such qualification. The REIT, however, is not aware of any pending tax legislation that would adversely affect the REIT's ability to operate as a real estate investment trust.

           Goodwin, Procter & Hoar LLP, as special REIT tax counsel to the REIT, has rendered an opinion to the effect that the REIT is organized in conformity with the requirements for qualification as a real estate investment trust and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a real estate investment trust. See "Federal Income Tax Considerations -- The REIT -- Taxation as a Real Estate Investment Trust." Such legal opinion, however, is based on various assumptions and factual representations by the REIT regarding the REIT's ability to meet the various requirements for qualification as a real estate investment trust, and no assurance can be given that actual operating results will meet these requirements. Such legal opinion is not binding on the IRS or any court. Moreover, the REIT's qualification and taxation as a real estate investment trust will depend upon the REIT's ability to meet (through actual annual operating results, distribution levels and diversity of stock ownership) the various qualification tests imposed under the Code, the result of which will not be reviewed by special REIT tax counsel to the REIT.

           If the REIT were to fail to qualify as a real estate investment trust in any taxable year, the REIT would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Moreover, unless entitled to relief under certain statutory provisions, the REIT also would be disqualified from treatment as a real estate investment trust for the four taxable years following the year during which qualification was lost. This treatment would significantly reduce the net earnings of the REIT available for investment or distribution to shareholders because of the additional tax liability to the REIT for the years involved. In addition, distributions to shareholders would no longer be required to be made. See "Federal Income Tax Considerations -- The REIT -- Taxation as a Real Estate Investment Trust."

           In the Plan of Restructure, National will receive approximately 757,000 REIT Shares and approximately 644,000 OP Units in order to permit the REIT to comply with the various stock ownership rules referred to above.

           In order to minimize the chances that the REIT will violate certain stock ownership rules (see "Federal Income Tax Consideration -- The REIT -- Taxation as a Real Estate Investment Trust -- Asset Test" and " -- Income Tests"), the Directors of the REIT are given the power to redeem or prohibit the transfer of REIT Shares and the power to prohibit the distribution of the REIT Shares to any Unitholder if such transfer or distribution would cause the REIT to violate any stock ownership or source of income rule. Shareholders are cautioned, however, that because broad attribution rules are used in determining stock ownership and a large percentage of NHC Units is held by nominees in "street name," the REIT may be unaware of a violation of these stock ownership and source of income rules and therefore the qualification of the REIT as a real estate investment trust may be inadvertently lost. See also "Certain Considerations -- Certain Restrictions on the Transfer of Shares; Business Combinations" for a further discussion of additional requirements imposed by the Board of Directors of the REIT as a result of such attribution rules.

           If the IRS successfully challenged the status of the REIT as the owner of the Owned Healthcare Facilities and the status of the Leases as true leases, the REIT would not be entitled to claim depreciation with respect to any of the Owned Healthcare Facilities. As a result, the REIT's taxable income might increase and the REIT might fail to meet the 95% Distribution Requirement necessary to be taxed as a real estate investment trust, or if such requirement were met, then a larger percentage of distributions from the REIT would constitute ordinary dividend income, instead of a partial return of capital to the REIT's shareholders, or the REIT would be subject to an excise tax. The REIT has not sought, and will not seek, a ruling from the IRS with respect to its status as a real estate investment trust or the status of the Leases. See "Federal Income Tax Considerations -- Taxation as a Real Estate Investment Trust -- Income Tests."

           INVESTMENT IN REAL ESTATE

           The Owned Healthcare Facilities and any subsequently acquired properties will be subject to various real estate related risks. The acquisition of additional properties may be subject to the ability of the REIT to borrow amounts sufficient to enable the REIT to pay the purchase price therefor. There can be no assurance that any such acquisition will not be made on terms less favorable than the terms for the Owned Healthcare Facilities and the Notes. Further, there can be no assurance that the value of any property acquired by the REIT will appreciate or that the value of any property securing the REIT's mortgage loans will not depreciate.



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           There can be no assurance that rates payable by the Corporation under the Leases would be paid by an independent lessee. Therefore, in the event the Corporation defaults on or terminates a Lease prior to its expiration, or in the event that a Lease expires, there can be no assurance that a substitute lessee could be found nor that such a lessee, if found, would pay the same rent set forth in the relevant Leases.

           Additional risks of investing in real estate are the possibilities that the Leases will not generate income sufficient to meet operating expenses, will generate income and capital appreciation, if any, at rates lower than those anticipated or will yield returns lower than those available through investment in comparable real estate or other investments. Income from properties and yields from investments in such properties may be affected by many factors, including changes in governmental regulation (such as zoning laws), general or local economic conditions (such as fluctuations in interest rates and employment conditions), the available local supply of and demand for improved real estate, a reduction in rental income as the result of the inability to maintain occupancy levels, natural disasters (such as earthquakes and floods) or similar factors. Due to the illiquid nature of real estate investments, the REIT would have difficulty in altering its investment portfolio to respond to changes in such factors.

           It is the intention of the REIT to secure, or to require the Corporation to secure, adequate comprehensive property and liability insurance. Certain risks may, however, be uninsurable or not economically insurable and there can be no assurance that the REIT will have adequate funds to cover all contingencies. Should such an uninsurable loss occur, the REIT could lose both its invested capital, including its equity interests, and its anticipated profits relating to such property.

           Any lease arrangement, such as the Leases, creates the possibility that a tenant may either default on the lease or fail to exercise an option to renew the lease and in such event, the REIT may be unable to lease such property to another tenant or, even if it could, such lease may be on less favorable terms than those of the original lease. There can be no assurance, however, that the Corporation will exercise its options to renew the Leases upon the expiration of the initial terms or that, if such failure to renew were to occur, the REIT could lease the property to others on favorable terms. In such an instance, the REIT would continue to be responsible for payment of any indebtedness it had incurred with respect to such property.

           Certain local real property tax assessors may seek to reassess certain of the Owned Healthcare Facilities as a result of the Plan of Restructure and the transfer of interests to occur thereby. Further, there can be no assurance that local real property tax assessors will not seek to reassess the Owned Healthcare Facilities in the future. In the event any reassessment would be detrimental to the REIT, it would vigorously oppose any such reassessment; however, no assurance can be given that this opposition would succeed.

           CERTAIN RESTRICTIONS ON TRANSFER OF REIT SHARES; BUSINESS
COMBINATIONS


           Provisions of the Articles of Incorporation (the "REIT Charter") of the REIT, primarily intended to enable the REIT to maintain its status as a real estate investment trust, authorize the REIT (i) to refuse to transfer REIT Shares to, or prohibit exercise of rights by, any person who as a result would beneficially own, directly or indirectly by attribution, REIT Shares in excess of 9.8% of the outstanding stock of the REIT or any person whose accumulation of such stock would, in the opinion of the Board of Directors, jeopardize the status of the REIT as a real estate investment trust including as a result of a violation of the "related party tenant rules" and (ii) to redeem Excess Stock, the accumulation of which would jeopardize the status of the REIT as a real estate investment trust. In addition, the REIT Charter prevents a shareholder from owning at any time, directly or indirectly by attribution, more than 9.8% of the outstanding stock of the REIT. If these transfer or ownership restrictions are declared to be void as a matter of law or are violated by any person, common stock of the REIT acquired in excess of these limits shall be deemed to have been acquired by and to be held on behalf of the REIT and, as the equivalent of treasury shares for such purpose, shall not be considered to be outstanding for quorum or voting purposes and shall not be entitled to receive distributions.






           For the REIT to qualify as a real estate investment trust in any taxable year (other than the first year for which the REIT elects to be taxed as a REIT), no more than 50% of its outstanding REIT Shares may be owned, directly or indirectly by attribution, by five or fewer individuals (which for this purpose includes pension funds and certain other tax exempt entities) at any time during the second half of the REIT's taxable year. In addition, the REIT Shares must be owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a short taxable year. Further, in all taxable years a large percentage (at least 75% and more likely 95%) of the REIT's income must generally be derived from lessees in which the REIT does not own, directly or indirectly by attribution, a 10% or greater interest. The REIT would be generally deemed to own that percentage interest in a lessee (including the Corporation) owned by a shareholder of the REIT who owned, directly or indirectly by attribution, 10% or more of the Shares. See "Federal Income Tax Considerations -- The REIT -- Taxation as a REIT -- Requirements for Qualification," "-- Tax and Accounting Income May Vary", and " -- Real Estate Investment Trust -- Income Tests".

           The limitations on ownership of REIT Shares set forth in the REIT Charter are intended to reduce the possibility of the REIT's failing to meet the percentage ownership requirements for qualification as a real estate investment trust. However, such provisions may inhibit market activity with respect to the REIT Shares and the resulting opportunity for Shareholders to receive a premium for their REIT Shares that might otherwise exist if an individual were attempting to assemble a block of REIT Shares in excess of the applicable percentage limitation. Also, there can be no assurance that such provisions will in fact prevent the REIT from failing to meet such ownership requirements. Accordingly, the REIT Charter restricts stock ownership of the REIT directly or indirectly by attribution to 9.8%.

           Such provisions would also make the REIT an unsuitable investment for any person seeking to obtain ownership of more than 9.8% of the outstanding voting equity of the REIT. Although the REIT does not anticipate that it will redeem or otherwise reduce the number of outstanding REIT Shares except for Excess Shares, if such number of REIT Shares were reduced, the percentage limitation might be exceeded by a shareholder without any action on his part.

          In addition, certain provisions of Maryland law regarding business combinations (as defined therein) require approval of the holders of 80% of the outstanding voting shares of the REIT. See "Certain Restrictions on Transfer of REIT Shares; Business Combinations."

           ENVIRONMENTAL MATTERS

           The REIT will become the fee simple owner of fifteen of the Owned Healthcare Facilities and will have the right to purchase the remaining nine for a nominal purchase price. Pursuant to the terms of the Leases, the REIT does not have control over the operational activities of the Corporation, nor does it monitor the Corporation with respect to environmental matters. Under various federal, state and local environmental laws, ordinances and regulations, an owner of real property (such as the REIT) may be liable in certain circumstances for the costs of removal or remediation of certain hazardous or toxic substances at, under or disposed of in connection with such property, as well as certain other potential costs relating to hazardous or toxic substances (including government fines and injuries to persons and adjacent property). Such laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence or disposal of such substances and liability may be imposed on the owner in connection with the activities of an operator of the property. The cost of any required remediation, removal, fines or personal or property damages and the owner's liability therefore could exceed the value of the property and/or the aggregate assets of the owner. In addition, the presence of such substances, or the failure to properly dispose of or remediate such substances, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral which, in turn, would reduce the REIT's revenues and ability to make distributions. The Plan of Restructure and the REIT Master Agreement provide that the Corporation will indemnify the REIT for any environmental matters arising on or after January 1, 1998, but the REIT is liable for any such matters arising before such date. Significant environmental problems on the Owned Health Facilities could cause a significant reduction in the value of such property and could impose significant liability on the REIT.

           DEPENDENCE ON MANAGEMENT AND SKILLED PERSONNEL

           The REIT believes it depends substantially on active involvement of its senior managers, including its two executive officers W. Andrews Adams and Richard F. LaRoche, Jr. (neither of which are employees of the REIT). See "Relationship Between the REIT and the Corporation After the Restructure -- Advisory, Administrative Services and Facilities Agreement." The loss of one or more of such officers could have a material adverse effect on the REIT's business and future operations. The REIT does not maintain key-man insurance on the lives of its executive officers. The REIT does not have employment agreements with its executive officers. See "Management -- The REIT." The agreement by which such persons are made available to the REIT is between the Corporation and National and is outside the control of the REIT. This agreement could be terminated between the Corporation and National without any involvement of the REIT. See "Certain Transactions -- National."

           NO PUBLIC MARKET


           There has been no public market for the REIT Shares and there can be no assurance that an active trading market will develop or be sustained following the Plan of Restructure. The REIT has applied for listing the REIT Shares on AMEX. No assurance can be given as to the liquidity of the trading market for the REIT Shares or that an active trading market for the REIT Shares will develop. If an active market does not develop, the market price and liquidity of the REIT Shares may be adversely affected.


           ANTI-TAKEOVER CONSIDERATIONS

           The REIT is authorized to issue up to 5,000,000 shares of preferred stock, the rights of which may be fixed by the Board of Directors without shareholder approval and 20,000,000 shares of Excess Stock. The REIT's Charter provides for the classification of its Board of Directors into three classes, with each class of directors serving staggered terms of three years. The REIT's Charter requires the approval of 70% of the outstanding REIT Shares to approve certain transactions and amend certain provisions of the REIT Charter. The foregoing matters may have the effect of discouraging or making more difficult an acquisition or change of control of the REIT. See "Description of Securities -- Shares of the REIT -- Control Share Acquisitions."






           In addition, certain provisions of Maryland law regarding business combinations (as defined therein) require approval of the holders of 80% of the outstanding voting shares of the REIT. See "Certain Restrictions on Transfer of REIT Shares; Business Combinations."







THE CORPORATION

           CONFLICTS OF INTEREST

      Since all but one of the Corporation's initial directors are also directors of the REIT, there will be conflicts of interest in their duties to the Corporation's shareholders and the REIT's shareholders. On an ongoing basis, the Corporation will be the REIT's investment advisor and will provide all employees required for the operation of the REIT's business. Further, the REIT is likely to purchase additional equity interests in real estate from, or make additional mortgage loans to, the Corporation. The directors of the Corporation will have a conflict of interest in assessing the quality of the services of the REIT as a landlord, determining if the Leased should be renewed, and determining the terms of any leases to be entered into between the REIT and the Corporation. Again, these future transactions between the REIT and the Corporation will not be negotiated on an arm's length basis and no assurance can be given that the directors of the Corporation will demand the same terms as might be demanded by a board of directors that was not involved in both sides of the transaction.

      There may from time to time be disputes between the REIT as lessor and the Corporation as lessee with respect to maintenance, repairs, defaults, and similar items. However, since all board members of the REIT are also board members of the Corporation and the Corporation manages the REIT, it is uncertain whether potential disputes will be recognized as conflicts or that the Corporation will recognize a need for independent persons to determine how to resolve such disputes. When recognized, these disputes will be settled by binding arbitration; however, no assurance can be given that the Corporation's board of directors will recognize conflicts between the REIT and the Corporation to the same extent that a group of independent directors might recognize conflicts. This failure to recognize conflicts between the REIT and the Corporation could result in the Corporation not making demands on the REIT which an independent board would make. Depending on the circumstances of such potential conflicts, failure to make certain demands could have a negative impact on the results of operations of the Corporation and market value of the Shares.



      The Corporation will not have any employees. All of the personnel services will be provided by National pursuant to the Employee Services Agreement. The Employee Services Agreement can be terminated by either party at any time. Therefore, the Corporation will be dependent upon National to supply an adequate number of qualified personnel to meet the needs of the Corporation, and no assurance can be given that National will continue to provide such employees for any time period. In the event National were to fail to adequately provided qualified employees or terminate the Employee Services Agreement, it would likely have a material adverse impact on the Corporation's results of operations and the market price of the Shares, at least in the short term.

      Counsel to the REIT also represents the Corporation on certain matters and therefore may not be considering the REIT's interest to the exclusion of NHC's and the Corporation's interest. In the course of such representation circumstances may arise in which the REIT and the Corporation have conflicting interests, in which event separate counsel may be retained to represent one or both of the parties.

      DEPENDENCE ON REIMBURSEMENT BY THIRD-PARTY PAYORS

      Substantially all of the Corporation's nursing home revenues, including management fees, will be directly or indirectly dependent upon reimbursement from third-party payors, including the Medicare and Medicaid programs, and private insurers. For the period ended September 30, 1997, approximately 60% of NHC's net revenues were derived from Medicare and state Medicaid programs. It is not possible to predict the impact of the Balanced Budget Act of 1997 on the Corporation's reimbursement rates, and a further reduction in Medicare or Medicaid rates could have an adverse impact on the Corporation and other providers of nursing home services. The revenues and profitability of the Corporation will be affected by the continuing efforts of third-party payors to contain or reduce the costs of health care by lowering reimbursement rates, increasing case management review of services and negotiating reduced contract pricing. Changes in the mix of the Corporation's patients among the Medicaid, Medicare, and private pay categories, and among different types of private pay sources, can significantly affect the revenues and the profitability of the Corporation's operations. There can be no assurance that the Corporation will be able to maintain a profitable payor or revenue mix. In addition, any changes in reimbursement levels under Medicaid, Medicare, or private payor programs and any changes in applicable government regulations could significantly affect the profitability of the Corporation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- The Corporation -- Government Health Care Reimbursement Programs."

      In order to receive Medicare and Medicaid reimbursement, the Corporation must be certified by Medicare and Medicaid. In 1995, the Federal Government promulgated new survey, certification and enforcement rules governing long-term care facilities participating in the Medicare and Medicaid programs, which impose significant new requirements on long-term care facilities. The breadth of the new rules creates uncertainty over the manner in which the rules will be implemented, the ability of any long-term care facility to comply with them and the effect of the new rules on the Corporation. Facilities which are found not to be in compliance with the new rules are subject to decertification from participating in the Medicare/Medicaid programs; termination of provider agreement; temporary management; denial of payment for new admissions; civil money penalties; closure of the facility or transfer of patients or both; and on-site state monitoring. In the ordinary course of its business, NHC has received and the Corporation is likely to receive notices of deficiencies for failure to comply with various regulatory requirements. The Corporation will review such notices and take appropriate corrective action. It is anticipated that in most cases, the Corporation and the reviewing agency will agree upon the measures to be taken to bring the facility into compliance with regulatory requirements; however, the failure of the Corporation to comply with the regulatory requirements could have material adverse effect on the Corporation's results of operations. See "Business -- The Corporation -- Regulation."

      QUI TAM LITIGATION

      NHC and its General Partners are also defendants in a lawsuit styled Braeuning et al vs. National HealthCare L.P. et al filed "under seal" in the U.S. District Court of the Northern District of Florida on April 9, 1996. The court removed the seal from the complaint - but not the file itself - on March 20, 1997 and service of process occurred on July 8, 1997 with the government participating as an intervening plaintiff. Thus, the plaintiffs are now Braeuning and the U.S. Department of Justice. By agreement, and with court approval, the suit has been moved from the Pensacola District Court to the Tampa, Florida, District Court and NHC's time for filing its Answer has been extended through year end 1997. The suit alleges that NHC has submitted cost reports and routine cost limit exception requests containing "fraudulent allocation of routine nursing services to ancillary service cost centers" and improper allocation of skilled nursing service hours in four managed centers, all in the state of Florida and seeks unspecified damages. The suit was filed under the Qui Tam provisions of the Federal False Claims Act, commonly referred to as the "Whistleblower Act".

      In regard to the allegations contained in the lawsuit, NHC believes that the cost report information of its centers have been either appropriately filed or, upon appropriate amendment, will reflect adjustments only for the correction of unintentional misallocations. Prior to the filing of the suit, NHC had commenced an in-depth review of the nursing time allocation process at its owned, leased and managed centers. A significant number of amended cost reports have been filed and NHC continues to schedule and prepare revised cost reports and exception requests. It is anticipated that all years in question will be reviewed prior to there being further action in this matter at the judicial level. NHC is fully cooperating with the government in an attempt to determine dollar amounts involved, and intends to aggressively pursue an amicable settlement of this matter. The cost report periods under review include periods from 1991 through 1995.


      NHC would be responsible for any settlement related to its Owned Healthcare Facilities and to the extent that managed centers have settlements, NHC's 6% management fee would be impacted. NHC's revenue policy is to not reflect routine cost limit exception requests as income until the process, including cost report audits, is completed. While NHC cannot predict at this time the ultimate outcome of the suit, NHC does not believe that this litigation will have a material impact on NHC's (or the Corporation's) results of operations or financial condition. NHC intends to strongly defend its actions in this matter.

      OIG FLORIDA AUDITS

      As reported in NHC's 1996 10-K, in October 1996 two managed centers in Florida were audited by representatives of the regional office of the Office of the Inspector General ("OIG"). As part of these audits, the OIG reviewed various records of the facilities relating to allocation of nursing hours and contracts with suppliers of outside services. At one center the OIG indicated during an exit conference that it had no further questions but has not yet issued a final report. At the second facility, which is one of our named in the Braeuning lawsuit, the OIG determined that certain records were insufficient and NHC supplied the additional requested information. These audits have been incorporated into the lawsuit.

      Florida is one of the states in which governmental officials are conducting "Operation Restore Trust", a federal/state program aimed at detecting and eliminating fraud and abuse by providers in the Medicare and Medicaid programs. The OIG has increased its investigative actions in Florida (and has now opened a Tennessee office) as part of Operation Restore Trust. NHC will continue to review and monitor the cost reporting process and its compliance with all government reimbursement standards, but cannot predict whether the OIG or other government officials will take further action or request additional information as a result of the Braeuning suit or any other audit that may be conducted in the future.

      FCC LAWSUIT

      FCC, an independent Florida corporation for whom NHC manages sixteen licensed nursing centers in Florida, and NHC are currently involved in a lawsuit in the Circuit Court of the Twelfth Judicial Circuit in and for Sarasota County, Florida, requesting the court to interpret the parties' rights under their contractual arrangements. In the summer of 1997, FCC filed a Third Amended and Supplemental Complaint in the Sarasota County Court action asserting fifteen separate counts against NHC and its general partners, which are collectively referred to as NHC in the complaint. Among the claims added in the amended complaint are claims for breach of all management agreements between the parties, for a declaration that FCC does not owe any deferred contingent fees to NHC or in the alternative, a declaration that any such deferred fees constitute usurious interest, for breach of a 1994 loan agreement between FCC and defendants related to the construction of a facility in Orlando, for business libel, and for breach of fiduciary duty arising from defendants' alleged obstruction of FCC's right to audit, from defendants' alleged failure to properly manage FCC's facilities, and from defendants' alleged self dealing by causing FCC and defendants or their affiliates to enter into contracts that are not customary or usual in the industry. In additional to declaratory relief, FCC asserts that it is entitled to unspecified damages and to terminate all of the management agreements between the parties for cause. Defendants, including NHC, have filed an answer denying all of FCC's claims and asserting a counterclaim against FCC. No trial date has been set in this matter. To date, FCC has notified NHC that it currently does not intend to renew five of the sixteen management contracts, but has agreed that NHC will remain as manager until a final decision is reached by the Sarasota Court. The loss of management contract revenue on each individual FCC center would not have a material impact on the results of operations of the Corporation, but the loss of the revenues from all sixteen centers at once would have a material impact. This impact would be off set, however, by the receipt by the Corporation of its deferred contingency fee and/or the fact that it might purchase some or all of the facilities; thus allowing the revenues and results of operations to be maintained by the Corporation; provided such fees or rights are not disallowed by the lawsuit. The balance of the FCC contracts may be terminated in the years 2001-2003. See "Business -- The Corporation -- Legal Proceedings."

      CERTAIN GUARANTEED DEBT

      The Corporation will assume loan guarantees of approximately $69.5 million in loans made or letters of credit issued by third parties to or for the account of certain unrelated third parties for whom the Corporation will manage a licensed healthcare center. The following table identifies the party on whose behalf NHC has made such guarantees and the amount guaranteed as of September 30, 1997.


                          Party                                                  Amount
                          -----                                                  ------
           Florida Convalescent Centers, Inc.                                 $30,045,000
           Health Care Realty of Osage Beach Ltd.                               3,065,000
           Health Care Realty of Macon Ltd                                      3,140,000
           Southern Medical Associates, Inc.                                    6,482,000
           Richland Place, Inc.                                                12,441,000
           West Meade Place, LP                                                 4,270,000

           Stockbridge Investment Partners, Inc. and
                York Hanover Nursing Centers, Inc.                              5,000,000
           Panama City Health Care Center, Inc.                                 4,720,000
                                                                                ---------
           Total Guaranteed Debt                                              $69,163,000


A default by any such corporation or individual, or the bankruptcy or other financial difficulty of such entities, could result in the inability of such entity to pay its loan obligations, and could result in the Corporation having to make payments under its guarantees.

      LACK OF CONSENTS; ACCELERATION OF CERTAIN MATURITIES

      The Corporation will retain approximately $112.6 million in debt of NHC. In addition, the REIT will assume approximately $105.9 million in Assumed Liabilities. The consent of such lenders is a requirement to the transfer of the underlying secured properties from the original obligor thereunder to any successor obligor, and the transfer of the Owned Healthcare Facilities and Notes to the REIT. Although NHC, the REIT and the Corporation have obtained the oral consents of these lenders and believe that such consents can be obtained on reasonable terms in a timely manner with respect to the transfer of the Assumed Liabilities from NHC to the REIT or the transfer of the Owned Healthcare Facilities and the Notes to the REIT and the Plan of Restructure, no assurance can be made that such consents will be received. In addition, the Corporation has received commitment letters for a proposed $35 million unsecured loan which would be used to pay off some of the existing NHC debt. However, such consents and the new loan have not been obtained yet. If the lenders of the Assumed Liabilities and the other NHC debt were to assert that the Plan of Restructure constituted a default under the relevant loan or guarantee agreement, then such lenders could demand that the Corporation (and the REIT) perform under such agreement and pay the full amount of such debt plus any prepayment penalties and costs. There can be no assurance that the Corporation or the REIT would be able to repay such debt or replace such debt on the same or similar terms, if at all. In addition, failing to timely repay such amounts could cause cross defaults under other loans, which could raise additional claims against either the Corporation or the REIT or both. No assurance can be given that if any such claims are made by lenders, such claims, if successful, would not have a material adverse effect on the Corporation's financial condition, results of operations and the market value of the Shares.

      In addition, effecting the Plan of Restructure may require the consent of various third parties to agreements with NHC which will be assumed by the Corporation in the Plan of Restructure. NHC and the Corporation have determined not to seek consents in connection with existing leases, management contracts or other operating agreements with NHC. As a result, such third parties could claim such agreements have been breached by NHC, seek to terminate such agreements and sue NHC, the Corporation and the REIT for damages. In addition, since the REIT and the Corporation both resulted from NHC, any existing NHC creditor (whether contingent or absolute) may be able to reach the assets of the Corporation for any claim such creditor may have against NHC. There can be no assurance that the number of such agreements terminated, the amount of damages that could be sought or the claims of any such creditors would not have a material adverse effect on the Corporation.

      IMPACT OF HEALTH CARE REFORM AND LIMITS ON GOVERNMENT REIMBURSEMENT AND OTHER PAYMENTS

       Government at both the federal and state levels has continued in its efforts to reduce, or at least limit the growth of, spending for health care services, including services to be provided by the Corporation. On August 5, 1997, President Clinton signed into law The Balanced Budget Act of 1997 ("BBA"), which contains numerous Medicare and Medicaid cost-saving measures, as well as new anti-fraud provisions. The BBA has been projected to save $115 billion in Medicare spending over the next five years, and $13 billion in the Medicaid program. Section 4711 of BBA, entitled "Flexibility in Payment Methods for Hospital, Nursing Facility, ICF/MR, and Home Health Services", repealed the Boren Amendment, which had required that state Medicaid programs pay to nursing home providers amounts adequate to enable them to meet government quality and safety standards; the Boren Amendment was previously the foundation of litigation by nursing homes seeking rate increases. In place of the Boren Amendment, the BBA requires only that, for services and items furnished on or after October 1, 1997, a state Medicaid program must provide for a public process for determination of Medicaid rates of payment for nursing facility services, under which proposed rates, the methodologies underlying the establishment of such rates, and justifications for the proposed rates are published, and which gives providers, beneficiaries and other concerned state residents a reasonable opportunity for review and comment on the proposed rates, methodologies and justifications. Several of the states in which the Corporation will operate are actively seeking ways to reduce Medicaid spending for nursing home care by such methods as capitated payments and substantial reductions in reimbursement rates. The BBA also requires that nursing homes transition to a prospective payment system under the Medicare program during a three-year "transition period" commencing with the first cost reporting period beginning on or after July 1, 1998; home health agencies must also transition from a cost-based reimbursement system to a prospective payment system beginning in 1999. In addition, the BBA creates a managed care Medicare Program called "Medicare + Choice", which allows Medicare beneficiaries to participate in either the original Medicare fee-for-service program or to enroll in a coordinated care plan such as health maintenance organizations ("HMOs"). Such coordinated care plans would allow HMOs to enter into risk-based contracts with the Medicare program, and the HMO's would then contract with providers such as the Corporation. No assurances can be given that the facilities to be operated by the Corporation will be successful in negotiating favorable contracts with Medicare + Choice managed care organizations. The BBA also contains several new antifraud provisions. Given the recent enactment of the BBA, the Corporation is unable to predict the impact of the BBA and potential changes in state Medicaid reimbursement methodologies on its operations; however, any significant reduction in either Medicare or Medicaid payments could adversely affect the Corporation. Changes in certification and participation requirements of the Medicare and Medicaid programs have restricted, and are likely to continue to restrict further, eligibility for reimbursement under those programs. Failure to obtain and maintain Medicare and Medicaid certification at the Corporation's facilities will result in denial of Medicare and Medicaid payments which could result in a significant loss of revenue to the Corporation. In addition, private payors, including managed care payors, increasingly are demanding that providers accept discounted fees or assume all or a portion of the financial risk for the delivery of health care services. Such measures may include capitated payments whereby the Corporation is responsible for providing, for a fixed fee, all services needed by certain patients. Capitated payments can result in significant losses if patients require expensive treatment not adequately covered by the capitated rate. Efforts to impose reduced payments, greater discounts and more stringent cost controls by government and other payors are expected to continue. For the fiscal year ended December 31, 1996, NHC derived 38% and 33% of its net patient revenues from the Medicare and Medicaid programs, respectively. Any reforms that significantly limit rates of reimbursement under the Medicare or Medicaid programs, therefore, could have a material adverse effect on the Corporation's profitability. The Corporation is unable to predict what reform proposals or reimbursement limitations will be adopted in the future or the effect such changes will have on its operations. No assurance can be given that such reforms will not have a material adverse effect on the Corporation. See "Business -- The Corporation -- Sources of Revenue."


      Nursing homes and home health agencies have recently been the target of health care reform, from both a fraud and reimbursement perspective. Operation Restore Trust, a demonstration project which has been conducted by the Department of Health and Human Services in five states, has been expanded to a dozen more states. "ORT Plus" will continue its focus on fraud in the areas of home health, nursing home and DME suppliers, as well as adding new anti-fraud and abuse targets. The Corporation will operate nursing homes and home health agencies in five ORT Plus states and could be subject to increased scrutiny. President Clinton recently announced a moratorium on the certification of home health agencies in an attempt to curb what is perceived to be rampant fraud and abuse in this area. The Corporation cannot predict what impact this ORT Plus or moratorium will have on its home care programs. Although NHC's management believes that its home care and nursing home operations are in compliance with applicable laws and regulations, there can be no assurance that the Corporation, its home care and nursing home operations will not be the subject of an investigation nor that they will be found to be in compliance if investigated. See "Business -- The Corporation -- Legal Proceedings."

      GOVERNMENT REGULATION


      The United States government, and all states in which the Corporation will operate regulate various aspects of its business. Various federal and state laws regulate relationships among providers of services, including employment or service contracts and investment relationships. The operation of long-term care facilities and the provision of services are also subject to extensive federal, state, and local laws relating to, among other things, the adequacy of medical care, distribution of pharmaceuticals, equipment, personnel, operating policies, environmental compliance, ADA compliance, fire prevention and compliance with building codes. Long-term care facilities are also subject to periodic inspection to assure continued compliance with various standards and licensing requirements under state law, as well as with Medicare and Medicaid standards. The failure to obtain or renew any required regulatory approvals or licenses could adversely affect the Corporation's growth and could prevent it from offering the services currently offered by NHC or any additional services. In addition, health care is an area of extensive and frequent regulatory change. Changes in the laws or new interpretations of existing laws can have a significant effect on methods and costs of doing business and amounts of payments received from governmental and other payors. The Corporation's operations could be adversely affected by, among other things, regulatory developments such as mandatory increases in the scope and quality of care to be afforded patients and revisions in licensing and certification standards. The Corporation will at all times attempt to comply with all applicable laws; however, there can be no assurance that administrative or judicial interpretation of existing laws or regulations will not have a material adverse effect on the Corporation's operations or financial condition.

      Most states have adopted certificate of need ("CON") or similar laws that generally require that a state agency approve certain acquisitions and determine that a need exists for certain new services, the addition of beds and capital expenditures or other changes. To the extent that CON or other similar approvals are required for expansion of the Corporation's operations, either through facility acquisitions or expansion or provision of new services or other changes, such expansion could be adversely affected by the failure or inability to obtain the necessary approvals, changes in standards applicable to such approvals and possible delays and expenses associated with obtaining such approvals. CON laws are also subject to being repealed or modified which could increase competition by lowering competitors' barriers to enter certain markets.


      The sale or transfer of a CON is generally prohibited. If the regulatory body administering the CON program in a given state determines that the restructuring is a "transfer," the ability of the Corporation to utilize an unimplemented or partially implemented CON could be restricted or a new CON could be required. Such a process could be costly and time consuming. NHC currently has four unimplemented CONs and ten partially implemented CONs.

      SELF-REFERRAL AND ANTI-KICKBACK LEGISLATION


      The health care industry is highly regulated at the state and federal levels. In the United States, various state and federal laws regulate the relationships between providers of health care services, physicians, and other clinicians. These laws impose restrictions on physician referrals for designated health services to entities with which they have financial relationships. These laws also prohibit the offering, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare or state health care program patients or patient care opportunities in return for the purchase, lease or order of any item or service that is covered by the Medicare and Medicaid programs. There can be no assurance the Corporation's operations will not be subject to review, scrutiny, penalties or enforcement actions under these laws, or that these laws will not change in the future. Violations of these laws may result in substantial civil or criminal penalties for individuals or entities, including large civil monetary penalties and exclusion from participation in the Medicare or Medicaid programs. Such exclusions or penalties, if applied to the Corporation, could have a material adverse effect on the profitability of the Corporation.


      RELATIONSHIPS BETWEEN LONG-TERM CARE FACILITIES AND OTHER PROVIDERS

      Relationships between long-term care facilities and other providers such as providers of physical therapy and other ancillary service providers have recently come under increased scrutiny by government and private payors.

To the extent that the Corporation, any facility with which it does business, or any of their owners or directors have a financial relationship with each other or with other health care entities providing services to long-term care patients, such relationships could be subject to increased scrutiny. There can be no assurance that the Corporation's business operations and agreements with other providers of health care services will not be subject to change, review, penalties or enforcement actions under state and federal laws regarding self-referrals or fraud and abuse, or that these laws will not change in the future. See "Business -- Government Regulation."

      THIRD-PARTY INDEBTEDNESS SECURED BY ASSETS LEASED OR MANAGED BY
CORPORATION


      The Corporation, through leases and management agreements, will operate facilities that secure the indebtedness of the owners of the facilities. As a result, the Corporation's leases at such facilities are subject to cancellation upon the default of these third-party owners under their credit agreements. In addition, the payment of management fees to the Corporation at these facilities is subordinated to the payment of the owners' debt obligations. To the extent that the owners of the Corporation's managed facilities experience financial difficulty or otherwise are unable to meet their obligations, the ability of the Corporation to receive management fees or continue as manager of such facility is jeopardized. See "Business -- Description of Management Services and Agreements."


      COMPETITION

      The long-term care industry generally, and the nursing home and assisted living center businesses particularly, are highly competitive. The Corporation will face direct competition for the acquisition or management of facilities. In turn, its facilities face competition for employees, patients and residents. The Corporation will initially operate facilities in the southeastern states of Alabama, Florida, Georgia, Indiana, Kentucky, Missouri, North Carolina, South Carolina, Tennessee and Virginia. Each of these states are certificate of need states, which generally require the state to approve the opening of any new long-term healthcare facility. There are hundreds of operators of long-term care facilities in these states, and no single operator, including NHC, dominates any of these states, long-term care markets except for some small rural markets which might have only a few long-term care facilities. Some of NHC's present and potential competitors, which will likely be the Corporation's competitors, are significantly larger and have or may obtain greater financial and marketing resources than those of NHC or the Corporation. Some hospitals that provide long-term care services will also be a potential source of competition to the Corporation. In addition, the Corporation may encounter substantial competition from new market entrants. Consequently, there can be no assurance that the Corporation will not encounter increased competition in the future, which could limit its ability to attract patients or residents or expand its business, and could materially and adversely affect its business or decrease its market share. See "Business -- The Corporation -- Relationship with National Health Investors, Inc." and " -- Competition."


      CONCENTRATION OF THE CORPORATION'S OPERATIONS IN CERTAIN STATES

      All of the Corporation's facilities are located in the states of Alabama, Florida, Georgia, Indiana, Kentucky, Missouri, North Carolina, South Carolina, Tennessee and Virginia. As a result, the Corporation's results of operations are influenced by various conditions specific to those nine states such as economic conditions, regulatory environment, litigation environment and real estate values. Each of the states in which the Corporation will initially operate is located in the southeast, so economic factors that are specific to the southeastern United States will have more of an impact on the Corporation than if its operations were spread over a more diverse area. In addition, each of these nine states require that certificates of need be obtained in order to open or expand existing operations. As a result, before the Corporation can open new facilities or expand the size of its existing facilities, the Corporation must obtain a certificate of need from the state. In addition, five of these states are part of the ORT Plus project being conducted by the Department of Health and Human Services. As a result, the Corporation's facilities located in these states, which are focusing on fraud in the areas of home health and nursing homes, which may subject be subject to closer scrutiny by the federal government than if they were located in states not part of ORT Plus. All of these factors may make the Corporation's results of operations and the market value of the Shares subject to changes or events in these nine states more significantly than if the Corporation's operations were spread over a more expansive geographic area.

      LIABILITY AND INSURANCE

      The provision of health care services involves an inherent risk of liability. In recent years, participants in the long-term care industry have become subject to an increasing number of lawsuits alleging malpractice or related legal theories, many of which involve large claims and significant defense costs. It is expected that the Corporation from time to time will be subject to such suits as a result of the nature of its business. NHC currently maintains and the Corporation intends to maintain liability insurance of $1.0 million per claim with additional umbrella coverage in the amount of $5.0 million in the aggregate per annum, intended to cover such claims. NHC believes its insurance coverage is consistent with industry standards. There can be no assurance, however, that claims in excess of the Corporation's insurance coverage or claims not covered by the Corporation's insurance coverage (e.g., claims for punitive damages) will not arise. A successful claim against the Corporation in excess of the Corporation's insurance coverage could have a material adverse effect upon the Corporation and its financial condition. Claims against the Corporation, regardless of their merit or eventual outcome, may also have a material adverse effect upon the Corporation's ability to attract patients or residents or expand its business. In addition, the Corporation's insurance policies must be renewed annually. There can be no assurance that the Corporation will be able to obtain liability insurance coverage in the future on acceptable terms, if at all. See "Business -- The Corporation -- Legal Proceedings."


      DEPENDENCE ON MANAGEMENT AND SKILLED PERSONNEL


      The Corporation believes it will depend substantially on active involvement of its officers, including W. Andrew Adams, Robert G. Adams, Richard
F. LaRoche, Jr., Steven A. Strawn, Donald K. Daniel, David Lassiter, Julia W. Powell, Joanne G. Batey, D. Gerald Coggin and Kenneth D. DenBesten. The loss of one or more of such officers could have a material adverse effect on the Corporation's business and future operations. The Corporation does not intend to maintain "key-man" insurance on the lives of its executive officers. The Corporation does not intend to have employment agreements with executive officers. See "Management -- The Corporation." In addition, the Corporation will depend upon skilled personnel such as nurses. In some areas in which the Corporation will operate there is from time to time a nursing shortage that could have a material adverse affect upon the Corporation's ability to attract or retain sufficient numbers of nurses. In addition, although NHC has not yet experienced unionization efforts, there have been reports of increased unionization within the senior care business. The Corporation cannot predict whether there will be successful attempts to organize unions at its facilities, or what effect such activities might have on its operations.

      ABILITY TO ACQUIRE ADDITIONAL LONG-TERM CARE FACILITY OPERATIONS


      The Corporation intends to expand its business through the development and selective acquisition of additional long-term care facility operations. See "Business -- The Corporation -- Strategy." The Corporation's prospects for growth are directly affected by its ability to acquire suitable long-term care facility operations, which in turn will depend, among other things, upon the pricing expectations of sellers, the ability to obtain financing, including the availability of adequate working capital, the ability to obtain government licenses and approvals, and the competitive environment for acquisitions. The nature of such licenses and approvals and the timing and likelihood of obtaining them vary widely from state to state, depending upon the facility or operation and the type of services proposed. See "Business -- The Corporation -- Regulation." In making acquisitions, the Corporation will compete with other providers, some of which have greater financial resources than the Corporation. There can be no assurance that suitable acquisitions will be identified, that acquisitions can be consummated or that the acquired facility operations can be integrated successfully into the Corporation's operations. The various risks associated with the Corporation's acquisition of long-term care facility operations and uncertainties regarding the profitability of such operations may affect the Corporation's financial performance in any given period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- The Corporation -- Liquidity, and Capital Resources and Financial Condition."


      NO PUBLIC MARKET


      There has been no public market for the Shares and there can be no assurance that an active trading market will develop or be sustained following the offering. The Corporation has applied for listing of the Shares on the American Stock Exchange. No assurance can be given as to the liquidity of the trading market for the Shares or that an active trading market for the Shares will develop. If an active market does not develop, the market price and liquidity of the Shares may be adversely affected. There can be no assurance that the combined price at which the Shares and REIT Shares may trade in any market subsequent to the Plan of Restructure will not be lower than the current trading price of NHC Units.

      LACK OF DIVIDENDS

      The Corporation's initial policy will be to retain any earnings to finance the operation and expansion of the Corporation's business and, therefore, to pay no dividends in the foreseeable future. In addition, the Corporation may be prohibited from paying dividends under certain debt instruments.


      ANTI-TAKEOVER CONSIDERATIONS


      The Corporation is authorized to issue up to 10,000,000 shares of preferred stock, the rights of which may be fixed by the Board of Directors without shareholder approval. The Corporation's Certificate of Incorporation (the "Corporation Certificate") provides for the classification of its Board of Directors into three classes, with each class of directors serving staggered terms of three years. The Corporation's Certificate requires the approval of 70% of the outstanding shares to approve certain actions. Section 203 of the Delaware General Corporate Law restricts the ability of a Delaware corporation from engaging in any business combination with an interested stockholder. The foregoing matters may have the effect of discouraging or making more difficult an acquisition or change of control of the Corporation. See "Description of Securities -- Shares of the Corporation."


      RISKS ASSOCIATED WITH FORWARD LOOKING STATEMENTS

      This Proxy Statement/Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, the discussions of the Corporation's and the REIT's expectations concerning their future profitability and distributions and the Corporation's and the REIT's operating and growth strategy, including possible strategic acquisitions. Investors are cautioned that all forward-looking statements involve risks and uncertainties including, without limitation, the factors set forth under the caption "Risk Factors" in this Proxy Statement/Prospectus. Although the Corporation and the REIT believe that the assumptions underlying the forward-looking statements contained herein are reasonable, based on information available on the date hereof, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this Proxy Statement/Prospectus will prove to be accurate. Factors that could cause actual results to differ materially include, but are not limited to, the risk factors discussed below as well as changing economic and market conditions, changes in tax laws, and other factors discussed in Managements Discussion and Analysis of Results of Operation and Financial Condition. Moreover, new risk factors may emerge from time to time and it is not possible for management to predict all such risks factors, nor can it assess the impact of all such risks on the business of the REIT or the Corporation or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by NHC, the Corporation, the REIT or any other person that the objectives and plans of the Corporation and the REIT will be achieved.

                          VOTING AND PROXY INFORMATION


VOTING PROCEDURES


      Under the Partnership Agreement, a holder of a Unit may vote only if the holder has been admitted as a general or limited partner of the Partnership on or before the record date for the Special Meeting. Each Unit entitles the holder thereof to one vote with respect to matters to be voted on at the Special Meeting. The Managing General Partner has set the close of business on November 7, 1997 as the record date (the "Record Date") for the determination of general and limited partners entitled to vote at the Special Meeting.


      NHC will accept proxies at any time before the Plan of Restructure is voted on at the Special Meeting. The enclosed form of proxy, when properly completed and returned, will constitute a general or limited partner's vote for or against, or abstention on, the Plan of Restructure. If a general or limited partner returns a form of proxy duly signed without voting, the general or limited partner will be deemed to have voted FOR the Plan of Restructure.

REVOCATION OF PROXIES

      A general or limited partner may revoke a proxy any time during the solicitation period before its exercise by (i) delivering written notice of revocation to NHC, (ii) executing and delivering to NHC a later dated form of proxy or (iii) voting in person at the Special Meeting. Any such written notice or later dated proxy should be sent to National HealthCare L.P., 100 Vine Street, Suite 1400, Murfreesboro, Tennessee 37130, Attention: Richard F. LaRoche, Jr.

VOTE REQUIRED; QUORUM

      Approval of the Plan of Restructure will require the affirmative vote of general and limited partners holding an aggregate of more than 50% of the outstanding Units. The presence, in person or by proxy, of general and limited partners holding an aggregate of more than 50% of the outstanding Units will constitute a quorum at the Special Meeting. Abstentions and broker non-votes will be treated as present for the purpose of determining a quorum but will have the effect of votes against the Plan of Restructure.


      Although officers of NHC (to the level of Vice President) own or have the authority to vote 2,588,961 Units or 29.2% of the outstanding Units, the executive officers, directors and other affiliates of the General Partners own or have the authority to vote approximately 4,804,329 Units or 54% of the outstanding Units, which figure includes the Units voted by management. These affiliates have advised NHC that they each intend to vote their Units in favor of the Plan of Restructure and have delivered irrevocable proxies coupled with an interest to vote in favor of the Plan of Restructure. Therefore, approval of the Plan of Restructure is assured. For further information concerning the ownership of Units by the Managing General Partner's affiliates, executive officers and directors, see "Security Ownership of Certain Beneficial Owners and Management."


SOLICITATION OF PROXIES

      This solicitation is being made by the Managing General Partner on behalf of NHC. NHC will pay the cost of soliciting proxies. NHC will reimburse brokerage houses and other nominees for their reasonable expenses of forwarding proxy materials to beneficial owners of Units.

INDEPENDENT AUDITORS

      Representatives of Arthur Andersen LLP, NHC's independent accountants, are expected to be present at the Special Meeting.

NO APPRAISAL RIGHTS

      Unitholders who object to the Plan of Restructure will have no appraisal, dissenters' or similar rights (i.e., the right, instead of receiving securities of the REIT and the Corporation, to seek a judicial determination of the "fair value" of their Units and to compel NHC to purchase their Units for cash in that amount) under state law or the Partnership Agreement, nor will such rights be voluntarily accorded to limited partners by NHC. Thus, approval of the Plan of Restructure by the requisite vote of general and limited partners will bind all general and limited partners, and objecting general and limited partners will have no alternative to receipt of securities of the REIT and the Corporation other than selling their Units (or securities of the REIT and the Corporation) in the open market.

OTHER MATTERS

      The enclosed form of proxy grants discretionary authority to the persons named to vote on any other matters that may properly come before the Special Meeting. NHC is not aware of any other proposals planned to be made at the Special Meeting and has no current intention of making any additional proposals.

                            PRICE RANGE OF NHC UNITS

      NHC's Units are listed on AMEX under the symbol "NHC." The following table sets forth, for the periods indicated, the high and low sales prices for the Units as reported by AMEX.



                                                                                HIGH                                LOW
                                                                                ----                                ---
1995
First Quarter                                                                 $26.000                             $22.875
Second Quarter                                                                 28.500                              24.375
Third Quarter                                                                  31.500                              28.000
Fourth Quarter                                                                 39.375                              29.500

1996
First Quarter                                                                 $41.125                             $37.125
Second Quarter                                                                 41.375                              34.875
Third Quarter                                                                  39.875                              37.000
Fourth Quarter                                                                 45.000                              37.500

1997
First Quarter                                                                 $47.250                             $44.250
Second Quarter                                                                 46.188                              40.750
Third Quarter                                                                  59.250                              44.375
Fourth Quarter (through November 17)                                           61.875                              55.500



      On November 17, 1997, the last reported sale price of the Units on AMEX was $57.50 per Unit. On August 19, 1997, the date immediately preceding NHC's announcement of the Plan of Restructure, the last reported sale price of the Units on AMEX was $49.125 per Unit. At November 17, 1997, there were approximately 4,168 holders of the Units, comprised of 1,982 Unitholders of record and an additional 2,186 Unitholders indicated by security position listings.

                        DIVIDEND AND DISTRIBUTION POLICY


NHC


     NHC paid cash distributions of $0.60 during each of the first three quarters of 1997 and has declared a distribution of $0.60 for the fourth quarter 1997. NHC has historically paid cash distributions on its outstanding partnership Units as follows: 1991, $1.20 per Unit; 1992, $.54 per Unit; 1993, $.88 per Unit; 1994, $1.35 per Unit; 1995, $1.98 per Unit; and 1996, $2.16 per
Unit.


THE REIT

     In order to qualify for the quasi pass through tax treatment accorded to a real estate investment trust, the REIT intends to make quarterly distributions to holders of its common stock equal on an annual basis to at least 95% of its real estate investment trust taxable income (excluding net capital gains), as defined in the Code. Generally, cash available for distribution to the REIT shareholders will be primarily derived from the distributions made by the Operating Partnership. The Operating Partnership's cash available for distribution will be derived primarily from the rental payments under the Leases and interest payments on the Notes. All distributions will be made by the REIT at the discretion of the Board of Directors and will depend on the cash flow and earnings of the REIT, its financial condition, bank covenants and such other factors as the Board of Directors deems relevant. The REIT's taxable income will be calculated without reference to its cash flow. Therefore, under certain circumstances, the REIT may not have available cash sufficient to pay its required distributions. See "Federal Income Tax Considerations -- Taxation of the REIT -- 95% Distribution Requirement." The REIT believes that it will have sufficient available cash to pay its required distributions for 1998 but this is subject to a number of risk factors. See "Risk Factors -- Risks Associated with Forward Looking Statements." The Board of Directors has not determined when any such distributions will be declared or paid.


     The REIT's Board of Directors anticipates that, commencing in 1998, the REIT and the Operating Partnership will pay initial annual distribution to holders of its common stock and distribution to the OP Units equal to $1.33 per REIT Share and OP Unit. The estimated cash distribution to be paid by the REIT in the first year of operations is $1.33 per common share based on the following assumptions:

     (a) Rent income will be paid to the REIT in the amount of 9 1/2% of the fair market value of the real estate assets ($145,888,000) owned;

     (b) Interest income will be received by the REIT on first mortgage notes receivable of $90,287,000 at 10.25%.

     (c) Interest expense will be paid by the REIT on its debt ($106,130,000);

     (d) Principal of notes payable will be paid as it amortizes;

     (e) Administrative expenses of 2% revenues will be paid;

     (f) 100% of the available cash flow after meeting all anticipated operating requirements will be paid to shareholders as a cash distribution.

     The cash distributions will be treated for tax purposes as a return of capital to the extent they exceed earnings and profits of the REIT. A return of capital is generally not taxable to individual shareholders except to the extent it exceeds their tax basis. A return of capital which exceeds tax basis is generally taxable to individual shareholders at capital gain rates. Of the projected first year cash distributions of $1.33 per common share, approximately $0.23 per common share is expected to be a return of capital. However no assurances can be given that this distribution will be made. See " Risk Factors -- Risks Associated with Forward Looking Statements."


     For a discussion of the tax treatment of distributions to the REIT stockholders, see "Federal Income Tax Considerations -- The REIT -- The Distribution -- Tax Consequences."

THE CORPORATION

     The Corporation's initial policy will be to retain any earnings to finance the operations and expansion of the Corporation's business. In addition, the Corporation may be prohibited from paying dividends under certain debt instruments.

                                    BUSINESS
NHC


     NHC is a limited partnership organized under the laws of the State of Delaware which principally operates residential care facilities, long-term healthcare centers and home healthcare programs in the southeastern United States. At October 31, 1997, NHC operated 111 long-term healthcare centers with a total of approximately 14,046 licensed beds in nine states. NHC's health care centers provide subacute, skilled and intermediate nursing and rehabilitative care. Of the 111 centers operated, 17 are owned, 40 are leased from NHI and 54 are managed for other owners. NHC's homecare programs provide rehabilitative care at a patient's residence. During 1996, NHC operated 33 homecare programs and provided 754,000 homecare patient visits. NHC also operates 440 retirement apartments located in one managed , three leased and one owned retirement center. Additionally, NHC operates 13 assisted living centers at five owned, six leased and two managed centers. Pursuant to the Plan of Restructure, NHC will contribute to the REIT through fee ownership or 50 year capitalized leases, 17 healthcare facilities, six assisted living facilities and one retirement center, certain promissory notes and certain other assets to the REIT. NHC will then merge with and into the Corporation so that all of NHC's remaining assets will be owned by the Corporation. The REIT will then lease the Owned Healthcare Facilities to the Corporation.






NHC'S OPERATING ENVIRONMENT

     All of NHC's facilities are located in the states of Alabama, Florida, Georgia, Indiana, Kentucky, Missouri, North Carolina, South Carolina, Tennessee and Virginia. As a result, NHC's results of operations are influenced by various conditions specific to those nine states such as economic conditions, regulatory environment, litigation environment and real estate values. Each of the states in which NHC currently operates is located in the southeast, so economic factors that are specific to the southeastern United States will have more of an impact on NHC than if its operations were spread over a more diverse area.

     Each of the states where NHC has long-term care operations require that certificates of need be obtained in order to open or expand existing operations. As a result, before NHC (or the Corporation after the Merger) can open new facilities or expand the size of its existing facilities, NHC must obtain a certificate of need from the state. This can also be a benefit to NHC, because before any new operators can open competing facilities or expand their existing facilities which may make it more difficult for new competitors to enter the market.

     In addition, five of the states in which NHC currently has operations are part of the ORT Plus project being conducted by the Department of Health and Human Services. As a result, NHC's facilities are located in these states which are focusing on fraud in the areas of home health and nursing homes, which may subject NHC's facilities to closer scrutiny by the federal government than if they were located in states not part of ORT Plus.


THE REIT

     The REIT is a newly-formed Maryland corporation. Prior to the Distribution, the REIT, through the Operating Partnership will acquire the Owned Healthcare Facilities and the Notes and Other Assets (subject to the Assumed Liabilities) and will lease the Owned Healthcare Facilities to the Corporation. The REIT will also assume certain debt of NHC of approximately $105.9 million. See "Relationship Between the REIT and the Corporation after the Restructure -- The Assumed Liabilities." The Leases covering the Owned Healthcare Facilities will be "triple net" leases. See "Relationship between the REIT and the Corporation after the Restructure -- The Leases." The REIT will enter into an Advisory, Administrative Services and Facilities Agreement with the Corporation pursuant to which the Corporation will provide the REIT with investment advice, office space and personnel. See "Relationship Between the

REIT and the Corporation after the Restructure -- The Advisory, Administrative Services and Facilities Agreement."


     However, the REIT Advisory Agreement provides that for that prior to the earlier to occur of (i) the termination of the REIT Advisory Agreement for any reason and (ii) the Corporation ceasing to be actively engaged as the investment advisor for NHI, the REIT will not (without the prior approval of NHI) transact business with any party, person, company or firm other than the Corporation. It is the intent of the foregoing restriction that the REIT will not be actively or passively engaged in the pursuit of additional investment opportunities, but rather will focus upon its capacities as landlord and note holder of those certain assets conveyed to it in the Plan of Restructure.


                           OWNED HEALTHCARE FACILITIES

     The following table includes certain information regarding the Owned Healthcare Facilities.


                                                                  No.                         Minimum
                                                                  of          Book            Annual         Total Debt
           Name of Facility                   Location           Beds         Basis            Rent        Transferred (1)
-------------------------------------- ----------------------- -------- ----------------- --------------   -----------
Healthcare Facilities
---------------------
   Adams Place                         Murfreesboro, TN           40        $6,022,834       $572,129
   NHC HealthCare, Naples              Naples, FL                 60         5,646,872        536,453
   NHC HealthCare, Clinton             Clinton, SC               131         3,732,339        354,572
   NHC HealthCare, Coconut             Ft. Lauderdale, FL        120         9,896,567        940,174
   Creek(2)
   NHC HealthCare, Daytona Beach       Daytona Beach, FL          60         6,297,586        598,271
   NHC HealthCare, Farragut(2)         Farragut, TN               60         5,393,486        512,381
   NHC HealthCare, Garden City         Murrells Inlet, SC         88         6,133,219        487,656
   NHC HealthCare, Greenville          Greenville, SC            176         5,429,906        515,841
   NHC HealthCare, Lexington           Lexington, SC              88         5,353,143        508,549
   NHC HealthCare, Mauldin             Greenville, SC            120         7,745,945        776,414
   NHC HealthCare, Imperial(3)         Naples, FL                 90         5,311,591        504,601
   NHC HealthCare, North Augusta       North Augusta, SC         132         5,028,383        477,696
   NHC HealthCare, Orlando             Orlando, FL               120         8,628,798        819,736
   NHC HealthCare, Parklane            Columbia, SC              120         8,594,178        816,447
   NHC HealthCare, Port Charlotte      Port Charlotte, FL        180         8,594,178        816,447
   West Plains Health, Care Center     West Plains, MO           120         3,801,401        361,133
   NHC HealthCare, Franklin(4)         Franklin, TN              160         6,638,475        630,655

Assisted Living Facilities
   NHC Place/ Vero Beach               Vero Beach, FL             84         8,183,504        777,433
   NHC Place/Anniston                  Anniston, AL               68         5,792,107        550,250
   Adams Place                         Murfreesboro, TN           84         6,490,387        616,587
   NHC Place/Merritt Island            Merritt Island, FL         84         7,144,486        678,726
   NHC Place/Stuart                    Stuart, FL                 84         6,808,672        646,824
   NHC HealthCare, Farragut(2)         Farragut, TN               84         6,741,858        640,477

Retirement Center
   Adams Place                         Murfreesboro, TN           53        14,263,000      1,354,985

Debt Transferred (1)                                                                                            105,857,629


----------------------

   (1) or debt which the property is subject to and being serviced by the REIT.
   (2) currently under construction.
   (3) 30 additional beds under construction.
   (4) a facility to be constructed. Construction has not began on the date hereof.

     CONVEYANCE OF FACILITIES. Immediately prior to the Plan of Restructure, NHC will convey its fee ownership of six of the Owned Healthcare Facilities to the REIT by means of "quitclaim" deeds and nine of the Owned Healthcare Facilities pursuant to a 50 year capitalized lease with a purchase option at a nominal purchase price at any time at the election of the REIT. The remaining nine Owned Healthcare Facilities will be conveyed by warranty or special form deeds. All of the conveyances and 50 year capitalized leases will include NHC's representation that it has good and marketable title to the interests being conveyed and NHC will indemnify the REIT against any title problems, subject to certain limitations. See "Risk Factors -- The REIT -- Title Matters." The Corporation will assume NHC's indemnification obligations to the REIT pursuant to the Merger. Quitclaim deeds and the 50 year capitalized leases will be used in order to minimize or eliminate, where possible, the imposition of transfer taxes.






     The master capitalized lease ("Master Capitalized Lease") has a 50 year term expiring December 31, 2048 and grants the REIT the right to purchase the property at any time upon 90 days notice for $100. The rent payable under the Master Capitalized Lease is $____ per year. Under the Master Capitalized Lease, the REIT as tenant is responsible for all taxes, utilities, insurance premium costs, repairs, maintenance (including the structural maintenance and repair of the improvements) and all other charges and expenses relating to the ownership of the property covered by the Master Capitalized Lease.

     Sources of Rental Payments. The REIT's revenues will be derived primarily from the Corporation under the Leases and the interest and principal payments of the Notes. The Lease payments will be derived primarily from the Owned Healthcare Facilities operated by the Corporation. See "Business -- The Corporation -- Sources of Revenue" for a description of the sources of revenue generated by the Owned Healthcare Facilities.


     THE NOTES.

     The REIT will own approximately 50 Notes representing approximately $92.5 million loaned to the owners of approximately 23 nursing homes, all but one of which are in Florida and managed by NHC. The loans were utilized by the owners to acquire land, then construct and equip the nursing homes. The Notes are secured by mortgages on each of the facilities. Forty-three of the Notes (representing approximately $74.9 million the principal amount) are from FCC and are personally guaranteed by its sole shareholder. The FCC Notes bear interest at 10.25 and are payable over 10 years. Most of the FCC Notes are due in 2004.

     The 19 nursing homes which are located in Florida are each licensed for approximately 120 to 180 beds. No defaults have occurred under any of the Notes. NHC has no reason to suspect any impending defaults under the Notes. In the event NHC's management agreement for the facilities is not extended by the owner at the completion of the term, the Note secured by such facility becomes immediately due and payable.

     ASSUMED LIABILITIES.

     The REIT will assume or take the Owned Healthcare Facilities subject to Assumed Liabilities of approximately $105.9 million. The Assumed Liabilities consist of four loan agreements which are secured by mortgages on certain of the Owned Healthcare Facilities. The interest rate on the Assumed Liabilities include fixed rates of 8% to 8.64% and floating rate based on prime rate and LIBOR plus 1%. The term of the loans range from 2005 through 2015. See "Relationship between the REIT and the Corporation after the Restructure -- The Assumed Liabilities."

     INVESTMENT AND OTHER POLICIES OF THE REIT.

     General. The REIT's investment objectives are: (i) to provide current income for distribution to stockholders, (ii) to provide the opportunity for additional returns to investors by participating in any increase in the operating revenues of its leased properties; (iii) to provide the opportunity to realize capital growth resulting from appreciation, if any, in the value of its portfolio properties, and (iv) to preserve and protect stockholder's capital. There is no assurance that these objectives will be realized. The REIT Advisory Agreement provides that the REIT will not, without the prior approval of the Corporation, be actively or passively engaged in the pursuit of additional investment opportunities until the earlier of the termination of the REIT Advisory Agreement or such time as the Corporation is no longer actively engaged as investment advisor to NHI.

     Objectives and Policies. The REIT was organized to own the Owned Healthcare Facilities. Because of the competitive restrictions contained in the REIT Advisory Agreement, the REIT does not intend to seek further health care-related investment opportunities or to provide lease or mortgage financing for such investments. The REIT expects to continue to engage in transactions with the Corporation, but does not anticipate purchasing from, leasing to or financing other operations.

     The REIT has no present plans to issue securities other than the REIT Shares distributed in the Plan of Restructure, including senior securities or (except pursuant to its or NHC's stock option plan or NHC's 6% Debentures) any additional shares of common stock, although the Board of Directors is authorized to issue up to 30,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. See "Description of Securities -- Shares of the REIT." The REIT is authorized to offer shares of its capital stock in exchange for investments that conform to its standards and to repurchase or otherwise acquire its shares or other securities, but does not currently intend to do so. The REIT has no plans to invest in the securities of others for the purpose of exercising control.

     The REIT will not, without the prior approval of a majority of the Board of Directors, enter into any joint venture relationships with or acquire from or sell to any director, officer, or employee of the REIT or the Corporation, or any affiliate thereof, as the case may be, any of the assets or other property of the REIT.

     In addition, see "Federal Income Tax Considerations -- The REIT -- Taxation as a Real Estate Investment Trust" for a discussion of certain limitations on investments and other activities of the REIT.

     Subject to the REIT Advisory Agreement, the REIT Board of Directors may alter the REIT's investment policies if they determine in the future that such a change is in the best interests of the REIT and its stockholders. The methods of implementing the REIT's investment policies may vary as new investment and financing techniques are developed or for other reasons.


     Borrowing Policies. The REIT is currently negotiating with a lender to refinance the Assumed Liabilities. See "Relationship between the REIT and the Corporation after the Restructure -- The Assumed Liabilities." The REIT may incur additional indebtedness in the future to support its current investments in health care-related facilities when, in the opinion of the REIT Board of Directors, it is advisable. The REIT may, for short term purposes, negotiate other lines of credit, or arrange for other short term borrowings from banks or otherwise. The REIT may arrange for long term borrowings from institutional investors or through public offerings. The REIT will own and may in the future invest in properties subject to existing loans or secured by mortgages, deeds of trust or similar liens with favorable terms.


THE CORPORATION

     GENERAL


     The Corporation is a newly formed Delaware corporation which will merge with NHC at the Effective Time. As a result of the merger, the Corporation will acquire all of the assets and liabilities of NHC other than those transferred to the REIT. Thus, the Corporation will primarily operate long-term health care centers and home health care programs in the southeastern United States. As of October 31, 1997, NHC operated 111 long-term health care centers with a total of approximately 14,046 licensed beds. Of these 111 centers operated, 17 will be leased from the REIT, 40 will be leased from NHI and 54 will be managed for other owners. As of October 31, 1997, NHC also operated 33 homecare programs, five retirement centers (one managed, three leased and one owned) and 13 assisted living centers (five owned, six leased and two managed). In addition, as of October 31, 1997, NHC operated specialized care units such as Alzheimer' s Disease care units (16), sub-acute nursing units (12) and a number of in house pharmacies. Similar specialty units are under development or consideration at a number of the Corporation's centers, as well as free standing projects.


     LONG-TERM HEALTH CARE CENTERS


     The health care centers to be operated by the Corporation provide in-patient skilled and intermediate nursing care services and in-patient and out-patient rehabilitation services. Skilled nursing care consists of 24-hour nursing service by registered or licensed practical nurses and related medical services prescribed by the patient's physician. Intermediate nursing care consists of similar services on a less intensive basis principally provided by non-licensed personnel. These distinctions are generally found in the long-term health care industry although for Medicaid reimbursement purposes, some states in which the Corporation will operate have additional classifications, while in other states the Medicaid rate is the same regardless of patient classification. Rehabilitative services consist of physical, speech, and occupational therapies, which are designed to aid the patient's recovery and enable the patient to resume normal activities.


     Each health care center has a licensed administrator responsible for supervising daily activities, and larger centers have assistant administrators. All have medical directors, a director of nurses and full-time registered nurse coverage. All centers provide physical therapy and most have other rehabilitative programs, such as occupational or speech therapy. Each facility is located near at least one hospital and is qualified to accept patients discharged from such hospitals. Each center has a full dining room, kitchen, treatment and examining room, emergency lighting system, and sprinkler system where required. NHC's Management believes that all centers are in compliance with the existing fire and life safety codes.

     NHC has developed a quality assurance program which it utilizes and the Corporation will continue to utilize in each of its health care centers to verify that high standards of care are maintained. An integral part of the program is a computerized patient assessment system which aids in placing the patient in the appropriate section of each center (skilled or intermediate) and monitors the health care needs of the patient, number and frequency of medications and other essential medical information. The data derived from this system is used not only to assure that appropriate care is given to each individual patient, but also to ascertain the appropriate amount of staffing of each section of the center. Additionally, NHC requires and the Corporation will require a patient care survey to be performed at least quarterly by the regional and home office nursing support team, and a "consumer view" survey by senior management at least twice a year. NHC developed and promotes a "customer satisfaction" rating system, using 1993 as a bench mark, and requires significant improvement in the ratings by each center as a condition of participation in its overall "Excellence Program". The Corporation intends to continue this system.

     The Corporation will provide centralized management and support services to the Corporation's health care nursing centers. The management and support services include operational support through the use of regional vice presidents and regional nurses, accounting and financial services, cash management, data processing, legal, consulting and services in the area of rehabilitative care. All personnel will be employed by National and will be leased to the Corporation pursuant to an Employee Services Agreement. National will be responsible for overall services in the area of personnel, loss control, insurance, education and training. The Corporation will reimburse National by paying all the costs of personnel employed for the benefit of the Corporation as well as a fee. National is located in Murfreesboro, Tennessee. See "Certain Transactions -- National."

     The Corporation will provide the same management services to centers operated under management contracts as it will provide to centers leased by the Corporation. The term of each contract and the amount of the management fee will be determined on a case-by-case basis. Typically, the Corporation will charge a minimum of 6% of net revenues. The term of the contracts will range from five years to twenty years. The Corporation will maintain a right of first refusal should any owner desire to sell a managed center and, in certain situations, special termination payments have been negotiated should an owner sell to a third party or terminate or not renew a management contract.

     All health care centers to be operated by the Corporation are licensed by the appropriate state and local agencies. All except two are currently certified as providers for Medicaid patients, and all are currently certified as Medicare providers. All of the Corporation's centers will be subject to state and federal licensure and certification surveys. These surveys, from time to time, may produce statements of deficiencies. In response to such a statement, if any, the staff at each center will file a plan of correction after consultation with the Regional Vice President and any alleged deficiencies will be corrected. Presently, none of NHC's facilities are operating under material statements of deficiencies which NHC believes would have a material adverse effect on its operations. The Corporation will have a significant monetary bonus to employees attached to passing these surveys with few or no deficiencies.

     The following table shows certain information regarding facilities which will be operated by the Corporation after the consummation of the Plan of Restructure based on the facilities operated by NHC as of October 31, 1997.

LONG-TERM HEALTH CARE CENTERS


                                                                                           Total   Beds under Development     Joined
State     City              Center                                         Affiliation     Beds    and Special Care Units      NHC
-----     ----              ------                                         -----------     ----    ----------------------      ---
Alabama   Anniston          NHC HealthCare, Anniston                        Leased(1)       151    55 bed Alzheimer's unit    1973
          Moulton           NHC HealthCare, Moulton                         Leased(1)       136    29 beds under development  1973

Florida   Brooksville       Brooksville Nursing Manor                      Managed          180    30 bed Alzheimer's unit    1993
          Hudson            Bear Creek Nursing Center                      Managed          120                               1993
          Crystal River     Cypress Cove Care Center                       Managed          120                               1993
          Daytona           NHC HealthCare, Daytona Beach                   Leased(2)        60                               1996
          Beach
          Trenton           Medic Ayers Health and Rehabilitation Center   Managed          120    30 bed Alzheimer's unit    1993
                                                                                                   36 beds under development
          Ft. Lauderdale    NHC of Ft. Lauderdale                          Managed          253                               1984
          New Port Richey   Heather Hill Nursing Home                      Managed          120                               1993
          Hudson            NHC HealthCare, Hudson                          Leased(1)       180    50 bed subacute care unit  1986
          Ft. Lauderdale    NHC HealthCare, Coconut Creek                   Leased(2) (5)   120                               1997
          Merritt Island    NHC HealthCare, Merritt Island                  Leased(1)       120    22 bed Alzheimer's unit    1990
                                                                                                   60 beds under development
          Panama City       NHC of Panama City                             Managed          120                               1986
          Port Charlotte    NHC HealthCare, Port Charlotte                  Leased(2)       180    60 beds subacute care unit 1994
                                                                                                   30 bed Alzheimer's unit
          Naples            NHC HealthCare, Naples                          Leased(2)        60                               1996
          Naples            NHC HealthCare, Imperial                        Leased(2)        60    30 beds under development  1994
          St. Petersburg    NHC HealthCare, St. Petersburg                  Managed         159                               1984
          Stuart            NHC HealthCare, Stuart                          Leased(1)       118    24 bed Alzheimer's unit    1989
                                                                                                   35 beds under development
          Ocoee             Ocoee Health Care Center                       Managed          120                               1990
          St. Cloud         Osceola Health Care Center                     Managed          120                               1991
          Palatka           Palatka Health Care Center                     Managed          180    20 bed Alzheimer's unit    1989
          Clearwater        Palm Garden of Clearwater                      Managed(3)       120                               1987
          Gainesville       Palm Garden of Gainesville                     Managed(3)       120    30 bed subacute care unit  1987
          Jacksonville      Palm Garden of Jacksonville                    Managed(3)       120                               1990
          Largo             Palm Garden of Largo                           Managed(3)       140                               1987
          N. Miami Beach    Palm Garden of N. Miami Beach                  Managed(3)       120                               1988
          Ocala             Palm Garden of Ocala                           Managed(3)       120    60 bed subacute care unit  1987
          Orlando           Palm Garden of Orlando                         Managed(3)       120                               1987
          Orlando           NHC HealthCare of Orlando                       Leased(2)       120    30 bed Alzheimer's unit    1997
                                                                                                   20 bed subacute care unit
          Pensacola         Palm Garden of Pensacola                       Managed(3)       180    22 bed Alzheimer's unit    1987
          Lake City         Palm Garden of Lake City                       Managed(3)       120    28 bed Alzheimer's unit    1992
          Largo             Palm Garden of Pinellas                        Managed(3)       120    20 bed subacute care unit  1991
          Port St. Lucie    Palm Garden of Port St. Lucie                  Managed(3)       120                               1988
          Tampa             Palm Garden of Tampa                           Managed(3)       120                               1987
          Vero Beach        Palm Garden of Vero Beach                      Managed(3)       173    7 beds under development   1987

                 West Palm Beach  Palm Garden of West Palm Beach           Managed (3)      162                                1988
                 Winter Haven     Palm Garden of Winter Haven              Managed (3)      120                                1987
                 Plant City       NHC HealthCare, Plant City                Leased (1)      171  1 bed under development       1985
                 Dade City        Royal Oak Nursing Center                 Managed          120                                1993
                 Sarasota         Sarasota Health Care Center              Managed          120                                1990
                 Sun City         Palm Garden of Sun City                  Managed (3)      120                                1991
                 Niceville        The Manor at Blue Water Bay              Managed           60                                1993
                 Madison          Lake Park of Madison                     Managed           79  23 beds under development     1995
                 Miami            The Nursing Center at Mercy              Managed          120                                1995

Georgia          Fort Oglethorpe  NHC HealthCare, Fort Oglethorpe            Owned (4)       81  54 beds under development     1989
                 Rossville        NHC HealthCare, Rossville                 Leased (1)      112                                1971

Indiana          Brownsburg       Brownsburg Health Care Center            Managed          178  20 bed Alzheimer's unit       1990
                 Castleton        Castleton Health Care Center             Managed          120  18 bed Alzheimer's unit       1990
                 Evansville       Center for Geriatric Nursing             Managed          156                                1997
                 Ladoga           Ladoga Health Care Center                Managed           95                                1990
                 Logansport       Camelot Care Center                      Managed           75                                1997
                 Markle           Markle Health Care                       Managed           66                                1997
                 Plainfield       Plainfield Health Care Center            Managed          199  22 bed Alzheimer's unit       1990
                 Westfield        Westfield Village Health Care            Managed           80                                1997

Kentucky         Dawson Springs   NHC HealthCare, Dawson Springs            Leased (1)       80                                1973
                 Glasgow          NHC HealthCare, Glasgow                   Leased (1)      206                                1971
                 Madisonville     NHC HealthCare, Madisonville              Leased (1)       94                                1973

Missouri         Desloge          NHC HealthCare, Desloge                   Leased (1)      120                                1982
                 Joplin           NHC HealthCare, Joplin                    Leased (1)      126                                1982
                 Kennett          NHC HealthCare, Kennett                   Leased (1)      160                                1982
                 Macon            Macon Health Care Center                 Managed          120                                1982
                 St. Louis        NHC HealthCare, Maryland Heights          Leased (1)      220                                1987
                 Osage Beach      Osage Beach Health Care Center           Managed          120                                1982
                 Springfield      Springfield Health Care Center           Managed          120                                1982
                 St. Charles      NHC HealthCare, St. Charles               Leased (1)      120                                1982
                 West Plains      West Plains Health Care Center            Leased (2)      120                                1982

North Carolina   Goldsboro        Guardian Care                            Managed           49                                1997

South Carolina   Anderson         NHC HealthCare, Anderson                  Leased (1)      290                                1973
                 Greenwood        NHC HealthCare, Greenwood                 Leased (1)      152                                1973
                 Sumter           NHC HealthCare, Hopewell                 Managed           96                                1985
                 Laurens          NHC HealthCare, Laurens                   Leased (1)      176                                1973
                 Aiken            Mattie C. Hall Health Care Center        Managed          176  44 bed Alzheimer's unit       1982
                 Clinton          NHC HealthCare, Clinton                   Leased (2)      131                                1993

              Murrells Inlet      NHC HealthCare, Garden City               Leased (2)       88                                1992
              Greenville          NHC HealthCare, Greenville                Leased (2)      176                                1992
              Lexington           NHC HealthCare, Lexington                 Leased (2)       88   12 bed subacute care unit    1994
                                                                                                  32 beds under development

              Columbia            NHC HealthCare, Parklane                  Leased (2)      120   32 beds under development    1997
                                                                                                  30 bed Alzheimer's Unit
                                                                                                  17 bed subacute care unit



              North Augusta       NHC HealthCare, North Augusta             Leased (2)      132                                1991
              Greenville          NHC HealthCare, Mauldin                   Leased (2)      120                                1997
              Sumter              NHC HealthCare, Sumter                   Managed          120   3 beds under development     1985

Tennessee     Murfreesboro        Adams Place                               Leased (2)       40                                1997
              Carthage            Smith County Health Care Center           Managed         128                                1997
              Franklin            Franklin Manor                            Leased (2)       47                                1997
              Athens              NHC HealthCare, Athens                    Leased (1)       98                                1971
              Johnson City        NHC HealthCare, Johnson City              Leased (1)      179   18 bed Alzheimer's unit      1971
              Columbia            NHC HealthCare, Columbia                  Leased (1)      120   12 bed subacute care unit    1973
              Cookeville          NHC HealthCare, Cookeville                Managed          96                                1975
              Franklin            NHC HealthCare, Franklin                  Leased (1)       84                                1979
              Dickson             NHC HealthCare, Dickson                   Leased (1)      197                                1971
              Columbia            NHC HealthCare, Hillview                  Leased (1)       98                                1971
              Knoxville           NHC HealthCare, Knoxville                 Leased (1)      152                                1971
              Knoxville           NHC HealthCare, Fort Sanders               Owned (4)      180   12 bed subacute care unit    1977
              McMinnville         NHC HealthCare, McMinnville               Leased (1)      150                                1971
              Lewisburg           NHC HealthCare, Lewisburg                 Leased (1)       95                                1971
              Murfreesboro        NHC HealthCare, Murfreesboro              Managed         190   69 bed subacute care unit    1974
              Nashville           NHC HealthCare, Nashville                 Leased (1)      133                                1975
              Hendersonville      NHC HealthCare, Hendersonville            Leased (1)      117                                1987
              Lawrenceburg        NHC HealthCare, Lawrenceburg             Managed           97                                1985
              Oak Ridge           NHC HealthCare, Oak Ridge                Managed          130                                1977
              Lewisburg           NHC HealthCare, Oakwood                   Leased (1)       62                                1973
              Chattanooga         NHC HealthCare, Chattanooga               Leased (1)      212   20 bed subacute care unit    1971
              Pulaski             NHC HealthCare, Pulaski                   Leased (1)      104                                1971
              Milan               NHC HealthCare, Milan                     Leased (1)      129                                1971
              Lawrenceburg        NHC HealthCare, Scott                     Leased (1)       62                                1971
              Dunlap              NHC HealthCare, Sequatchie                Leased (1)       60   60 beds under development    1976
              Somerville          NHC HealthCare, Somerville                Leased (1)       72                                1976
              Sparta              NHC HealthCare, Sparta                    Leased (1)      150                                1975
              Springfield         NHC HealthCare, Springfield               Leased (1)      112                                1973
              Smithville          NHC HealthCare, Smithville                Leased (1)      107                                1971
              Nashville           The Health Center of Richland Place      Managed           98                                1992
              Nashville           West Meade Place                         Managed          120                                1993
              Farragut            NHC HealthCare, Farragut                  Leased (2) (5)   60                                1997

Virginia             Bristol            NHC HealthCare, Bristol                       Leased(1)         120                 1973


ASSISTED LIVING UNITS

State                City               Center
-----                ----               ------
Alabama              Anniston           NHC Place/Anniston (free-standing)            Leased(2)          68

Florida              Stuart             NHC Place, Stuart (free-standing)             Leased(2)          84
                     Merrit Island      NHC Place, Merrit Island (free-standing)      Leased(2)          84
                     Naples             NHC HealthCare, Imperial                      Leased(1)          60
                     Naples             NHC HealthCare, Naples                        Leased(1)          36
                     Vero Beach         NHC Place/Vero Beach (free-standing)          Leased(2)          84
                     West Palm Beach    Palm Garden of West Palm Beach               Managed(3)          25

Missouri             St. Charles        Lake St. Charles Retirement Center            Leased(1)          25

Tennessee            Murfreesboro       Adams Place (free-standing)                   Leased(2)          84
                     Dickson            NHC HealthCare, Dickson                       Leased(1)          20
                     Johnson City       NHC HealthCare, Johnson City                  Leased(1)          15
                     Nashville,         Richland Place                               Managed             32
                     Somerville         NHC HealthCare, Somerville                    Leased(1)          12
                     Farragut           NHC Place, Farragut                           Leased(2) (5)      84


RETIREMENT APARTMENTS

Missouri             St. Charles        Lake St. Charles Retirement Apartments        Leased(1)         155                 1984

Tennessee            Murfreesboro       Adams Place                                   Leased(2)          53                 1997
                     Johnson City       Colonial Hill Retirement Apartments           Leased(1)          63                 1987
                     Chattanooga        Parkwood Retirement Apartments                Leased(1)          32                 1986
                     Nashville          Richland Place Retirement Apartments         Managed            137                 1993

HOMECARE PROGRAMS

                                                                                                                           Joined
State                City               Center                                         Affiliation                           NHC
-----                ----               ------                                         -----------                          -------
Florida              Blountstown        NHC HomeCare of Blountstown                   Owned                                 1994
                     Carrabelle         NHC HomeCare of Carrabelle                    Owned                                 1994
                     Chipley            NHC HomeCare of Chipley                       Owned                                 1994
                     Crawfordville      NHC HomeCare of Crawfordville                 Owned                                 1994
                     Madison            NHC HomeCare of Madison                       Owned                                 1994
                     Marianna           NHC HomeCare of Marianna                      Owned                                 1994
                     Ocala              NHC HomeCare of Ocala                         Owned                                 1996
                     Panama City        NHC HomeCare of Panama City                   Owned                                 1994

                     Panama City            NHC Private Nursing                       Owned                                 1994
                     Perry                  NHC HomeCare of Perry                     Owned                                 1994
                     Port St. Joe           NHC HomeCare of Port St. Joe              Owned                                 1994
                     Quincy                 NHC HomeCare of Quincy                    Owned                                 1994
                     Stuart                 NHC HomeCare of Stuart                    Owned                                 1996
                     Tallahassee            NHC HomeCare of Tallahassee               Owned                                 1994
                     Vero Beach             NHC HomeCare of Vero Beach                Owned                                 1997

South Carolina       Aiken                  NHC HomeCare of Aiken                     Owned                                 1996
                     Greenwood              NHC HomeCare of Greenwood                 Owned                                 1996
                     Laurens                NHC HomeCare of Laurens                   Owned                                 1996

Tennessee            Athens                 NHC HomeCare of Athens                    Owned                                 1984
                     Johnson City           NHC HomeCare of Johnson City              Owned                                 1978
                     Columbia               NHC HomeCare of Columbia                  Owned                                 1977
                     Cookeville             NHC HomeCare of Cookeville                Owned                                 1976
                     Dickson                NHC HomeCare of Dickson                   Owned                                 1977
                     Lawrenceburg           NHC HomeCare of Lawrenceburg              Owned                                 1977
                     Lewisburg              NHC HomeCare of Lewisburg                 Owned                                 1977
                     McMinnville            NHC HomeCare of McMinnville               Owned                                 1976
                     Murfreesboro           NHC HomeCare of Murfreesboro              Owned                                 1976
                     Knoxville              NHC HomeCare of Knoxville                 Owned                                 1977
                     Chattanooga            NHC HomeCare of Chattanooga               Owned                                 1985
                     Pulaski                NHC HomeCare of Pulaski                   Owned                                 1985
                     Milan                  NHC HomeCare of Milan                     Owned                                 1977
                     Somerville             NHC HomeCare of Somerville                Owned                                 1983
                     Sparta                 NHC HomeCare of Sparta                    Owned                                 1984
                     Springfield            NHC HomeCare of Springfield               Owned                                 1984

--------------------

(1)  Leased from NHI

(2)  Will be leased from REIT
(3) Managed by NHC for FCC. NHC and FCC are currently involved in litigation regarding certain of these management agreements. See " -- Legal Proceedings."
(4) NHC HealthCare, Fort Oglethorpe and NHC HealthCare, Fort Sanders are owned by two limited partnerships. The Corporation will own approximately 79% of the partnership interest of the partnership which owns Fort Oglethorpe and 25% of the partnership interest of the partnership which owns Fort Sanders.
(5)  Currently under construction.

     HEALTH CARE CENTERS UNDER CONSTRUCTION


     The following table sets forth the long-term health care centers or additions to existing centers under construction as of September 30, 1997 which the Corporation will operate:



                                                                                                      Projected
              Location                      Number of Beds             Leased/Managed               Opening Date
              --------                      --------------       --------------------------     -------------------
Ft. Lauderdale, FL                            120                          Leased                   October 1997
Greenville, SC                                120                          Leased                   October 1997
Farragut,TN                                   144                          Leased                    May 1998
Dunlap, TN (Sequatchie)                        60*                         Leased                   January 1998
Merrit Island, FL                              60*                         Leased                   October 1997
Ft. Oglethorpe, GA                             54*                         Owned                    October 1997
Naples, FL                                     30*                         Leased                  December 1997
Vero Beach, FL                                  7*                         Managed                  October 1997
Columbia, SC                                   32*                         Leased                   August 1998
Franklin, TN                                  113                          Leased                  November 1998
Blue Water Bay, FL                             60                          Managed                 December 1998
Tampa, FL                                      31                          Managed                 November 1998
Gainesville, FL                                60                          Managed                 December 1998
Moulton, AL                                    29                          Leased                  November 1998


* Expansion of existing center

     The following table shows certain information relating to occupancy rates for NHC with respect to the Corporation's continuing owned and/or leased long term care health centers, as well as the Corporation's managed centers.


                                                                                                    Nine
                                           Year ended       Year Ended      Year Ended          Months Ended
                                            12/31/94         12/31/95        12/31/96              9/30/97
                                            --------         --------        --------              -------
Overall Census (owned and leased)             92.8%            93.0%           93.6%               94.55%

Overall Census (managed)                      N/A              90.2%           92.2%               90.93%

     Occupancy rates are calculated by dividing the total number of days of patient care provided by the number of patient days available (which is determined by multiplying the number of licensed beds by 365 or 366).

     HOMECARE PROGRAMS

     The Corporation's home health programs (called "homecare" by the Corporation) will provide nursing and rehabilitative services to individuals in their residences and are licensed by the Tennessee, South Carolina and Florida state governments and certified by the federal government for participation in the Medicare program. Each of NHC's 32 Medicare certified homecare programs and its one private duty program is managed by a registered nurse, with speech, occupational and physical therapists either employed by the program or on a contract basis. Homecare visits increased from 717,000 visits in 1995 to 754,000 visits in 1996. Current projections are for approximately 765,000 visits in 1997.

     The Corporation will have homecare programs in Tennessee, Florida, and South Carolina. NHC opened two new program offices in South Carolina and two in Florida in 1996. The Corporation's Tennessee homecare programs will be associated with its long-term health care centers and, historically with NHC, have been based within the health care center. The Corporation's new homecare programs in Florida will be separately based in an effort to continually expand the Corporation's market leadership in these services. NHC's experience in this field indicates that homecare is not a substitute for institutional care in a hospital or health care center. Instead, the Corporation's homecare programs will provide an additional level of health care because its centers will be able to provide services to patients after they have been discharged from the center or prior to their admission.

     ASSISTED LIVING UNITS


     As of September 30, 1997, NHC operates 13 assisted living units, eight of which are located within the physical structure of a long term health care center or retirement center, and five of which are freestanding and were opened in 1996 and 1997. All thirteen projects are either owned or leased. The eight units which are an integrated component of a long term health care center historically and currently at run at 95% or greater occupancy. The five freestanding centers averaged 50.6 percent occupancy for the month of September 1997 and 37.8 percent average for all of 1997. Two were opened in 1996 and three in 1997.

     The Corporation plans to add at least two free standing assisted living projects each year with the first priority being to serve markets in which NHC already operates health care centers. Assisted living units provide basic room and board functions for the elderly with the on-staff availability to assist in minor medical needs on an as needed basis. Certificates of Need are generally not necessary to build these projects.


     RETIREMENT CENTERS


     The Corporation's retirement centers will offer specially designed residential units for the active and ambulatory elderly and provide various ancillary services for their residents, including restaurants, activity rooms and social areas. In most cases, retirement centers will also include long-term health care facilities, either in contiguous or adjacent licensed health care centers. Charges for services will be paid from private sources without assistance from governmental programs. Retirement centers may be licensed and regulated in some states, but do not require the issuance of a Certificate of Need such as is required for health care centers. Although NHC has developed retirement centers adjacent to its health care properties with an initial construction of 32 to 155 units and which are rented by the month, these centers offer only the expansion of NHC's continuum of care, rather than a separate profit center. The projects are designed, however, to be expandable if the demand justifies. Thus, these retirement units offer a positive marketing aspect of the Corporation's health care centers. All but one of NHC's retirement centers are owned or leased, and one is managed. The owned and leased retirement centers have averaged 95 percent or greater occupancy for 1997 and two prior years, and the managed retirement center has operated at 98 percent occupancy for 1997 and the prior two years.


     One retirement area which the Corporation will be entering is that of "continuing care communities", where the resident pays a substantial endowment fee and a monthly maintenance fee. The resident then receives a full range of services - including nursing home care - without additional charge.

     One such continuing care community, the 137 unit Richland Place Retirement Center, was opened in Nashville, Tennessee in January, 1993 and is fully occupied. NHC is currently marketing additional continuing care retirement communities in Murfreesboro and Knoxville, Tennessee.


     Because all but one of NHC's retirement centers operate on a "rental" as opposed to an "endowment" mode, the greatest risk with the development and continuing operation of the retirement center is maintaining its occupancy. Residents generally sign one year leases but may terminate on 30 days notice. Thus, NHC has the risk of diminishing occupancy in the event of competition with better facilities and/or lesser rental rates or general service inefficiencies. Historically, however, NHC's retirement centers (both rental and endowment) have operated at near capacity. NHC's one endowment center, which is managed, is not as susceptible to diminished occupancy since the residents have made a substantial down payment on their life time occupancy of their unit, which is not refunded until the unit is reassigned and a new endowment collected.


     ADDITIONAL SERVICES

     The Corporation plans to continue to expand its continuum of care for the elderly by offering a comprehensive and increasing range of services through related or separately structured health care centers, homecare programs, specialized care units, pharmacy operations, rehabilitative services, assisted living centers and retirement centers, as described below:

     A. HOMECARE PROGRAMS. The Corporation's policy will be to affiliate each of its licensed and certified homecare programs with a Corporation operated health care center. Although NHC's existing programs have increased their total number of visits from 94,000 in 1989 to 754,184 in 1996, NHC has applied for and received CONs to expand the program services in both Florida and South Carolina, and the Corporation will pursue a number of acquisition opportunities. Such acquired or new programs are not presently planned to be operated out of a health care center. Additional certificate of need applications will be filed by the Corporation during 1998.


     B. REHABILITATIVE SERVICES. The Corporation will continue to operate an intensive offering of physical, speech, and occupational therapy provided by center specific therapists. NHC increased its staff of professionally licensed therapists from nearly 800 in 1995 to over 1,000 in 1996. Starting in October, 1993, NHC redirected its focus from center-based therapists to a wider operational format and has created a separate rehabilitation subsidiary known as National Health Rehab
         (NHR), which will become a subsidiary of the Corporation. Because of NHC's extensive network of health care centers in the southeastern United States, the Corporation believes it will be better able to attract, employ, and retain therapists. The Corporation will also provide contract services to 606 health care centers owned by third parties. Provision of these services will not be covered under the Corporation's contracts to manage health care centers and must be renegotiated annually with the center owner. The Corporation believes its rates for these services will be competitive with other market rates.

     C. MEDICAL SPECIALTY UNITS. NHC has required all of its centers to participate in the Medicare program since 1973, which requirement the Corporation will continue and intends to expand its range of services by the creation of center-specific medical specialty units such as NHC's sixteen Alzheimer's disease care units and twelve subacute nursing units. The services will be provided not only at each of the Corporation's operated center, but also at existing specialized care units.


     D. PHARMACY OPERATIONS. The Corporation's policy will continue to be to have an in-house pharmacy located in each health care center in those states where licensure permits the operation of an in-house pharmacy. In other states, pharmaceutical services will be provided by third party contracts. The Corporation will continue to review opportunities for regional pharmacy operations and NHC now operates three, one in east Tennessee and two in central Florida. These pharmacy operations will operate out of a central office and supply (on a separate contractual basis) pharmaceutical services and supplies which were formerly purchased by each center from local vendors. NHC's regional pharmacy operations now have 5,450 nursing home beds under contract.


     E. ASSISTED LIVING PROJECTS. NHC presently operates thirteen assisted living projects, eight of which are located within the physical structure of a long-term health care center or retirement complex. The Corporation has identified the assisted living market as an expanding area for the delivery of health care and hospitality services and will embark upon a market review in its states of operation for the construction of free-standing assisted living centers. Assisted living units provide basic room and board functions for the elderly with the on-staff availability to assist in minor medical needs on an as needed basis.

     F. NUTRITIONAL SUPPORT SERVICES. The Corporation will own a medical support services business, which will primarily provide nutritional enteral, parenteral feeding materials, urological and medical supplies to patients in the Corporation's facilities as well as in other long-term care or home settings. This company is headquartered in Knoxville, Tennessee and is known as Nutritional Support Services. Revenues from this subsidiary accounted for from 4% to 6% NHC's net revenues in 1996, 1995 and 1994.

     G. MANAGED CARE CONTRACTS. The Corporation will have seven regional contract management offices, staffed by experienced case managers who contract with managed care organizations and insurance carriers for the provision of subacute and other medical specialty services within a regional cluster of centers. Florida, Middle and East Tennessee, and South Carolina are currently being serviced by NHC's seven case managers.


     RELATIONSHIP WITH NATIONAL HEALTH INVESTORS, INC.

     In 1991 NHC formed NHI, as a wholly-owned subsidiary. It then transferred to NHI certain healthcare facilities then owned by NHC and then distributed the shares of NHI to NHC's unitholders. The distribution had the effect of separating NHC and NHI into two independent public companies. As a result of the distribution, all of the outstanding shares of NHI were distributed to the then NHC unitholders.

     NHI MASTER AGREEMENT TO LEASE. The Master Agreement to Lease (the "NHI Master Agreement") with NHI covering 40 nursing homes and three retirement centers, sets forth certain terms and conditions applicable to all leases entered into by and between NHI and NHC (each an "NHI Lease", and together, the "NHI Leases"). the NHI Master Agreement and all of the NHI Leases will be assumed by the Corporation pursuant to the Merger. The NHI Leases are for an initial term expiring on December 31, 2005 with two five-year renewal options at the election of the Corporation which allow for the renewal of the NHI Leases on an omnibus basis only unless otherwise specifically agreed in writing by NHI. During the initial term and the first renewal term (if applicable), the Corporation is obligated to pay annual base rent for the respective NHI Leased facilities aggregating $15.2 million plus additional rent described below on the properties initially sold to NHI. Additionally, the Corporation will pay $1.4 million in base rent per year as a result of expansion of three of the facilities. During the second renewal term, the Corporation is required to pay annual base rent based on the then fair market rental of the property as negotiated at that time between NHI and the Corporation. The NHI Master Agreement also obligates the Corporation to pay as additional rent under each NHI Lease (i) all payments of interest and principal, (ii) any other payments due under each mortgage to which the conveyance of the respective health care facility to NHI was subject and (iii) any refinancing of such mortgage debt that matures or is required to be paid in its entirety during the term of the NHI Lease. In addition, each year after 1992 (the first full calendar year of the term of the NHI Master Agreement), the Corporation is obligated to pay percentage rent to NHI equal to 3% of the amount by which gross revenues of each NHI Leased facility in such later year exceeds the gross revenues of such facility in 1992. NHC paid $1.8 million as percentage rent for 1996 and expects to pay $2.3 million in 1997.


     The NHI Master Agreement is a "triple net lease", under which the Corporation will be responsible to pay all taxes, utilities, insurance premium costs, repairs (including structural portions of the buildings, constituting a part of the NHI Leased facilities) and other charges relating to the ownership and operation of the NHI Leased facilities. The Corporation will be obligated at its expense to keep all improvements and fixtures and other components of the NHI Leased facilities covered by "all risk" insurance in an amount equal to the full replacement costs thereof, insurance against boiler explosion and similar insurance, flood insurance if the land constituting the NHI Leased facility is located within a designated flood plain area and to maintain specified minimal personal injury and property damage insurance, protecting NHI as well as the Corporation at such NHI Leased facility. The Corporation will also be obligated to indemnify and hold harmless NHI from all claims resulting from the use and occupancy of each NHI Leased facility by the Corporation or persons claiming under the Corporation and related activities, as well as to indemnify NHI against, all costs related to any release, discovery, cleanup and removal of hazardous substances or materials on, or other environmental responsibility with respect to, each NHI Leased facility.

     NHI ADVISORY AGREEMENT. NHI entered into an Advisory, Administrative Services and Facilities Agreement (the "NHI Advisory Agreement") on October 15, 1991 with NHC as "Advisor", which agreement will be assumed by the Corporation pursuant to the Merger. Under the NHI Advisory Agreement, the Corporation will provide management and advisory services to NHI during the term of the NHI Advisory Agreement. Under the NHI Advisory Agreement, NHI will engage the Corporation to use its best efforts (a) to present to NHI a continuing and suitable investment program consistent with the investment policies of NHI adopted by NHI's Board of Directors from time to time; (b) to manage the day-to-day affairs and operations of NHI; and (c) to provide administrative services and facilities appropriate for such management. In performing its obligations under the NHI Advisory Agreement, the Corporation will be subject to the supervision of and policies established by NHI's Board of Directors.

     The NHI Advisory Agreement was initially for a stated term which expired December 31, 1996. The NHI Advisory Agreement is now on a year to year term. Either party may terminate the NHI Advisory Agreement at any time on 90 days notice, and NHI may terminate the NHI Advisory Agreement for cause at any time. For its services under the NHI Advisory Agreement, the Corporation will be entitled to annual compensation in a base amount of $1.625 million. Under the NHI Advisory Agreement, NHI will reimburse the Corporation for certain out of pocket expenses including those incurred in connection with borrowed money, taxes, fees to independent contractors, legal and accounting services and stockholder distributions and communications. For 1993 and later years the annual compensation is calculated on a formula which is related to the increase in fully diluted Funds from Operations per common share (as defined in the NHI Advisory Agreement). In 1996, the annual compensation under the NHI Advisory Agreement was $3.1 million and it is expected to be approximately $3.3 million in 1997.

     Pursuant to the NHI Advisory Agreement, the Corporation will manage all of the day-to-day affairs of NHI and provide all such services through the Corporation's personnel. The NHI Advisory Agreement provides that without regard to the amount of compensation received by the Corporation under the NHI Advisory Agreement, the Corporation shall pay all expenses in performing its obligations including the employment expenses of the officers and directors and the Corporation personnel providing services to NHI. The NHI Advisory Agreement further provides that NHI shall pay the expenses incurred with respect to and allocable to the prudent operation and business of NHI including any fees, salaries, and other employment costs, taxes and expenses paid to directors, officers and employees of NHI who are not also employees of the Corporation. Currently, other than the NHI directors who are not employees of NHC, NHI does not have any officers or employees who are not also employees of NHC. NHI's two executive officers, Mr. Adams and Mr. LaRoche, will be employees of the Corporation and all of their fees, salaries and employment costs will be paid by the Corporation.

     SOURCES OF REVENUE

     The Corporation's revenues will be primarily derived from its health care centers. The source and amount of the revenues are determined by (i) the licensed bed capacity of its health care centers, (ii) the occupancy rate of those centers, (iii) the extent to which the rehabilitative and other skilled ancillary services provided at each center are utilized by the patients in the centers, (iv) the mix of private pay, Medicare and Medicaid patients, and (v) the rates paid by private paying patients and by the Medicare and Medicaid programs.

     The following table sets forth sources of patient revenues to NHC from health care centers and homecare services for the periods indicated:

                                                         Year Ended December 31,
                                            ---------------------------------------------
Source                                       1994                1995              1996
------                                       ----                ----              ----
Private                                       28%                 28%               28%
Medicare                                      35%                 38%               38%
Medicaid/Skilled                              11%                  9%                9%
Medicaid/Intermediate                         25%                 24%               24%
VA and Other                                   1%                  1%                1%
                                             ---                 ---               ---
     Total                                   100%                100%              100%
                                             ---                 ---               ---


     GOVERNMENT HEALTH CARE REIMBURSEMENT PROGRAMS


     The federal health insurance program for the aged is Medicare, which is administered by the Department of Health and Human Services. State programs for medical assistance to the indigent are generally known as Medicaid. All health care centers to be operated by the Corporation are certified to participate in Medicare and all but two participate in Medicaid. Eligibility for participation in these programs depends upon a variety of factors, including, among others, accommodations, services, equipment, patient care, safety, physical environment and the implementation and maintenance of cost controls and accounting procedures. In addition, some of the centers to be operated by the Corporation have entered into separate contracts with the United States Veterans Administration which provides reimbursement for care to veterans transferred from Veterans Administration hospitals.


     Generally, government health care reimbursement programs make payments under a cost based reimbursement system. Although general similarities exist due to federal mandates, each state operates under its own specific system. Medicare, however, is uniform nationwide and pays, as defined by the program, the reasonable direct and indirect cost of services furnished to Medicare patients, including depreciation, interest and overhead. Medicare payments have previously been limited by ceilings which, pursuant to the 1993 Tax Reform Act, were frozen at their 1993 level for 1994, 1995 and the first nine months of 1996. During 1996 NHC had 48 owned or leased centers which operated at Medicare costs higher than the ceiling. NHC has filed "exception requests" with the fiscal intermediary for substantially all of these centers. Revenues therefrom will not be booked until paid and audited by the appropriate payors. Private paying patients, private insurance carriers and the Veterans Administration generally pay on the basis of the center's charges or specifically negotiated contracts. Average per capita daily room and board revenue from private paying patients is higher than from Medicare and Medicaid patients, while the average per capita daily revenue from Medicare patients is higher than from Medicaid patients. The Corporation will attempt to attract an increased percentage of private and Medicare patients by providing rehabilitative services and by NHC increasing its marketing of those services through market areas and "Managed Care Offices", of which four were open by December 31, 1996. These services are designed to speed the patient's recovery and allow the patient to return home as soon as is practical. In addition to educating physicians and patients to the advantages of the rehabilitative services, NHC also has implemented incentive programs which provide for the payment of bonuses to its regional and center personnel if they are able to obtain private and Medicare goals at their centers, which programs will be continued by the Corporation.

     Items eligible for payment under the Medicare program consist of nursing care, room and board, social services, physical and speech therapy, drugs and other supplies, and other necessary services of the type provided by skilled nursing facilities. Routine service costs for extended care facilities are subject to certain per diem costs limits. Medicare patients are entitled to have payment made on their behalf to a skilled nursing facility for up to 100 days during each calendar year and a prior 3-day hospital stay is required. A patient must be certified for entitlement under the Medicare program before the skilled nursing facility is entitled to receive Medicare payments and patients are required to pay approximately $95.00 per day after the first 20 days of the covered stay. Under the Medicare program, the federal government pays directly to the skilled nursing facility the reasonable direct and indirect costs of the services furnished. The Medicare program only reimburses for skilled nursing services, which generally afford a more intensive level of care.

     Medicaid programs provide funds for payment of medical services obtained by "medically indigent persons". These programs are operated by state agencies which adopt their own medical reimbursement formulas and standards, but which are entitled to receive supplemental funds from the federal government if their programs comply with certain federal government regulations. In all states in which the Corporation will initially operate, the Medicaid programs authorize reimbursement at a fixed rate per day of service. The fixed rate is established on the basis of a predetermined average cost of operating nursing centers in the state in which the facility is located or based upon the center's actual cost. The rate is adjusted annually based upon changes in historical costs and/or actual costs and a projected cost of living factor.

     During the fiscal year, each facility receives payments under the applicable government reimbursement program. Medicaid payments are generally "prospective" in that the payment is based upon the prior years actual costs. Medicare payments are "retrospective" in that current year payments are designed to reasonably approximate the facility's reimbursable costs during that year. Payments under Medicare are adjusted to actual allowable costs each year. The actual costs incurred and reported by the facility under the Medicare program are subject to audit with respect to proper application of the various payment formulas. These audits can result in retroactive adjustments of interim payments received from the program. If, as a result of such audits, it is determined that overpayment of benefits were made, the excess amount must be repaid to the government. If, on the other hand, it is determined that an underpayment was made, the government agency makes an additional payment to the operator. The Corporation will book as receivables the amounts which it expects to receive under the Medicare and Medicaid programs and book into profit or loss any differences in amounts actually received. To date, adjustments have not had a material adverse effect on NHC. NHC believes that its payment formulas have been properly applied and that any future adjustments will not be materially adverse to the Corporation. The current reimbursement system will be modified in accordance with the BBA. For further discussion of the BBA See "Health Care Reform."

     REGULATION


     Health care centers are subject to extensive federal, state and in some cases, local regulatory, licensing, and inspection requirements. Each of the corporation's health care centers must be appropriately licensed by the state in which it operates for its applicable level of care and number of beds; in order to maintain such licensure, each facility is subject to a periodic licensure inspection. Additionally, each center which participates in the Medicare or Medicaid programs is subject to periodic inspection to determine compliance with Medicare and/or Medicaid regulations; generally, this inspection is combined with the state licensure inspection. Licensure laws and regulations vary somewhat from state to state, but they are generally similar to requirements for participation in the Medicare program and impose complex and detailed requirements, focusing on such areas as qualifications of nursing staff and administrative personnel, maintenance of appropriate written policies and procedures, resident rights, proper record keeping, compliance with fire and safety codes, dietary and social services and medical care. Such requirements are subject to periodic revision and changing administrative and judicial interpretations. Management believes that the Corporation's health care centers are in substantial compliance with applicable laws and regulations; however, in the ordinary course of its business the Corporation receives various notices of deficiencies for failure to fully comply. The Corporation reviews such notices and takes appropriate corrective action. In most cases, the Corporation and the regulators will agree upon a "plan of correction" setting forth the corrective measures to be taken; after these measures are implemented, a follow-up inspection is conducted to confirm compliance. Failure to adequately implement an appropriate plan of correction could lead to adverse regulatory actions against the health care center, including the imposition of fines, temporary suspension of new admissions to the center, suspension of the center's right to participate in the Medicare or Medicaid program, and in extreme cases, loss of licensure. Management anticipates that the Corporation will be able to maintain substantial compliance with applicable law or regulations; however, shortages in nursing staff, changes in the regulations, or other conditions beyond management's control could adversely affect this ability in the future. In all states in which the Corporation will initially operate, before the facility can make a capital expenditure exceeding certain specified amounts or construct any new long-term health care beds, approval of the state health care regulatory agency or agencies must be obtained and a Certificate of Need issued. Alabama exempts from this review process any bed additions which are less than 10% of the total existing licensed beds or 10 beds, whichever is less. The appropriate state health planning agency must determine that a need for the new beds or expenditure exists before a CON can be issued. A CON is generally issued for a specific maximum amount of expenditure and the project must be completed within a specific time period. There is no advance assurance that the Corporation will be able to obtain a CON in any particular instance. In some states, approval is also necessary in order to purchase existing health care beds, although the purchaser is normally permitted to avoid a full scale CON application procedure by giving advance written notice of the acquisition and giving written assurance to the state regulatory agency that the change of ownership will not result in a change in the number of beds or the services offered at the facility.


     While there are currently no significant legislative proposals to eliminate CON pending in the states in which the Corporation initially intends to do business, deregulation in the CON area would likely result in increased competition among nursing home companies and could adversely affect occupancy rates and the supply of licensed and certified personnel.


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



     HEALTH CARE REFORM

     Government at both the federal and state levels has continued in its efforts to reduce, or at least limit the growth of, spending for health care services, including services to be provided by the Corporation. On August 5, 1997, President Clinton signed into law BBA, which contains numerous Medicare and Medicaid cost-saving measures, as well as new anti-fraud provisions. The BBA has been projected to save $115 billion in Medicare spending over the next five years, and $13 billion in the Medicaid program. Section 4711 of BBA, entitled "Flexibility in Payment Methods for Hospital, Nursing Facility, ICF/MR, and Home Health Services", repealed the Boren Amendment, which had required that state Medicaid programs pay to nursing home providers amounts adequate to enable them to meet government quality and safety standards; the Boren Amendment was previously the foundation of litigation by nursing homes seeking rate increases. In place of the Boren Amendment, the BBA requires only that, for services and items furnished on or after October 1, 1997, a state Medicaid program must provide for a public process for determination of Medicaid rates of payment for nursing facility services, under which proposed rates, the methodologies underlying the establishment of such rates, and justifications for the proposed rates are published, and which gives providers, beneficiaries and other concerned state residents a reasonable opportunity for review and comment on the proposed rates, methodologies and justifications. Several of the states in which the Corporation will operate are actively seeking ways to reduce Medicaid spending for nursing home care by such methods as capitated payments and substantial reductions in reimbursement rates. The BBA also requires that nursing homes transition to a prospective payment system under the Medicare program during a three-year "transition period" commencing with the first cost reporting period beginning on or after July 1, 1998. In addition, the BBA creates a managed care Medicare Program called "Medicare + Choice", which allows Medicare beneficiaries to participate in either the original Medicare fee-for-service program or to enroll in a coordinated care plan such as health maintenance organizations ("HMOs"). Such coordinated care plans would allow HMOs to enter into risk-based contracts with the Medicare program, and the HMO's would then contract with providers such as the Corporation. No assurances can be given that the facilities to be operated by the Corporation will be successful in negotiating favorable contracts with Medicare + Choice managed care organizations. The BBA also contains several new antifraud provisions. Given the recent enactment of the BBA, the Corporation is unable to predict the impact of the BBA and potential changes in state Medicaid reimbursement methodologies on its operations; however, any significant reduction in either Medicare or Medicaid payments could adversely affect the Corporation. Changes in certification and participation requirements of the Medicare and Medicaid programs have restricted, and are likely to continue to restrict further, eligibility for reimbursement under those programs. Failure to obtain and maintain Medicare and Medicaid certification at the Corporation's facilities will result in denial of Medicare and Medicaid payments which could result in a significant loss of revenue to the Corporation. In addition, private payors, including managed care payors, increasingly are demanding that providers accept discounted fees or assume all or a portion of the financial risk for the delivery of health care services. Such measures may include capitated payments whereby the Corporation is responsible for providing, for a fixed fee, all services needed by certain patients. Capitated payments can result in significant losses if patients require expensive treatment not adequately covered by the capitated rate. Efforts to impose reduced payments, greater discounts and more stringent cost controls by government and other payors are expected to continue. For the fiscal year ended December 31, 1996, NHC derived 38% and 33% of its net patient revenues from the Medicare and Medicaid programs, respectively. Any reforms that significantly limit rates of reimbursement under the Medicare or Medicaid programs, therefore, could have a material adverse effect on the Corporation's profitability. The Corporation is unable to predict what reform proposals or reimbursement limitations will be adopted in the future or the effect such changes will have on its operations. No assurance can be given that such reforms will not have a material adverse effect on the Corporation. See "Business -- The Corporation -- Sources of Revenue"

     Nursing homes and home health agencies have recently been the target of health care reform, from both a fraud and reimbursement perspective. Operation Restore Trust, a demonstration project which has been conducted by the Department of Health and Human Services in five states, is expanding to a dozen more states. "ORT Plus" will continue its focus on fraud in the areas of home health, nursing home and DME suppliers, as well as adding new anti-fraud and abuse targets. The Corporation will operate nursing homes and home health agencies in five ORT Plus states and could be subject to increased scrutiny. President Clinton recently announced a moratorium on the certification of home health agencies in an attempt to curb what is perceived to be rampant fraud and abuse in this area. The Corporation cannot predict what impact ORT Plus or this moratorium will have on its home care programs. Although NHC's management believes that its home care and nursing home operations are in compliance with applicable laws and regulations, there can be no assurance that the Corporation, its home care and nursing home operations will not be the subject of an investigation nor that they will be found to be in compliance if investigated. See "Business -- The Corporation -- Legal Proceedings."

     Although it is likely that there will be a substantial reduction in the growth of governmental revenues for Medicare and Medicaid, the Corporation believes that loss of governmental revenues can be offset by increased private paying revenues and the continued expansion of its service component income.


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
     COMPETITION


     In most of the communities in which the health care centers which will be operated by the Corporation are located, there are other health care centers with which the Corporation will compete. The Corporation will initially operate 111 long-term health care facilities, all of which are located in the States of Alabama, Florida, Georgia, Indiana, Kentucky, Missouri, North Carolina, South Carolina, Tennessee and Virginia. Each of these states are certificate of need states which generally requires the state to approve the opening of any new long-term health care facilities. There are hundreds of operators of long-term health care facilities in each of these states and no single operator, including the Corporation, dominates any of these state's long-term health care markets, except for some small rural markets which might have only a few long-term health care facilities. In competing for patients and staff with these centers, the Corporation will rely upon referrals from acute care hospitals, physicians, residential care facilities, church groups and other community service organizations. The reputation in the community and the physical appearance of the Corporation's health care centers will also be important in obtaining patients, since members of the patient's family generally participate to a greater extent in selecting health care centers than in selecting an acute care hospital. The Corporation believes that by providing and emphasizing rehabilitative as well as skilled care services at its centers, it will be able to broaden its patient base and to differentiate its centers from competing health care centers.


     The Corporation will experience competition in employing and retaining nurses, technicians, aides and other high quality professional and non-professional employees. In order to enhance its competitive position, the Corporation will continue NHC's educational tuition loan program, an American Dietary Association approved internship program, a specially designed nurse's aide training class, and make financial scholarship aid available to physical therapy vocational programs and The Foundation for Geriatric Education. The Corporation will also continue NHC's "Administrator in Training" course, 24 months in duration, for the professional training of administrators. Presently, NHC has twelve full-time individuals in this program. Four of NHC's eight regional vice presidents and 53 of its 110 health care center administrators have graduated therefrom.

     The Corporation's employee benefit package will offer a tuition reimbursement program. The goal of the program will be to insure a well trained qualified work force to meet future demands. While the program will be offered to all disciplines, special emphasis will be placed on supporting students in nursing and physical therapy programs. Students will be reimbursed at the end of each semester after presenting tuition receipts and grades to management. The program has been successful for NHC in providing a means for many bright students to pursue a formal education.

     EMPLOYEES


     As of September 30, 1997, NHC's managed centers had approximately 16,000 full and part time employees, who are called "Partners" by NHC. The Corporation intends to retain all of these employees although they will be employees of National and provided to the Corporation pursuant to the Employee Services Agreement. No employees are presently represented by a bargaining unit. NHC and National believe their current relations with these employees are good. See "Certain Transactions -- National."


     LEGAL PROCEEDINGS

     In March 1996, FCC, an independent Florida corporation for whom NHC manages sixteen licensed nursing centers in Florida, gave NHC notice of its intent not to renew one management contract. Pursuant to written agreements between the parties, NHC valued the center, offering to either purchase the center at the price so valued or require FCC to pay to NHC certain deferred compensation based upon that value. FCC responded on March 26, 1996, by filing a Declaratory Judgment suit in the Circuit Court of the Twelfth Judicial Circuit in and for Sarasota County, Florida, requesting the court to interpret the parties' rights under their contractual arrangements. FCC next sued on April 18, 1996 in the Circuit Court for Columbia County, Florida, removed on May 1, 1996 to the United States District Court, Middle District, Florida, Jacksonville Division to obtain possession of the center for which it alleged the management contract had been terminated. This suit has now been dismissed, and the issue of possession will be decided by the Sarasota Circuit Court.


     In January, 1997, FCC notified NHC that it currently does not intend to renew an additional four contracts which mature in 1997, but has agreed that NHC will remain as manager until a final decision is reached by the Sarasota Court. The balance of the FCC contracts may be terminated in the years 2001-2003. In the summer of 1997, FCC filed a Third Amended and Supplemental Complaint in the Sarasota County Court action asserting fifteen separate counts against NHC and its general partners, which are collectively referred to as NHC in the complaint. Among the claims added in the amended complaint are claims for breach of all management agreements between the parties, for a declaration that FCC does not owe any deferred contingent fees to NHC or in the alternative, a declaration that any such deferred fees constitute usurious interest, for breach of a 1994 loan agreement between FCC and defendants related to the construction of a facility in Orlando, for business libel, and for breach of fiduciary duty arising from defendants' alleged obstruction of FCC's right to audit, from defendants' alleged failure to properly manage FCC's facilities, and from defendants' alleged self dealing by causing FCC and defendants or their affiliates to enter into contracts that are not customary or usual in the industry. In additional to declaratory relief, FCC asserts that it is entitled to unspecified damages and to terminate all of the management agreements between the parties for cause. Defendants, including NHC, have filed an answer denying all of FCC's claims and asserting a counterclaim against FCC. On November 5, 1997, the trial court ruled against FCC's Partial Motion for Summary Judgment to release the mortgages from securing the deferred compensation due upon termination of the contract. No trial date has been set in this matter.



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




     The loss of management contract revenue on each individual FCC center would not have a material impact on the results of operations of the Corporation, but the loss of the revenues from all sixteen centers at once would have a material impact. This impact would be offset, however, by the receipt by the Corporation of the deferred contingency fee and or the fact that it might purchase some or all of the facilities; thus allowing the revenues and results of operations to be maintained by the Corporation; provided such fees or rights are not disallowed by the law suit.

     NHC and its General Partners are also defendants in a lawsuit styled Braeuning, et al vs. National HealthCare L.P., et al filed "under seal" in the U.S. District Court of the Northern District of Florida on April 9, 1996. The court removed the seal from the complaint - but not the file itself - on March 20, 1997 and service of process occurred on July 8, 1997, with the government participating as an intervening plaintiff. Thus, the plaintiffs in this lawsuit are now Braeuning and the United States Department of Justice. By agreement, and with court approval, the suit has been moved from the Pensacola District Court to the Tampa, Florida District Court and NHC's time for filing its Answer has been extended through year end 1997. The suit alleges that NHC has submitted cost reports and routine cost limit exception requests containing "fraudulent allocation of routine nursing services to ancillary service cost centers" and improper allocation of skilled nursing service hours in four managed centers, all in the state of Florida and seeks unspecified damages. The suit was filed under the Qui Tam provisions of the Federal False Claims Act, commonly referred to as the "Whistleblower Act".


     In regard to the allegations contained in the lawsuit, NHC believes that the cost report information of its centers have been either appropriately filed or, upon appropriate amendment, will reflect adjustments only for the correction of unintentional misallocations. Prior to the filing of the suit, NHC had commenced an in-depth review of the nursing time allocation process at its owned, leased and managed centers. A significant number of amended cost reports have been filed and the Corporation will continue to schedule and prepare revised cost reports and exception requests. It is anticipated that any years in question will be reviewed prior to there being further action in this matter at the judicial level. NHC is fully cooperating and the Corporation will fully cooperate with the government in an attempt to determine dollar amounts involved, and each intends to aggressively pursue an amicable settlement. The cost report periods under review include periods from 1991 through 1995.


     NHC would be responsible for any settlement related to its owned or leased facilities and to the extent that managed centers have settlements, NHC's 6% management fee would be adversely impacted. The Corporation will continue NHC's revenue policy not to reflect routine cost limit exception requests as income until the process, including cost report audits, is completed. While the Corporation cannot predict at this time the ultimate outcome of the suit, the Corporation does not believe that this litigation will have a material impact on the Corporation's results of operations or financial condition. The Corporation intends to strongly defend its actions in this matter.

     In October 1996 two managed centers in Florida were audited by representatives of the regional office of the OIG. As part of these audits, the OIG reviewed various records of the facilities relating to allocation of nursing hours and contracts with suppliers of outside services. At one center the OIG indicated during an exit conference that it had no further questions but has not yet issued a final report. At the second facility, which is one of four named in the Braeuning lawsuit, the OIG determined that certain records were insufficient and NHC supplied the additional requested information. These audits have been incorporated into the lawsuit.


     Florida is one of the states in which governmental officials are conducting "Operation Restore Trust", a federal/state program aimed at detecting and eliminating fraud and abuse by providers in the Medicare and Medicaid programs. The OIG has increased its investigative actions in Florida (and has now opened a Tennessee office) as part of Operation Restore Trust. The Corporation will continue to review and monitor the cost reporting process and its compliance with all government reimbursement standards, but cannot predict whether the OIG or other government officials will take further action or request additional information as a result of the Braeuning suit or any other audit that may be conducted in the future. An adverse determination in the lawsuit or as a result of an audit could subject the Corporation to civil or criminal fines and penalties which could have a material negative impact on the profitability of the Corporation.

     NHC is subject to claims and suits in the ordinary course of business, which will be assumed by the Corporation as a result of the Plan of Restructure. While there are several worker's compensation and personal liability claims presently in the court system, management believes that the ultimate resolution of such pending proceedings other than the legal proceedings described above will not have any material adverse effect on the Corporation or its operations.


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



                      RELATIONSHIP BETWEEN THE REIT AND THE
                        CORPORATION AFTER THE RESTRUCTURE

THE ASSUMED LIABILITIES


     The REIT will take the Owned Healthcare Facilities subject to Assumed Liabilities estimated to be approximately $105.9 million at December 31, 1997. The REIT anticipates repaying $75 million of the Assumed Liabilities with the proceeds of the New REIT Credit Agreement in the amount of $95 million with the Bank of Tokyo/Mitsubishi as Agent (described below) if obtained.

     The balance of the $105.9 million are secured liabilities at fixed rates of 8.0% and 8.64%, which are amortizing and will be paid in full by the end of the calendar year 2005.

     Although the REIT is assuming or taking the Owned Healthcare Facilities subject to the Assumed Liabilities, unless the holder of such debt has specifically consented, the Corporation will remain liable on such debt. The REIT has agreed to indemnify NHC and the Corporation in respect of such continuing liability. In connection with the transfer of the Owned Healthcare Facilities and the Notes to the REIT, and the assumption by the REIT of the Assumed Liabilities, NHC, the REIT and the Corporation have obtained oral consents, subject to the preparation and execution of definitive documentation, of the lenders of such Assumed Liabilities. Although there can be no assurance, NHC management has no reason to believe that such documentation will not be finalized in a timely manner. See "Risk Factors -- The REIT -- Lack of Consents; Acceleration of Certain Maturities." In the event that the REIT or the Corporation fails to obtain any required consent, such failure may be deemed to constitute a default under the related Assumed Liabilities, the REIT and/or the Corporation may be required to retire such Assumed Liabilities prior to its stated maturity. A default under such debt, if not waived or cured, could result in a loss of certain of the REIT's or the Corporation's assets through foreclosure or other means.

     Of the Assumed Liabilities, approximately $30.9 million is represented by fixed rate first mortgage notes on several of the Owned Healthcare Facilities. The REIT is seeking the consent of the holders of these notes to agree that the REIT's liability be limited to (1) its interest in the Owned Healthcare Facilities upon which the mortgages are placed, and (2) further limited to 28% of the total outstanding mortgage notes in question. However, such consent has not been obtained and no assurance can be given that such consent will be obtained.

     The REIT is in the process of negotiating a new credit agreement (the "New REIT Credit Agreement") which, if obtained, will be used to replace all but approximately $14.8 million of the Assumed Liabilities. The REIT is seeking a $95 million unsecured credit facility and has received commitment letters from three banks to provide portions of the $95 million. The REIT believes it will be able to obtain the new credit soon after the Effective Time. The New REIT Credit Agreement will be the sole obligation of the REIT and once it is in place, the Corporation will not have any obligations in the event of a default under the New REIT Credit Agreement by the REIT. There can be no assurance that the REIT will be able to successfully negotiate the New REIT Credit Agreement or what the final terms of any such credit agreement will be.

     In addition, the Corporation is also in the process of negotiating a new credit agreement (the "New Corporation Credit Agreement") which, if obtained, will be used to replace a portion of its outstanding debt. The Corporation is seeking a $35 million credit facility and believes it will be able to obtain the debt soon after the Effective Time. The New Corporation Credit Agreement will be the sole obligation of the Corporation and once it is in place, the REIT will not have any obligations in the event of a default under the New Corporation Credit Agreement by the Corporation. There can be no assurance that the Corporation will be able to successfully negotiate the New Corporation Credit Agreement or what the final terms of any such credit agreement will be.


THE LEASES


     Concurrently with NHC's conveyance of the Owned Healthcare Facilities to the REIT, the REIT as "Landlord" will lease to the Corporation, as "Tenant" each of the Owned Healthcare Facilities. Each of the Owned Healthcare Facilities is currently owned and operated by NHC. After the Plan of Restructure, the Owned Healthcare Facilities will be owned by the REIT and operated by the Corporation. Each such facility will be the subject of a separate Lease Agreement that will incorporate the provisions of a Master Agreement to Lease between the REIT as Landlord and the Corporation as Tenant (the "REIT Master Agreement").The Lease of each Owned Healthcare Facility will include the land, the buildings and structures and other improvements thereon, easements, rights and similar appurtenances to such land and improvements, and permanently affixed equipment, machinery and other fixtures relating to the operation of the Owned Healthcare Facility, but no personal property of the Corporation that is utilized in the Corporation's operation of the Owned Healthcare Facility will be the subject of a Lease.



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
     The REIT Master Agreement provides that each Lease will be for an initial term expiring on December 31, 2007 (the "Initial Term"). Provided that the Corporation is not then in default and gives at least six months notice, the Corporation has the option to renew all (but without REIT's consent not less than all) of the Leases for a further five-year term expiring December 31, 2012 (the "First Renewal Term"); and, provided that the Corporation is not then in default and gives at least six (6) months notice, the Corporation will have the option to renew all (but not less than all) of the Leases for a term expiring December 31, 2017 (the "Second Renewal Term").

     During the Initial Term and both Renewal Terms (if applicable), the Corporation is obligated to pay the REIT annual base rent for the respective Owned Healthcare Facilities in the respective amounts set forth under "Business -- The REIT -- Owned Healthcare Facilities", which amounts initially to an aggregate $15,494,437 increased each year by 3% of the increase in gross revenues over 1999, the "base year."


     The REIT Master Agreement and the respective Leases will also obligate the Corporation to pay as "other additional rent" all real estate taxes, utility charges and other charges imposed by third parties and which, if not paid, might become a levy or a lien upon the property. In addition to the base rent, and other additional rent, in each year after 1999 the Corporation must pay percentage rent to the REIT equal to 3% of the amount by which gross revenues of each Owned Healthcare Facility in such later year exceeds the gross revenues of such Owned Healthcare Facility in 1999. Base rent, other additional rent and percentage rent are collectively referred to in the REIT Master Agreement as "rent." NHC believes that the rent the Corporation will pay to the REIT under the various Leases represents the fair rental value for each leased property.


     Each Lease of an Owned Healthcare Facility is what is commonly known as a "triple net lease" or "absolute net lease," under which the Corporation is responsible to pay all taxes, utilities, insurance premium costs, repairs (including to structural portions of the buildings constituting a part of the Owned Healthcare Facilities) and other charges relating to the ownership and operation of the Owned Healthcare Facilities. The Corporation is obligated at its expense to keep all improvements and fixtures and other components of the Owned Healthcare Facilities covered by "all risk" insurance in an amount equal to at least 100% of the full replacement costs thereof, and insured against boiler explosion and similar insurance; to provide loss of rent insurance (if the same is available at a reasonable cost), and flood insurance if the land constituting the Owned Healthcare Facility is located within a designated flood plain area; and to maintain specified minimal personal injury and property damage insurance, protecting the REIT as well as the Corporation at each Owned Healthcare Facility. The Corporation is also obligated to indemnify and hold harmless the REIT from all claims resulting from the use and occupancy of each Owned Healthcare Facility by Corporation or persons claiming under the Corporation and related activities, as well as to be fully responsible for, and to indemnify and hold the REIT harmless against, all costs related to any hazardous substances or materials on, or other environmental responsibility with respect to, each Owned Healthcare Facility.

     Under each Lease, the Corporation's use of the Owned Healthcare Facility is limited to use as a nursing home, healthcare facility or other purpose for which the Leased Property is being used at the commencement date of the Lease unless the REIT's consent to some other use is obtained. The Corporation has responsibility to obtain and maintain all licenses, certificates and consents needed to use and operate each Owned Healthcare Facility for such purposes, and to use and maintain each Owned Healthcare Facility in a careful, safe and proper manner and in compliance with all local board of health and other applicable governmental and insurance regulations. Each Lease permits the Corporation to replace fixtures at each Owned Healthcare Facility and to finance such replacement (subject to the approval of the REIT in the case of any financing in excess of $10,000), and to make alterations with respect to any Owned Healthcare Facility (subject to the REIT's approval for any alteration in excess of $150,000 at any one Owned Healthcare Facility in any one year), with the title to any such replacement fixtures and alterations belonging to the REIT.

     An "Event of Default" will be deemed to have occurred under the REIT Master Agreement and any individual Lease if the Corporation fails to pay Rent within ten business days after notice of nonpayment from the REIT; if the REIT gives three or more notices of nonpayment of Rent to the Corporation in any one year (provided however that such will not be an Event of Default if REIT fails to exercise its remedies within 60 days after the last of such notices); if the Corporation fails to perform any other covenant and the Corporation does not diligently undertake to cure the same within 30 days' notice from the REIT; with respect to a Lease of any particular Owned Healthcare Facility, if the Corporation ceases operations thereof for more than 180 days other than as a result of destruction or condemnation; if any bankruptcy proceedings are instituted by or against the Corporation and, if against the Corporation, they are not dismissed within 90 days; if a custodian or receiver is appointed for any Owned Healthcare Facility and not discharged within 60 days or the Corporation is enjoined or prevented from conducting a substantial part of its business for more than 60 days; if uncontested liens on any part of the property of the Corporation are not dismissed or bonded within 60 days; or if the Corporation or any affiliate of the Corporation defaults on any other material obligation to the REIT or on any material obligation under any debt associated with any Owned Healthcare Facility or any debt co-guaranteed by the REIT and the Corporation.

     In the event of any Event of Default, the REIT may evict the Corporation and either terminate the Lease or re-let the premises in the REIT's name but for the account of the Corporation. In either event, the Corporation shall remain responsible for the rental value of the premises for the stated remainder period of the term in excess of rents received by the REIT from any successor occupant. In addition the REIT may exercise any other rights that it may have under law.


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




     In the event of any damage or destruction to any Owned Healthcare Facility, the Corporation has the obligation to fully repair or restore the same at the Corporation's expense, with the Base Rent, real estate taxes and other impositions on the particular Owned Healthcare Facility being appropriately abated during the time of restoration. If any Owned Healthcare Facility is damaged to such an extent that 50% of the licensed nursing home beds at such Owned Healthcare Facility are rendered unusable and if the Corporation has fully complied with the insurance obligations with respect to such Owned Healthcare Facility (including maintaining insurance against loss of rents), the Corporation may upon turning over all insurance proceeds with respect to such Owned Healthcare Facility terminate the Lease of that Owned Healthcare Facility.


     In the event of a condemnation or taking of any leased Owned Healthcare Facility, the Lease terminates as to the portion of the Owned Healthcare Facility taken, and in the event of a partial taking, the Corporation is obligated to repair the portion not taken, if the same may still be economically used, and the Base Rent therefor will abate in proportion to the number of beds remaining.

     The REIT Master Agreement provides that if during the Lease Term or within six months after termination of such Term the REIT receives a bona fide third party offer to purchase any Owned Healthcare Facility, then, prior to accepting such third party offer, the REIT shall give the Corporation a 15-day right of first refusal during which the Corporation may elect to purchase such Owned Healthcare Facility on the same terms and conditions offered by the third party. The Corporation also is granted a thirty day right of first refusal to lease an Owned Healthcare Facility expiring six months after the expiration of the Lease Term, on the same terms and conditions as offered by a third party.

     Various other provisions of the REIT Master Agreement with respect to Leases of the various Owned Healthcare Facilities provide for arbitration in the event of the REIT and the Corporation's inability to resolve disputes under the REIT Master Agreement or any Lease. Such Agreement also provides that upon its termination and the last of the Leases between the REIT and the Corporation, the REIT will, upon the Corporation's request within 12 months after such termination, use its best efforts to change its corporate name to a name that does not include the word "National".

     The REIT Master Agreement described above applies only to the 24 Leases of the Owned Healthcare Facilities. The REIT and the Corporation anticipate that any future leases of additional healthcare facilities between them will also become subject to the REIT Master Agreement with appropriate modifications to fit the specific situation. The foregoing summary of certain of the provisions of the REIT Master Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to all provisions of the REIT Master Agreement.

ADVISORY, ADMINISTRATIVE SERVICES AND FACILITIES AGREEMENT

     The REIT intends to enter into an Advisory, Administrative Services and Facilities Agreement with the Corporation as "Advisor" under which the Corporation will provide management and advisory services to the REIT during the term of the REIT Advisory Agreement. The following summary of certain provisions of the REIT Advisory Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to all provisions of the REIT Advisory Agreement.

     SERVICES OF ADVISOR


     Under the REIT Advisory Agreement, the REIT engages the Corporation and the Corporation, as Advisor, agrees to use its best efforts (a) to present to the REIT a continuing and suitable investment program consistent with the investment policy of the REIT adopted by the REIT Directors from time to time; (b) to manage the day-to-day affairs and operations of the REIT; and (c) to provide administrative services and facilities appropriate for such management. In performing its obligations under the Agreement, the Advisor is subject to the supervision of and policies established by the REIT's Board of Directors.


     The specific duties of the Advisor under the REIT Advisory Agreement include providing the REIT with economic information and evaluations with respect to additional investment opportunities, formulating an investment program and selecting potential investments for the REIT and recommending the terms thereof; and also evaluating and making recommendations as to the possible sale or other disposition of the assets of the REIT. The Advisor also is responsible for recommending selections of tenants, lenders, providers of professional and specialized services and handling other managerial functions with respect to the REIT's properties. The Advisor is also obligated to provide office and clerical facilities adequate for the REIT's operations, and to provide or obtain others to provide accounting, custodial, funds collection and payment, stockholder and debentureholder communications, legal and other services necessary in connection with the REIT's operations. The Advisor also undertakes to keep the REIT's Directors informed as to developments in the healthcare and REIT industries useful to the REIT's existing and potential future business and investments.


     The REIT Advisory Agreement also obligates the Advisor to handle or arrange for the handling of the REIT's financial and other records. The Advisor is also required to keep its own records with respect to its services under the REIT Advisory Agreement. Annually, or as more frequently requested by the REIT's Directors, the Advisor is obligated to report to the REIT Directors its estimated costs in providing services under the REIT Advisory Agreement and such information as the Advisor may reasonably obtain concerning the cost to other REITs specializing in healthcare facility investments of administrative and advisory services comparable to those provided by the Advisor, in order that the

REIT's Directors may evaluate the performance of the Advisor and the efficiency of the arrangements provided to the REIT under the Agreement.

     RESTRICTIONS ON INVESTMENT ACTIVITIES


     The REIT Advisory Agreement provides that prior to the earlier to occur of
(i) the termination, for any reason, of the REIT Advisory Agreement or (ii) the Corporation ceasing to be actively engaged as the investment advisor for NHI, the REIT will not (without the prior approval of NHI) transact business with any party, person, company or firm other than the Corporation. It is the intent of the foregoing restriction that the REIT will not be actively or passively engaged in the pursuit of additional investment opportunities, but rather will focus upon its capacities as landlord and note holder of those certain assets conveyed to it in the Plan of Restructure.


     TERM

     The REIT Advisory Agreement is for a stated term expiring December 31, 2003 and thereafter from year to year unless earlier terminated. However, either party may terminate the REIT Advisory Agreement at any time on or after January 1, 2000 on 90 days written notice, and the REIT may terminate the REIT Advisory Agreement for cause at any time.

     Upon termination of the REIT Advisory Agreement for any reason, the Advisor is obligated to deliver all property of the REIT that the Advisor is holding in its capacity as Advisor, to render a full accounting to the REIT and to cooperate with the REIT Directors to provide an orderly management transition. The REIT is obligated, upon such termination, to pay the Corporation all compensation for services through the date of termination, including any compensation the payment of which was deferred during the period the REIT Advisory Agreement was in effect.

     COMPENSATION

     For its services under the REIT Advisory Agreement, the Corporation is entitled to annual compensation of the greater of (i) two percent (2%) of the REIT's gross consolidated revenues calculated according to generally accepted accounting principles, or (ii) the actual expenses incurred by the Corporation as outlined in the REIT Advisory Agreement.




     PAYMENT OF EXPENSES

     The REIT Advisory Agreement provides that the Corporation shall pay all expenses incurred in performing its obligations thereunder, without regard to the amount of compensation received under the Agreement. Expenses specifically listed as expenses to be borne by the Corporation without reimbursement include: the cost of accounting, statistical or bookkeeping equipment necessary for the maintenance of the REIT's books and records; employment expenses of the officers and directors and personnel of the Corporation and all expenses, including travel expenses, of the Corporation incidental to the investigation and acquisition of properties for the REIT prior to the time the REIT Directors definitively decide to acquire the property or to have the Corporation continue with the acquisition process, whether the property is acquired or not, and after the REIT Directors definitively decide to dispose of a property; advertising and promotional expenses incurred in seeking and disposing of investments for the REIT; rent, telephone, utilities, office furniture and furnishings and other office expenses incurred by or allocable to the Corporation for its own benefit and account regardless of whether incurred or used in connection with rendering the services to the REIT provided for in the REIT Advisory Agreement; all miscellaneous administrative and other expenses of the Corporation, whether or not relating to the performance by the Corporation of its functions under the REIT Advisory Agreement; fees and expenses paid to independent contractors, appraisers, consultants, attorneys, managers and other agents retained by or on behalf of the REIT and expenses directly connected with the acquisition, financing, refinancing, disposition and ownership of real estate interests or of other property (including insurance premiums, legal services, brokerage and sales commissions, maintenance, repair and improvement of property); insurance as required by the REIT Directors (including REIT Directors' liability insurance); expenses connected with payments of dividends or distributions in cash or any other form made or caused to be made by the REIT Directors to REIT shareholders and expenses connected with payments of interest to holders of the REIT's debentures; all expenses connected with communication to holders of securities of the REIT and the other bookkeeping and clerical work necessary in maintaining relations with holders of securities, including the cost of printing and mailing certificates for securities and proxy solicitation materials and reports to holders of the REIT's securities; transfer agent's, registrar's, distribution disbursing agent's, distribution reinvestment plan agent's and indenture trustee's fees and charges. The REIT Advisory Agreement also confirms that the Corporation shall pay all costs and expenses which it is obligated to pay as tenant under any lease of healthcare facilities from the REIT.

     The REIT Advisory Agreement also confirms that the Corporation is responsible for all legal and auditing fees and expenses of the REIT and legal, auditing accounting, underwriting, brokerage, listing, registration and other fees and printing, engraving and other expenses and taxes incurred in connection with the organization of the REIT, but such expenses incurred after January 1, 1998 for the issuance, distribution, transfer, registration and listing of the REIT Shares shall remain the REIT's obligation.

     The REIT Advisory Agreement provides that, except as the Corporation may have responsibility for such costs as tenant under the lease of any property from the REIT, the REIT is responsible to pay its own expenses of the following types: distributions, the cost of borrowed money; taxes on income and taxes and assessments on real property and all other taxes applicable to the REIT including, without limitation, franchise and excise fees; except as assumed by the Corporation, all ordinary and necessary expenses incurred with respect to and allocable to the prudent operation and business of the REIT including, without limitation, any fees, salaries and other employment costs, taxes and expenses paid to REIT Directors, officers and employees of the REIT who are not also employees of the Corporation.

                         PRO FORMA FINANCIAL INFORMATION


     The audited financial statements of NHC for each of the years ended December 31, 1996, 1995 and 1994 and the unaudited financial statements for the nine months ended September 30, 1997 and 1996 are included in the Proxy Statement/Prospectus.

     The following unaudited pro forma balance sheets as of September 30, 1997 and statements of income for the year ended December 31, 1996 and the nine months ended September 30, 1997 of National HealthCare Corporation and National Health Realty, Inc. have been prepared based on the historical statements as adjusted to reflect the proposed Restructure between NHC, National HealthCare Corporation and National Health Realty, Inc. and the sale and subsequent conversion of subordinated convertible debentures by NHC as outlined in the Notes to the Pro Forma Financial Statements as if they occurred on September 30, 1997 for the Balance Sheets and on January 1, 1996 for the Statements of Income.


                  NATIONAL HEALTH REALTY, INC. AND SUBSIDIARIES
                     PRO FORMA CONSOLIDATED INCOME STATEMENT
                          YEAR ENDED DECEMBER 31, 1996
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                                               Pro Forma
                                                                              Adjustments
                                                                    ------------------------------
                                                          Actual       Debit             Credit           Pro Forma
                                                        ----------  -------------     ------------    ---------------
Revenues:
     Rent income                                        $     --                   $  11,173       (a)      $  11,173
     Interest                                                 --                       9,037       (c)          9,037
                                                        --------                   ---------                ---------
       Net revenues                                           --                      20,210                   20,210
                                                        --------                   ---------                ---------

Costs and Expenses:

     Operating and administrative                           --       $  404 (e)                              404
     Provision for depreciation and amortization            --        3,580 (b)                            3,580
     Interest                                               --        3,142 (d)                            3,142
                                                        ------       ------                           ----------
          Total costs and expenses                          --        7,126                                7,126
                                                        ------       ------                           ----------
Net Income from Operations                                  --        7,126              20,210           13,084

Minority interest in earnings of
  consolidated subsidiary                                   --          837 (f)                              837
                                                        ------       ------           ---------       ----------
Net Income                                              $   --       $7,963           $  20,210       $   12,247
                                                        ======       ======           =========       ==========
 Earnings Per Share
     Primary                                            $   --                                        $     1.56
                                                        ======                                        ==========
     Fully Diluted                                      $   --                                        $     1.25
                                                        ======                                        ==========
Weighted Average Shares
     Primary                                                --                                         7,852,551
                                                        ======                                        ==========

     Fully Diluted                                              --                                          9,811,958
                                                        ==========                                    ===============



The REIT's anticipated transactions, reflected on a pro forma basis, are as follows:

(a) To record rent income from the Corporation in accordance with the terms of lease agreements between the REIT and the Corporation.
(b) To record depreciation expense on fixed assets transferred by NHC based on the estimated remaining life.
(c) To record interest income on first mortgage notes receivable transferred by NHC. The interest rate on $79,065 of the notes receivable is fixed at 10.25%. The interest rate on the balance of notes receivable is generally at prime plus 2%.

(d) To record interest expense on debt transferred from NHC related to real property.
(e) To record administrative expenses of the REIT based on expected operating and administrative miscellaneous expenses.

(f) To record 6.4% minority interest of National Health Corporation.
(g) The REIT intends to account for the leases with the Corporation as operating leases.

                  NATIONAL HEALTH REALTY, INC. AND SUBSIDIARIES
                     PRO FORMA CONSOLIDATED INCOME STATEMENT

                      NINE MONTHS ENDED SEPTEMBER 30, 1997

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                                                    Pro Forma
                                                                                   Adjustments
                                                       Actual        Debit            Credit          Pro Forma
                                                     ----------  -------------     ------------    ---------------
Revenues:
     Rent income                                         $    --                     $ 9,790(a)        $  9,790
     Interest                                                 --                       7,467(c)           7,467
                                                      ----------                    --------           --------
         Net revenues                                         --                      17,257             17,257
                                                      ----------                    --------           --------
Costs and Expenses:
     Operating and administrative                             --      $  345(e)                             345
     Provision for depreciation and amortization              --       4,292(b)                           4,292
     Interest                                                 --       3,448(d)                           3,448
                                                      ----------  ----------                           --------
         Total costs and expenses                             --       8,085                              8,085
                                                      ----------    --------                           --------

Net Income from Operations                                    --       8,085          17,257              9,172

Minority interest in earnings of
   consolidated subsidiary                                    --            587(f)                          587
                                                           ------       -------         --------     ----------
Net Income                                                 $  --        $ 8,672         $ 17,257     $    8,585
                                                           ======       =======         ========     ==========
       Earnings Per Share
                  Primary                                  $  --                                     $     1.05

                                                           ======                                    ==========
     Fully Diluted                                         $  --                                     $     0.85
                                                           ======                                    ==========
       Weighted Average Shares
                  Primary                                     --                                      8,193,244
                                                           ======                                    ==========
     Fully Diluted                                            --                                     10,094,111
                                                           ======                                    ==========

The REIT's anticipated transactions, reflected on a pro forma basis, are as follows:






(a) To record rent income from the Corporation in accordance with the terms of lease agreements between the REIT and the Corporation.
(b) To record depreciation expense on fixed assets transferred by NHC based on the estimated remaining life.
(c) To record interest income on first mortgage notes receivable transferred by NHC. The interest rate on $80,058 of the notes receivable is fixed at 10.25%. The interest rate on the balance of notes receivable is generally at prime plus 2%.
(d) To record interest expense on debt transferred from NHC related to real property.
(e) To record administrative expenses of the REIT based on expected operating and administrative miscellaneous expenses.
(f) To record 6.4% minority interest of National Health Corporation.
(g) The REIT intends to account for the leases with the Corporation as operating leases.

                  NATIONAL HEALTH REALTY, INC. AND SUBSIDIARIES
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1997
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)



                                                                               Pro Forma
                                                                              Adjustments
                                                                   -------------------------------
                                                          Actual        Debit            Credit          Pro Forma
                                                        ---------- --------------     ------------    --------------
Assets:
  Cash                                                  $       --     $    1,000(a)                   $     1,000
  Real Estate Properties:
    Land                                                        --         19,836(a)                        19,836
    Fixed Assets                                                --        117,573(a)                       117,573
                                                        ----------     ----------                      -----------
    Real Estate Properties, Net                                 --        137,409                          137,409
  Mortgage loans receivable                                     --         94,805(b)                        94,805
                                                        ----------     ----------                      -----------
           Total Assets                                 $       --     $  233,214                      $   233,214
                                                        ==========     ==========                      ===========

Liabilities and Stockholders' Equity:
     Liabilities:
          Long-term notes and bonds payable             $       --                      $  86,720(a)   $    86,720
                                                        ----------                      ---------      -----------
          Total Liabilities                                     --                         86,720           86,720
     Minority interest in consolidated subsidiaries             --                          9,376(c)         9,376
     Stockholders' equity                                       --          9,376(c)       51,689(a)       137,118
                                                                                           94,805(b)
                                                        ----------     ----------       ---------      -----------
          Total Liabilities and Stockholders' Equity
                                                        $       --     $    9,376       $ 242,590      $   233,214
                                                        ==========     ==========       =========      ===========
Book value per share
                                                        $       --                                     $     16.74
                                                        ==========                                     ===========
Shares outstanding                                              --                                       8,193,244
                                                        ==========                                     ===========


The REIT's anticipated transactions, reflected on a pro forma basis, are as follows:

(a) To record the transfer of cash, real property and related debt from NHC at net book value.
(b) To record the transfer of first mortgage notes receivable from NHC at net book value.
(c)  To record 6.4% minority interest of National Health Corporation.
(d) The REIT intends to account for the leases with the Corporation as operating leases.

         NATIONAL HEALTHCARE CORPORATION AND SUBSIDIARIES, SUCCESSOR TO
                    NATIONAL HEALTHCARE L.P. AND SUBSIDIARIES
                     PRO FORMA CONSOLIDATED INCOME STATEMENT
                          YEAR ENDED DECEMBER 31, 1996
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)



                                                                          Pro Forma
                                                                         Adjustments
                                                                  -----------------------------
                                                      Actual         Debit           Credit           Pro Forma
                                                  --------------  ------------    -------------    ---------------
 Revenues:
    Net patient revenues                          $      341,818                                   $       341,818
    Other revenues                                        46,842  $      9,037(d)                           37,805
                                                  --------------  ------------                     ---------------
         Net revenues                                    388,660         9,037                             379,623
                                                  --------------  ------------                     ---------------
Costs and Expenses:
    Operating and administrative                         334,987        11,173(a)                          346,454
                                                                           294(e)
    Provision for depreciation and                        13,634                  $       3,580(b)          10,054
       amortization
    Interest                                              10,753                          3,142(c)           7,611
                                                  --------------  ------------    -------------    ---------------

         Total costs and expenses                        359,374        11,467            6,722            364,119
                                                  --------------  ------------    -------------    ---------------

Net income before taxes                                   29,286        20,504            6,722             15,504
Provision for income taxes                                    --         6,122(f)            --(g)         (6,122)
                                                  --------------  ------------    -------------    ---------------
Net Income                                        $       29,286  $     26,626    $       6,722    $         9,382
                                                  ==============  ============    =============    ===============

Earnings Per Unit/Share:
    Primary                                       $         3.44                                   $          1.04
                                                  ==============                                   ===============
    Fully Diluted                                 $         2.98                                   $          1.02
                                                  ==============                                   ===============
Weighted Average Units/Shares:
    Primary                                            8,496,299                                         9,051,854
                                                  ==============                                   ===============
    Fully Diluted                                     10,455,706                                        11,011,261
                                                  ==============                                   ===============




The Corporation's anticipated transactions, reflected on a pro forma basis, are as follows:

(a) To record rent expense in accordance with the Lease terms between the REIT and the Corporation on assets intended to be transferred to the REIT and leased by the Corporation.
(b)      To remove depreciation expense on assets transferred.
(c)      To remove interest expense on debt transferred to the REIT.
(d) To remove interest income on mortgage notes receivable transferred to the REIT.

(e)      To record state franchise taxes based on expected corporate structure.
(f)      To record federal and state income taxes.
(g) The Corporation would have recorded non-recurring income tax benefits of $3,964 related to the change in the Corporation's tax status.

(h) The Corporation intends to account for the leasing of the real estate assets as operating leases.

         NATIONAL HEALTHCARE CORPORATION AND SUBSIDIARIES, SUCCESSOR TO
                    NATIONAL HEALTHCARE L.P. AND SUBSIDIARIES
                     PRO FORMA CONSOLIDATED INCOME STATEMENT
                      NINE MONTHS ENDED SEPTEMBER 30, 1997
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                           Pro Forma
                                                                           Adjustments
                                                                  -----------------------------
                                                      Actual         Debit           Credit           Pro Forma
                                                  --------------  ------------    -------------    ---------------
Revenues:
    Net patient revenues                          $      288,640                                   $       288,640
    Other revenues                                        35,403  $      7,467(d)                           27,936
                                                  --------------  ------------                     ---------------
         Net revenues                                    324,043         7,467                             316,576
                                                  --------------  ------------                     ---------------
Costs and Expenses:
    Operating and administrative                         278,918         9,790(a)                          288,879
                                                                           171(e)

    Provision for depreciation and amortization           12,061                  $       4,292(b)           7,769
    Interest                                               9,387                          3,448(c)           5,939
                                                  --------------  ------------    -------------    ---------------

         Total costs and expenses                        300,366         9,961            7,740            302,587
                                                  --------------  ------------    -------------    ---------------
Net income before taxes                                   23,677        17,428            7,740             13,989
Provision for income taxes                                   --          5,326(f)            --(g)          (5,326)
                                                  --------------  ------------    -------------    ---------------
Net Income                                        $       23,677  $     22,754    $       7,740    $         8,663
                                                  ==============  ============    =============    ===============

Earnings Per Unit/Share:
    Primary                                       $         2.68                                   $          0.92
                                                  ==============                                   ===============
    Fully Diluted                                 $         2.33                                   $          0.89
                                                  ==============                                   ===============

Weighted Average Units/Shares:
    Primary                                            8,836,992                                         9,392,547
                                                  ==============                                   ===============
    Fully Diluted                                     10,737,859                                        11,293,414
                                                  ==============                                   ===============




The Corporation's anticipated transactions, reflected on a pro forma basis, are as follows:

(a) To record rent expense in accordance with the Lease terms between the Corporation and the REIT on assets intended to be transferred to the REIT and leased by the Corporation.
(b)      To remove depreciation expense on assets transferred.
(c)      To remove interest expense on debt transferred to the REIT.
(d) To remove interest income on mortgage notes receivable transferred to the REIT.
(e)      To record state franchise taxes based on expected corporate structure.
(f)      To record federal and state income taxes.

(g) The Corporation would have recorded non-recurring income tax benefits of $3,737 related to the change in the Corporation's tax status.
(h) The Corporation intends to account for the leasing of the real estate assets as operating leases.

         NATIONAL HEALTHCARE CORPORATION AND SUBSIDIARIES, SUCCESSOR TO
                    NATIONAL HEALTHCARE L.P. AND SUBSIDIARIES
                      PRO FORMA CONSOLIDATED BALANCE SHEET

                               SEPTEMBER 30, 1997

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)



                                                                Pro Forma
                                                               Adjustments
                                                               -----------

                                            Actual        Debit             Credit          Pro Forma
                                       --------------   ------------    -------------    ---------------
Assets:
    Current Assets                    $      100,853  $      1,821(c)                    $     122,324
                                                            19,650(d)
    Property and equipment                   208,148                    $   137,409(a)          70,739
    Assets held by other parties              20,948                                            20,948
    Other Assets                             114,506         1,916(c)        94,805(b)          21,617
                                      --------------  ------------      -----------      -------------
         Total Assets                 $      444,455  $     23,387      $   232,214      $     235,628
                                      ==============  ============      ===========      =============

Liabilities and Partners' Capital:
    Current liabilities               $       81,841                                     $      81,841
    Debt serviced by other parties            31,811                                            31,811
    Long-term debt                           142,372  $     86,720(a)                           55,652
    Subordinated convertible notes            28,739                                            28,739
    Deferred income                           14,822                                            14,822
    Minority interest in consolidated            786                                               786
     subsidiaries
    Partners' capital                        144,084        50,689(a)   $     3,737(c)              --
                                                            94,805(b)        19,650(d)
                                                            21,977(e)
    Stockholders' Equity                          --                         21,977(e)          21,977
                                      --------------  ------------      -----------      -------------
      Total Liabilities &
       Stockholders' Equity           $      444,455  $    254,191      $    45,364      $     235,628
                                      ==============  ============      ===========      =============
Book value per unit/share             $        16.25                                     $        2.33
                                      ==============                                     =============
Units/Shares outstanding                   8,866,822                                         9,422,377
                                      ==============                                     =============



\


The Corporation's anticipated transactions, reflected on a pro forma basis, are as follows:

(a) To record the transfer of real property and related debt to the REIT at net book value.
(b) To record the transfer of first mortgage notes receivable to the REIT at net book value.
(c)      To record deferred income taxes at a 40% rate.
(d) On October 15, 1997, NHC sold subordinated convertible debentures of $2 The debentures are convertible into Corporation shares only. Since the debentures mandatorily convert to equity on January 1, 1998, this amount has been reflected above as an addition to partners' capital.
(e)      To reclassify partners' capital.
(f) The Corporation intends to account for the distribution of assets (and related debt) to the REIT at net book value and the subsequent leasing of real estate assets as operating leases.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NHC

         OVERVIEW

         NHC is a leading provider of long-term health care services.

As of September 30, 1997, NHC operates or manages 110 long-term health care centers with 13,926 beds in ten states. NHC provides nursing care as well as ancillary therapy services to patients in a variety of settings including long-term nursing centers, managed care specialty units, subacute care units, Alzheimer's care units, homecare programs, and facilities for assisted living. NHC also operates retirement centers.


         RESULTS OF OPERATIONS


         The following table and discussion sets forth items from the consolidated statements of income as a percentage of net revenues for the unaudited periods ended September 30, 1997 and 1996 and audited years ended December 31, 1996, 1995 and 1994.


                           PERCENTAGE OF NET REVENUES



                                                Nine Months Ended
                                                   September 30,          Year Ended December 31,
                                                ------------------    --------------------------------
                                                1997        1996        1996         1995       1994
                                                ----        ----        ----         ----       ----
Revenues:
         Net patient revenues                    89.1%       88.0%       87.9%       87.8%       90.2%
         Other revenues                          10.9        12.0        12.1        12.2         9.8
                                                -----       -----       -----       -----       -----
                  Net revenues                  100.0       100.0       100.0       100.0       100.0
                                                -----       -----       -----       -----       -----
Costs and expenses:
         Salaries, wages and benefits            54.8        55.4        53.9        53.8        52.7
         Other operating                         31.3        31.1        32.2        31.2        33.0
         Interest                                 2.9         3.0         2.8         4.8         4.4
                                                -----       -----       -----       -----       -----
                  Total costs and expenses       92.7        93.0        92.5        94.0        94.7
                                                -----       -----       -----       -----       -----
         Net Income                               7.3%        7.0         7.5%        6.0%        5.3%
                                                =====       =====       =====       =====       =====


         The following table sets forth the increase in certain items from the consolidated statements of income as compared to the prior period.

                     PERIOD TO PERIOD INCREASE (DECREASE)


                                                        (Unaudited)
                                                    Nine Months Ended
                                                         September 30,                   Year Ended December 31,
                                                -------------------------- -----------------------------------------------------
                                                       1997 vs. 1996               1996 vs. 1995               1995 vs. 1994
                                                --------------------------   -------------------------      -------------------
(dollars in thousands)                             Amount          Percent     Amount          Percent      Amount      Percent
----------------------                             ------          -------     ------          -------      ------      -------
Revenues:
         Net patient revenues                       $42,567          17.3%     $33,849          11.0%      $38,247        14.2%
         Other revenues                               1,874           5.6        3,854           9.0        13,809        47.3
                                                    -------          ----      -------          ----       -------       -----


                  Net revenues                       44,441           15.9     37,703        10.7         52,056      17.4
                                                    -------          -----   --------       -----        -------      ----
Costs and expenses:
         Salaries, wages and benefits                22,603           14.6     20,660        10.9         31,322      19.9
         Other operating                             14,524           16.7     15,925        14.6         10,664      10.8
         Depreciation & amortization                  2,266           23.1       (915)       (6.3)           967       7.1
         Interest                                       913           10.8     (6,138)      (36.3)         3,841      29.4
                                                    -------           ----   --------       -----        -------      ----
                  Total costs and expenses           40,306           15.5     29,532         9.0         46,794      16.5
                                                    -------           ----   --------       -----        -------      ----
Net income                                          $ 4,135           21.2%  $  8,171        38.7%       $ 5,262      33.2%
                                                    =======           ====   ========       =====        =======      ====


         NHC's owned or leased long-term health care centers and contract therapy services provided 78% of net revenues in 1996, 76% in 1995, and 76% in 1994. Homecare programs provided 13% of net revenues in 1996, 15% in 1995 and 16% in 1994.


         The overall census in owned or leased centers for the nine months ended September 30, 1997 averaged 92.8% compared to an average of 93.3% for the same nine months a year ago. The overall census in owned or leased centers for 1996 was 93.6% compared to 93.0% in 1995 and 92.8% in 1994. The census excluding acquisitions and new openings was 93.8%, 93.0% and 94.5%, respectively, for the same periods. NHC opened a net of 190 new owned, leased or managed beds in 1996.


         HEALTH CARE REVENUES

         NHC's principal business is operating and managing long-term health care centers, including the provision of routine and ancillary services. Approximately 60% of NHC's net revenues in 1996 and 1995 and 61% in 1994 are from participation in Medicare and Medicaid programs. Amounts paid under these programs are generally based on a facility's allowable costs or a fixed rate subject to program cost ceilings. Revenues are recorded at standard billing rates less allowances and discounts principally for patients covered by Medicare, Medicaid and other contractual programs. Amounts earned under the Medicare and Medicaid programs are subject to review by the third party payors and as disclosed in the notes to the financial statements, by the Office of the Inspector General. In the opinion of management, adequate provision has been made for any adjustments that may result from such reviews. (See "Business -- The Corporation -- Legal Proceedings"). However, substantial cash payments may be required at the time of finalization if material adjustments are made by auditors.

         Any differences between estimated settlements and final determinations are reflected in operations in the year finalized. NHC has submitted various requests for exceptions to Medicare routine cost limitations for reimbursement. NHC has received approval on certain requests, and others are pending approval. NHC will record revenues associated with the approved requests when such approvals, including cost report audits, are assured.

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


         NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1996. Results for the nine month period ended September 30, 1997 include a 21% increase over the same period in 1996 in net income, an 18% increase in fully diluted earnings per unit, and a 16% increase in net revenues.

         The increased revenues for the nine months ended September 30, 1997 reflect the continued growth of operations. Compared to the nine month period a year ago, NHC has increased the number of owned, leased, and managed long-term care beds by 1,116 beds from 12,810 beds to 13,926 beds. The number of homecare locations has increased from 32 locations to 33 locations. Also contributing to increased revenues are improvements in both private pay and third party payor rates.

         Revenues improved during first nine months of 1997 also due to increased emphasis on rehabilitative and managed care services. NHC has extended its rehabilitative services into additional geographic areas and to additional customers.

         Revenues from management services, which are included in the Statements of Income in Other Revenues, increased 6.2% for the nine month period in 1997 compared to the same period in 1996 from $24.3 million to $25.8 million due to the increased number of beds being managed for others and due to increased management fees. Management fees are generally based upon a percentage of net revenues of the managed center and therefore tend to increase as a facility matures and as prices rise in general.

         Total costs and expenses for the 1997 nine month period increased $40.3 million or 15.5% to $300.4 million from $260.1 million. Salaries, wages and benefits, the largest operating costs of this service company, increased $22.6 million or 14.6% to $177.5 million from $154.9 million. Other operating expenses increased $14.5 million or 16.7% to $101.4 million for the 1997 third quarter compared to $86.9 million in the 1996 period. Depreciation and amortization increased 23.1% to $12.1 million. Interest costs increased $0.9 million or 10.8% to $9.4 million from $8.5 million for last year.


         Increases in salaries, wages and benefits are attributable to the increase in staffing levels due to long-term care bed additions, assisted living expansions, homecare expansions, and the increased emphasis on rehabilitative services. Also contributing to higher costs of labor are inflationary increases for salaries and the associated benefits.

         Operating costs have increased due to the increased number of beds in operation, the opening of three new assisted living projects, the expansion of homecare services, the expansion of rehabilitative and managed care services, and the growth in management services provided to others.


         Depreciation and amortization increased as a result of NHC's placing of newly constructed or purchased assets in service and due to capital improvements at existing properties. Interest expense increased due to increased borrowing for newly purchased or constructed long-term care beds and assisted living beds.

         The total census at owned and leased centers for the nine months averaged 92.8% compared to an average of 93.3% for the same nine months a year ago.


         YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995. In 1996, NHC achieved record earnings while growing in the variety and quality of services offered. Results for 1996 included a 39% increase in net income, a 29% increase in primary earnings per unit, and a 11% increase in net revenues.

         The growth in revenues in 1996 occurred in long-term care, in rehabilitative and managed care and in management services.

         Improved revenues in long-term care were due in part to increased numbers of owned beds having been placed in service. In 1996, 130 beds were opened or acquired in owned and leased centers. Furthermore, 111 long-term care beds which had been added in 1995 had improved occupancy rates in 1996. Also contributing to improved revenues in long-term care were increases in types and levels of services being offered and in private pay and third party payor rates. Increases in third party payor rates were held down in part by the negative impact of routine cost limits for Medicare certified nursing homes. During 1996 and 1995, NHC had 48 and 44, respectively, owned or leased centers which operated at Medicare costs higher than the ceiling.

         Homecare revenues improved due to increased payor rates and number of visits at NHC's 16 additional Tennessee locations. At all locations, there were 754,000 visits in 1996 compared to 717,000 visits in 1995.

         Revenues also improved during 1996 as a result of NHC's increased emphasis on rehabilitative and managed care services. To boost the ability to offer physical, speech and occupational therapy to greater numbers of patients, NHC increased its staff of professionally licensed therapists from nearly 800 last year to over 1,000 in 1996. Over 585 companies, including school systems, hospitals, home care companies and outpatient clinics contracted for NHC's rehabilitative services in 1996, which number is up from 420 companies in 1995.


         Revenues from management services, which are included in the Statements of Income in Other Revenues, increased 13% in 1996 from $28.7 million to $32.4 million due to increased management fees and increased interest income from higher principal amounts on loans to managed centers. In 1996, 60 additional long-term care beds came under management contract. Management fees are generally based upon a percentage of net revenues of the managed center and therefore tend to increase as a facility matures and as prices rise in general.


         Increases in salaries, wages and benefits in 1996 were attributable to the increase in staffing levels due to long-term care bed additions and the increased emphasis on rehabilitative services. Also contributing to higher costs of labor were inflationary increases for salaries and the associated benefits.

         Operating costs increased due to the increased numbers of beds in operation, the expansion of rehabilitative and managed care services, the growth in management services provided to others, and due to the increase in rent expense as explained below.

         Depreciation expense and interest expense both decreased compared to last year due primarily to capital transactions which occurred in 1995. During December 1995, NHI prepaid debt on which NHC had also been obligated in the amount of $20.5 million. In addition, NHC was released from its obligation on approximately $25.3 million of debt which had been transferred to NHI in 1991. Since NHC is no longer obligated on transferred debt in the amount of $45.9 million, debt serviced by other parties and assets under arrangement with other parties was reduced by $45.9 million.


         The leases with NHI provide that NHC shall continue to make non-obligated debt service rent payments equal to the debt service including principal and interest on the obligated debt which was prepaid and from which NHC has been released as a direct obligor. As a result, other operating expenses are increased by the amount of the rent payments, depreciation is decreased by the amount of depreciation formerly charged on assets under arrangement with other parties and interest expense is decreased by the amount of interest expense formerly associated with the debt serviced by other parties.


         YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994. In 1995, NHC achieved rapid annual growth in earnings, earnings per unit, and revenues. Net income totaled $21.1 million, a 33% increase over the comparable prior year amount. Fully diluted earnings per unit totaled $2.31, a 28% increase. Net revenues totaled $351.0 million, a 17% increase. NHC's net margin ratio, which is defined as net income divided by net revenues, increased to 6.0% from 5.3% in 1994 illustrating that in 1995 NHC grew its revenues at a faster rate than its expenses.


         The growth in net patient revenues in 1995 occurred in long-term care, homecare, and rehabilitative and managed care.

         Improved revenues in long-term care were due primarily to increased types and levels of services being offered and to increases in private pay and third party billing rates. Also, the total number of owned or leased beds increased from 6,295 beds at the end of 1994 to 6,406 beds at the end of 1995. During 1995 and 1994, NHC had 44 and 41, respectively, owned or leased centers which operated at Medicare costs higher than the routine cost limits, which were frozen at 1993 levels by the 1993 Tax Reform Act.


         Homecare revenues improved due to increased payor rates and increased numbers of visits at NHC's 28 Florida and Tennessee homecare locations. There were 717,000 homecare visits in 1995 compared to 674,000 visits in 1994.


         Revenues also improved during 1995 due to continued emphasis on rehabilitative and managed care services. To boost the ability to offer physical, speech and occupational therapy to greater numbers of patients, NHC increased its staff of professionally licensed therapists by 19% in 1995 and by 40% in 1994. NHC has also determined to provide high acuity medical services and has signed managed care contracts with 34 private insurance companies to provide subacute care to their insurees, offering a less expensive alternative to acute care and rehabilitative hospitals. NHC also is expanding its network of regional contract offices which are staffed by experienced case managers and which assure appropriate placement and payment for subacute patients in the NHC system.

         The growth in other revenues in 1995 occurred primarily in the areas of revenues from management services, advisory fees from NHI, and interest income. Other revenues are more fully detailed in Note 5 to the financial statements.


         Revenues from management services of $28.7 million, which are included in the Statements of Income in Other Revenues, increased 51% in 1995 due to the increased number of beds being managed for others, increased amounts and types of management and other support services being offered, and increased interest income from higher principal amounts on loans to managed centers. In 1995, two long-term care centers and 273 long-term care beds came under new management contracts. Management fees are generally based upon a percentage of net revenues of the managed center and therefore tend to increase as a facility matures and as prices rise in general. NHC's management contracts are generally long-term (up to ten years) and include equity participation agreements and the right of first refusal upon the sale of the property.

         Revenues from advisory fees received from NHI of $3.3 million represent a 52% increase over 1994 and are based upon a formula which measures the increase in NHI's funds from operations over a base year.

         Revenues from interest income totaled $6.5 million and represent a 33% increase over 1994 and are in part from NHC's investment in loan participation agreements. Loan participation agreements may generally be sold in the market should NHC require additional capital.


         Increases in salaries, wages and benefits in 1995 are attributable to the increase in staffing levels due to the increased emphasis on rehabilitative services, homecare expansions and long-term care bed additions. Also contributing to higher costs of labor are inflationary increases for salaries and the associated benefits. Labor costs are the most significant costs of NHC.

         Operating costs have increased due to the expansion of rehabilitative and managed care services, the expansion of homecare services, the growth in managed services and the increased numbers of beds in operation.

         Depreciation and amortization increased as a result of NHC's placing of newly constructed or purchased assets in service and due to capital improvements at existing properties.

         Interest expense increased due to additional borrowing for newly constructed long-term care beds and due to increased interest rates on floating rate debt. Approximately 35% of NHC's long-term debt was at floating rates at the end of 1995.

         GROWTH AND DEVELOPMENT

         The Corporation plans to continue to expand NHC's continuum of care to the elderly by offering a comprehensive range of services through related or separately structured health care centers, homecare programs, specialized care units, pharmacy operations, rehabilitative services, assisted living centers and retirement centers.


         During the first nine months of 1997, the Company added a net total of 1,044 licensed long-term care beds, of which 367 are owned or leased and 677 of which are managed for other parties. Additionally, 252 assisted living units in three newly constructed projects were opened.


         During 1996, NHC grew its long-term health care business by acquiring or constructing additions totaling 130 licensed beds at owned or leased health care centers and totaling 60 licensed beds at managed health care centers, all located in Florida. All in all, 190 owned, leased or managed beds were added in 1996. These additions increased the total number of owned, leased or managed centers to 100 and the total number of licensed beds to 12,882.


         At September 30, 1997, NHC had 881 beds under development at 12 owned or leased centers and seven managed health care centers in various locations. These beds are either under construction or a Certificate of Need has been received from the appropriate state agency authorizing the construction of additional centers or beds.

         NHC has identified the assisted living market as an expanding area for the delivery of health care and hospitality services. Assisted living centers provide basic room and board functions for the elderly with on-staff availability to assist in minor medical and living needs on an as needed basis. NHC currently operates 13 assisted living projects, eight of which are located within the physical structure of a long-term care center or retirement center and five of which are freestanding. Two of the freestanding projects opened in 1996 and three opened in 1997, with one currently under construction. At September 30, 1997, NHC had 266 assisted living beds under development at five locations. Furthermore, 211 retirement apartments are under development at two locations. Certificates of need are not required to build assisted living or retirement projects.

         LIQUIDITY, CAPITAL RESOURCES AND FINANCIAL CONDITION

         During the first nine months of 1997, the Company generated net cash of $31.0 million from operating activities, $21.6 million from the collection of long-term notes receivable, $22.9 million debt proceeds, $0.5 million from the issuance of partnership units, and $5.0 million from the collection of receivables. Of these funds, $31.3 million was used for additions to and acquisitions of property and equipment; $23.5 million for investment in long-term notes receivable and loan participation agreements; $1.7 million to increase cash held by trustees; $7.0 million for payments on debt; and $15.7 million for cash distributions to partners. Cash and cash equivalents increased $1.4 million during the nine months.

         During 1996 NHC spent approximately $70.0 million on construction, acquisitions and routine capital expenditures, $17.5 million on cash distributions to partners, $8.2 million as principal payments and financing costs on debt, and $34.8 million to invest in notes receivable and marketable securities. These and other cash needs were financed through cash on hand; cash flow from operations of $52.0 million; the collection of long-term notes receivable, loan participation agreements, investments and receivables related to stock options of $44.3 million; the issuance of $29.2 million of debt and the issuance of partnership units for $1.4 million.

         As of September 30, 1997, NHC has approximately $210,947,000 in long term debt. Of this amount, $28,739,000 is represented by the 6% Debentures with a conversion price of $15.21 which are due 2000. An additional $31,811,000 is identified as "debt service by other parties." This is debt which is also reflected on the balance sheet of National Health Investors, Inc., but which is serviced by NHC's lease payment. The third component of NHC's debt is approximately $142,372,000. Of this amount, approximately $30.9 million is represented by a fixed rate first mortgage note, purchased by a consortium of insurance companies. The projects securing this loan are cross-collateralized and cross-defaulted. The balance of the long term indebtedness is represented either by small tax-exempt bond financings, which are not cross-collateralized or cross-defaulted, or NHC's unsecured credit agreement.

         NHC's unsecured credit agreement has certain negative covenants, which are customary and usual in such lines of credit. These negative covenants prohibit (i) any additional indebtedness in an amount greater than $20 million over the line of credit, (ii) indebtedness other than indebtedness which is subordinated to the line of credit, and (iii) indebtedness other than indebtedness incurred in the normal course of business in the form of trade payables, taxes and other governmental charges. NHC is in compliance with these covenants. The unsecured credit agreement is due in 1999 and has a current outstanding balance of approximately $50 million.

         NHC has guaranteed approximately $69.2 million of debt of certain health care centers which NHC manages for others. At September 30, 1997, NHC expects to have no additional liability as a result of its debt guarantees.

         NHC has long-term construction commitments of $27.0 million at September 30, 1997.

         NHC's current cash on hand, marketable securities, short-term notes receivable, operating cash flows and, as needed, its borrowing capacity and equity raising capacity are expected to be adequate to finance NHC's and the Corporation's operating requirements and growth and development plans for 1997 and into 1998. If additional capital is necessary, NHC's balance sheet ratios are at commercially reasonable levels to obtain additional capital. The current ratio is 1.2:1 at September 30, 1997 and working capital is $19.0 million. The ratio of long-term debt to equity, as defined in our banking relationships to include both deferred income and subordinated convertible notes as equity, is 0.9:1.0 at September 30, 1997.

         On a long-term basis, NHC expects to be able to meet its debt obligations and capital requirements through its borrowing and equity raising capacity. Furthermore, $28.7 million of convertible debentures due in 2000 are expected to convert to equity and not require the use of cash.

         For all financial instruments except the subordinated convertible notes, NHC believes that the financial statement carrying amounts approximate fair value at September 30, 1997 and at December 31, 1996. The fair value of the subordinated convertible notes were estimated based on quoted market prices.


         NEW ACCOUNTING PRONOUNCEMENTS

         In 1996, NHC adopted Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation." The adoption of the provisions of these accounting pronouncements did not have a material impact on NHC's financial condition or results of operations.

         Statement of Financial Accounting Standards No. 128 "Earnings per Share" ("SFAS 128") has been issued effective for years ending after December 15, 1997. This statement establishes standards for computing and presenting earnings per share. NHC is required to adopt the provisions of SFAS 128 in the fourth quarter of 1997 and does not expect adoption thereof to have a material effect on NHC's financial position or results of operations.

         Statement of Financial Accounting Standards No. 129 "Disclosure of Information About Capital Structure" ("SFAS 129") has been issued effective for years ending after December 15, 1997. This statement establishes standards for disclosing information about an entity's capital structure. NHC will be required to adopt the provisions of SFAS 129 in the fourth quarter of 1997 and does not expect adoption thereof to have a material impact on NHC's financial position or results of operations.

         CASH DISTRIBUTIONS

         NHC management intends to distribute approximately 60% of ordinary taxable income to unitholders during 1997. Management expects that NHC's cash distribution will never be lower than the maximum federal tax rate to individuals unless there is a material change in our present tax rate system.

         IMPACT OF INFLATION

         Reimbursement rates under the Medicare and Medicaid programs generally reflect the underlying increases in costs and expenses resulting from inflation. For this reason, the impact of inflation on profitability has not been significant.

THE CORPORATION

         The Corporation will be the successor to NHC. Management's Discussion and Analysis of Results of Operations and Financial Condition from NHC's Annual Report to Partners for the year ended December 31, 1996 is included elsewhere in this registration statement.


         On a pro forma basis at September 30, 1997, the Corporation's working capital has increased from $19.0 million to $40.5 million and its current ratio has increased from 1.23:1 to 1.49:1 primarily as a result of the issuance of $20.0 of subordinated convertible notes (described below). Partners' capital/stockholders' equity has been reduced from $144.1 million to $22.0 million primarily to reflect the transfer of the equity in the assets transferred to the REIT. The results of operations on a pro forma basis for the year ended December 31, 1996 and the nine months ended September 30, 1997 reflect reductions in interest income and depreciation and interest expense based on the transfer of the Notes, Owned Healthcare Facilities, Assumed Liabilities and Other Assets transferred to the REIT. Operating and administrative expenses have increased to reflect the additional lease and other expenses to be incurred based on the terms of the operating leases with the REIT.

         The Corporation believes that available cash and funds generated from operations will be sufficient to satisfy capital expenditures, working capital, and debt requirements.


         On October 15, 1997 , NHC sold $20 million in 5.75% Subordinated Convertible Notes, (the "1818 Fund Notes"), to The 1818 Fund II, L.P. (the "Fund") pursuant to a private placement. The terms of the 1818 Fund Notes provide that, upon the completion of the Plan of Restructure, the 1818 Fund Notes will automatically convert into common stock of the Corporation at $36 per share. The Fund will therefore become a stockholder of the Corporation, but not of the REIT. If the Plan of Restructure shall not have taken place prior to January 5, 1998, the Fund may at its option convert the 1818 Fund Notes into limited partnership Units of NHC at $53 per Unit. If the Plan of Restructure then occurs after such conversion, the Fund will become a stockholder in both the Corporation and the REIT. In addition, the holders of the 1818 Fund Notes were granted demand registration rights which could be requested on or after January 5, 1998 and incidental registration rights to a registration by the Corporation of its own securities. The Corporation agreed to file a shelf registration with respect to the 1818 Fund Notes pursuant to Rule 415 within 18 months after the sale. The registration rights survive the Plan of Restructure and inure to the benefit of any holder of the 1818 Fund Notes. Finally, the Corporation has a right after 42 months following the sale, to prepay or redeem the 1818 Fund Notes in whole (but not in part) at a price equal to the then outstanding principal and accrued interest.


THE REIT

         The REIT is a newly formed entity intended to qualify for federal income tax purposes as a real estate investment trust and incorporated in Maryland on September 26, 1997. The REIT originally issued 1,000 shares of common stock to NHC for $1,000 cash on October 15, 1997.

         LIQUIDITY AND CAPITAL RESOURCES


         The REIT was organized to maintain the Owned Healthcare Facilities and Notes transferred to the REIT from NHC. The REIT received the Owned Healthcare Facilities, Notes, Assumed Liabilities and Other Assets from NHC in exchange for approximately 8,837,000 shares of the REIT's common stock. The REIT has reserved an additional 1,901,000 shares of common stock for conversion of subordinated convertible notes held by the Corporation.


         A portion of the Assumed Liabilities is currently cross-defaulted with other NHC liabilities which will be assumed by the Corporation. In addition, a majority of the Notes are collateral for part of the Assumed Liabilities and for certain debt that will be assumed by the Corporation and for certain debt of National Health Investors, Inc. and National Health Corporation. In the event that the Corporation, National Health Investors, Inc. or National Health Corporation defaulted on these debt obligations, the REIT could lose its interest in the Notes or the Owned Healthcare Facilities.

         The REIT has entered into an advisory services agreement with the Corporation whereby services related to investment activities and day-to-day management and operations are provided to the REIT by the Corporation. Because of the competitive restrictions contained in the advisory services agreement, the REIT does not intend to seek further health care-related investment opportunities or to provide lease or mortgage financing for such investments. The REIT expects to continue to engage in transactions with the Corporation but does not anticipate purchasing from, leasing to, or financing other operations.


         The REIT intends to pay quarterly distributions to its stockholders in an amount at least sufficient to satisfy the distribution requirements of a real estate investment trust. Such requirements necessitate that at least 95% of the REIT's taxable income be distributed annually. The primary source for distributions will be rental and interest income it earns on the Owned Healthcare Facilities and the Notes transferred to the REIT from NHC.


         RESULTS OF OPERATIONS

         The REIT's results of operations will depend upon the rental and interest income it earns on the Owned Healthcare Facilities and Notes transferred to the REIT from NHC. Because of the competitive restrictions contained in its advisory services agreement with the Corporation, the REIT does not intend to seek further health care-related investment opportunities or to provide lease or mortgage financing for such investments.

         PRO FORMA RESULTS OF OPERATIONS AND FINANCIAL CONDITION


         On a pro forma basis, the REIT would have had $20.2 million and $17.3 million in revenues for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively. The increase on an annual basis from 1996 to 1997 is primarily attributable to additional rental and interest income on the Owned Healthcare Facilities and Notes acquired during late 1996 and early 1997 and to increases in rent under the lease agreements.


         On a pro forma basis, the REIT would have had $7.1 million and $8.1 million in expenses for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively. The REIT's pro forma depreciation and interest expenses reflect the book basis and estimated lives of the Owned Healthcare Facilities received by the REIT and the interest rates and terms on the Assumed Liabilities. The increase on an annual basis from 1996 to 1997 is primarily attributable to additional expenses on Owned Healthcare Facilities acquired and debt assumed during late 1996 and early 1997.


         The REIT is in the process of negotiating a new credit agreement to replace the liabilities assumed from the Corporation. The REIT expects that the rental and interest income it earns on the health care centers and mortgage notes receivable will be sufficient to satisfy its capital expenditures, working capital, and debt requirements.

                                   MANAGEMENT

NHC

      GENERAL PARTNERS: NHC has three general partners identified in the Amended and Restated Agreement of Limited Partnership (the "LP Agreement"):

      1. Managing General Partner: NHC, Inc., a Tennessee corporation. The authorized, issued and outstanding stock of NHC, Inc. is owned by its board of directors and senior management, a total of 14 individuals. W. Andrew Adams, NHC' President, owns approximately 52% of the voting securities of NHC, Inc. and Robert G. Adams, Senior Vice President and Chief Operating Officer, owns 19.3%. No other person owns in excess of 9.4%.

      2. Administrative General Partner: National Health Corporation, a Tennessee corporation ("National"). National's Board of Directors is identical to that of NHC, Inc. All of the authorized, issued and outstanding stock of National Health Corporation is owned by the National Health Corporation Leveraged Employee Stock Ownership Plan and Trust. Trustees are Olin O. Williams, a director of both NHC, Inc. and National and Richard F. LaRoche, Jr., NHC' Senior Vice President and General Counsel.

      3. Individual General Partner: W. Andrew Adams. Mr. Adams is the Chairman of the Board and Chief Executive Officer of NHC.

      Pursuant to the LP Agreement, the three general partners are collectively referred to as "General Partners". The General Partners own, in aggregate, a general partnership interest in NHC representing a 1% interest in the profits, losses and distributions of NHC.


         DIRECTORS AND EXECUTIVE OFFICERS: As a limited partnership, NHC is managed by the managing general partner, NHC, Inc. NHC, Inc.'s Board of Directors is divided into three classes. The Directors hold office until the annual meeting for the year in which their term expires and until their successor is elected and qualified. As each of their terms expire, the successor shall be elected to a three-year term. A director may be removed from office for cause only. Officers serve at the pleasure of the Board of Directors for a term of one year. The following table sets forth the directors of both the managing and administrative general partners of NHC, as well as the executive officers of NHC as of October 31, 1997.



                                                                       Director of
                                                                        Managing                            Officer of
                                                                         General                             Managing
                                                    Position           Partner or          Current            General
                                                    with NHC              NHC's            Term as          Partner or
                                                  or Managing          Predecessor         Director         Predecessor
             Name                    Age        General Partner           Since            Expires             Since
             ----                    ---        ---------------        -----------         --------         ------------

W. Andrew Adams                      52      Chairman of the              Since
                                             Board/Chief              1995 (CEO)
                                             Executive Officer        1974 (Pres.)           1999              1973
Dr. J. K. Twilla                     70      Director                     1972               1998               ---
Dr. Olin O. Williams                 67      Director                     1971               2000               ---
Ernest G. Burgess, III               58      Director                     1991               1999              1975
Robert G. Adams                      50      Sr. Vice President/
                                             Chief Operating
                                             Officer and
                                             Director                     1993               2000              1985
Richard F. LaRoche, Jr.              52      Sr. Vice President
                                             and
                                             General Counsel               --                 --               1974
Steven A. Strawn                     40      Vice President/
                                             Operations                    --                 --               1992
Donald K. Daniel                     51      Vice President/
                                             Controller                    --                 --               1977

                                                                       Director of
                                                                        Managing                            Officer of
                                                                         General                             Managing
                                                    Position           Partner or          Current            General
                                                    with NHC              NHC's            Term as          Partner or
                                                  or Managing          Predecessor         Director         Predecessor
             Name                    Age        General Partner           Since            Expires             Since
             ----                    ---        ---------------        ------------        --------         -----------

David L. Lassiter                    43      Vice President/
                                             Corporate Affairs             --                 --               1995
Charlotte A. Swafford                49      Treasurer                     --                 --               1985
Julia W. Powell                      48      Vice President/
                                             Patient Services              --                 --               1985
Joanne G. Batey                      53      Vice President/
                                             Homecare                      --                 --               1989
D. Gerald Coggin                     46      Vice President/
                                             Government
                                             Affairs and
                                             Rehabilitation
                                             Services                      --                 --               1991
Kenneth D. DenBesten                 45      Vice President/               --                 --               1992
                                             Finance

      Drs. Twilla and Williams each were physicians in private practice in Tennessee for more than 30 years.

      Mr. W. Andrew Adams has been Chairman of the Board and Chief Executive Officer since 1995. He was president from 1981 until 1983 of the National Council of Health Centers, the trade association for multi-facility long-term health care center companies, and served as Chairman of the Multi-facility Committee of the American Health Care Association from 1992 through 1994. He has an M.B.A. degree from Middle Tennessee State University. Mr. Adams serves on the Board of Trust of David Lipscomb University, Nashville, Tennessee, is President and Chairman of the Board of Directors of National Health Investors, Inc. and serves on the Board of SunTrust Bank in Nashville, Tennessee.

      Mr. Robert Adams (Senior Vice President, Chief Operating Officer and Director) has served both as Administrator and as Regional Administrator, holding the last position from 1977 to 1985. He has a B.S. degree from Middle Tennessee State University. Mr. Robert Adams and Mr. W. Andrew Adams are brothers.

      Mr. Burgess (Director) served as NHC's Senior Vice President for Operations from 1975 through 1994. He has an M.S. degree from the University of Tennessee.

      Mr. LaRoche (Senior Vice President) has been Senior Vice President since 1985, and General Counsel since 1971. He has a law degree from Vanderbilt University and an A.B. degree from Dartmouth College. His responsibilities include acquisitions and finance. Mr. LaRoche also serves on the Board of National Health Investors, Inc.

      Mr. Strawn (Vice President/Operations) has been with NHC since 1979. He trained in NHC's A.I.T. program and then served both as administrator and Regional Vice president before being appointed to the present position in 1995. He has a B.S. degree from Middle Tennessee State University.

      Mr. Daniel (Vice President and Controller) joined NHC in 1977 as Controller. He received a B.A. degree from Harding University and an M.B.A. from the University of Texas. He is a certified public accountant.

      Mr. Lassiter (Vice President/Corporate Affairs) joined NHC in 1995. From 1988 to 1995, he was Executive Vice President, Human Resources and Administration for Vendell Healthcare. From 1980-1988, he was in human resources positions with Hospital Corporation of America and HealthTrust Corporation. Mr. Lassiter has B.S. and M.B.A. degrees from the University of Tennessee.

      Ms. Swafford (Treasurer) has been Treasurer of NHC since 1985. She joined NHC in 1973 and has served as Staff Accountant, Accounting Supervisor and Assistant Treasurer. She has a B.S. degree from Tennessee Technological University.

      Ms. Powell (Vice President/Patient Services) has been with NHC since 1974. She has served as a nurse consultant and director of patient assessment computerized services for NHC. Ms. Powell has a bachelor of science in nursing from the University of Alabama, Birmingham, and a master's of art in sociology with an emphasis in gerontology from Middle Tennessee State University. She co-authored Patient Assessment Computerized in 1980 with Dr. Carl Adams, NHC's founder.

      Ms. Batey (Vice President/Homecare) has been with NHC since 1976. She served as homecare coordinator for five years before being named Vice president in 1989. Prior to that she was director of communication disorders services. Ms. Batey received her bachelor's and master's degrees in speech pathology from Purdue University.

      Mr. Coggin (Vice President/Government Affairs and Rehabilitation Services) has been employed by NHC since 1973. He has served as both Administrator and Regional Vice President before being appointed to the present position. He received a B.A. degree from David Lipscomb University and a M.P.H. degree from the University of Tennessee. He is responsible for NHC's rehabilitation, managed care and legislative activities.

      Mr. DenBesten (Vice President/Finance) has served as Vice President of Finance since 1992. From 1987 to 1992, he was employed by Physicians Health Care, most recently as Chief Operating Officer. From 1984-1986, he was employed by Health America Corporation as Treasurer, Vice president of Finance and Chief Financial Officer. Mr. DenBesten received a B.S. degree in business administration and an M.S. degree in finance from the University of Arizona.

      The above officers serve in identical capacities for NHC and its two corporate general partners: NHC, Inc., and National Health Corporation.

         EXECUTIVE COMPENSATION


         INTRODUCTION. Pursuant to Article V of the Partnership Agreement of NHC, the General Partners are given the full, exclusive and complete discretion in the management and control of the business of NHC. Pursuant to Article 5.7, the General Partners do not receive compensation for serving as general partners. In compliance with the Partnership Agreement the General Partners hire and compensate all of the officers of the partnership and of the corporate general partners. The board of directors of National, the administrative general partner determines the compensation of NHC's executive officers. The General Partners' goals in executive compensation and compensation at all levels within NHC are derived from the following priorities: First, to encourage the achievement of the highest levels of quality in its fields of endeavor; and second, to provide the strongest incentive possible in order to average, over a five year period, a 20% return on partners equity. With these goals in mind, the General Partners' executive compensation program is based on employee performance rewarded as follows: (1) the achievement of a return on investment for limited partners; (2) returns generated from unit performance based incentive plans; and (3) from base salary. The following text and tables describe the various components of this plan as were attained and applied during 1996.


         TOTAL COMPENSATION: Table I sets forth certain information concerning the total compensation paid by the administrative general partner and reimbursed to it by NHC for the year ended December 31, 1996 to the three executive officers of NHC.


                                     TABLE I
                            NATIONAL HEALTHCARE L.P.
                           SUMMARY COMPENSATION TABLE
                                    1996-1994

                       Annual Compensation(1)                                Long Term Compensation
------------------------------------------------------------------  ---------------------------------------
                                                                              Awards             Payouts
                                                                    ------------------------    ---------
          (a)            (b)    (c)        (d)             (e)           (f)           (g)          (h)         (i)

                                                     Other annual   Restricted     Options/                  All Other
Name and                                   Bonus     Compensation   Stock Awards     SARs      LTIP Payouts Compensation
Principal Position      Year  Salary ($)    ($)         ($)(2)         ($)         (#)(3)         ($)           ($)
------------------      ----  ---------  ----------- ------------   -----------   ---------    ------------  -----------
W. Andrew Adams         1996  129,757    1,401,693         8,147         -0-            -0-         -0-          -0-
CEO                     1995  129,964      579,200       121,350         -0-         40,000         -0-          -0-
                        1994  132,349      359,920        78,789         -0-         40,000         -0-          -0-

Robert G. Adams         1996  140,279      852,607         8,269         -0-            -0-         -0-          -0-
Senior Vice President   1995  145,647      646,227         6,452         -0-         30,000         -0-          -0-
& COO                   1994  216,384      383,430        26,828         -0-         25,000         -0-          -0-

Richard F. LaRoche, Jr. 1996  135,784      850,846        18,823         -0-            -0-         -0-          -0-
Sr. VP                  1995  142,639      380,365         8,453         -0-         30,000         -0-          -0-
                        1994  134,150      190,467        15,637         -0-         25,000         -0-          -0-


(1) Compensation deferred at the election of an executive has been included in salary column (d).

(2) Includes (a) life insurance benefit, (b) 401-K matching contribution, (c) nonqualified deferred compensation matching contribution, (d) ESOP contribution.
(3) The 1995 awards are NHC Unit Options issued at $31.00 per unit. These officers also received stock options from National Health Investors, Inc. in 1993 and 1995, which are disclosed in that company's Form 10-K.

         The non-employee Directors of NHC, Inc. (the Managing General Partner of NHC) are paid $2,500 per meeting attended. There were five board meetings during 1996 and no board member missed a meeting.

         OPTION PLANS

         At the 1994 annual meeting of the Partners, the 1994 Unit Option Plan was adopted and approved by the Unitholders. A total of 1,200,000 Units were reserved for issuance upon exercise of options to be granted by the Board of Directors of the Managing General Partner.

         No options were granted to key employees during 1996, however, pursuant to the Plan, non-employee directors each receive an option to purchase 5,000 units on the date of the annual partnership meeting and for the closing Unit price that day. 15,000 Units were granted to the three non-employee Directors at $38.625 per unit on March 21, 1996.

         At December 31, 1996, options to purchase 2,500 Units at $11.25 per unit are outstanding, an option to purchase 5,000 Units at $24.88 per Unit is outstanding to one director, options to purchase 6,500 Units at $25.12 per Unit are outstanding to six employees, options to purchase 15,000 Units are outstanding at $38.625 per Unit to three directors and options to purchase 361,000 Units at $31.00 per Unit are outstanding to 31 key employees.

         Table II shows as to the three executive officers: (i) the number of Units as to which options have been granted from January 1, 1996 through December 31, 1996 under the Unit Option Plans; (ii) the percentage of all Units granted represented by these individuals (iii) the option exercise price per Unit and the expiration date; and (iv) the potential realizable value of these options assuming both a five percent and ten percent Unit price appreciation over the next four years.



                                    TABLE II
                            NATIONAL HEALTHCARE L.P.
                      OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                December 31, 1996

                                                                                       Potential Realizable Value at
                                                                                          Assumed Annual Rates of
                                                                                        Unit Price Appreciation for
                                                                                                Option Term(2)
                                                                                    ------------------------------------
             (a)                  (b)             (c)              (d)                 (e)            (f)         (g)
                                              % of Total
                                             Options/SARs
                                              Granted to
                             Options/SARs    Employees in   Exercise or Base
     Executive Officers      Granted (#)(1)   Fiscal Year     Price ($/Sh)       Expiration Date    5%($)       10%($)
---------------------------- ------------- ---------------- ------------------ -----------------  ----------- ----------
W. Andrew Adams, CEO              -0-             -0-             -0-                  -0-            -0-        -0-
Robert G. Adams, Sr., VP,         -0-             -0-             -0-                  -0-            -0-        -0-
COO
Richard F. LaRoche, Jr.,
Sr. VP                            -0-             -0-             -0-                  -0-            -0-        -0-


(1) No options were awarded during 1996 to executive officers.
(2) Based on remaining option term (if any) and annual compounding

         Table III identifies for the same three person group all options exercised during 1996, the value realized upon exercise, and the unrealized value of the balance of options outstanding.




                                    TABLE III
                            NATIONAL HEALTHCARE L.P.
               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES
                                December 31, 1996

                                                                                                      Value of Unexercised
                                                                                                         In-the Money
                                                                            Number of Unexercised       Options/SARs at
                                                                          Options/SARs at FY-End (#)       FY-End ($)
                                                                          --------------------------  -----------------
                                  Shares acquired on                            Exercisable/            Exercisable/
        Executive Officer            Exercise (#)      Value Realized ($)(1)    Unexercisable           Unexercisable
-------------------------------   ------------------   ------------------       --------------         --------------
W. Andrew Adams, CEO                     -0-                -0-                     40,000/0               $500,000/0
Robert G. Adams, Sr., VP,  COO           -0-                -0-                     30,000/0                375,000/0
Richard F. LaRoche, Jr., Sr. VP          -0-                -0-                     30,000/0                375,000/0

(1) Market value of underlying securities at exercise date, minus the exercise or base price.

         NHC maintains several non-qualified deferred compensation plans for its key employees, one of which provides a matching contribution (15%) for all deferred compensation used to purchase Units of limited partnership interest held by an independent trustee. The matching contribution is forfeited to NHC unless the employee achieves eight years of vesting service before withdrawing funds from the Trustee account. Mr. LaRoche participated in this plan during 1996. Other than as described herein or as identified in Tables I, II and III, NHC has no other long-term incentive plans for its executive officers.

         EMPLOYEE STOCK OWNERSHIP PLAN

         In 1986 the Administrative General Partner adopted as its Employee Stock Ownership Plan and Trust ("ESOP") the ESOP previously sponsored by NHC's corporate predecessor. The ESOP is a qualified pension plan under Section 401(a) of the Internal Revenue Code. The Administrative General Partner makes contributions to the ESOP for all employees and is reimbursed for same by NHC. Employees make no contributions. All contributions are used by the ESOP to purchase "qualifying employer securities" which is the Common Stock of the Administrative General Partner. These securities are allocated among participating employees of the Administrative General Partner who participate in the ESOP in the ratio of the employee's wages to the total wages of all participating employees during that fiscal year. Participating employees are all employees, including officers, who have earned one year of service by working more than 1,000 hours during the fiscal year.

         On January 20, 1988, the Administrative General Partner of NHC formed a Leveraged Employee Stock Purchase Plan (Leveraged ESOP). During 1988, the Leveraged ESOP borrowed, in two separate transactions, $88.5 million from four commercial banks, the proceeds of which were used to purchase additional stock in the Administrative General Partner. The Administrative General Partner, in turn, purchased eight (8) health care centers from NHC and contracted with NHC to manage these centers for a 20-year period. The Administrative General Partner also loaned $8.5 million to City Center, Ltd. to construct a 15-story office building in Murfreesboro, Tennessee, approximately 60% of which is occupied by NHC. In late 1988, the Administrative General Partner entered into a Loan Agreement with NHC and advanced $50,000,000 to NHC to be used by NHC to pay off its existing $30,000,000 revolving line of credit, with the balance to be used for acquisition, development and general working capital needs. In September of 1988, the original ESOP was merged into the Leveraged ESOP so that as of December 31, 1995, the employees still participated in only one qualified plan. On December 28, 1990, the Leveraged ESOP borrowed $50,000,000 from three commercial lenders, the proceeds of which were used as an equity contribution to the Administrative General Partner, which in turn loaned said proceeds to NHC at 8.48% fixed rate of interest. The proceeds were used for acquisition and new construction.

         The Leveraged ESOP is administered by an Administrative Committee, currently consisting of Ernest G. Burgess, III (Director), Donald K. Daniel and Charlotte Swafford (officers of NHC), which is appointed by the Board of Directors of the administrative general partner. The Trustees of the Leveraged ESOP are Dr. Olin O. Williams, a director, and Richard F. LaRoche, Jr., NHC's Senior Vice President and General Counsel.

         The amounts contributed to the ESOP in 1996 and allocated to NHC's executive officers are included in Table I, and total $19,458.

         EMPLOYEE UNIT PURCHASE PLAN

         NHC has established its Employee Unit Purchase Plan for employees. Pursuant to the Plan, eligible employees may purchase units through payroll deductions at the lesser of the closing asked price of the units as reported on the American Stock Exchange on the first trading or the last trading day of each year. At the end of each year, funds accumulated in the employee's account will be used to purchase the maximum number of units at the above price. NHC makes no contribution to the purchase price. 21,665 units were issued pursuant to the Plan in January, 1997, with all payroll deductions being made in 1996.

         All employees (including officers and directors) may elect to participate in the Plan if they meet minimum employment requirements. The maximum payroll deduction is the employee's normal monthly pay. Participating employee's rights under the plan are nontransferable. Prior to the end of a year, a participant may elect to withdraw from the Plan and the amount accumulated as a result of his payroll deductions shall be returned to him without interest. Any terminated employee immediately ceases to be a participant and also receives his or her prior contributions.

         In no event may a participant in the Plan purchase thereunder during a calendar year, units having a fair market value more than $25,000.

         The units purchased pursuant to the Plan are freely tradeable, except for any shares held by an "affiliate" of NHC, which would be subject to the limitations of Rule 144.

         Only Mr. LaRoche and Mr. Robert Adams of NHC's executive officers participated in this Plan during 1996 and the positive spread between the purchase price and the then fair market price for these individuals is included in Table I.

         1975 PERFORMANCE BONUS PLAN

         In 1975 NHC implemented a performance Bonus Plan which was reaffirmed and readopted by the unitholders in 1994. This plan provides for the Chairman of the Board to allocate, with the approval of the non-employee directors, the bonus at the end of each fiscal year. The total amount available for bonuses under the plan is 20% of NHC's net income (without regard to NHI lease payments or Advisory fee income) after a 20% return on partners' equity as determined at the beginning of that fiscal year. Bonuses of $3,093,901 were paid under this plan to a total of 125 employees for fiscal year 1996.


         401(K) PLAN

         NHC and its affiliates offer a 401(k) Plan for all employees who are over 18 years of age. The Board of Directors has authorized a matching contribution to be made for 50% of contributions with contributions being matched up to 2.5% of quarterly gross wages. No employee may contribute more than 15% of wages to the Plan, and employees who earn more than $66,000 were limited to a contribution of no more than $3,500. These matching funds will be used to purchase Units on the open market, which Units will vest in the employees account only after the employee has achieved five years of vesting service. Forfeited units are allocated among remaining participants. A total of $1,170,000 was contributed to the Plan as matching contributions for 1996.

         EMPLOYEE LOAN AND BONUS PROGRAMS

         On December 31, 1986, NHC's unitholders adopted an Employee Stock Financing Plan (the "Financing Plan"). The Plan was designed to enable key employees of the Corporation to finance the exercise of unit options granted to them by the Board of Directors and only if authorized by the Board. Under the Plan, NHC may finance the exercise of any unit options by the acceptance of the employees' full recourse promissory note bearing interest at a fixed rate equal to 2.5% below New York prime on the date of the note, with interest payable quarterly and principal due and payable on ninety days notice, but no longer than 60 months. The notes are secured by Units having a fair market value equal to twice the note amount.

         The following tables shows, as to each executive officer whose indebtedness exceeded $60,000, the largest aggregate amount of such indebtedness since December 31, 1994 and the present outstanding balance.



                                                                                    Financing Plan
                                                                      ----------------------------------------------
                                                                          Largest                  Balance out-
                                                                         Aggregate                standing as of
                                                                       Indebtedness                   9/30/97
                                                                      -------------               --------------
W. Andrew Adams                     President & Chief                 $4,101,131.00                $3,426,131.00
                                    Executive Officer
Robert G. Adams                     Sr. Vice President &               2,426,309.00                 1,920,059.00
                                    Director
Richard F. LaRoche, Jr.             Sr. Vice President &               2,418,076.00                 2,136,826.00
                                    Secretary
Ernest G. Burgess                   Director                           1,309,368.00                 1,028,118.00
J. K. Twilla                        Director                             169,750.00                        -0-
Olin O. Williams                    Director                             679,462.50                   595,087.50
                                                                     --------------                -------------
All Executive Officers                                               $11,104,096.50                $9,106,221.50
& Directors as a Group (6)                                           ==============                =============




Obligations to repay the Financing Plan loans are an asset of NHC (and will become assets of the Corporation), but are not reflected as increasing partnership equity (or stockholder equity) until paid. From time to time the Board has declared a special key employee bonus, directing that the proceeds of same be used to retire some or all of these financing plan notes. These bonuses are included in Table I.

THE REIT

         DIRECTORS AND EXECUTIVE OFFICERS

         The Board of Directors of the REIT will be divided into three classes. The REIT Directors will hold office until the annual meeting for the year in which their term expires and until their successor is elected and qualified. As each of their terms expire, the successor shall be elected to a three-year term. A director may be removed from office for cause only. Officers serve at the pleasure of the REIT's Board of Directors for a term of one year. The following table sets forth the initial directors of the REIT:


             Name                      Current                    Officer of
             ----                      Term as                  NHC's Managing
                                       Director               General Partner or
                                        Expires                   Predecessor
                                       --------                     Since
                                                              ------------------

J. K. Twill                              2001                         ---
Robert G. Adams                          2000                        1985
Olin O. Williams                         2000                         ---
W. Andrew Adams                          1999                        1973
Ernest G. Burgess, III                   1999                        1975


         Each of the directors of the Corporation are currently directors of NHC and their biographies are included above.


     Outside directors receive $2,500 per meeting attended. In addition, outside directors will receive a stock option to purchase 5,000 shares of REIT common stock at a purchase price equal to the closing price of the REIT Shares on the initial date of trading and will be automatically granted an option to purchase 5,000 shares of REIT common stock at the closing price on the date of the REIT's annual meeting.

      The REIT's day to day operations will be conducted by personnel provided by the Corporation. The REIT will have two executive officers, W. Andrews Adams as President and Richard F. LaRoche, Jr., as secretary, both of whom are also officers of the Corporation. See "Relationship Between the REIT and the Corporation After the Restructure - Advisory, Administrative Services and Facilities Agreement."


     The compensation of Mr. Adams and Mr. LaRoche will be set by the Board of Directors of the Corporation and the obligations of the Corporation pursuant to the REIT Advisory Agreement. Any compensation paid by the Corporation is credited against the Advisory fee paid to the Corporation.

     STOCK OPTION PLAN

     The REIT Board of Directors and the sole shareholder of the REIT have approved the adoption of the 1997 Stock Option and Stock Appreciation Rights Plan (the "REIT Stock Option Plan"), under which options to purchase shares of the REIT's common stock are available for grant to consultants, advisors, directors and employees of the REIT, providing an equity interest in the REIT and additional compensation based on appreciation of the value of such stock.

     The REIT Stock Option Plan allows for options to purchase in the aggregate up to 500,000 shares of REIT common stock to be granted by the REIT Board of Directors. The REIT Board of Directors may, in its discretion grant incentive stock options ("ISO's"), non-qualified stock options or stock appreciation rights ("SAR's")

     In addition, the REIT Stock Option Plan provides that the non-employee directors will receive a non-qualified stock option to purchase 5,000 shares of REIT common stock at a purchase price equal to the closing price of the REIT Shares on the initial date of trading and will be automatically granted an option to purchase 5,000 shares of REIT common stock annually on the date of the REIT's annual meeting with an exercise price equal to the closing price on the date of such annual meeting.


     The REIT Stock Option Plan provides that the exercise price of an ISO option must not be less than the fair market value of the REIT common stock on the trading day next preceding the date of the grant. Payment for shares of REIT common stock to be issued upon exercise of an option may be made either in cash, REIT common stock or any combination thereof, at the discretion of the option holder. Options are nontransferable, other than by will, the laws of descent and distribution or pursuant to certain domestic relations orders. REIT common stock subject to options granted under the REIT Stock Option Plan that expire, terminate or are canceled without having been exercised in full become available again for option grants.


     The REIT Stock Option Plan is administered by the REIT Board of Directors, or, at the discretion of the REIT Board of Directors, a committee of directors. Subject to certain limitations, the REIT Board and its committee have the authority to determine the recipients, as well as the exercise prices, exercise periods, length and other terms of stock options granted pursuant to the REIT Stock Option Plan. In making such determinations, the REIT Board may take into account the nature of the services rendered or to be rendered by option recipients, and their past, present or potential contributions to the REIT.


     The number of shares of REIT common stock that may be granted under the REIT Stock Option Plan or under any outstanding options granted thereunder will be proportionately adjusted, to the nearest whole share, in the event of any stock distribution, stock split, share combination or similar recapitalization involving the REIT common stock or any spin-off, spin-out or other significant distribution of the REIT's assets to its stockholders for which the REIT receives no consideration.


     Generally, in the event an option holder is terminated as an employee by reason of disability or death, the holder or his or her representative may exercise the option for a period of 12 months following such termination unless the Board of Directors elects, in its sole discretion, to extend the exercise period. If the employment of an option holder is terminated for "cause," as defined in the REIT Stock Option Plan, the unexercised options expire. In the event the option holder is terminated as an employee for any reason other than disability, death or cause, the holder may exercise his or her option for a period of three months following termination, unless extended by agreement of the REIT.

     In the event of a dissolution or liquidation of the REIT or a merger or consolidation or acquisition in which the REIT is not the surviving corporation, each outstanding option will become fully exercisable and each holder will have the right, within 60 days prior to such dissolution, liquidation, merger, consolidation or acquisition, to exercise his or her options, in whole or in part.

     Either non-qualified or incentive stock options may be granted under the REIT Stock Option Plan. No federal income tax consequences occur to either the REIT or the optionee upon the REIT's grant or issuance of a non-qualified stock option. Upon an optionee's exercise of a non-qualified stock option, the optionee will recognize ordinary income in an amount equal to the difference between the fair market value of the REIT common stock purchased pursuant to the exercise of the option and the exercise price of the option. However, if the REIT common stock purchased upon exercise of the option is not transferable or is subject to a substantial risk of forfeiture, then the optionee will not recognize income until the stock becomes transferable or is no longer subject to such a risk of forfeiture (unless the optionee makes an election under Internal Revenue Code Section 83(b) to recognize the income in the year of exercise, which election must be made within 30 days of the option exercise). The REIT will be entitled to a deduction in an amount equal to the ordinary income recognized by the optionee in the year in which such income is recognized by the optionee. Upon a subsequent disposition of the shares of REIT common stock, the optionee will recognize a capital gain to the extent the sales proceeds exceed the optionee's cost of the shares plus the previously recognized ordinary income.

     Incentive stock options granted under the REIT Stock Option Plan are intended to qualify for a favorable tax treatment under Internal Revenue Code
Section 422. No individual may be granted incentive stock options under the REIT Stock Option Plan exercisable for the first time during any calendar year and having an aggregate fair market value in excess of $100,000. If the recipient of an incentive stock option disposes of the underlying shares before the end of certain holding periods (essentially the later of one year after the exercise date or two years after the grant date), he or she will generally recognize ordinary income in the year of disposition in an amount equal to the difference between his or her purchase price and the fair market value of the REIT common stock on the exercise date. If a disposition does not occur until after the expiration of the holding periods, the recipient will generally recognize a capital gain equal to the excess of the disposition price over the price paid by the recipient on the exercise date. The REIT generally will not be entitled to a tax deduction for compensation expense on account of the original sales to employees, but may be entitled to deduction if a participant disposes of stock received upon exercise of an incentive stock option under the REIT Stock Option Plan prior to the expiration of the holding periods.

     The only options which the REIT Board of Directors has determined to grant under the REIT Stock Option Plan to date are the options to purchase 5,000 shares of REIT common stock to be granted to non-employee directors on the first trading date after the Effective Time.

THE CORPORATION

     DIRECTORS AND EXECUTIVE OFFICERS

     The Board of Directors of the Corporation will be divided into three classes. The Directors will hold office until the annual meeting for the year in which their term expires and until their successor is elected and qualified. As each of their terms expire, the successor shall be elected to a three-year term. A director may be removed from office for cause only. Officers serve at the pleasure of the Board of Directors for a term of one year. The following table sets forth the initial directors of the Corporation:


                                                                    Officer of
                                           Current               NHC's Managing
                                           Term as             General Partner or
                                          Director                 Predecessor
              Name                         Expires                    Since
              ----                        ---------                  ------
J. K. Twilla                                2001                       ---
Lawrence C. Tucker                          2001                       ---
Robert G. Adams                             2000                      1985
Olin O. Williams                            2000                       ---
W. Andrew Adams                             1999                      1973
Ernest G. Burgess, III                      1999                      1975

      Each of the directors of the Corporation are currently directors of NHC (and their biographical information is set forth above) with the exception of Mr. Tucker.

      Mr. Tucker has been with Brown Brothers Harriman & Co. ("BBH&Co."), a private banking company, for 31 years and became a general partner in January 1979. Mr. Tucker currently serves as a member of the Steering Committee of BBH&Co. He is responsible for the corporate finance activities of BBH&Co., including management of the 1818 Fund's, private equity investing partnerships with committed capital exceeding $1 billion. Mr. Tucker is a director of WorldCom, Inc., Riverwood International Corporation and WellCare Management Group, Inc. Mr. Tucker has a B.S. degree from Georgia Institute of Technology and an MBA from the Wharton School of the University of Pennsylvania.

     The executive officers of the Corporation will be the same as the current officers of NHC. See "Management - NHC." In addition, the employees of the Corporation will be provided pursuant to the Employee Services Agreement between the Corporation and National. The Corporation does not have employment agreements with any of its employees and anticipates that the compensation received by its executive officers will be in line with the compensation received by such officers as officers of NHC. See "Management - NHC - Executive Compensation."

     Outside directors receive $2,500 per meeting attended. In addition, outside directors will receive a stock option to purchase 10,000 shares of REIT common stock at a purchase price equal to the closing price of the Corporation Shares on the initial date of trading and will be automatically granted an option to purchase 10,000 shares of Corporation common stock at the closing price on the date of the Corporation's annual meeting.


     STOCK OPTION PLAN


     The Corporation's Board of Directors and the sole shareholder of the Corporation have approved the adoption of the 1997 Stock Option and Stock Appreciation Rights Plan (the "Corporation Stock Option Plan"), under which options to purchase shares of the Corporation's common stock are available for grant to consultants, advisors, directors and employees of the Corporation, providing an equity interest in the Corporation and additional compensation based on appreciation of the value of such stock.

     The Corporation Stock Option Plan allows for options to purchase in the aggregate up to 1,000,000 shares of Corporation common stock to be granted by the Corporation Board of Directors. The Corporation Board of Directors may, in its discretion grant incentive stock options ("ISO's"), non-qualified stock options or stock appreciation rights ("SAR's")

     In addition, the Corporation Stock Option Plan provides that the non-employee directors will receive a non-qualified stock option to purchase 10,000 shares of Corporation common stock at a purchase price equal to the closing price of the Corporation Shares on the initial date of trading and will be automatically granted an option to purchase 10,000 shares of Corporation common stock annually on the date of the Corporation's annual meeting with an exercise price equal to the closing price on the date of such annual meeting.


     The Corporation Stock Option Plan provides that the exercise price of an ISO option must not be less than the fair market value of the Corporation common stock on the trading day next preceding the date of the grant. Payment for shares of Corporation common stock to be issued upon exercise of an option may be made either in cash, Corporation common stock or any combination thereof, at the discretion of the option holder. Options are nontransferable, other than by will, the laws of descent and distribution or pursuant to certain domestic relations orders. Corporation common stock subject to options granted under the Corporation Stock Option Plan that expire, terminate or are canceled without having been exercised in full become available again for option grants.


     The Corporation Stock Option Plan is administered by the Corporation Board of Directors, or, at the discretion of the Corporation Board of Directors, a committee of directors. Subject to certain limitations, the Corporation Board and its committee have the authority to determine the recipients, as well as the exercise prices, exercise periods, length and other terms of stock options granted pursuant to the Corporation Stock Option Plan. In making such determinations, the Corporation Board may take into account the nature of the services rendered or to be rendered by option recipients, and their past, present or potential contributions to the Corporation.

     The number of shares of Corporation common stock that may be granted under the Corporation Stock Option Plan or under any outstanding options granted thereunder will be proportionately adjusted, to the nearest whole share, in the event of any stock dividend, stock split, share combination or similar recapitalization involving the Corporation common stock or any spin-off, spin-out or other significant distribution of the Corporation's assets to its stockholders for which the Corporation receives no consideration.

     Generally, in the event an option holder is terminated as an employee by reason of disability or death, the holder or his or her representative may exercise the option for a period of 12 months following such termination unless the Board of Directors elects, in its sole discretion, to extend the exercise period. If the employment of an option holder is terminated for "cause," as defined in the Corporation Stock Option Plan, the unexercised options expire. In the event the option holder is terminated as an employee for any reason other than disability, death or cause, the holder may exercise his or her option for a period of three months following termination, unless extended by agreement of the Corporation.

     In the event of a dissolution or liquidation of the Corporation or a merger or consolidation or acquisition in which the Corporation is not the surviving corporation, each outstanding option will become fully exercisable and each holder will have the right, within 60 days prior to such dissolution, liquidation, merger, consolidation or acquisition, to exercise his or her options, in whole or in part.

     Either non-qualified or incentive stock options may be granted under the Corporation Stock Option Plan. No federal income tax consequences occur to either the Corporation or the optionee upon the Corporation's grant or issuance of a non-qualified stock option. Upon an optionee's exercise of a non-qualified stock option, the optionee will recognize ordinary income in an amount equal to the difference between the fair market value of the Corporation common stock purchased pursuant to the exercise of the option and the exercise price of the option. However, if the Corporation common stock purchased upon exercise of the option is not transferable or is subject to a substantial risk of forfeiture, then the optionee will not recognize income until the stock becomes transferable or is no longer subject to such a risk of forfeiture (unless the optionee makes an election under Internal Revenue Code Section 83(b) to recognize the income in the year of exercise, which election must be made within 30 days of the option exercise). The Corporation will be entitled to a deduction in an amount equal to the ordinary income recognized by the optionee in the year in which such income is recognized by the optionee. Upon a subsequent disposition of the shares of Corporation common stock, the optionee will recognize a capital gain to the extent the sales proceeds exceed the optionee's cost of the shares plus the previously recognized ordinary income.

     Incentive stock options granted under the Corporation Stock Option Plan are intended to qualify for a favorable tax treatment under Internal Revenue Code
Section 422. No individual may be granted incentive stock options under the Corporation Stock Option Plan exercisable for the first time during any calendar year and having an aggregate fair market value in excess of $100,000. If the recipient of an incentive stock option disposes of the underlying shares before the end of certain holding periods (essentially the later of one year after the exercise date or two years after the grant date), he or she will generally recognize ordinary income in the year of disposition in an amount equal to the difference between his or her purchase price and the fair market value of the Corporation common stock on the exercise date. If a disposition does not occur until after the expiration of the holding periods, the recipient will generally recognize a capital gain equal to the excess of the disposition price over the price paid by the recipient on the exercise date. The Corporation generally will not be entitled to a tax deduction for compensation expense on account of the original sales to employees, but may be entitled to deduction if a participant disposes of stock received upon exercise of an incentive stock option under the Corporation Stock Option Plan prior to the expiration of the holding periods.

     The only options which the Corporation Board of Directors has determined to grant under the Corporation Stock Option Plan to date are the options to purchase 10,000 shares of Corporation common stock to be granted to non-employee directors on the first trading date after the Effective Time.

     The Corporation has also established several non-qualified deferred compensation plans for its key employees similar to the plans offered by NHC, one of which provides a matching contribution (15%) for all deferred compensation used to purchase shares of common stock held by an independent trustee. The matching contribution is forfeited to the Corporation unless the employee achieves eight years of vesting service before withdrawing funds from the Trustee account. The Corporation will grant credit to employees for years of service with NHC.

     EMPLOYEE STOCK PURCHASE PLAN


     The Corporation has established its Employee Stock Purchase Plan for employees. Pursuant to the Plan, eligible employees (including employees of National) may purchase shares of the Corporation's common stock through payroll deductions at the lesser of the closing asked price of the stock as reported on the American Stock Exchange on the first trading or the last trading day of each plan year. At the end of each plan year, funds accumulated in the employee's account will be used to purchase the maximum number of Shares at the above price. The Corporation makes no contribution to the purchase price.

     All employees as defined in the Plan (including officers and directors) may elect to participate in the Employee Stock Purchase Plan if they meet minimum employment requirements. The maximum payroll deduction is the employee's normal monthly pay. Participating employee's rights under the Plan are nontransferable. Prior to the end of a year, a participant may elect to withdraw from the Plan and the amount accumulated as a result of his payroll deductions shall be returned to him without interest. Any terminated employee immediately ceases to be a participant and also receives his or her prior contributions.

     The Shares purchased pursuant to the Plan are freely tradeable, except for any shares held by an "affiliate" of the Corporation, which would be subject to the limitations of Rule 144.


     EMPLOYEE STOCK OWNERSHIP PLAN


     The Corporation will assume the ESOP previously sponsored by NHC. The ESOP is a qualified pension plan under Section 401(a) of the Internal Revenue Code. National Health Corporation ("National") makes contributions to the ESOP for all employees and is reimbursed for same by the Corporation. Employees make no contributions. All contributions are used by the ESOP to purchase "qualifying employer securities" which is the Common Stock of the Administrative General Partner. These securities are allocated among participating employees of the Administrative General Partner who participate in the ESOP in the ratio of the employee's wages to the total wages of all participating employees during that fiscal year. Participating employees are all employees, including officers, who have earned one year of service by working more than 1,000 hours during the fiscal year. The Corporation's ESOP will assume the debt on NHC's Leveraged ESOP as described under "Management - NHC - Executive Compensation."


     The Corporation's ESOP will be administered by an Administrative Committee, currently consisting of Ernest G. Burgess, III (Director), Donald K. Daniel and Charlotte Swafford (officers of the Corporation), which is appointed by the Board of Directors of the Corporation. The Trustees of the ESOP are Dr. Olin 0. Williams, a director, and Richard F. LaRoche, Jr., the Corporation's Senior Vice President and General Counsel.

     PERFORMANCE BONUS PLAN

      The Corporation has adopted a Performance Bonus Plan. This plan provides for the Chairman of the Board to allocate, with the approval of the non-employee directors, the bonus at the end of each fiscal year. The total amount available for bonuses under the plan is 20% of the Corporation's net income (without regard to NHI lease payments or NHI Advisory fee income or the REIT Lease payments or REIT Advisory Fee income) after a 20% return on stockholders' equity as determined at the beginning of that fiscal year.

     401(K) PLAN

     The Corporation will offer a 401(k) Plan for all employees who are over 18 years of age. The Board of Directors has authorized a matching contribution to be made for 50% of contributions with contributions being matched up to 2.5% of quarterly gross wages. No employee may contribute more than 15% of wages to the Plan, and employees who earn more than $66,000 were limited to a contribution of no more than $3,500. These matching funds will be used to purchase Shares on the open market, which Shares will vest in the employees account only after the employee has achieved five years of vesting service. Forfeited Shares will be allocated among remaining participants.

     EMPLOYEE LOAN AND BONUS PROGRAMS

      The Corporation has adopted an Employee Stock Financing Plan (the "Financing Plan"). The Plan was designed to enable key employees of the Corporation to finance the exercise of stock options granted to them by the Board of Directors and only if authorized by the Board. Under the Plan, the Corporation may finance the exercise of any options by the acceptance of the employees' full recourse promissory note bearing interest at a fixed rate equal to 2.5% below New York prime on the date of the note, with interest payable quarterly and principal due and payable on ninety days notice, but no longer than 60 months. The notes are secured by Shares having a fair market value equal to twice the note amount.

     Obligations to repay the Financing Plan loans are an asset of the Corporation, but are not reflected as increasing Equity until paid. From time to time the Board may declare a special key employee bonus, directing that the proceeds of same be used to retire some or all of these financing plan notes.

                              CERTAIN TRANSACTIONS


W. ANDREW ADAMS


     NHC has successfully developed a continuing care retirement community in Nashville, Tennessee (Richland Place) and is pursuing similar projects in Tennessee and Florida. Having identified Murfreesboro, Rutherford County, Tennessee as a viable market, NHC invited a number of potential residents to serve as a focus group to assist in the location and design of the project. After reviewing a number of potential locations, management and the focus group chose a twenty-two acre tract with extensive frontage on US Highway 231 as the optimum location. This site was owned and occupied by Mr. and Mrs. W. Andrew Adams, NHC's chief executive officer. After negotiations and appraisal, NHC acquired in 1993 and 1994 (by exchange of like kind property and cash) the site from Mr. and Mrs. Adams for a total valuation of $1,500,000, which NHC believes to be equal to or even less than comparable property in the market.



NATIONAL

     In January, 1988, NHC sold the assets of eight health care centers (1,121 licensed beds) to National for a total consideration of $40,000,000. The consideration consisted of $30,000,000 in cash and a $10,000,000 note receivable due December 31, 2007. The note receivable earns interest at 8.5% per annum. NHC has agreed to manage the centers under a 20-year management contract for management fees comparable to those in the industry. NHC has a receivable from National for management fees of approximately $3.2 million at December 31, 1996. As of December 31, 1996, National had borrowed $2,153,000 form NHC to finance the construction of additions at two health care centers. These notes are unsecured, mature in 1998 and require monthly principal and interest payments, with interest at the prime rate.

     In January, 1988, NHC obtained long-term financing of $8.5 million from National for its new headquarters building. The note requires quarterly principal and interest payments with interest at 9%. At December 31, 1996, the outstanding balance was approximately $5.5 million. The building is owned by a separate partnership of which NHC is the general partner and the other building tenants are limited partners. NHC has guaranteed the debt service of the building partnership (and the Corporation will receive this general partnership interest). In addition, NHC's bank credit facility and the senior secured notes were financed through National and National's ESOP. NHC's interest costs, financing expenses and principal payments are equal to those incurred by National. In October 1991, NHC borrowed $10.0 million from National. This term note requires quarterly interest payments at 8.5% with the entire principal due at maturity in 1998.


     The Corporation and National intend to enter into an Employee Services Agreement (the "Employee Services Agreement") whereby the Corporation will lease all of its employees from National. Pursuant to the Employee Lease Agreement, The Corporation will reimburse National for the gross payroll of employees provided to the Corporation plus a monthly fee equal to one percent of such month's gross payroll, but in no event shall such fee be less than the actual cost of administering the payroll and personnel department. The Employee Services Agreement may be terminated by either at anytime with or without notice.

     National will be responsible for: the employment of all persons necessary to conduct the business of the Corporation and set all wages and salaries; the provision of all fringe benefits; the utilization of any qualified leveraged employee stock ownership plan; the payment of pensions, and establishment or continue and carry out pension, profit sharing, bonus, purchase, option, savings, thrift and other incentive and employee benefit plans; the purchase and payment of insurance; the indemnification and purchase of insurance on behalf of any fiduciary of any employee benefit plans and health insurance on behalf of any fiduciary of such plans.


     In the Employee Services Agreement, the Corporation agrees to indemnify, defend and hold harmless National from any damages caused by a misrepresentation by the Corporation, litigation arising from the acts or failure to act of the Corporation or its agents in accordance with law or the Employee Services Agreement, any employment matters relating to the employees as a result of gross negligence or intentional misconduct by the Corporation or the failure of the Corporation to obtain and/or follow specific advice and direction from National in matters of employee separation and/or discipline. In addition, National agrees to indemnify and defend and hold harmless the Corporation from any damages caused by reason of or resulting from or relating to employee separation and/or discipline of National employees.


     In connection with the Plan of Restructure, with respect to approximately 644,000 of the Units owned by National, instead of receiving REIT Shares, National will receive approximately 644,000 OP Units. National will receive the OP Units in order to preserve the ownership restrictions required for the REIT to qualify as a real estate investment trust. Therefore, after the Effective Time, National will own approximately 757,000 REIT Shares and 644,000 OP Units.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

NHC


     The following table sets forth certain information as to the number of general and limited partnership Units of NHC beneficially owned as of October 31, 1997 (a) by each person (including any "group" as that term is used in Section 13(d) (3) of the Exchange Act) who is known to NHC to own beneficially 5% or more of the outstanding Units (8,866,822 Units as of October 31, 1997),
(b) by each director of the Managing or Administrative General Partner, and (c) by all executive officers and directors of NHC, Managing General Partner and the Administrative General Partner as a group. Members of management of NHC listed below are all members of management and/or the Board of Directors of the Managing and Administrative General Partners, but they disclaim that they are acting as a "group" and the table below is not reflective of them acting as a group:




       Names and Addresses                           Number of Units                           Percentage of
       of Beneficial Owner                          Beneficially Owned (1)                      Total Units
       -------------------                          -------------------                         -----------
W. Andrew Adams, President and                             1,064,211                               12.00%
Individual General Partner
1927 Memorial Blvd.
Murfreesboro, TN  37129

Dr. J. K. Twilla, Director                                    73,155                                 .82%
525 Golf Club Lane
Smithville, TN  37166

Dr. Olin O. Williams, Director                               104,340                                 1.8%
2007 Riverview Drive
Murfreesboro, TN  37139

Robert G. Adams, Director & Sr. V.P.                         439,000                                4.95%
2217 Tomahawk Trace
Murfreesboro, TN  37129

Ernest G. Burgess, Director                                  178,592                                2.01%
2239 Shannon Drive
Murfreesboro, TN  37129

Richard F. LaRoche, Jr., Sr. V.P.                            374,685                                4.23%
2103 Shannon Drive
Murfreesboro, TN  37130

National Health Corporation, (2)                           1,368,583                               15.43%
  Admin. General Partner
P. O. Box 1398
Murfreesboro, TN  37133

NHC, Inc., Managing General Partner                           87,715                                 .99%
P. O. Box 1398
Murfreesboro, TN  37133

Albert O. Nicholas                                           443,600                                5.00%
6002 North Highway 83
Hartland, WI  53029

All Executive Officers, Directors of the                   3,690,281                                41.62%
  Corporate General Partners and the
  Corporate General Partners as a Group


(1) Assumes exercise of unit options and convertible subordinated debentures outstanding. See "Management - NHC - Option Plans."

(2) Does not include 99,495 Units owned by a revocable trust under NHC's deferred compensation plan or 239,600 Units owned by National for the benefit of a third party, of which National may be deemed the beneficial owner. National disclaims beneficial ownership of such Units.

THE REIT


     Since its incorporation, the REIT has been and until the Distribution occurs will be a wholly-owned subsidiary of NHC. As a result, NHC currently owns 100% of the outstanding REIT Shares. Immediately following the Effective Time of the Plan of Restructure, the REIT will be beneficially owned by each person and with the same percentage ownership as NHC is currently owned except that National will own approximately 757,000 REIT Shares and 644,000 OP Units and there will be approximately 644,000 fewer REIT Shares outstanding. See "Certain Transactions - National."


     After applying certain ownership attribution rules of the Code, the two largest shareholders of the REIT will be (i) W. Andrew Adams and other members of his family, and (ii) National Health Corporation. See "Federal Income Tax Considerations - The REIT - Taxation as a Real Estate Investment Trust." The following table sets forth certain information as to REIT Shares estimated to be beneficially owned after the Effective Time.



              Names and Addresses                     Number of REIT Shares             Percentage of
              of Beneficial Owner                  Beneficially Owned After the       Total REIT Shares
              --------------------                       Restructure (1)            After the Restructure (2)
                                                         -----------                ---------------------
W. Andrew Adams, President and                             1,064,211                           10.46%
Individual General Partner
1927 Memorial Blvd.
Murfreesboro, TN  37129

Dr. J. K. Twilla, Director                                    73,155                            0.72%
525 Golf Club Lane
Smithville, TN  37166

Dr. Olin O. Williams, Director                               104,340                            1.03%
2007 Riverview Drive
Murfreesboro, TN  37139

Robert G. Adams, Director & Sr. V.P.                         439,000                            4.31%
2217 Tomahawk Trace
Murfreesboro, TN  37129

Ernest G. Burgess, Director                                  178,592                            1.76%
2239 Shannon Drive
Murfreesboro, TN  37129

Richard F. LaRoche, Jr., Sr. V.P.                            374,685                            3.68%
2103 Shannon Drive
Murfreesboro, TN  37130

National Health Corporation                                  757,000                            7.44%
  Admin. General Partner
P. O. Box 1398
Murfreesboro, TN  37133

All Executive Officers, Directors of the                   2,233,983                           21.95%
 REIT


(1)  Assumes exercise of options outstanding.

(2) Based on an estimated 10,175,400 to be outstanding immediately after the Effective Time.

THE CORPORATION


     Since its incorporation, the Corporation has been and until the Merger occurs will be a wholly-owned subsidiary of NHC. As a result, NHC currently owns 100% of the outstanding Shares. Immediately following the Effective Time of the Plan of Restructure, the Corporation will be beneficially owned by each person and with the same percentage ownership as NHC except that The 1818 Fund Notes will immediately be converted into approximately 555,555 Shares at the Effective Time. The following table sets forth certain information as to Shares estimated to be beneficially owned after the Effective Time.





                                         Number of Corporation Shares          Percentage of
   Names and Addresses                  Beneficially Owned After the    Total Corporation Shares
   of Beneficial Owner                        Restructure (1)             After Restructure(2)
   --------------------                        --------------             --------------------
W. Andrew Adams, Director, CEO                    1,064,211                       9.36%
1927 Memorial Blvd.
Murfreesboro, TN  37129

Dr. J. K. Twilla, Director                           73,155                       0.64%
525 Golf Club Lane
Smithville, TN  37166

Dr. Olin O. Williams, Director                      104,340                        .92%
2007 Riverview Drive
Murfreesboro, TN  37139

Robert G. Adams, Director & Sr. V.P.                439,000                       3.86%
2217 Tomahawk Trace
Murfreesboro, TN  37129

Ernest G. Burgess, Director                         178,592                       1.57%
2239 Shannon Drive
Murfreesboro, TN  37129

Lawrence C. Tucker, Director (3)                    555,555                       4.88%
59 Wall Street
New York, NY 10005

Richard F. LaRoche, Jr., Sr. V.P.                   374,685                       3.29%
2103 Shannon Drive
Murfreesboro, TN  37130

National Health Corporation (4)                   1,400,806                      12.31%
P. O. Box 1398
Murfreesboro, TN  37133

1818 Fund                                           555,555                       4.88%
59 Wall Street
New York, New York 10005

All Executive Officers, Directors of the          2,789,538                      24.52%
 Corporation




(1)   Assumes exercise of options outstanding.

(2) Based on an estimated 11,374,955 to be outstanding immediately after the Effective Time.
(3) Mr. Tucker is a general partner of the Fund and may be deemed to be the beneficial owner of the Shares owned by the Fund. Mr. Tucker disclaims beneficial ownership.

(4) Does not include 99,495 Units owned by a revocable trust under NHC's deferred compensation plan or 239,600 Units owned by National for the benefit of a third party of which National may be deemed the beneficial owner. National disclaims beneficial ownership of such Shares.

                            DESCRIPTION OF SECURITIES


SHARES OF THE CORPORATION

     COMMON STOCK

     The Corporation is authorized to issue 30,000,000 shares of common stock, par value $.01 per share and 10,000,000 shares of preferred stock, par value $.01 per share.

     Holders of the Shares are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors. Holders of the Shares are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Corporation, holders of the Shares are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Shares. Holders of the Shares, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Shares. All of the Shares outstanding are fully paid and nonassessable.

     The Corporation's board of directors is authorized to issue preferred stock in one or more series and, with respect to each series, to determine the number of shares constituting any series, and the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications and terms and conditions of redemption.

     The preferred stock and the variety of characteristics available for it offers the Corporation flexibility in financing and acquisition transactions. An issuance of preferred stock could dilute the book value or adversely affect the relative voting power of the Corporation Shares. The issuance of such shares could be used to discourage unsolicited business combinations, for example, by providing for class voting rights which would enable the holder to block such a transaction. Although the Corporation's board of directors is required when issuing such stock to act based on its judgment as to the best interests of the stockholders of the Corporation, the board of directors could act in a manner that would discourage or prevent a transaction some stockholders might believe is in the Corporation's best interests or in which stockholders could or would receive a premium for their Corporation Shares over the market price.

     The Corporation's board of directors has authority to classify or reclassify authorized but unissued shares of preferred stock by setting or changing the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications, and terms and conditions of redemption of stock.

     LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The certificate of incorporation of the Corporation (the "Corporation Certificate") provides that directors of the Corporation will not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the directors' duty of loyalty to the Corporation or its stockholders, (ii) for acts of omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL relating to prohibited dividends or distribution or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit. The provision does not apply to claims against directors for violations of certain laws, including federal securities laws. If the DGCL is amended to authorize further elimination or limitation of director's liability, then the liability of directors of the Corporation shall automatically be limited to the fullest extent provided by law. The Corporation Certificate and the bylaws of the Corporation (the "Corporation Bylaws") also contain provisions to indemnify the directors, officers, employees or other agents to the fullest extent permitted by the DGCL. These provisions may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from directors.

     BUSINESS COMBINATIONS

     Subject to certain exceptions, Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a business combination (as defined therein) with an "interested stockholder" (defined generally as any person who beneficially owns 15% or more of the outstanding voting stock of the corporation or any person affiliated with such person) for a period of three years following the date that such stockholder became an interested stockholder, unless (i) prior to such date the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding those shares owned (a) by directors who are also officers of the corporation and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or
(iii) on or subsequent to such date the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Section 203 of the DGCL may have the effect of deterring merger proposals, tender offers or other attempts to effect changes in control of the Corporation that are not negotiated with and approved by the Corporation's board of directors.

     TRANSFER AGENT AND REGISTRATION

     The transfer agent and registrar for the Shares will be SunTrust Bank, Atlanta.

SHARES OF THE REIT

     COMMON STOCK


     The REIT is authorized to issue 75,000,000 shares of common stock, par value $.01 per share, 5,000,000 shares of preferred stock, par value $.01 per share and 20,000,000 shares of Excess Stock.

     Each REIT Share is entitled to one vote on each matter submitted to a vote of stockholders. There is no right of cumulative voting in connection with the election of directors. Any of the REIT Shares issued and sold hereunder will be fully paid and nonassessable. Holders of the REIT Shares are entitled to receive, pro rata, distributions declared by the REIT board of directors out of funds legally available therefor. In the event of any liquidation, dissolution or winding up of the REIT, holders of the REIT Shares are entitled to share ratably in the assets available for distribution to stockholders. There are no pre-emptive or other subscription rights, conversion rights, or redemption or sinking fund provisions with respect to the REIT Shares.


     PREFERRED STOCK

     The REIT's board of directors is authorized to issue preferred stock in one or more series and, with respect to each series, to determine the number of shares constituting any series, and the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications and terms and conditions of redemption.

     The preferred stock and the variety of characteristics available for it offers the REIT flexibility in financing and acquisition transactions. An issuance of preferred stock could dilute the book value or adversely affect the relative voting power of the REIT Shares. The issuance of such shares could be used to discourage unsolicited business combinations, for example, by providing for class voting rights which would enable the holder to block such a transaction. Although the REIT board of directors is required when issuing such stock to act based on its judgment as to the best interests of the stockholders of the REIT, the board of directors could act in a manner that would discourage or prevent a transaction some stockholders might believe is in the REIT's best interests or in which stockholders could or would receive a premium for their REIT Shares over the market price.

     The REIT's board of directors has authority to classify or reclassify authorized but unissued shares of preferred stock by setting or changing the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications, and terms and conditions of redemption of stock.

     REIT PROVISIONS

     The REIT Charter contains certain limitations on the number of shares of the REIT's stock that any one stockholder may own, which limitations are designed to ensure that the REIT maintains its status as a real estate investment trust.

     Upon demand of the REIT, each stockholder must disclose to the REIT such information with respect to direct and indirect ownership of stock owned (or deemed to be owned after applying the rules applicable to real estate investment trusts under the Code) as the REIT board of directors deems reasonably necessary in order that the REIT may fully comply with the real estate investment trust provisions of the Code. Proposed transferees of stock must also satisfy the board, upon demand, that such transferees will not cause the REIT to fall out of compliance with such provisions.


     The Code generally prevents a company from qualifying as a real estate investment trust if more than 50% in value of its stock is owned, directly or indirectly, by five or fewer individuals, which includes certain entities treated as individuals (the "Closely-Held Rule"). The REIT Charter also limits any holder from owning, or being deemed to own after applying the constructive ownership provisions of the Code described above, shares of stock of the REIT having a value that is more than 9.8% (the "Ownership Limit") of the value of all outstanding stock of the REIT. Under the REIT Charter, any transfer of stock or any security convertible into stock that would create direct or indirect ownership of stock in excess of the Ownership Limit (a "prohibited transfer") shall be null and void, and the intended transferee will acquire no rights to the stock. Shares of stock owned, or deemed to be owned, or transferred to a stockholder in excess of the Ownership Limit will automatically be exchanged for Excess Stock that will be transferred, by operation of law, to an unaffiliated trustee to be named by the Board of Directors of the REIT for the exclusive benefit (except to the extent described below) of one or more charitable beneficiaries designated from time to time by the REIT. The Excess Stock held in trust will be considered as issued and outstanding shares of stock of the REIT, will be entitled to receive distributions authorized and declared by the REIT and may be voted by the trustee for the exclusive benefit of the charitable beneficiary. Any dividend or distribution paid to a purported transferee of Excess Stock prior to the discovery by the REIT that stock has been transferred in a prohibited transfer shall be repaid to the REIT upon demand and thereupon paid over by the REIT to the trustee. Subject to applicable law, any votes of holders of shares of stock purported to have been cast by a purported transferee prior to such discovery of a prohibited transfer will be retroactively deemed not to have been cast and may be recast by the trustee for the benefit of the charitable beneficiary, but said retroactive nullification or recast of the vote of the relevant shares of stock shall not adversely affect the rights of any person (other than the purported transferee) who has relied in good faith upon the effectiveness of the matter that was the subject of the stockholder action as to which such votes were cast.

     Excess Stock is not transferable. Subject to the redemption rights of the REIT, discussed below, the trustee of the trust may, however, sell and transfer the interest in the trust to a transferee in whose hands the interest in the trust representing Excess Stock would not be an interest in Excess Stock, and upon such sale the shares of Excess Stock represented by the sold interest shall be automatically exchanged for shares of stock of the class that was originally exchanged into such Excess Stock. Upon such sale, the trustee shall distribute to the purported transferee only so much of the sales proceeds as is not more than the price paid by the purported transferee in the prohibited transfer that resulted in the exchange of Excess Stock for the stock purported to have been transferred (or, if the purported transferee received such stock by gift, devise or otherwise without giving value for such stock, only an amount that does not exceed the market price for such stock, as determined in the manner set forth in the REIT Charter, at the time of the prohibited transfer), and the trustee shall distribute all remaining proceeds from such sale to the charitable beneficiary.

     In addition to the foregoing transfer restrictions, the REIT will have the right, for a period of 90 days during the time any Excess Stock is held by the trustee, to purchase all or any portion of the Excess Stock from the trustee for the lesser of the price paid for the stock by the original purported transferee (or, if the purported transferee received such stock by gift, devise or otherwise without giving value for such stock, the market price of the stock as determined in the manner set forth in the REIT Charter at the time of such prohibited transfer) or the market price (as so determined) of the stock on the date the REIT exercises its right to purchase. Upon any such purchase by the REIT, the trustee shall distribute the purchase price to the original purported transferee. The 90-day period begins on the date on which the REIT receives written notice of the prohibited transfer or other event resulting in the exchange of stock for Excess Stock.

     The REIT Charter authorizes the REIT Board of Directors to permit a transfer which would otherwise be prohibited if the REIT Board is satisfied that such transfer will not jeopardize the REIT 's status as a real estate investment trust. The REIT Charter also provides that the provisions relating to Excess Shares of the Ownership Limit shall not apply to shares of capital stock acquired pursuant to an all cash tender offer for all outstanding shares of capital stock in conformity with applicable laws where not less than two-thirds of the outstanding shares of capital stock (not including securities held by the tender offeror and/or its affiliates and associates) are tendered and accepted pursuant to such tender offer and where the tender offeror commits in such tender offer, if the offer is accepted by the holders of two-thirds of the outstanding stock, promptly after the tender offeror's purchase of the tendered stock to give any non-tendering stockholders a reasonable opportunity to "put" their shares of stock to the tender offeror at a price not less than that paid pursuant to the tender offer.


     LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The Maryland General Corporate Law (the "MGCL") permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders from money damages, excluding liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The REIT Charter contains such a provision, which eliminates such liability to the maximum extent permitted by the MGCL.

     The REIT Charter obligates the REIT, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, at the request of the REIT, serves or has served another entity and who is made a party to the proceeding by reason of his service in that capacity. The MGCL also permits the REIT to indemnify and advance expenses to any person who served a predecessor of the REIT in any of the capacities described above and to any employee or agent of the REIT or a predecessor of the REIT.

     The MGCL requires a corporation (unless its charter provides otherwise, which the REIT Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise tot he proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires the REIT, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the REIT as authorized by the bylaws and (b) a written undertaking by or in his behalf to repay the amount paid or reimbursed by the REIT if it shall ultimately be determined that the standard of conduct was not met. The REIT will indemnify all of its officers and directors to the fullest extent permitted under Maryland law.

     BUSINESS COMBINATIONS

     Under the Maryland General Corporation Law (the "MGCL"), certain "Business Combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the REIT's outstanding voting stock (an "Interested Stockholder") must be: (a) recommended by the REIT's board of directors; and (b) approved by the affirmative vote of at least (i) 80% of the REIT's outstanding shares entitled to vote and (ii) two-thirds of the outstanding shares entitled to vote that is not held by the Interested Stockholder with whom the business combination is to be effected, unless, among other things, the REIT's common stockholders receive a minimum price (as defined in the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for his shares. In addition, an Interested Stockholder or any affiliate thereof may not engage in a "Business Combination" with the REIT for a period of five years following the date he becomes an Interested Stockholder. These provisions of MGCL do not apply, however, to Business Combinations that are approved or exempted by the board of directors prior to a person's becoming an Interested Stockholder. The REIT may expressly elect not to be governed by these provisions, in whole or in part, by so providing in its Charter or by adopting a charter amendment.

     CONTROL SHARE ACQUISITIONS

     The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" may not be voted except to the extent approved by a vote of two-thirds of the votes entitled to be cast by stockholders excluding shares owned by the acquirer, officers and directors who are employees of the REIT. "Control shares" are shares that, if aggregated with all other shares previously acquired that the person is entitled to vote, would entitle the acquirer to vote (i) 20% or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority of the outstanding shares. Control shares do not include shares the acquiring person is entitled to vote because stockholder approval has previously been obtained. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition and who has obtained a definitive financing agreement with a responsible financial institution providing for any amount of financing not to be provided by the acquiring person may compel the REIT's board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the REIT may itself present the question at any stockholders' meeting.

     Subject to certain conditions and limitations, the REIT may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to voting rights, as of the date of the last control shares acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders' meeting and the acquirer is entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share in the control shares acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenter's rights do not apply in the context of control share acquisition.

     The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to the acquisitions approved or excepted by the REIT Charter or REIT Bylaws prior to a control share acquisition.

     The limitation on ownership of stock set forth in the REIT Charter, as well as Maryland business combination and control share acquisition statutes could have the effect of discouraging offers to acquire the REIT and of increasing the difficulty of consummating any such offer.

     TRANSFER AGENT AND REGISTRAR

     SunTrust Bank in Nashville will act as transfer agent and registrar for the REIT Shares.

OPERATING PARTNERSHIP AGREEMENT

     The following summary of the Operating Partnership Agreement describes the material provisions of such agreement. This summary is qualified in its entirety by reference to the Operating Partnership Agreement, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     MANAGEMENT


     The Operating Partnership was organized as a Delaware limited partnership in November, 1997. The REIT is the sole general partner of, and will hold approximately 93% of the economic interests in, the Operating Partnership. The REIT will hold a one percent general partner interest in the Operating Partnership and the balance will be held as a limited partner interest. The REIT will conduct substantially all of its business through the Operating Partnership and its subsidiaries. It is contemplated that NHC will be the initial limited partner, but pursuant to the Plan of Restructure, will transfer its limited partnership interest to National which will then be the sole limited partner of the Operating Partnership.


     Pursuant to the Operating Partnership Agreement, the REIT, as the sole general partner of the Operating Partnership, generally has full, exclusive and complete responsibility and discretion in the management, operation and control of the Operating Partnership, including the ability to cause the Operating Partnership to enter into certain major transactions, including acquisitions, developments and dispositions of properties and refinancings of existing indebtedness. No limited partner may take part in the control or management of the business of the Operating Partnership by virtue of being a holder of OP Units.



     The Operating Partnership Agreement provides that all business activities of the REIT, including all activities pertaining to the acquisition and operation of properties, must be conducted through the Operating Partnership, and that the Operating Partnership must be operated in a manner that will enable the REIT to satisfy the requirements for being classified as a real estate investment trust.

     REMOVAL OF THE GENERAL PARTNER; TRANSFER OF THE GENERAL PARTNER'S INTEREST


     The Operating Partnership provides that the limited partners may not remove the REIT as general partner of the Operating Partnership. Generally, the REIT may not transfer any of its interests as general or limited partner in the Operating Partnership except in connection with a merger or sale of all or substantially all of its assets pursuant to a transaction for which it has obtained the requisite approval of the limited partners in accordance with the terms of the Operating Partnership Agreement.



     AMENDMENTS OF THE OPERATING PARTNERSHIP AGREEMENT

     Amendments to the Operating Partnership Agreement may be proposed by the REIT or by limited partners owning at least 25% of the OP Units.


     Generally, the Operating Partnership Agreement may be amended with the approval of the REIT, as general partner, and limited partners (including the REIT) holding a majority of the OP Units. Certain amendments that would, among other things, convert a limited partner's interest into a general partner's interest, modify the limited liability of a limited partner, alter the interest of a partner in profits or losses or the right to receive any distributions, or alter or modify the redemption right of the limited partners described in the Operating Partnership Agreement generally must be approved by the REIT and each limited partner that would be adversely affected by such amendment. Notwithstanding the foregoing, the REIT, as general partner, will have the power, without the consent of the limited partners, to amend the Operating Partnership Agreement as may be required to (1) add to the obligations of the REIT as general partner or surrender any right or power granted to the REIT as general partner; (2) reflect the admission, substitution, termination or withdrawal of partners in accordance with the terms of the Operating Partnership Agreement; (3) set forth and reflect the designations, rights, powers, duties and preferences of any additional partnership interests issued in accordance with the terms of the Operating Partnership Agreement; (4) reflect a change that does not adversely affect the limited partners in any material respect, or cure any ambiguity, correct or supplement any provision of the Operating Partnership Agreement not inconsistent with law or with other provisions of the Operating Partnership Agreement, or make other changes concerning matters arising under the Operating Partnership Agreement that are not otherwise inconsistent with the Operating Partnership Agreement or law; or (5) satisfy any requirements of federal or state law. Certain provisions of the Operating Partnership Agreement, including certain provisions affecting the rights and duties of the REIT as general partner (e.g., restrictions on the REIT's power to conduct businesses other than owning OP Units and managing the Operating Partnership, and restrictions relating to certain extraordinary transactions involving the REIT or the Operating Partnership) may not be amended without the approval of a majority of the OP Units not held by the REIT.


     TRANSFER OF OP UNITS; SUBSTITUTE LIMITED PARTNERS

     The Operating Partnership Agreement provides that limited partners generally may transfer their OP Units without the consent of any other person, but may substitute a transferee as a limited partner only with the prior written consent of the REIT as the sole general partner of the Operating Partnership. In addition, limited partners may not transfer OP Units in violation of certain regulatory and other restrictions set forth in the Operating Partnership Agreement.

     ISSUANCE OF ADDITIONAL LIMITED PARTNERSHIP INTERESTS


     The REIT is authorized, without the consent of the limited partners, to cause the Operating Partnership to issue additional OP Units to the REIT, to the limited partners or to other persons for such consideration and on such terms and conditions as the REIT deems appropriate. If additional OP Units are issued to the REIT, then the REIT must (i) issue additional shares of Common Stock or
(ii) issue additional OP Units to all partners in proportion to their respective interests in the Operating Partnership. In addition, the REIT may cause the Operating Partnership to issue to the REIT additional partnership interests in different series or classes, which may be senior to the OP Units, in conjunction with an offering of securities of the REIT having substantially similar rights . Consideration for additional partnership interests may be cash or other property or assets. No limited partner has preemptive, preferential or similar rights with respect to additional capital contributions to the Operating Partnership or the issuance or sale of any partnership interests therein.


     EXTRAORDINARY TRANSACTIONS


     The Operating Partnership Agreement provides that the REIT generally may not engage in any merger, consolidation or other combination with or into another person or sale of all or substantially all of its assets, or any reclassification, or any recapitalization or change of outstanding shares of Common Stock (a "Termination Transaction"), unless the holders of OP Units will receive, or have the opportunity to receive, the same consideration per OP Unit as holders of Common Stock receive per share of Common Stock in the transaction; the REIT may not engage in such transaction unless limited partners holding at least a majority of the OP Units held by limited partners (including OP Units held by the REIT as a limited partner) vote to approve the Termination Transaction.


     EXCULPATION AND INDEMNIFICATION OF THE GENERAL PARTNER


     The Operating Partnership Agreement generally provides that the REIT, as general partner of the Operating Partnership, will incur no liability to the Operating Partnership or any limited partner for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission unless the REIT acted in bad faith and the act or omission was material to the matters giving rise to the loss or liability. In addition, the REIT is not responsible for any misconduct or negligence on the part of its agents, provided the REIT appointed such agents in good faith. The REIT may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors, and any action it takes or omits to take in reliance upon the opinion of such persons, as to matters that the REIT reasonably believes to be within their professional or expert competence, shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

     The Operating Partnership Agreement also provides for indemnification of the REIT, the limited partners, the directors and officers of the Operating Partnership and the REIT, and such other persons as the REIT may from time to time designate against any and all losses, claims, damages, liabilities, expenses, judgments, fines, settlements and other amounts actually incurred by such person in connection with any and all claims, demands, actions, suits or proceedings relating to the Operating Partnership or the REIT unless it is established that: (1) the act or omission of the indemnified person was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (2) the indemnified person actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful.


     TAX MATTERS

     The REIT will be the tax matters partner of the Operating Partnership and, as such, will have the authority to make tax elections under the Code on behalf of the Operating Partnership.

     TERM


     The Operating Partnership will continue in full force and effect until December 31, 2057, or until sooner dissolved pursuant to the terms of the Operating Partnership Agreement.

                   COMPARISON OF STOCKHOLDER/UNITHOLDER RIGHTS

     NHC is a limited partnership existing under the laws of the State of Delaware, and the rights of the holders of the Units as such are governed in part by the Delaware Revised Uniform Limited Partnership Act and the Partnership Agreement. The Corporation is incorporated in the State of Delaware, and the rights of the holders of the Shares are governed in part by the DGCL, the Corporation Certificate and the Corporation Bylaws. The REIT is incorporated under the laws of the State of Maryland, and the rights of the holders of the REIT Shares as such are governed in part by the MGCL, the REIT Charter and the REIT Bylaws.

     The following summary compares a number of differences between ownership of the Units and ownership of the Shares and the REIT Shares and the effects relating thereto. This summary is not intended to be complete and is qualified in its entirety by reference to the Delaware Revised Limited Partnership Act, the DGCL, the MGCL, and the constituent documents of NHC, the Corporation and the REIT. See also "Description of Securities."



                                                        ISSUER
                 UNITS                                  SHARES                                REIT SHARES

                  NHC                               The Corporation                            The REIT

                                                 TAXATION OF ENTITY

             NHC                                  THE CORPORATION                            THE REIT

Under current federal tax laws,         The Corporation is a taxable entity      The REIT is a taxable entity for
as a partnership, NHC does not pay      for federal income tax purposes with     federal income tax purposes with respect
tax on its net income.  However,        respect to its income after allowable    to its income after allowable deductions
to continue its current                 deductions and credits, for which no     and credits. However, as a real estate investment
operations and remain a partnership     deduction is permitted for               trust, the REIT may generally deduct from
for federal income tax purposes for     distributions of cash or other           its taxable income an amount equal to the
periods beginning after December        property to its shareholders and with    distributions it pays to its shareholders and,
31, 1997, NHC will have to pay          respect to which it will be taxed,       in that regard, is required, as a real
taxes at a rate of 3.5% of its          based upon current laws, at a rate of    estate investment trust, to
gross income.  Otherwise,               34%. Generally, see "Federal             distribute approximately 95% of its real estate
beginning January 1, 1998 NHC           Income Tax Considerations."              investment trust taxable
will be taxed as a corporation for                                               income. Generally, see "Federal Income Tax
federal income tax purposes, which                                               Considerations."
under current laws would result in
NHC being taxed on its net income
generally at a rate of 34%.


          TAXATION OF UNITHOLDERS, SHAREHOLDERS AND REIT SHAREHOLDERS

         UNITHOLDERS                            SHAREHOLDERS                             REIT SHAREHOLDERS
Each Unitholder, as a partner,         Shareholders will have taxable income        Shareholders of the REIT will
annually includes the Unitholder's     from the Corporation's operations only       have taxable income from the
share of the income and gain and,      to the extent that taxable dividends         REIT's operations only to the
subject to certain limitations,        and other distributions are declared         extent that taxable dividends and
the losses, deductions and credits     and paid by the Corporation on the           other distributions are declared
of NHC in computing the Unitholder's   Shares. Such income may not be used to       and paid on the REIT Shares.
taxable income for federal income      offset passive losses. Losses of the         Such income may not be used to
tax purposes without regard to         Corporation are not passed through to        offset passive losses.  Losses of
whether cash or other property is      its Shareholders. No portion of the          the REIT are not passed through
distributed to such Unitholder.        earnings of, or any dividends received       to its shareholders.  No portion of
Generally, distributions of property   by a Shareholder from, the Corporation       the earnings of, or any distributions
are not taxable to Unitholders and     will generally constitute unrelated          received by a REIT Shareholder
distributions of cash or marketable    business taxable income to Shareholders      from, the REIT will generally
securities to a Unitholder are not     that are exempt from federal income          constitute unrelated business
taxable, unless such distributions     taxation under Code section 501(a),          taxable income to REIT
exceed the Unitholder's adjusted       except to the extent their investment        Shareholders that are exempt from
tax basis in such Unitholder's         in stock of the Corporation is               federal income taxation under
Units.  As a partner of a publicly     considered debt-financed.  Generally,        Code section 501(a), except to the
traded partnership, a                  see "Federal Income Tax                      extent their investment in stock of
Unitholder is generally not            Considerations."                             the REIT is considered debt-
permitted to offset losses from                                                     financed. Generally, see "Federal
other publicly traded partnerships                                                  Income Tax Considerations."
or passive activities with such
Unitholder's share of NHC
income.   A Unitholder is also not
permitted to use such Unitholder's
share of NHC's losses to offset
passive income from other sources.
Instead, such losses may be carried
forward as a deduction against
future income of the Unitholder
from NHC or when the Unitholder
disposes of such Unitholder's entire
interest in NHC. The share of
NHC's taxable income of a
Unitholder that is exempt from
federal income taxation under Code
section 501(a) generally constitutes
unrelated business taxable income
to such Unitholder, which income is
generally subject to federal income
tax at corporate tax rates without
regard to such Unitholder's general
exemption from federal income
taxes.  Generally, see "Federal
Income Tax Considerations."

                           DISTRIBUTION AND DIVIDENDS

                 UNITS                                  SHARES                                REIT SHARES
The Managing General Partner of         The board of directors of the            The MGCL provides that the
NHC has the discretion  under the       Corporation has the discretion to        Board of Directors of the REIT
Partnership Agreement to make           determine whether or not and when        has the discretion to determine
distributions of NHC's Cash             to declare and pay dividends and the     whether or not and when to
Available for Distribution.  Cash       amount of any dividend.  Holders of      declare and pay distributions and the
Available for Distribution generally    the Shares will have no contractual      amount of any distributions.
means NHC's cash less (i) cash          right to receive dividends.              However, in order to qualify as a
expenses, liabilities and obligations                                            real estate investment trust for
of NHC and (ii) reserves                                                         federal tax purposes the REIT
established by the Managing                                                      must distribute at least 95% of the
General Partner in its sole                                                      REIT's taxable income.  See
discretion for capital expenditures,                                             "Federal Income Tax
and other improvements, retirement                                               Considerations - The REIT -
of indebtedness, operations or                                                   Annual Distribution."  Holders of
contingencies and liabilities.                                                   REIT  Shares will have no
                                                                                 contractual right to receive distributions.


                                                      MANAGEMENT

                 UNITS                                 SHARES                             REIT SHARES

The business and affairs of NHC         The business and affairs of the          The business and affairs of the
are managed by the Managing             Corporation are managed by or            REIT are managed by or under
General Partner, NHC, Inc.              under the direction of the board of      the direction of the board of
                                        directors of the Corporation.  The       directors of the REIT. The
                                        personnel in control of the              personnel in control of the REIT
                                        Corporation will be substantially the    will be identical to that of NHC.
                                        same as that of NHC.

Subject to the procedure prescribed     Holders of the Shares will have the      Holders of the REIT Shares will
in the Partnership Agreement, the       ability to elect members of the board    have the ability to elect members
Managing General Partner may be         of directors with a plurality of the     of the board of directors with a
removed by vote of (i) 50% or           votes cast for such election and to      plurality of the votes cast for such
greater of the Units together with      remove the board of directors with a     election and to remove the board
the unanimous consent of the board      majority vote of the common stock        of directors with a majority vote
of directors of the Managing            outstanding and entitled to vote.        of the common stock outstanding
General Partner or (ii)                                                          and entitled to vote.
approximately 70% of the Units.


                                  VOTING RIGHTS

                 UNITS                                  SHARES                                REIT SHARES

Under Delaware law and the              Holders of the Shares will have the      Holders of the REIT Shares will
Partnership Agreement, limited          right to vote on matters specified by    have the right to vote on matters
partners have voting rights with        Delaware law affecting the               specified by Maryland law
respect to (i) the removal and          corporate structure of the               affecting the corporate structure
replacement of the Managing             Corporation, including election of       of the REIT, including election of
General Partner, (ii) the merger of     the board of directors.  Stockholders    the board of directors.
NHC, (iii) the sale of all or           of the Corporation will have the         Stockholders of the REIT will
substantially all of the assets         right to vote on all matters on which    have the right to vote on all
owned, directly or indirectly, by       stockholders must be permitted to        matters on which stockholders
NHC, (iv) the dissolution of NHC,       vote including ,as a general matter,     must be permitted to vote
and (v) material amendments to the      election of directors, fundamental       including, as a general matter,
Partnership Agreement, subject to       changes in the Corporation, sale of      election of directors, fundamental
certain limitations.                    all or substantially all of the assets   changes in the REIT, sale of all or
                                        of the Corporation and amendments        substantially all of the assets of
                                        to the Corporation Certificate.          the REIT and amendments to the
                                                                                 REIT Charter.

Each Unit entitles the holder           Each Share entitles its holder to cast   Each REIT Share entitles its
thereof who is admitted as a limited    one vote on each matter presented to     holder to cast one vote on each
partner to the Partnership to cast      the stockholders.                        matter presented to the one vote on
presented to limited partners.                                                   all matters stockholders.

Approval of any matter submitted        Approval of any matter submitted to      Approval on any matter submitted
to limited partners generally           the stockholders generally requires      to the stockholders generally
requires the affirmative vote of        the affirmative vote of holders of       requires the affirmative vote of
limited partners holding more than      more than 50% of the Shares              more than 50% of the REIT
50% of the Units then outstanding.      outstanding and entitled to vote.        Shares outstanding and entitled to
The removal of the Managing             Certain matters require the              vote.  Certain matters require the
General Partner requires the            affirmative vote of approximately        affirmative vote of approximately
affirmative vote of 70% of the          70% of the outstanding Shares,           70% of the outstanding REIT
outstanding Units, except that a        except that a vote of more than 50%      Shares, except that a vote of more
vote of 50% of the outstanding          is required for such matters if the      than 50% is required for such
Units is sufficient to remove the       board of directors of the                matters if the board of directors of
Managing General Partner if the         Corporation unanimously consents.        the Corporation unanimously
board of directors of the Managing                                               consents.
General Partner unanimously
consents.

Holders of 10% of the Units held        Amendment of the Corporation             Amendment of the REIT Charter
by limited partners may propose         Certificate or Bylaws requires           or the REIT Bylaws requires
amendments to the Partnership           approval of a majority of the            approval of a majority of the
Agreement.                              members of the board of directors        board of directors and, in certain
                                        and, in certain cases, approval by       cases, approval by the
                                        the stockholders.                        stockholders.

Any action that may be taken at a       Stockholders may act by written          Stockholders may act by
meeting of limited partners may be      consent in lieu of a meeting with a      unanimous  written consent in lieu
taken by written consent in lieu of a   number of votes sufficient for such      of a meeting.
meeting executed by limited             action.
partners sufficient to authorize such
action at a meeting of limited
partners.

                                                   SPECIAL MEETINGS

                 UNITS                                  SHARES                                REIT SHARES

Special meetings of the Unitholders     Special meetings of stockholders         Special meetings of stockholders
may be called by the Managing           can only be called by the board of       can only be called by the board of
General Partner or by Unitholders       directors or president.                  directors or president.
holding at least 10% of the
outstanding Units.


                                CONVERSION RIGHTS

                 UNITS                                  SHARES                                REIT SHARES
The Units are not convertible into      The Shares are not convertible into      The REIT Shares are not
any other securities.                   any other securities.                    convertible into any other
                                                                                 securities.
                                                      REDEMPTION

                 UNITS                                  SHARES                                REIT SHARES

The Units are not subject to            The Shares are not subject to            The REIT Shares are not subject
mandatory or optional redemption.       mandatory or optional redemption.        to mandatory or optional
                                                                                 redemption.

                                                  LIQUIDATION RIGHTS

                 UNITS                                  SHARES                                REIT SHARES

In the event of the liquidation of      In the event of a liquidation of the     In the event of a liquidation of the
NHC the assets of NHC remaining         Corporation, the holders of the          REIT, the holders of the REIT
after payments to creditors of NHC      Shares would be entitled to share        Shares would be entitled to share
(except partners of NHC) are            ratably in any assets remaining after    ratably in any assets remaining
distributed pro rata to the general     satisfaction of obligations to           after satisfaction of obligations to
partners of NHC to satisfy amounts      creditors and any liquidation            creditors and any liquidation
due the general partners pursuant to    preferences on any series of             preferences on any series of
the Partnership Agreement; next         preferred stock of the Corporation       preferred stock of the REIT that
pro rata to partners of NHC for         that may then be outstanding.            may then be outstanding.
loans (and other indebtedness)
made by such partners to NHC;
next to partners of NHC in
accordance with their capital
accounts; and finally to the partners
of NHC in accordance with their
ownership interests in NHC.

                                              RIGHT TO COMPEL DISSOLUTION

                 UNITS                                  SHARES                                REIT SHARES

Under the Partnership Agreement,        Under Delaware law, holders of           Stockholders of the REIT may not
limited partners may compel             Common Stock may compel                  unilaterally compel the dissolution
termination of NHC by the               dissolution of the Corporation,          of the REIT.  A majority of the
affirmative vote of the holders of      absent prior action by the board of      board of directors is required to
70% of the outstanding REIT Units.      directors, only if all holders consent   adopt a resolution declaring the
                                        in writing.  A plan of dissolution       advisability of the REIT's
                                        unanimously adopted by the board         dissolution and direct that the
                                        of directors must be approved by a       proposed plan of dissolution be
                                        majority of the Common Stock             submitted to the stockholders,
                                        outstanding and entitled to vote.        who must approve the plan by
                                                                                 affirmative vote of two-thirds
                                                                                 of the votes entitled to be
                                                                                 cast on the matter.  Stockholders
                                                                                 of the REIT may under certain
                                                                                 circumstances, petition a court
                                                                                 of equity to dissolve the REIT.

                                LIMITED LIABILITY

                 UNITS                                  SHARES                                REIT SHARES
In general, holders of the Units are    The Shares, upon receipt by the          The REIT Shares, upon receipt by
limited partners in a Delaware          Unitholders, will be fully paid and      the Unitholders, will be fully paid
limited partnership, and do not have    nonassessable.  Stockholders             and nonassessable.  Stockholders
personal liability for obligations of   generally will not have personal         generally will not have personal
NHC.                                    liability for obligations of the         liability for obligations of the
                                        Corporation.                             REIT.

                                              LIQUIDITY AND MARKETABILITY

                 UNITS                                  SHARES                                REIT SHARES

The Units are freely transferable       The Shares will be freely                The REIT Shares will be freely
and are currently listed and traded     transferable and application has         transferable and application has
on AMEX.                                been made for listing the Shares on      been made for listing the REIT
                                        AMEX.                                    Shares on AMEX.

                                                CONTINUITY OF EXISTENCE

           UNITS                                      SHARES                                REIT SHARES

The Partnership Agreement               The Corporation Certificate              The REIT Charter provides for
provides for NHC to continue in         provides for perpetual existence,        perpetual existence, subject to
existence until December 31, 2085,      subject to Delaware law.                 Maryland law.
unless earlier terminated in
accordance with the Partnership
Agreement.

                                                  SEC FILINGS

              UNITS                                  SHARES                                REIT SHARES

NHC is subject to the reporting         The Corporation will be subject to       The REIT will be subject to the
requirements of the Exchange Act        the reporting requirements of the        reporting requirements of the
and files annual and quarterly          Exchange Act and will file annual        Exchange Act and will file annual
reports thereunder.  NHC also           and quarterly reports thereunder.        and quarterly reports thereunder.
provides annual reports to its          The Corporation also will provide        The REIT will also provide
limited partners.                       annual reports to its stockholders.      annual reports to its stockholders.


                              CERTAIN LEGAL RIGHTS

                 UNITS                                  SHARES                                REIT SHARES
Delaware law allows a limited           Delaware law affords stockholders        Maryland law affords
partner to institute legal action on    of a corporation rights to bring         stockholders no similar such right.
behalf of NHC (a partnership            stockholder derivative actions when
derivative action) to recover           the board of directors has failed to
damages from a third party or a         institute an action against third
general partner where the general       parties or directors of the
partner has failed to institute the     corporation, and class actions to
action.  In addition, a limited         recover damages from directors for
partner may have rights to institute    violations of their fiduciary duties.
legal action on behalf of the limited   Stockholders may also have rights to
partner or all other similarly          bring actions in federal courts to
situated limited partners (a class      enforce federal rights.  These rights
action) to recover damages from a       are comparable to the rights of the
general partner for violations of       limited partners in the Partnership.
fiduciary duties to the limited
partners.  Limited partners may also
have rights to bring actions in
federal courts to enforce federal
rights.

            RIGHT TO LIST OF HOLDERS; INSPECTION OF BOOK AND RECORDS

                 UNITS                                  SHARES                                REIT SHARES

Upon reasonable demand, at the          Under Delaware law, upon written         Under Maryland law, a
limited partner's own expense and       request, at reasonable times and for     stockholder may inspect during
for a purpose reasonably related to     a proper purpose reasonably related      usual business hours the bylaws,
his interest in NHC, a limited          to a stockholder's interest as a         minutes of the proceedings of the
partner may have access, at             stockholder, any stockholder of          stockholders and any voting trust
reasonable times, to certain            record shall have the right to           agreements on file at the REIT's
information regarding the status of     examine and copy the Corporation's       principal office.  Upon written
the business and financial condition    stock ledger, a list of its              request, any stockholder may
of NHC, tax returns, governing          stockholders and its other books and     review a statement showing all
instruments of NHC and a current        records.  In certain circumstances       stock and securities issued by the
list of the partners of  NHC,           under Delaware law, stockholders         REIT during a specified period  of
provided that the Managing General      may not have the same right to           not more than 12 months before
Partner may keep confidential any       information regarding the                the date of the request.  In
trade secrets or any other              Corporation that they currently have     addition, stockholders owning at
information the disclosure of which     with respect to information              least 5% of any class of securities
could damage NHC or violate any         regarding NHC.                           of the REIT may, upon written
agreement or applicable law.                                                     request, inspect during usual business
                                                                                 hours a statement fo the REIT's assets
                                                                                 and liabilities and a list of the
                                                                                 REIT's stockholders. Stockholders of
                                                                                 the REIT will have generally less
                                                                                 access to the Records of the REIT than
                                                                                 do the Unitholders with respect to
                                                                                 NHC.


                                           SUBORDINATION

        UNITS                                  SHARES                                  REIT SHARES

Subordinated to claims of           Subordinated to claims of creditors          Subordinated to claims of
creditors of NHC.                   of the Corporation.                          creditors of the REIT.


FIDUCIARY DUTIES

     Delaware courts have generally held that a general partner of a limited partnership is liable for a breach of fiduciary duty only when he acts in bad faith by ignoring the provisions of the partnership agreement. It should be noted that, with respect to issues or concerns not governed by the express terms of the limited partnership agreement, general principles of fiduciary duty law will apply. In those circumstances, a general partner holds a fiduciary duty to the limited partnership (as do the officers and directors of a corporate general partner) to exercise the utmost good faith, fairness and loyalty. However, section 17-403(b) of the Delaware Revised Limited Partnership Act provides that contractual provisions in the partnership agreement addressing the liability of a general partner to limited partnership and to other partners may modify the general fiduciary duties standard.

     The Partnership Agreement provides that no General Partner shall have liability to the Unitholders for the return of their capital contributions or for any loss, damage, liability or expense arising out of the Partnership Agreement or the business of NHC except as caused by gross negligence, misconduct in the performance of his or its fiduciary duties to NHC, violation of any of the provisions of the Partnership Agreement or as otherwise provided in the Partnership Agreement. Under the Partnership Agreement, the Partnership is required to indemnify general partners and the officers, directors, employees and agents of the general partners against liabilities and expenses incurred by the general partners or such persons if (i) the general partner or such person acted in good faith, and in a manner reasonably believed to be in, or not opposed to, the interests of NHC and, with respect to any criminal proceeding, had no reason to believe the conduct was unlawful and (ii) the general partner's or such person's conduct did not constitute actual fraud, gross negligence or willful misconduct. See "Description of Securities - Shares of the Corporation - Limitation of Liability and Indemnification Matters" and "- Shares of the REIT - Limitation of Liability and Indemnification Matters" for description of provisions relating to the liability and indemnification of the directors of the Corporation and the REIT, respectively.

                        FEDERAL INCOME TAX CONSIDERATIONS


     THE FOLLOWING DISCUSSION OF FEDERAL INCOME TAX CONSIDERATIONS SHOULD BE READ IN ITS ENTIRETY BY ALL UNITHOLDERS OF NHC. THIS DISCUSSION IS A SUMMARY ONLY, AND IS NOT INTENDED TO ADDRESS THE SPECIFIC TAX SITUATION OF EACH UNITHOLDER. EACH UNITHOLDER IS URGED TO CONSULT HIS OWN TAX ADVISOR AS TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THE FORMATION OF THE REIT AND THE CORPORATION, THE PLAN OF RESTRUCTURE, THE OWNERSHIP OF SHARES AND REIT SHARES AND THE TAXATION OF THE REIT AS A REAL ESTATE INVESTMENT TRUST. NO RULING FROM THE IRS, OR FROM ANY OTHER TAXING AUTHORITY, WILL BE SOUGHT OR OBTAINED AS TO ANY OF THE FOLLOWING TAX CONSIDERATIONS. MOREOVER, THE IRS IS NOT BOUND BY THE DISCUSSION OR THE OPINIONS OF SPECIAL REIT COUNSEL OR TAX COUNSEL SET FORTH BELOW.


INTRODUCTION


     GENERAL SUMMARY ONLY. The following is a general summary of material federal income tax consequences of the Plan of Restructure, and the taxation of the REIT as a real estate investment trust. The discussion is based upon current interpretations of the Code, applicable U.S. treasury regulations and administrative interpretations thereunder, and case law, any of which could change at any time, even on a retroactive basis. Because of the complexity of tax laws, and the varying tax situations of different taxpayers, each Unitholder should consult his own tax advisor. This summary of federal income tax consequences has been prepared by Harwell Howard Hyne Gabbert & Manner, P.C., Nashville, Tennessee, special counsel to NHC and the Corporation ("Tax Counsel") and, with respect to any section herein dealing with federal income taxation of real estate investment trusts, Goodwin, Procter & Hoar, LLP, Boston, Massachusetts, special counsel to NHC and the REIT ("REIT Counsel").

       OPINION OF TAX COUNSEL. In the opinion of Tax Counsel as identified in the preceding paragraph, which opinion is attached hereto and is subject to such qualifications and assumptions contained therein, the following summary describes in general the material U.S. federal income tax consequences of the Plan of Restructure.


     NO RULINGS. No rulings have been, or will be, sought from the IRS or from any other taxing authority as to any of the matters described in this Proxy Statement/Prospectus. In the absence of any such rulings, no assurances can be given that the IRS will agree with this discussion. Neither Tax Counsel nor REIT Counsel can offer any assurance that the applicable law will not change adversely, that the assumptions underlying the following discussion and opinions will prove to be accurate, or that the courts will agree with the conclusions of Tax Counsel or REIT Counsel in the event of a challenge by the IRS.

CERTAIN DIFFERENCES BETWEEN THE OWNERSHIP OF UNITS, SHARES AND REIT SHARES

     NHC is organized as a limited partnership under the laws of the State of Delaware. A partnership is not generally subject to federal income taxation. Instead, a partnership generally acts as a conduit, and the tax consequences of its operations are reflected in the personal income tax returns of its partners. In the Plan of Restructure, NHC Unitholders will receive common stock of the REIT, which intends to qualify and elect to be taxed as a real estate investment trust, and common stock of the Corporation.

     A significant difference between owning Units and owning REIT Shares involves the treatment and amount of income (or loss) reportable by investors. As Unitholders, investors must take into account their distributive shares of all separately reportable items of NHC's income or loss, regardless of the amount of any distributions of cash to the Unitholders. That information is supplied to each Unitholder annually on a Form K-1. Under Code Section 469(k), net income from publicly traded partnerships, such as NHC, constitutes portfolio income. Under the passive loss rules, portfolio income cannot be offset by passive losses, but can be offset by net investment interest expense. Moreover, each partner in a publicly traded partnership must treat loss (if any) from the partnership as separate from income or loss from any other publicly traded partnership, and also as separate from any income or loss from passive activities. As of January 1, 1998, however, a publicly traded limited partnership will generally be taxed as a corporation.

     In contrast, as a shareholder of the REIT, an investor is taxed based on the amount of distributions received from the REIT. The taxable portion of such distributions will generally depend on the amount of the REIT's earnings and profits. Each REIT shareholder will receive a Form 1099 reporting the amount of taxable and nontaxable distributions paid to him during the preceding year. The character of this income is not dependent on its character to the REIT, and is generally ordinary income to the shareholders. Under the passive loss rules, this income is generally further classified as portfolio income. Furthermore, while losses incurred by a partnership are reportable to the partners, should the REIT incur a taxable loss, that amount will not be passed through to its shareholders.

     The Corporation will not be a pass-through entity such as NHC or a quasi pass-through entity like the REIT. Instead, the Corporation's earnings will be taxed at the corporate level and, to the extent distributions are made to the Corporation's shareholders, such distributions will be taxed at the shareholder level to the extent of the Corporation's accumulated and current earnings and profits.

THE REIT

     FORMATION OF THE REIT - TAX CONSEQUENCES

     NONRECOGNITION RULE OF CODE SECTION 351. Under the general rule of Code
Section 351, no gain or loss is recognized upon the transfer of property to a corporation by the transferors of such property solely in exchange for stock in the corporation if immediately thereafter the transferors are in control of the corporation. Control is defined in Section 368(c) as the ownership of eighty percent (80%) of the voting stock and eighty percent (80%) of each class of non-voting stock of a corporation.

     In exchange for the Owned Healthcare Facilities, the Notes and the Other Assets, subject to the Assumed Liabilities, NHC will receive one hundred percent (100%) of the outstanding stock of the REIT. NHC will then immediately distribute all of such stock to its Unitholders. As a result of this distribution, NHC will hold the REIT Shares immediately after its transfer of assets to the REIT, but it will hold them for only an instant. Whether such a two-step transaction should be collapsed or integrated for purposes of determining whether the "immediately after" requirement of Section 351 is satisfied has frequently been the subject of interpretation by the IRS and courts.

     In the case of a partnership that contributes its assets to a corporation in exchange for corporate stock and immediately thereafter liquidates by distributing the stock to its partners "in proportion to their partnership interests," the IRS has ruled that the "immediately after" requirement of
Section 351 is satisfied. Revenue Ruling 84-111, 1984-2 C.B. 88. This is so even though the identities of the actual contributor or transferor of property to the corporation and the ultimate recipient of the corporate stock were not the same. While this ruling involves a partnership that liquidates as a result of its distribution of shares in a corporation, the ruling is enlightening because
Section 351 was found to apply despite the short period during which the partnership held the stock. Although NHC will actually merge into the Corporation, thereby ceasing to exist as a separate entity, it will be treated as liquidating for tax purposes.

     Similarly, Code Section 351(c) provides that in determining control for these purposes, the fact that a corporate transferor distributes part or all of the stock it received in a transaction subject to Section 351 to its shareholders will not be taken into account. While the Code contains no analogous provision for such distributions by a partnership, Tax Counsel believes it is appropriate for the same result to follow, and that the general nonrecognition rule of Section 351 would apply to NHC's contribution of assets to the REIT, except as otherwise provided below.

     INVESTMENT COMPANY EXCEPTION. An exception to the general rule of nonrecognition under Code Section 351 is found in subsection 351(e), which provides that Section 351 shall not apply to a "transfer of property to an investment company." The Regulations state that a transfer is considered to be to an investment company if: (i) the transfer is to, inter alia, a real estate investment trust, and (ii) the transfer results, directly or indirectly, in the diversification of the transferors' interests. Regulation Section 1.351 - 1(c)
(1).

     As described elsewhere in this Proxy Statement/Prospectus, NHC and the REIT intend that the REIT qualify and be taxed as a real estate investment trust. In that regard, REIT Counsel has rendered an opinion that the form of organization of the REIT will permit it to be so classified. Therefore, it is anticipated that one of the two investment company definitional requirements will be met.


     With respect to the second requirement, a transfer ordinarily results in the diversification of the transferors' interests if two or more persons transfer non-identical assets to a corporation in the exchange. Regulation
Section 1.351-1(c) (5). Although Section 1002(a) of the Taxpayer Relief Act of 1997 amended Code Section 351(e) to change, according to the Conference Committee Report, "the types of assets considered in the definition of an investment company in the present Treasury regulations" (which changes are inapplicable if the transfer is to a real estate investment trust), the new legislation "does not override . . . the requirement that a contribution of property to an investment company result in diversification in order for gain to be recognized." Since NHC is the only transferor, the second requirement of an investment company is absent, and therefore, the general nonrecognition Rule of
Section 351 should apply to the incorporation of the REIT. However, if the transfer contemplated herein is part of a plan to achieve diversification without recognition of gain, such as a plan which contemplates a subsequent transfer, however delayed, of the corporate assets (or of the stock received in the earlier exchange) to an investment company in a transaction purporting to qualify for nonrecognition treatment, the original transfer will be treated as resulting in diversification. NHC has no present plan to transfer additional assets to the REIT.


     CODE SECTION 357. Code Section 357 generally permits a corporation, in addition to issuing stock in a Code Section 351 transaction, to assume liabilities of the transferor, without causing the transferor to recognize gain or be precluded from obtaining the benefits of Code Section 351. This rule does not apply, however, if either (i) the principal purpose for the assumption was tax avoidance (or was not a bona fide business purpose), or (ii) the liabilities exceeded the transferor's basis in the contributed assets. NHC has represented that the Assumed Liabilities do not exceed NHC's adjusted tax basis in the Owned Healthcare Facilities, the Notes and the Other Assets, and that the principal purpose of the REIT's assumption of the Assumed Liabilities is not the avoidance of taxes.

     OTHER TAX CONSEQUENCES. NHC will have a tax basis in the REIT Shares it receives generally equal to its basis in the assets it contributes to the REIT, net of the amount of the NHC liabilities the REIT assumes or acquires in the transfer. NHC's holding period for the REIT Shares it receives in the exchange will include its holding period in the capital and Section 1231 assets it transfers to the REIT. If any of the assets NHC contributes to the REIT are deemed

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not to be capital or Section 1231 assets, then NHC's holding period in the REIT
Shares will be bifurcated; the holding period for that portion of the REIT Shares received in exchange for such other assets would begin on the day following the date of the exchange.

     Pursuant to Code Section 1032, the REIT will not recognize any gain or loss on the receipt of the NHC assets and assumption of NHC liabilities in exchange for the issuance of the REIT Shares. The initial tax bases of the assets received will generally equal their tax basis in the hands of NHC immediately prior to the exchange. The REIT's holding period for each asset acquired in the exchange will generally include NHC's holding period for that asset.

     THE DISTRIBUTION - TAX CONSEQUENCES

     Code Section 731(b) provides that a partnership will not recognize gain upon its distribution of property or money to its partners. As to the partners, Code Section 731(a)(1) generally provides that no gain or loss shall be recognized by a partner upon a distribution to him of property, other than money. For purposes of Section 731(a), "marketable securities" are generally treated as money. Marketable securities are defined to include, in part, (i) stock that is, as of the date of distribution, actively traded within the meaning of Code Section 1092(d)(1) and (ii) other equity interests that, pursuant to their terms or any other arrangement, are readily convertible into, or exchangeable for, money or marketable securities. Regulations promulgated under Section 731(c) provide that stock is actively traded if it is of a type that is, as of the date of distribution, listed on a national securities exchange. It is anticipated that as of the Effective Time the REIT Shares will be approved for listing on the American Stock Exchange, although such listing will not be effective until after the Effective Time. Furthermore, while the Operating Partnership units will not be listed on an exchange, they will be convertible into REIT Shares.


     However, for purposes of Section 731(a) a distribution of marketable securities is not considered a distribution of money if such distribution is made in a "qualified partnership liquidation" and (i) such securities were received by the partnership in a nonrecognition transaction for substantially all of the partnership's assets, (ii) such securities are distributed by the partnership within 90 days after their receipt by the partnership, and (iii) the partnership is liquidated before the beginning of the partnership's first taxable year beginning after December 31, 1997. For purposes of this transitional rule, a "qualified partnership liquidation" is a complete liquidation of a publicly traded partnership as defined in Code Section 7704(b) that is an existing partnership as defined in Section 10211(c)(2) of the Revenue Act of 1987.

     NHC is a publicly traded and existing partnership as so defined. The REIT Shares, the OP Units and the Shares will be issued to NHC in exchange for all of NHC's assets under the nonrecognition rules of Section 351 and 721 and will be issued within 90 days of their receipt by NHC. As discussed below in The Corporation - The Merger, the Distribution and Merger will be treated for federal income tax purposes as a complete termination and liquidation of NHC, which is to be effective prior to NHC's first taxable year after December 31, 1997. Accordingly, Tax Counsel believes it is more likely than not that Code
Section 731(c) would not apply to the Distribution.


     Under Code Section 732(b), a Unitholder's aggregate initial tax basis in his REIT Shares and the Shares will be generally equal to the Unitholder's adjusted basis in his Units, decreased by the amount of any marketable securities treated as money and increased by the amount of any gain recognized as a result thereof, which shall be allocated between the REIT Shares and the Shares generally based upon the relative adjusted bases to NHC of the REIT Shares and the Shares.

     Each Unitholder may have multiple holding periods for the REIT Shares and the Shares received, depending upon the holding periods and character of the various assets transferred by NHC to the REIT and the Corporation. The holding period of the portion of the REIT Shares and the Shares attributable to capital assets and Code Section 1231 assets transferred by NHC to the REIT or the Corporation will include NHC's holding period for those assets. The holding period for REIT Shares and the Shares attributable to other NHC assets, if any, will begin on the day following the Effective Time. The period during which Unitholders have held their Units will have no impact on their holding period in REIT Shares or the Shares.

     TAXATION AS A REAL ESTATE INVESTMENT TRUST

     GENERAL PRINCIPLES. The Code provides special tax treatment for organizations that qualify and elect to be taxed as real estate investment trusts. If certain conditions are met (see "Requirements for Qualification" below), entities that primarily invest in real estate or mortgages secured by real estate and would otherwise be taxed as regular corporations may elect real estate investment trust status so that they are, with certain limited exceptions, not taxed at the corporate level on their ordinary net income or capital gains distributed currently to their shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that typically results from the use of corporate investment vehicles. The REIT will elect to be taxed as a real estate investment trust as soon as practicable after it meets the necessary requirements.

     Upon consultation with its advisers, the REIT believes that it is in a position to qualify for treatment as a real estate investment trust for the year ending December 31, 1998, upon filing of its election to be taxed as a real estate investment trust, and intends to operate so as to meet the requirements under the Code for qualification as a real estate investment trust, commencing with its taxable year ending December 31, 1998 and thereafter. The REIT also believes, after consultation with its advisers, that it has been organized, has operated and will operate in such a manner as to qualify


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for taxation as a real estate investment trust under the Code. No assurance can be given, however, that such requirements have been or will be met.





OPINION OF REIT COUNSEL

     Goodwin, Procter & Hoar LLP has acted as special REIT tax counsel to the REIT in connection with the formation of the REIT and the REIT's election to be taxed as a real estate investment trust. In the opinion of Goodwin, Procter & Hoar LLP, commencing with the REIT's taxable year ended December 31, 1998, the REIT will qualify to be taxed as a real estate investment trust under the Code, provided that (i) the elections and other procedural steps described in this discussion of "Federal Income Tax Considerations" are completed in a timely fashion and (ii) the REIT and the Operating Partnership operate in accordance with various assumptions and factual representations made by the REIT concerning their business, properties and operations. It must be emphasized that Goodwin, Procter & Hoar LLP's opinion is based on various assumptions and is conditioned upon such assumptions and representations made by the REIT concerning their business and properties. Such factual assumptions and representations are set forth below in this discussion of "Federal Income Tax Considerations." In addition, Goodwin, Procter & Hoar LLP's opinion is based upon the factual representations of the REIT and the Operating Partnership concerning its business and properties. Moreover, such qualification and taxation as a real estate investment trust depends upon the REIT's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Goodwin, Procter & Hoar LLP. Accordingly, no assurance can be given that the actual results of the REIT's operations for any one taxable year will satisfy such requirements. See "Risk Factors -- The REIT -- Adverse Consequences of The REIT's Failure to Qualify as a Real Estate Investment Trust."

     The opinion of Goodwin, Procter & Hoar LLP is also based upon existing law as currently applicable, IRS regulations, currently published administrative positions of the IRS and judicial decisions, which are subject to change either prospectively or retroactively. No assurance can be given that any such changes would not modify the conclusions expressed in the opinion. Moreover, unlike a private letter ruling (which will not be sought), an opinion of counsel is


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not binding on the IRS, and no assurance can be given that the IRS will not successfully challenge the status of the REIT as a real estate investment trust.


     If the REIT qualifies for taxation as a real estate investment trust, it generally will not be subject to federal corporate income taxes on that portion of its ordinary income or capital gain that is currently distributed to stockholders. The real estate investment trust provisions of the Code generally allow a real estate investment trust to deduct dividends paid to its stockholders. This deduction for dividends paid to stockholders substantially eliminates the federal "double taxation" on earnings (once at the corporate level and once again at the stockholder level) that usually results from investments in a corporation.

     Even if the REIT qualifies for taxation as a real estate investment trust, however, the REIT will be subject to federal income tax, as follows: First, the REIT will be taxed at regular corporate rates on its undistributed REIT taxable income. The REIT may elect to retain and pay income tax on its net long-term capital gains received during the taxable year. Second, under certain circumstances, the REIT may be subject to the "alternative minimum tax." Third, if the REIT has net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the REIT has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the REIT should fail to satisfy either the 75% or 95% gross income test (discussed below) but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the REIT fails the 75% or 95% test, multiplied by a fraction intended to reflect the REIT's profitability. Sixth, if the REIT fails to distribute during each year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year (unless the REIT has elected to retain and pay income tax on a portion of its net long-term capital gain) and (iii) any undistributed taxable income from prior periods, the REIT will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the REIT should acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a carryover-basis transaction and the REIT subsequently recognizes gain on the disposition of such asset during the ten-year period (the "Recognition Period") beginning on the date on which the asset was acquired by the REIT, then, to the extent of the excess of
(a) the fair market value of the asset as of the beginning of the applicable Recognition Period over (b) the REIT's adjusted basis in such asset as of the beginning of such Recognition Period (the "Built-In Gain"), such gain will be subject to tax at the highest regular corporate rate, pursuant to guidelines issued by the IRS (the "Built-In Gain Rules").

REQUIREMENTS FOR QUALIFICATION

     To qualify as a real estate investment trust, the REIT must elect to be so treated and must meet the requirements, discussed below, relating to the REIT's organization, sources of income, nature of assets and distributions of income to stockholders.

     ORGANIZATIONAL REQUIREMENTS

     The Code defines a real estate investment trust as a corporation, trust or association: (i) that is managed by one or more directors or trustees, (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest, (iii) that would be taxable as a domestic corporation but for the real estate investment trust requirements,
(iv) that is neither a financial institution nor an insurance real estate investment trust subject to certain provisions of the Code, (v) the beneficial ownership of which is held by 100 or more persons, and (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly through the application of certain attribution rules, by five or fewer individuals (as defined in the Code to include certain entities). In addition, certain other tests, described below, regarding the nature of its income and assets also must be satisfied. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) (the "100 Stockholder Requirement" and "Five or Fewer Requirement") will not apply until after the first taxable year for which an election is made to be taxed as a real estate investment trust. For purposes of conditions (v) and (vi), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition (vi).

     In order to protect the REIT from a concentration of ownership of its stock that would cause the REIT to fail the Five or Fewer Requirement, the REIT's Certificate provides that stock owned, or deemed to be owned or transferred to a stockholder in excess of the Ownership Limit will automatically be converted into Excess Stock. See "Description of Securities Shares of the REIT REIT Provisions." Because of the absence of authority on this issue, however, there is no assurance that the operation of the Excess Stock or other provisions contained in the Certificate will, as a matter of law, prevent a concentration of ownership of stock in excess of the Ownership Limit from causing the REIT to violate the Five or Fewer Requirement. If there were a concentration of ownership that would cause the REIT to violate the Five or Fewer Requirement, and the operation of the Excess Stock or other provisions contained in the Certificate were not held to cure such violation, the REIT would be disqualified as a real estate investment trust. In rendering its opinion that the REIT is organized in a manner that permits the REIT to qualify as a real estate investment trust, Goodwin, Procter & Hoar LLP is relying on the representation of the REIT that the ownership of its stock (without regard to the Excess Stock provisions) satisfies the Five or Fewer Requirement, and Goodwin, Procter & Hoar LLP

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expresses no opinion as to whether, as a matter of law, the Excess Stock or other provisions contained in the Certificate preclude the REIT from failing the Five or Fewer Requirement.

     In addition, a corporation may not elect to become a real estate investment trust unless its taxable year is the calendar year. The REIT's taxable year is the calendar year.

     In the case of a real estate investment trust that is a partner in a partnership, treasury regulations provide that the real estate investment trust will be deemed to own its proportionate share (based on its interest in partnership capital) of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the real estate investment trust for purposes of Section 856 of the Code, including satisfying the gross income tests and asset tests. Thus, the REIT's proportionate share of the assets, liabilities and items of income with respect to any partnership, including the Operating Partnership, in which it holds an interest will be treated as assets, liabilities and items of income of the REIT for purposes of applying the requirements described herein.

     INCOME TESTS


     To maintain qualification as a real estate investment trust, two gross income requirements must be satisfied annually.


     - First, at least 75% of the REIT's gross income, excluding gross income from certain dispositions of property held primarily for sale to customers in the ordinary course of a trade or business ("prohibited transactions"), for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. The REIT, however, is permitted under new tax legislation to receive up to one percent of all amounts received or accrued during a taxable year with respect to a property from certain impermissible tenant services.

     - Second, at least 95% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments described above and from dividends, interest and gain from the sale or disposition of stock or securities or from any combination of the foregoing. The REIT, however, is permitted under new tax legislation to receive up to one percent of all amounts received or accrued during a taxable year with respect to a property from certain impermissible tenant services.

     Rents received or deemed to be received by the REIT will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met.

     - First, the amount of rent generally must not be based in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded from the term "rents from real property," however, solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     - Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an owner of 10% or more of the REIT, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant") or a subtenant of such tenant (in which case only rent attributable to the subtenant is disqualified).

     - Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as "rents from real property."

     - Finally, for rents to qualify as "rents from real property" the REIT must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" who is adequately compensated and from whom the REIT does not derive any income; provided, however, that a REIT may provide services with respect to its properties and the income will qualify as "rents from real property" if the services are "usually or customarily rendered" in connection with the rental of room or other space for occupancy only and are not otherwise considered "rendered to the occupant." In addition, under new tax legislation, a real estate investment trust can furnish or render otherwise impermissible services to tenants if the amount treated as received by the REIT from such services does not exceed one percent of all amounts received or accrued with respect to the property. The amount treated as received for any such impermissible service must be at least 150 percent of the direct cost of the REIT in furnishing or rendering such service or providing such management or operation.

     The REIT does not charge rent that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage or percentages of receipts or sales consistent with the rule described above). The REIT does not derive, and does not anticipate deriving, rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents.

     If the REIT fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for that year if it is eligible for relief under certain provisions of the Code. These relief

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provisions generally will be available if (i) the REIT's failure to meet these tests was due to reasonable cause and not due to willful neglect, (ii) the REIT attaches a schedule of the sources of its income to its federal income tax return and (iii) any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether, in all circumstances, the REIT would be entitled to the benefit of these relief provisions. For example, if the REIT fails to satisfy the gross income tests because nonqualifying income that the REIT intentionally incurs exceeds the limits on such income, the IRS could conclude that the REIT's failure to satisfy the tests was not due to reasonable cause. As discussed above in "-- Opinion of REIT Counsel," even if these relief provisions apply, a tax would be imposed with respect to the excess net income. See "Risk Factors -- The REIT -- Adverse Consequences of the REIT's Failure to Qualify as a Real Estate Investment Trust."

     ASSET TESTS

     At the close of each quarter of its taxable year, the REIT also must satisfy three tests relating to the nature and diversification of its assets.

     - First, at least 75% of the value of the REIT's total assets must be represented by real estate assets, cash, cash items and government securities.

     - Second, no more than 25% of the REIT's total assets may be represented by securities other than those in the 75% asset class.

     - Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the REIT may not exceed 5% of the value of the REIT's total assets, and the REIT may not own more than 10% of any one issuer's outstanding voting securities.

     After initially meeting the asset tests at the close of any quarter, the REIT will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The REIT maintains, and will continue to maintain, adequate records of the value of its assets to ensure compliance with the asset tests and will take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

     ANNUAL DISTRIBUTION REQUIREMENTS

     In order to be taxed as a real estate investment trust, the REIT is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (a) the sum of (i) 95% of the REIT's "REIT taxable income" (computed without regard to the dividends-paid deduction and the REIT's capital gain) and (ii) 95% of the net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus (b) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the REIT timely files its federal income tax return for such year and if paid on or before the first regular dividend payment after such declaration. Even if the REIT satisfies the foregoing distribution requirements, to the extent that the REIT does not distribute all of its net capital gain or "REIT taxable income" as adjusted, it will be subject to tax thereon at regular capital gains or ordinary corporate tax rates. Furthermore, if the REIT should fail to distribute during each calendar year at least the sum of (a) 85% of its ordinary income for that year,
(b) 95% of its capital gain net income for that year (unless the REIT has elected to retain and pay income tax on a portion of its net long-term capital gain) and (c) any undistributed taxable income from prior periods, the REIT would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. In addition, if the REIT disposes of any asset subject to the Built-In Gain Rules during the applicable Recognition Period, the REIT will be required, pursuant to guidance issued by the IRS, to distribute at least 95% of the Built-In Gain (after tax), if any, recognized on the disposition of the asset. The REIT intends to make timely distributions sufficient to satisfy the annual distribution requirements.

     It is expected that the REIT's "REIT taxable income" will be less than its cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, the REIT anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy the 95% distribution requirement. It is possible, however, that the REIT, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation, as a result of timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the REIT, or as a result of nondeductible expenses such as principal amortization or capital expenditures in excess of noncash deductions. In the event that such timing differences occur, the REIT may find it necessary to arrange for borrowings or, if possible, pay taxable stock dividends in order to meet the dividend requirement.

     Under certain circumstances, the REIT may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in the REIT's deduction for dividends paid for the earlier year. Thus, the REIT may be able to avoid being taxed on amounts distributed as deficiency dividends. The REIT will, however, be required to pay interest based upon the amount of any deduction taken for deficiency dividends.
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FAILURE TO QUALIFY

     If the REIT fails to qualify for taxation as a real estate investment trust in any taxable year and the relief provisions do not apply, the REIT will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the REIT fails to qualify will not be deductible by the REIT nor will they be required to be made. In such event, to the extent of current or accumulated earnings and profits, all distributions to stockholders will be dividends, taxable as ordinary income, and subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless the REIT is entitled to relief under specific statutory provisions, the REIT also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the REIT would be entitled to such statutory relief. For example, if the REIT fails to satisfy the gross income tests because nonqualifying income that the REIT intentionally incurs exceeds the limit on such income, the IRS could conclude that the REIT's failure to satisfy the tests was not due to reasonable cause. See "Risk Factors -- The REIT -- Adverse Consequences of the REIT's Failure to Qualify as a Real Estate Investment Trust."

TAXATION OF U.S. STOCKHOLDERS

     As used herein, the term "U.S. Stockholder" means a holder of Common Stock for United States federal income tax purposes who is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust and (v) is not an entity that has a special status under the Code (such as a tax-exempt organization or a dealer in securities).

     DISTRIBUTIONS GENERALLY

     Distributions to U.S. Stockholders, other than capital gain dividends discussed below, will constitute dividends up to the amount of the REIT's current or accumulated earnings and profits and will be taxable to the stockholders as ordinary income. These distributions are not eligible for the dividends-received deduction for corporations. To the extent that the REIT makes a distribution in excess of its current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in the U.S. Stockholder's REIT Shares and the amount of such distribution in excess of a U.S. Stockholder's tax basis in its REIT Shares will be taxable as gain realized from the sale of its REIT Shares. Dividends declared by the REIT in October, November or December of any year payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the REIT and received by the stockholder on December 31 of the year, provided that the dividend is actually paid by the REIT during January of the following calendar year. Stockholders may not include on their own federal income tax returns any losses of the REIT.

     The REIT will be treated as having sufficient earnings and profits to treat as a dividend any distribution by the REIT up to the amount required to be distributed in order to avoid imposition of the 4% excise tax as discussed in "Opinion of Tax Counsel" above. Moreover, any "deficiency dividend" will be treated as an ordinary or capital gain dividend, as the case may be, regardless of the REIT's earnings and profits. As a result, stockholders may be required to treat certain distributions that would otherwise result in a tax-free return of capital as taxable dividends.

     The REIT may elect to retain and pay income tax on its net long-term capital gains received during the taxable year. For taxable years beginning after December 31, 1997, if the REIT so elects for a taxable year, the REIT's shareholders would include in income as long-term capital gains their proportionate share of such portion of the REIT's undistributed long-term capital gains for the taxable year as the REIT may designate. A stockholder would be deemed to have paid his share of the tax paid by the REIT on such undistributed capital gains, which would be credited or refunded to the shareholder. The shareholder's basis in his shares of REIT Shares would be increased by the amount of undistributed long-term capital gains (less the capital gains tax paid by the REIT) included in the stockholder's long-term capital gains.

     CAPITAL GAIN DIVIDENDS


     Subject to the discussion below regarding changes to the capital gains tax rates, distributions that are designated as capital gain dividends will be taxed as capital gains (to the extent they do not exceed the REIT 's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held his REIT Shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

     The Taxpayer Relief Act of 1997 (the "Relief Act") alters the taxation of capital gain income. Under the Relief Act, individuals, trusts and estates that hold certain investments for more than 18 months may be taxed at a maximum long-term capital gain tax of 20% on the sale or exchange of those investments. Individuals, trusts and estates that hold certain assets for more than 12 months but not more than 18 months may be taxed at a maximum mid-term capital gain rate of 28% on the sale or exchange of those investments. The Relief Act also provides a maximum rate of 25% for "unrecaptured section 1250 gain" for individuals, trusts, and estates, special rules for "qualified 5-year gain," as well as other changes to prior law. The Relief Act allows the IRS to prescribe regulations on how the Relief Act's new capital gain rates will apply to sales of capital assets by "pass-through entities," which include real estate investment


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trusts such as the REIT. To date regulations have not yet been prescribed, and it remains unclear how the Relief Act's new rates will apply to capital gain dividends or undistributed capital gains, including, for example the extent, if any, to which capital gain dividends or undistributed capital gains from the REIT will be taxed to individuals at the new rates for mid-term capital gains and unrecaptured section 1250 gain, rather than the long-term capital gain rates. Investors are urged to consult their own tax advisors with respect to the new rules contained in the Relief Act.


     PASSIVE ACTIVITY LOSS AND INVESTMENT INTEREST LIMITATIONS


     Distributions from the REIT and gain from the disposition of REIT Shares will not be treated as passive activity income, and therefore stockholders may not be able to apply any "passive losses" against such income. Distributions from the REIT (to the extent they do not constitute a return of capital) will generally be treated as investment income for purposes of the investment interest limitation. Capital gains from the disposition of REIT Shares (or distributions treated as such) will be treated as investment income only if the shareholder so elects, in which case such capital gains will be taxed at ordinary income rates.


     CERTAIN DISPOSITIONS OF SHARES

     In general, any gain or loss realized upon a taxable disposition of the REIT Shares by a shareholder who is not a dealer in securities will be treated as long-term capital gain or loss if the REIT Shares have been held for more than one year, (or, in the case of individuals, trusts, and estates, mid-term capital gain or loss if the shares have been held for more than one year but not more than 18 months and long-term capital gain or loss if the shares have been held for more than 18 months) and otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of REIT Shares by a stockholder who has held such stock for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from the REIT or undistributed capital gains required to be treated by such shareholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of REIT Shares may be disallowed if other REIT Shares are purchased within 30 days before or after the disposition.

     TREATMENT OF TAX-EXEMPT STOCKHOLDERS


     Distributions from the REIT to a tax-exempt employee pension trust or other domestic tax-exempt stockholder generally, will not constitute "unrelated business taxable income" ("UBTI") unless the stockholder has borrowed to acquire or carry its REIT Shares. Qualified trusts that hold more than 10% (by value) of the shares of certain REITs, however, may be required to treat a certain percentage of such a REIT's distributions as UBTI. This requirement will apply only if (i) the REIT would not qualify as such for federal income tax purposes but for the application of the "look-through" exception to the Five or Fewer Requirement applicable to shares held by qualified trusts and (ii) the REIT is "predominantly held" by qualified trusts. A REIT is predominantly held by qualified trusts if either (i) a single qualified trust holds more than 25 % by value of the interests in the REIT or (ii) one or more qualified trusts, each owning more than 10% by value of the interests in the REIT, hold in the aggregate more than 50% of the interests in the REIT. The percentage of any REIT distribution treated as UBTI is equal to the ratio of (a) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (b) the total gross income (less certain associated expenses) of the REIT. A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year. For these purposes, a qualified trust is any trust described in section 401(a) of the Code and exempt from tax under section 501(a) of the Code. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the Five or Fewer Requirement without relying upon the "look-through" exception.


SPECIAL TAX CONSIDERATIONS FOR FOREIGN STOCKHOLDERS

     The rules governing United States income taxation of non-resident alien individuals, foreign corporations, foreign partnerships and foreign trusts and estates (collectively, "Non-U.S. Stockholders") are complex, and the following discussion is intended only as a summary of these rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws on an investment in the REIT, including any reporting requirements.

     In general, Non-U.S. Stockholders will be subject to regular United States federal income tax with respect to their investment in the REIT if the investment is "effectively connected" with the Non-U.S. Stockholder's conduct of a trade or business in the United States. A corporate Non-U.S. Stockholder that receives income that is (or is treated as) effectively connected with a U.S. trade or business also may be subject to the branch profits tax under section 884 of the Code, which is payable in addition to regular United States federal corporate income tax. The following discussion will apply to Non-U.S. Stockholders whose investment in the REIT is not so effectively connected.


     A distribution by the REIT that is not attributable to gain from the sale or exchange by the REIT of a United States real property interest and that is not designated by the REIT as a capital gain dividend will be treated as an ordinary income dividend to the extent that it is made out of current or accumulated earnings and profits. Generally, any ordinary income dividend will be subject to a United States federal income tax equal to 30% of the gross amount of the dividend unless this tax is reduced by an applicable tax treaty. Such a distribution in excess of the REIT's earnings and profits will be treated first as a return of capital that will reduce a Non-U.S. Stockholder's basis in its REIT


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Shares (but not below zero) and then as gain from the disposition of such shares, the tax treatment of which is described under the rules discussed below with respect to dispositions of REIT Shares.


     Distributions by the REIT that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a Non-U.S. Stockholder under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, such distributions are taxed to a Non-U.S. Stockholder as if the distributions were gains "effectively connected" with a United States trade or business. Accordingly, a Non-U.S. Stockholder will be taxed at the normal capital gain rates applicable to a U.S. Stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Distributions subject to FIRPTA also may be subject to a 30% branch profits tax when made to a foreign corporate stockholder that is not entitled to treaty exemptions.

     Although tax treaties may reduce the REIT's withholding obligations, the REIT generally will be required to withhold from distributions to Non-U.S. Stockholders, and remit to the IRS, (i) 35% of designated capital gain dividends (or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends) and (ii) 30% of ordinary dividends paid out of earnings and profits. In addition, if the REIT designates prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions, will be treated as capital gain dividends for purposes of withholding. A distribution in excess of the REIT's earnings and profits will be subject to 30% dividend withholding if at the time of the distribution it cannot be determined whether the distribution will be in an amount in excess of the REIT's current or accumulated earnings and profits. If the amount of tax withheld by the REIT with respect to a distribution to a Non-U.S. Stockholder exceeds the stockholder's United States tax liability with respect to such distribution, the Non-U.S. Stockholder may file for a refund of such excess from the IRS.

     Unless the REIT Share constitutes a "United States real property interest" within the meaning of FIRPTA, a sale of REIT Shares by a Non-U.S. Stockholder generally will not be subject to United States federal income taxation. The REIT Share will not constitute a United States real property interest if the REIT is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by Non-U.S. Stockholders. It is currently anticipated that the REIT will be a domestically controlled REIT and therefore that sales of REIT Shares will not be subject to taxation under FIRPTA. However, because the REIT will be publicly traded, no assurance can be given that the REIT will continue to be a domestically controlled REIT. If the REIT were not a domestically controlled REIT, whether a Non-U.S. Stockholder's sale of REIT Shares would be subject to tax under FIRPTA as a sale of a United States real property interest would depend on whether the REIT Shares were "regularly traded" on an established securities market (such as AMEX on which the REIT will be listed) and on the size of the selling stockholder's interest in the REIT. If the gain on the sale of REIT Shares were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as a U.S. Stockholder with respect to the gain (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). In addition, distributions that are treated as gain from the disposition of REIT Shares and are subject to tax under FIRPTA also may be subject to a 30% branch profit tax when made to a foreign corporate stockholder that is not entitled to treaty exemptions. In any event, a purchaser of REIT Shares from a Non-U.S. Stockholder will not be required to withhold under FIRPTA on the purchase price if the purchased REIT Shares are "regularly traded" on an established securities market (such as AMEX) or if the REIT is a domestically controlled REIT. Otherwise, under FIRPTA the purchaser of REIT Shares may be required to withhold 10% of the purchase price and remit this amount to the IRS. Capital gains not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if the Non-U.S. Stockholder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the non-resident alien individual will be subject to a 30% tax on his or her U.S. source capital gains.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

     Under certain circumstances, U.S. Stockholders may be subject to backup withholding at a rate of 31% on payments made with respect to, or cash proceeds of a sale or exchange of, REIT Shares. Backup withholding will apply only if the holder (i) fails to furnish his or her taxpayer identification number ("TIN") (which, for an individual, would be his or her Social Security Number), (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that he or she has failed properly to report payments of interest and dividends or is otherwise subject to backup withholding or (iv) under certain circumstances, fails to certify, under penalties of perjury, that he or she has furnished a correct TIN and (a) that he or she has not been notified by the IRS that he or she is subject to backup withholding for failure to report interest and dividend payments or (b) that he or she has been notified by the IRS that he or she is no longer subject to backup withholding. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations.

     U.S. Stockholders should consult their own tax advisors regarding their qualifications for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. Stockholder will be allowed as a credit against the U.S. Stockholder's United States federal income tax liability and may entitle the U.S. Stockholder to a refund, provided that the required information is furnished to the IRS.

      Additional issues may arise pertaining to information reporting and backup withholding for Non-U.S. Stockholders. Non-U.S. Stockholders should consult their tax advisors with regard to U.S. information reporting and backup withholding.

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OTHER TAX CONSIDERATIONS

     STATE AND LOCAL TAX

     The REIT and its operating subsidiaries may be subject to state and local tax in states and localities in which they do business or own property. The tax treatment of the REIT and its operating subsidiaries and the holders of REIT Shares in such jurisdictions may differ from the federal income tax treatment described above.

     As previously noted, the Code requires the use of broad attribution rules to determine certain direct and indirect stock ownership. Because of the breadth of these rules, it may not be possible for the REIT to maintain complete ownership records, as described above, or to know whether a violation of the 100 Stockholder Requirement or Five or Fewer Requirement have occurred. For example, a shareholder of the REIT would be deemed to own REIT Shares owned by his parents, children, spouse, siblings and, in certain instances, his proportionate interest of shares owned by another corporation, partnership, estate or trust in which the shareholder has an interest. Accordingly, no assurances can be given that the REIT will be able to satisfy these requirements and at all times qualify as a real estate investment trust.

     TAX AND ACCOUNTING INCOME MAY VARY

     Due to differences between accounting rules for federal income tax purposes and generally accepted accounting principles for financial reporting purposes, the REIT's taxable income may vary from its net income for financial reporting purposes. For tax purposes, the REIT will use the accrual method of accounting.

EFFECT OF TAX STATUS OF OPERATING PARTNERSHIP ON QUALIFICATION OF THE REIT AS A REAL ESTATE INVESTMENT TRUST


     Substantially all of the REIT's investments are through the Operating Partnership. In addition, the Operating Partnership holds interests in certain Owned Healthcare Facilities through subsidiary partnerships. The REIT's interest in these partnerships may involve special tax considerations. Such considerations include (i) the allocations of items of income and expense, which could affect the computation of taxable income of the REIT, (ii) the status of the Operating Partnership, and other subsidiary partnerships as partnerships (as opposed to associations taxable as corporations) for federal income tax purposes, and (iii) the taking of actions by the Operating Partnership and subsidiary partnerships that could adversely affect the REIT's qualification as a real estate investment trust.


ALTERNATIVE MINIMUM TAX

     The REIT's operations could generate items of tax preference under the alternative minimum tax. For example, the REIT's alternative minimum taxable income may be adjusted to take into account the difference between depreciation allowable for regular tax purposes and depreciation allowable for purposes of the alternative minimum tax. The REIT's shareholders are also subject to the alternative minimum tax to the extent that it exceeds their regular tax. The shareholders should therefore consult their own tax advisors as to the possible application of the alternative minimum tax rules.

ERISA CONSIDERATIONS

     The assets of certain pension plans, profit sharing plans and Keogh Plans (collectively "Qualified Plans") must be valued annually. In addition, valuation may become necessary in connection with distributions to participants or beneficiaries, or for other reasons. Each year the trustee or custodian of an individual retirement account ("IRA") must furnish to the person who has established the IRA a statement which indicates the value of the IRA at the end of the preceding calendar year. Otherwise, the assets of an IRA need to be valued only in rare circumstances. The REIT does not contemplate providing shareholders with an annual appraisal of its properties. However, it is anticipated that a public trading market will develop for the REIT Shares, and this market may provide sufficient data to value the REIT Shares.

     Fiduciaries of Qualified Plans subject to the Employee Retirement Income Securities Act of 1974, as amended ("ERISA"), should also consider whether (i) under the fiduciary standards of ERISA an investment in the REIT is prudent because of possible limitations on the marketability of the REIT Shares, (ii) an investment in the REIT satisfies ERISA's diversification requirements and (iii) such fiduciaries have authority to hold REIT Shares under the appropriate governing instrument and Title I of ERISA. Fiduciaries of an "IRA" should similarly note that an IRA may only make investments that are authorized by the appropriate governing instrument.

     Fiduciaries of Qualified Plans should also consider ERISA's prohibition on improper delegation of control over or responsibility for "plan assets." Qualified Plan and IRA fiduciaries should note that the Department of Labor, which has certain administrative responsibilities over these employee benefit plans, issued regulations defining "plan assets" on November 13, 1986. Under the regulations, the assets of an entity in which employee benefit plans make equity investments will not be treated as plan assets if interests in the entity are
(i) freely transferable, (ii) widely held and (iii)

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registered pursuant to the Securities Exchange Act of 1934 or sold to the plan in a public offering pursuant to a registration statement under the Securities Act of 1933. It is anticipated that the REIT Shares will be freely transferable, widely held, and registered pursuant to the Exchange Act.

     If the REIT does not satisfy the above-described conditions, the assets of the REIT could be deemed to be plan assets under ERISA. In such case, (i) the prudence standards and other provisions of Part 4 of Title I of ERISA (which impose liability on fiduciaries) would extend to investments made by the REIT (which could materially impact the operations of the REIT); (ii) the persons who have investment discretion over the assets of Qualified Plans which hold REIT Shares could be liable under Part 4 of Title I for investments made by the REIT which do not conform to such ERISA standards; and (iii) certain transactions that the REIT might enter into in the ordinary course of its business and operations might constitute "prohibited transactions" under ERISA.

     Finally, the tax-exempt status of an IRA could be lost if an investment in the REIT constituted a prohibited transaction under Section 408(e) (2) of the Code by reason of the REIT engaging in a prohibited transaction with the individual who established the IRA or his beneficiary.

     Qualified Plans and IRAs contemplating the retention of REIT Shares are urged to consult their tax advisors.

THE CORPORATION

     FORMATION. The formation of the Corporation by NHC is intended to qualify as a tax free incorporation under Code Section 351. Under Section 351, neither the Corporation nor NHC would generally recognize gain upon formation of the Corporation.

     THE MERGER. The Merger (together with the Distribution) will be treated for federal income tax purposes as a complete termination and liquidation of NHC in which NHC Unitholders receive shares in the Corporation and shares in the REIT in exchange for their Units. The merger of NHC into the Corporation will be treated as a contribution of NHC's assets (other than those contributed to the REIT or the Operating Partnership) to the Corporation, which would generally be tax free under Code Section 351. Under the general rule of Code Section 351, no gain or loss is recognized upon the transfer of property to a corporation by the transferors of such property solely in exchange for stock in the corporation if immediately thereafter the transferors are in control of the corporation. Control is defined in Section 368(c) as the ownership of eighty percent (80%) of the voting stock and eighty percent (80%) of each class of non-voting stock of a corporation.

     In the case of a partnership that contributes its assets to a corporation in exchange for corporate stock and immediately thereafter liquidates by distributing the stock to its partners "in proportion to their partnership interests," the IRS has ruled that the "immediately after" requirement of
Section 351 is satisfied. Revenue Ruling 84-111, 1984-2 C.B. 88. This is so even though the identities of the actual contributor or transferor of property to the corporation and the ultimate recipient of the corporate stock were not the same. While this ruling involves a partnership that liquidates as a result of its distribution of shares in a corporation, the ruling is enlightening because
Section 351 was found to apply despite the short period during which the partnership held the stock. Although NHC will actually merge into the Corporation, thereby ceasing to exist as a separate entity, it will be treated as liquidating for tax purposes.

     Similarly, Code Section 351(c) provides that in determining control for these purposes, the fact that a corporate transferor distributes part or all of the stock it received in a transaction subject to Section 351 to its shareholders will not be taken into account. While the Code contains no analogous provision for such distributions by a partnership, Tax Counsel believes it is appropriate for the same result to follow, and that it is more likely than not that the general nonrecognition rule of Section 351 would apply to constructive contribution of assets to the Corporation, except as otherwise provided below.

     Code Section 357 generally permits a corporation, in addition to issuing stock in a Section 351 transaction, to assume liabilities of the transferor, without causing the transferor to recognize gain or be precluded from obtaining the benefits of Code Section 351. This rule does not apply, however, if either
(i) the principal purpose for the assumption was tax avoidance (or was not a bona fide business purpose), or (ii) the liabilities exceeded the transferor's basis in the contributed assets. NHC has represented that the liabilities to be assumed by the Corporation or subject to assets constructively contributed to the Corporation do not exceed NHC's adjusted tax bases in the assets constructively contributed to the Corporation, and that the principal purpose of the Corporation's assumption of such liabilities is not the avoidance of taxes.


     As discussed in detail above, the investment company exception to the nonrecognition rule of Code Section 351 precludes Section 351's application to a "transfer of property to an investment company." The Regulations provide that a transfer shall be considered to be made to an investment company if the transferee is, among others, a corporation more than eighty percent (80%) the value of which consists of assets held for investment that are readily marketable stocks or securities or interests in regulated investment companies or real estate investment trusts.

     The Taxpayer Relief Act of 1997 amended Code section 351 to expand the assets to be considered in determining whether a corporation is an investment company beyond those currently listed in the Regulations. Under Code section 351(e) as amended, an investment company includes any corporation if more than eighty percent (80%) of its assets by value consist of money, stocks and other corporate equity interests, evidences of indebtedness, options, forward or future


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contracts, notational principal contracts or derivatives, foreign currency, certain interests in precious metals, interests in real estate investment trusts and regulated investment companies, common trust funds, and publicly-traded partnership or other interests in non-corporate entities that are convertible into or exchangeable for any asset of a type previously listed. NHC has represented that the value of the Corporation's assets of the types listed will not equal or exceed eighty percent (80%) of the Corporation's value.

     As discussed above, to be a transfer to an investment company, the transfer must (i) be to, among others, a regulated investment company, a real estate investment trust, or a company more than eighty percent (80%) the value of which consists of assets of the types listed, and (ii) results, directly or indirectly, in the diversification of the transferor's interests.

     As noted above, a transfer ordinarily results in the diversification of the transferor's interest if two or more persons transfer non-identical assets to a corporation in the exchange. According to the Conference Committee Report, the changes to Code Section 351(e) made by Section 1002(a) of the Relief Act do "not override. . . the requirement that a contribution of property to an investment company result in diversification in order for gain to be recognized."

     Accordingly, based on NHC's representation with regard to the value of the investment company type assets to be held by the Corporation and since NHC is the only transferor of assets to the Corporation for purposes of Code Section 351, the investment company exception of Section 351(e) should not apply to NHC's constructive contribution of assets to the Corporation.


     NHC will have a tax basis in the Shares it receives generally equal to NHC's basis in the assets it constructively contributes to the Corporation, net of the amount of the NHC liabilities the Corporation assumes or acquires in the transfer. NHC's holding period for the Shares it receives in the exchange will include NHC's holding period in the capital and Section 1231 assets it transfers to the Corporation. If any of the assets NHC contributes to the Corporation are deemed not to be capital or Section 1231 assets, then NHC's holding period in the Shares will be bifurcated; the holding period for that portion of the Shares received in exchange for such other assets would begin on the day following the date of the exchange.

     Pursuant to Code Section 1032, the Corporation will not recognize any gain or loss on the receipt of the NHC assets and assumption of NHC liabilities in exchange for the issuance of the Shares. The initial tax bases of the assets received will generally equal their tax basis in the hands of NHC immediately prior to the exchange. The Corporation's holding period for each asset acquired in the exchange will generally include NHC's holding period for that asset.

     Generally, under Code Section 731, NHC's Unitholders would not recognize gain upon the complete liquidation of their limited partnership interests in NHC in exchange for the Shares and the REIT shares.

     Code Section 731(b) provides that a partnership will not recognize gain upon its distribution of property or money to its partners. As to the partners, Code Section 731(a)(1) generally provides that no gain or loss shall be recognized by a partner upon a distribution to him of property, other than money. For purposes of Section 731(a), "marketable securities" are generally treated as money. Marketable securities are defined to include, in part, (i) stock that is, as of the date of distribution, actively traded within the meaning of Code Section 1092(d)(1) and (ii) other equity interests that, pursuant to their terms or any other arrangement, are readily convertible into, or exchangeable for, money or marketable securities. Regulations promulgated under Section 731(c) provide that stock is actively traded if it is of a type that is, as of the date of distribution, listed on a national securities exchange. It is anticipated that as of the Effective Time the Shares will be approved for listing on the American Stock Exchange, though such listing will not be effective until January 2, 1998.

     However, Section 731(a) does not apply to the distribution of marketable securities in a "qualified partnership liquidation" if (i) such securities were received by the partnership in a nonrecognition transaction for substantially all of the partnership's assets, (ii) such securities are distributed by the partnership within 90 days after their receipt by the partnership, and (iii) the partnership is liquidated before the beginning of the partnership's first taxable year beginning after December 31, 1997. For purposes of this transitional rule, a "qualified partnership liquidation" is a complete liquidation of a publicly traded partnership as defined in Code Section 7704(b) that is an existing partnership as defined in Section 10211(c)(2) of the Revenue Act of 1987.

     NHC is a publicly traded and existing partnership as so defined. The REIT Shares and the Shares will be issued to NHC in exchange for all of its assets under the nonrecognition rule of Section 351 and will be issued within 90 days of their receipt by NHC. The Distribution and Merger will be treated for federal income tax purposes as a complete termination and liquidation of NHC, which is to be effective prior to NHC's first taxable year after December 31, 1997. Accordingly, Tax Counsel believes it is more likely than not that Code Section 731(c) would not apply to the Merger.

     Under Code Section 732(b), a Unitholder's aggregate initial tax basis in his REIT Shares and the Shares will be generally equal to the Unitholder's adjusted basis in his Units, decreased by the amount of any marketable securities treated as money and increased by the amount of any gain recognized as a result thereof, which shall be allocated between the REIT Shares and the Shares generally based upon the relative adjusted bases to NHC of the REIT Shares and the Shares.

     Each Unitholder may have multiple holding periods for the REIT Shares and the Shares received, depending upon the holding periods and character of the various assets transferred by NHC to the REIT and the Corporation. The holding period of the portion of the REIT Shares and the Shares attributable to capital assets and Code Section 1231 assets transferred by NHC to the REIT or the Corporation will include NHC's holding period for those assets. The holding period for REIT Shares and the Shares attributable to other NHC assets, if any, will begin on the day following the Effective Time. The period during which Unitholders have held their Units will have no impact on their holding period in REIT Shares or the Shares.


     TAXATION GENERALLY

     The Corporation is a taxable entity for federal income tax purposes with respect to its income after allowable deductions and credits, for which no deduction is permitted for distributions of cash or other property to its shareholders and with respect to which it will be taxed, based upon current laws, generally at a rate of 34%. Shareholders will have taxable income from the Corporation's operations only to the extent that taxable dividends and other distributions are declared and paid by the Corporation on the Shares, the taxable portion of which will depend upon the amount of the Corporation's earnings and profits. Losses of the Corporation are not passed through to its Shareholders. Tax Counsel has opined that the Corporation will be taxed as a corporation for federal income tax purposes.


STATE AND LOCAL TAXES

     The REIT, the Corporation, and each of their shareholders may be subject to state or local taxation in various states or local jurisdictions, including those in which they transact business or reside. Moreover, the tax treatment in such jurisdictions may differ from the federal income tax treatment. For instance, while some states recognize the status of real estate investment trusts as corporations and permit them to substantially eliminate corporate-level taxation via deductible distributions, other states may not. Each Unitholder should therefore consult with his own tax advisor as to the actual or potential impact of federal, state and local taxation on the Plan of Restructure and the holding of REIT Shares and Shares.

UNITHOLDERS SHOULD SEEK THEIR OWN TAX ADVICE

     The preceding is a brief summary of the tax considerations potentially affecting NHC, its Unitholders, the REIT and the Corporation and their respective shareholders. This discussion is based on the current state of the law, which is subject to legislative, administrative or judicial actions, which may apply retroactively. Moreover, the discussion does not address considerations that may adversely affect the treatment of certain Unitholders (such as corporations, foreign and tax-exempt investors). In these circumstances, and particularly because the ultimate tax impact may vary depending upon the personal circumstances of each investor, ALL UNITHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX ASPECTS OF THE FORMATION OF THE REIT AND THE CORPORATION, THE PLAN OF RESTRUCTURE, AND THE OWNING AND DISPOSING OF REIT SHARES AND SHARES OF THE CORPORATION.


                                  LEGAL MATTERS

     Certain legal matters in connection with the Distribution of the Shares and the REIT Shares being offered hereby will be passed upon for the REIT by McGuire Woods Battle & Boothe LLP, Baltimore, Maryland and the Corporation by Harwell Howard Hyne Gabbert & Manner, P.C., Nashville, Tennessee.

                                     EXPERTS


     The consolidated financial statements and schedules of NHC at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996 and the audited balance sheet of the REIT as of October 15, 1997 which are included in this Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                            GLOSSARY OF DEFINED TERMS


     100 STOCKHOLDER REQUIREMENT - The requirement under the Code that a real estate investment trust's beneficial ownership must be held by 100 or more persons.

      6% DEBENTURES - Approximately $30,000,000 original principal 6% subordinated convertible debentures issued by NHC

     AMEX - American Stock Exchange

     ASSUMED LIABILITIES - Approximately $105.9 million of liabilities being assumed by, or subject to property being transferred to, the REIT, the Operating Partnership, or their subsidiaries

     BBA - The Balanced Budget Act of 1997

     BUILT-IN GAIN - The excess of the fair market value of an asset over the tax basis in such asset as of the date of the transfer of such asset to the REIT or the day the corporation is a qualifying real estate investment trust.

     BUILT-IN GAIN RULES - The rules governing the taxation of Built-In Gain.

     CODE - Internal Revenue Code of 1986, as amended

     COMMISSION - Securities and Exchange Commission

     CON - Certificate of need

     CORPORATION - National HealthCare Corporation, a newly-formed Delaware corporation

     CORPORATION BYLAWS - The Bylaws of National HealthCare Corporation

     CORPORATION CERTIFICATE - The Certificate of Incorporation of National HealthCare Corporation

     DISTRIBUTION - The distribution by NHC of all of the REIT Shares to the holders of NHC general and limited partnership units except for National, which will receive approximately 757,000 REIT Shares and approximately 644,000 units of limited partnership interest in NHR/OP, L.P.

     DISTRIBUTION AGENT - SunTrust Bank, Atlanta

     EFFECTIVE TIME - The effective time of the Merger, which is expected to be 11:59 p.m. on December 31, 1997

     EMPLOYEE LEASE AGREEMENT - An Agreement between the Corporation and National whereby the Corporation will lease all of its employees from National.

     EMPLOYEE SERVICES AGREEMENT - Agreement between the Corporation and National pursuant to which the Corporation will lease all of its employees from National.

     ERISA - Employee Retirement Income Securities Act of 1974, as amended

      ESOP - National Health Corporation Leveraged Employee Stock Ownership Plan and Trust

     EXCESS SHARES - Those REIT Shares which would cause the applicable ownership limit of REIT Shares to be exceeded.

     EXCESS STOCK - Excess stock, par value $.01 per share, of REIT Shares into which Excess Shares shall be automatically converted.

     EXCHANGE ACT - Securities Exchange Act of 1934, as amended

     FCC - Florida Convalescent Centers, Inc., a Florida corporation

     FINANCING PLAN - NHC's Employee Stock Financing Plan which enables key employees to finance the exercise of unit options, if authorized by the Board, by the acceptance of the employees' full recourse promissory note.

     FIRPTA - Foreign Investment in Real Property Tax Act of 1980

     FIVE OR FEWER REQUIREMENT - (Also referred to as the "Closely Held Rule") The requirement under the Code that not more than fifty percent (50%) in value of the outstanding stock of the REIT is or will be owned, directly or indirectly, or through the application of the attribution rules of the Code section 544 (as modified by Code section 856(h)(1)(B)), by or for five (5) or fewer individuals (as defined in the Code sections 542(a)(2) and 856(h)(3) to include certain entities) during the last half of the REIT's taxable year.

     FUND - The 1818 Fund II, L.P.

     HMOS - Health maintenance organizations

     INITIAL TERM - The initial term of each Lease, expiring on December 31,
2007

     INTERESTED STOCKHOLDER - Any person who owns, directly or indirectly, by or for any person 10% or more in value of the stock in the REIT.

     IRS - Internal Revenue Service

     ISOS - Incentive stock options

     LEASE or LEASES - The REIT, as Landlord, will lease to the Corporation each of the Owned Healthcare Facilities, each of which will be the subject of a separate lease.

     LP AGREEMENT - The Amended and Restated Agreement of Limited Partnership of NHC

     MANAGING GENERAL PARTNER - NHC, Inc., the managing general partner of NHC

     MASTER CAPITALIZED LEASE - The master capitalized lease has a 50 year term and grants the REIT the right to purchase the property at any time upon 90 days notice for $100. Under the Master Capitalized Lease, the REIT as tenant is responsible for all taxes, utilities, insurance premium costs, repairs, maintenance (including the structural maintenance and repair of the improvements) and all other charges and expenses relating to the ownership of the property covered by the Master Capitalized Lease.

     MERGER - NHC will merge with and into National HealthCare Corporation, pursuant to which each outstanding Unit of NHC will represent the right to receive one share of common stock of the Corporation

     MGCL - The Maryland General Corporate Law

     NATIONAL - National Health Corporation, NHC's administrative general partner

     NEW CORPORATION CREDIT AGREEMENT - The Corporation is seeking a $35 million credit facility which, if obtained, will be used to replace a portion of its outstanding debt.

     NEW REIT CREDIT AGREEMENT - The REIT is seeking a $95 million unsecured credit facility, and if obtained will be used to replace all but approximately $14.8 million of the Assumed Liabilities.

     NHC - National HealthCare L.P., a Delaware limited partnership. Also refers to the trading symbol of NHC's limited partnership Units on AMEX.

     NHC ADJOURNMENT PROPOSAL - Approval of the possible adjournment of the Special Meeting for the purpose of soliciting additional votes in favor of the Plan of Restructure and Merger.

     NHC, INC. - The managing general partner of NHC

     CORPORATION REGISTRATION STATEMENT - refers to the Registration Statement on Form S-4 filed by National HealthCare Corporation (SEC File No. 333-37185) with respect to up to 10,819,400 shares of its common stock to be issued in the Merger or upon conversion of convertible securities.

     NHI ADVISORY AGREEMENT - Refers to the Advisory, Administrative Services and Facilities Agreement dated October 15, 1991 between NHC, as "Advisor", (which agreement will be assumed by the Corporation pursuant to the Merger) and pursuant to which the Corporation will provide management and advisory services to NHI.

     NHI MASTER AGREEMENT - The Master Agreement to Lease between NHC and NHI covering 40 nursing homes and three retirement centers, and setting forth certain terms and conditions applicable to all leases entered into by and between NHI and NHC

     NHI LEASE OR NHI LEASES - Refers to any and all leases entered into by and between NHI and NHC

     NHR/OP, L.P. - a newly-formed Delaware limited partnership and the Operating Partnership of National Health Realty, Inc.

     NOTES - NHC's interest in certain promissory notes totaling approximately $92.5 million secured by mortgages on approximately 23 additional nursing homes which are owned by third parties and managed by NHC

     OIG - Office of the Inspector General

     OPERATING PARTNERSHIP - NHR/OP, L.P.

     OPERATING PARTNERSHIP AGREEMENT -The agreement of limited partnership of NHR/OP, L.P.

     OP UNIT -  one Operating Partnership Unit

     OPTIONS - certain outstanding unit options of NHC

     ORT - Operation Restore Trust, a federal/state program aimed at detecting and eliminating fraud and abuse by providers in the Medicare and Medicaid programs

     OTHER ASSETS - certain other assets having little or no book value on NHC's books which will be transferred to the REIT and the Operating Partnership

     OWNED HEALTHCARE FACILITY OR FACILITIES - The effective ownership (subject to certain debt thereon) in the land, building and fixtures of 17 licensed nursing homes, six assisted living facilities and one retirement center being transferred to the REIT and the Operating Partnership by NHC

     PLAN OF RESTRUCTURE - The plan pursuant to which NHC will make the Distribution of all of the outstanding REIT Shares to the holders of NHC general and limited partnership units and approximately 644,000 OP Units to National and NHC will then merge with and into the Corporation. Prior to the Distribution, but effective on the date thereof, NHC will transfer to the REIT and the Operating Partnership (i) the effective ownership (subject to certain debt thereon) in the land, building and fixtures of 17 licensed nursing homes, six assisted living facilities and one retirement center, (ii) NHC's interest in certain promissory notes totaling approximately $92.5 million secured by mortgages on approximately 23 additional nursing homes which are owned by third parties and managed by NHC, (iii) certain other assets having little or no book value on NHC's books and (iv) approximately $105.9 million of assumed liabilities.

     RECOGNITION PERIOD - the ten-year period beginning on the date on which the asset was acquired by the REIT, which subjects the REIT to corporate-level tax on the REIT's recognized Built-In Gain on such assets.

     RECORD DATE - The close of business on November 7, 1997

     REGISTRATION STATEMENTS - refers to Registration Statements on form S-4 filed by each of National Health Realty, Inc. (SEC File No. 333-37173) and National Healthcare Corporation (SEC File No. 33-37185), collectively.

     REIT - National Health Realty, Inc., a newly-formed Maryland corporation which is intended to qualify as a real estate investment trust under federal tax laws and its subsidiaries

     REIT ADVISORY AGREEMENT - Agreement between the Corporation and the REIT pursuant to which the Corporation will render certain advice and services to the REIT.

     REIT CHARTER -  Articles of Incorporation of the REIT

     REIT COUNSEL - Goodwin, Procter & Hoar, LLP, Boston, Massachusetts, special counsel to NHC and the REIT

     REIT MASTER AGREEMENT - Each of the Lease or Leases for the Owned Healthcare Facilities will incorporate the provisions of a Master Agreement to Lease between the REIT and the Corporation

     REIT REGISTRATION STATEMENT - Refers to the Registration Statement on Form S-4 filed by the REIT (SEC File No. 333-37173) with respect to up to 10,013,400 shares to be issued to NHC Unitholders in the Distribution or upon the exercise of options or the conversion of convertible securities.

     REIT SHARES - All of the outstanding shares of common stock of National Health Realty, Inc.

     REIT STOCK OPTION PLAN - The REIT's 1997 Stock Option and Stock Appreciation Rights Plan, under which options to purchase shares of the REIT's common stock are available for grant to consultants, advisors, directors and employees of the REIT, providing an equity interest in the REIT and additional compensation based on appreciation of the value of such stock.

     RELATED PARTY TENANT - Any person in which the REIT owns, at any time during the taxable year, (i) in the case of a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote, ro 10% or more of the total number of shares of all classes of stock, or (ii) in the case of an entity other than a corporation, an interest of 10% or more in the assets or net profits of such entity. For purposes of this definition, ownership will be determined by taking into account the attribution rules of the Code section 318(a) (as modified by Code section 856(d)(5)).

     RELIEF ACT - The Taxpayer Relief Act of 1997

     SARS - Stock appreciation rights

     SECURITIES ACT - The Securities Act of 1933, as amended

     SHARES - The shares of common stock of National HealthCare Corporation

     SPECIAL MEETING - A special meeting of limited partners of National HealthCare L.P., to be held on Thursday, December 18, 1997, at 9:00 a.m., Central Standard time, at NHC's partnership offices, 100 Vine Street, Suite 1400 Murfreesboro, Tennessee 37130.

     TAX COUNSEL - Harwell Howard Hyne Gabbert & Manner, P.C., Nashville, Tennessee, special counsel to NHC and the Corporation

     TERMINATION TRANSACTION - any merger, consolidation or other combination with or into another person or sale of all or substantially all of its assets, or any reclassification, or any recapitalization or change of outstanding shares of Common Stock

     THE 1818 FUND NOTES - $20 million in 5.75% Subordinated Convertible Notes sold to the Fund pursuant to a private placement.

     UBTI - Unrelated business taxable income, as such phrase is defined in Code
Section 512

     UNITS - NHC general and limited partnership units

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS




NATIONAL HEALTHCARE L.P.
                                                                                        PAGE
                                                                                        ----
Report of Independent Public Accountants                                                 F-2
Consolidated Statements of Income                                                        F-3
Consolidated Balance Sheets                                                              F-4
Consolidated Statements of Cash Flows                                                    F-5
Consolidated Statements of Partners' Capital                                             F-6
Notes to Consolidated Financial Statements                                               F-7

Interim Condensed Consolidated Statements of Income                                     F-18
Interim Condensed Consolidated Balance Sheets                                           F-19
Interim Condensed Consolidated Statements of Cash Flows                                 F-21
Interim Condensed Consolidated Statements of Changes in Partners' Capital               F-23
Notes to Interim Condensed Consolidated Financial Statements                            F-24

NATIONAL HEALTH REALTY, INC.
Report of Independent Public Accountants                                                F-28
Balance Sheet dated October 15, 1997                                                    F-29
Notes to Balance Sheet                                                                  F-30


To the Partners of National HealthCare L.P.:

     We have audited the accompanying consolidated balance sheets of National HealthCare L.P. (a Delaware partnership) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, partners' capital and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of National HealthCare L.P.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of National HealthCare L.P. and subsidiaries as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.



ARTHUR ANDERSEN LLP


Nashville, Tennessee
February 3, 1997

                            NATIONAL HEALTHCARE L.P.

                        CONSOLIDATED STATEMENTS OF INCOME
                       (in thousands, except unit amounts)


Year Ended December 31                        1996             1995            1994
                                           ------------    ------------    ------------
Revenues:
     Net patient revenues                    $  341,818      $  307,969     $  269,722
     Other revenues                              46,842          42,988         29,179
                                             ----------      ----------     ----------
        Net revenues                            388,660         350,957        298,901
                                             ----------      ----------     ----------

Costs and Expenses:
     Salaries, wages and benefits               209,645         188,985        157,663
     Other operating                            125,342         109,417         98,753
     Depreciation and amortization               13,634          14,549         13,582
     Interest                                    10,753          16,891         13,050
                                             ----------      ----------     ----------
        Total costs and expenses                359,374         329,842        283,048
                                             ----------      ----------     ----------

Net Income                                   $   29,286      $   21,115     $   15,853
                                             ==========      ==========     ==========

Earnings Per Unit:
     Primary                                 $     3.44      $     2.65     $     2.02
     Fully diluted                                 2.98            2.31           1.80

Weighted Average Units Outstanding:
     Primary                                  8,496,299       7,953,651      7,834,375
     Fully diluted                           10,455,706       9,971,867      9,807,241

Net Income Allocable to Partners:
     General Partners                        $      293      $      211     $      159
     Limited Partners                            28,993          20,904         15,694
                                             ----------      ----------     ----------

                                             $   29,286      $   21,115     $   15,853
                                             ==========      ==========     ==========


The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                            NATIONAL HEALTHCARE L.P.

                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)




December 31                                                                                                1996            1995
-----------                                                                                           --------------  ---------
Assets
  Current Assets:
      Cash and cash equivalents                                                                              $   1,881 $   4,835
      Cash held by trustees                                                                                      2,274     1,721
      Marketable securities                                                                                     17,968     1,514
      Accounts receivable, less allowance for doubtful accounts of $4,739 and $4,441, respectively              50,902    47,285
      Notes receivable                                                                                           2,515     2,538
      Loan participation agreements                                                                                 --    27,579
      Inventory, at lower of cost (first-in, first-out method) or market                                         3,572     3,075
      Prepaid expenses and other assets                                                                            982       893
                                                                                                             --------- ---------
         Total current assets                                                                                   80,094    89,440
                                                                                                             --------- ---------

  Property, Equipment and Assets Under Arrangement With Other Parties:
      Property and equipment, at cost                                                                          234,934   165,265
      Accumulated depreciation and amortization                                                                (48,171)  (38,265)
      Assets under arrangement with other parties, net                                                          22,538    29,921
                                                                                                             --------- ---------
         Net property, equipment and assets under arrangement with other parties                               209,301   156,921
                                                                                                             --------- ---------

  Other Assets:
      Bond reserve funds, mortgage replacement reserves and other deposits                                         141     1,789
      Unamortized financing costs                                                                                1,601     1,937
      Notes receivable                                                                                          95,206    86,178
      Notes receivable from National                                                                            12,153    12,271
      Minority equity investments and other                                                                      6,244     6,955
                                                                                                             --------- ---------
         Total other assets                                                                                    115,345   109,130
                                                                                                             --------- ---------
                                                                                                             $ 404,740 $ 355,491
                                                                                                             ========= =========

Liabilities and Partners' Capital
  Current Liabilities:
      Current portion of long-term debt                                                                      $   8,574 $   8,558
      Trade accounts payable                                                                                    11,835     6,142
      Accrued payroll                                                                                           28,963    23,876
      Amount due to third party payors                                                                          13,135     9,800
      Accrued interest                                                                                             501     1,822
      Other current liabilities                                                                                  9,795     8,849
                                                                                                             --------- ---------
         Total current liabilities                                                                              72,803    59,047
                                                                                                             --------- ---------

  Long-term Debt, Less Current Portion                                                                         124,678   100,871
  Debt Serviced by Other Parties, Less Current Portion                                                          32,857    40,771
  Minority Interests in Consolidated Subsidiaries                                                                  791       812
  Commitments, Contingencies and Guarantees
  Subordinated Convertible Notes                                                                                28,908    30,000
  Deferred Income                                                                                               16,166    15,091
  Partners' Capital:
      General partners                                                                                           1,408     1,290
      Limited partners, less notes receivable and cumulative unrealized gains and losses on
           securities                                                                                          127,129   107,609
                                                                                                             --------- ---------
      Total partners' capital                                                                                  128,537   108,899
                                                                                                             --------- ---------
                                                                                                             $ 404,740 $ 355,491
                                                                                                             ========= =========


The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                            NATIONAL HEALTHCARE L.P.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)


Year Ended December 31                                                                     1996         1995          1994
                                                                                         --------     --------     ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                                           $ 29,286     $ 21,115     $  15,853
    Adjustments to reconcile net income to net cash provided by operating activities:
       Depreciation                                                                        12,453       14,081        13,147
       Provision for doubtful accounts receivable                                           1,654        2,182         2,118
       Amortization of intangibles and deferred charges                                     1,083        1,845           848
       Amortization of deferred income                                                       (295)        (497)         (403)
       Equity in earnings of unconsolidated investments                                      (313)        (347)         (450)
       Distributions from unconsolidated investments and other                                210          236           333
    Changes in assets and liabilities:
       Increase in accounts receivable                                                     (5,271)      (1,095)      (20,095)
       Increase in inventory                                                                 (497)        (123)          (19)
       (Increase) decrease in prepaid expenses and other assets                               (89)         680        (1,012)
       Increase (decrease) in trade accounts payable                                        5,693      (10,910)       12,331
       Increase in accrued payroll                                                          5,087        5,232         4,663
       Increase in amounts due to third party payors                                        3,335        5,404           769
       Increase (decrease) in accrued interest                                             (1,321)        (401)        1,235
       Increase in other current liabilities                                                  946        2,456         2,057
                                                                                         --------     --------     ---------
           Net cash provided by operating activities                                       51,961       39,858        31,375
                                                                                         --------     --------     ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
       Additions to and acquisitions of property and equipment, net                       (69,970)     (29,435)       (9,599)
       Investments in notes receivable and loan participation agreements                  (20,170)     (30,694)     (112,069)
       Collections of long-term notes receivable and loan participation agreements         38,862       39,157        80,199
       Increase (decrease) in minority equity investments and other                          (441)         210        (3,984)
       (Increase) decrease in marketable securities, net                                  (14,628)       2,361         2,140
       Sales of investments                                                                 1,900           --           136
                                                                                         --------     --------     ---------
          Net cash used in investing activities                                           (64,447)     (18,401)      (43,177)
                                                                                         --------     --------     ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
       Proceeds from debt issuance                                                         29,183        2,368        34,225
       Increase in cash held by trustees                                                     (553)        (117)         (315)
       (Increase) decrease in minority interests in subsidiaries                              (21)          10            35
       Issuance of partnership units                                                        1,378          820           773
       Collections of receivables from exercise of options                                  3,522          795           437
       (Increase) decrease in bond reserve funds, mortgage replacement reserves and
          other deposits                                                                    1,648          (69)          (57)
       Payments on debt                                                                    (8,138)      (6,767)       (4,360)
       Cash distributions to partners                                                     (17,466)     (14,702)      (17,639)
       Increase in financing costs                                                            (21)        (402)           --
                                                                                         --------     --------     ---------
          Net cash provided by (used in) financing activities                               9,532      (18,064)       13,099
                                                                                         --------     --------     ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                       (2,954)       3,393         1,297
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                              4,835        1,442           145
                                                                                         --------     --------     ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                                 $  1,881     $  4,835     $   1,442
                                                                                         ========     ========     =========

Year Ended December 31                                                                       1996         1995          1994
                                                                                         --------     --------     ---------

SUPPLEMENTAL INFORMATION:
Cash payments for interest expense                                                       $ 12,074     $ 17,292     $  11,815
                                                                                         ========     ========     =========
During 1996 and 1995, NHC was released from its liability on debt serviced by others by the respective lenders
    Debt serviced by other parties                                                       $ (5,136)    $(45,868)    $      --
                                                                                         ========     ========     =========
    Assets under arrangement with other parties                                          $  5,136     $ 45,868     $      --
                                                                                         ========     ========     =========



The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                            NATIONAL HEALTHCARE L.P.

                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
                       (in thousands, except unit amounts)



                                                                Unrealized
                                                   Receivables     Gains                               Total
                                          Number    from Sale   (Losses)on  General     Limited       Partners'
                                         of Units   of Units    Securities  Partners    Partners       Capital
                                        ---------   --------    ----------  --------    --------      ---------
BALANCE AT DECEMBER 31, 1993            7,796,433    $(15,134)    $    --     $ 1,027     $ 106,633     $  92,526
                                        ---------    --------     -------     -------     ---------     ---------
     Net income                                --          --          --         159        15,694        15,853
     Collection of receivables                 --         437          --          --            --           437
     Units sold                            29,732          --          --          --           773           773
     Unrealized gains on securities            --          --         480          --            --           480
     Cash distributions declared
       ($1.17 per unit)                        --          --          --         (91)       (8,972)       (9,063)
                                        ---------    --------     -------     -------     ---------     ---------
BALANCE AT DECEMBER 31, 1994            7,826,165     (14,697)        480       1,095       114,128       101,006
                                        ---------    --------     -------     -------     ---------     ---------
     Net income                                --          --          --         211        20,904        21,115
     Collection of receivables                 --         795          --          --            --           795
     Units sold                           526,949     (12,294)         --         131        12,983           820
     Unrealized losses on securities           --          --        (135)         --            --          (135)
Cash distributions declared
       ($1.88 per unit)                        --          --          --        (147)      (14,555)      (14,702)
                                        ---------    --------     -------     -------     ---------     ---------
BALANCE AT DECEMBER 31, 1995            8,353,114     (26,196)        345       1,290       133,460       108,899
                                        ---------    --------     -------     -------     ---------     ---------
     Net income                                --          --          --         293        28,993        29,286
     Collection of receivables                 --       3,522          --          --            --         3,522
     Units sold                            43,035          --          --          --         1,378         1,378

Units issued in conversion of              71,810          --          --          --         1,092         1,092
   convertible debentures to
        partnership units
     Unrealized gains on securities            --          --       1,826          --            --         1,826
Cash distributions declared
       ($2.08 per unit)                        --          --          --        (175)      (17,291)      (17,466)
                                        ---------    --------     -------     -------     ---------     ---------
BALANCE AT DECEMBER 31, 1996            8,467,959    $(22,674)    $ 2,171     $ 1,408     $ 147,632     $ 128,537
                                        =========    ========     =======     =======     =========     =========




The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Presentation--


     The consolidated financial statements include the accounts of National HealthCare L.P. and its majority owned subsidiaries (NHC). Investments are accounted for on either the cost or equity method. All material intercompany balances, profits, and transactions have been eliminated in consolidation, and minority interests are reflected in consolidation. Investments in entities in which NHC lacks control but has the ability to exercise significant influence over operating and financial policies are accounted for on the equity method. Investments in entities in which NHC lacks the ability to exercise significant influence are included in the consolidated financial statements at the cost of NHC's investment. Certain reclassifications have been made to the 1994 and 1995 financial statements to conform to the 1996 presentation.


Use of Estimates--

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Health Care Revenues--

     NHC's principal business is operating and managing long-term health care centers, including the provision of routine and ancillary services. Approximately 60% of NHC's net revenues in 1996 and 1995 and 61% in 1994 are from participation in Medicare and Medicaid programs. Amounts paid under these programs are generally based on a facility's allowable costs or a fixed rate subject to program cost ceilings. Revenues are recorded at standard billing rates less allowances and discounts principally for patients covered by Medicare, Medicaid and other contractual programs. These allowances and discounts were $110,795,000, $103,186,000 and $82,443,000 for 1996, 1995 and
1994, respectively. Amounts earned under the Medicare and Medicaid programs are subject to review by the third party payors. In the opinion of management, adequate provision has been made for any adjustments that may result from such reviews. NHC generally expects final determinations to occur two to three years subsequent to the year in which amounts are earned. Any differences between estimated settlements and final determinations are reflected in operations in the year finalized. NHC has submitted various requests for exceptions to Medicare routine cost limitations for reimbursement. NHC has received approval on certain requests, and others are pending approval. NHC will record revenues associated with the approved requests when such approvals, including cost report audits, are assured.

Provision for Doubtful Accounts--

     Provisions for estimated uncollectible accounts and notes receivable are included in other operating expenses.

Property, Equipment and Assets Under Arrangement with Other Parties--

     NHC uses the straight-line method of depreciation over the expected useful lives of property and equipment estimated as follows: buildings and improvements, 20-40 years; equipment and furniture, 3-15 years; and properties under arrangement with other parties, 10-20 years. The provision for depreciation includes the amortization of properties under capital leases and properties under arrangement with National Health Investors, Inc. (NHI) (See
Note 3).

     Expenditures for repairs and maintenance are charged against income as incurred. Betterments are capitalized. NHC removes the costs and related allowances from the accounts for properties sold or retired, and any resulting gains or losses are included in income. NHC includes interest costs incurred during construction periods in the cost of buildings ($1,428,000 in 1996 and $1,057,000 in 1995).

     In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of" (SFAS 121). NHC adopted the provisions of SFAS 121 effective January 1, 1996. The effect of adoption of SFAS 121 is not material to NHC's financial statements. In accordance with SFAS 121, NHC evaluates the recoverability of the carrying values of its properties on a property by property basis.

Investments in Marketable Securities--

     NHC considers its investments in marketable securities as available for sale securities and unrealized gains and losses are recorded in partners' capital in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115).

Intangible Assets--

     Any excess of cost over net assets of companies purchased is amortized generally over 40 years using the straight-line method. Deferred financing costs are amortized principally by the interest method over the terms of the related loans.

Income Taxes--

     NHC is not a taxable entity. Accordingly, no provision for income taxes has been made in the Consolidated Statements of Income.

     The earnings of NHC are taxable to the individual partners. Partners are required to report their distributive share of the income, gain, loss, deductions and credits of the partnership on their individual income tax returns.

     The Revenue Act of 1987 contains provisions which cause some publicly traded partnerships to be taxed as corporations. Because NHC was in existence and publicly traded on December 17, 1987, it will continue to be treated as a partnership for the 1987 through 1997 taxable years.

     NHC adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109) effective January 1, 1993. SFAS 109 generally requires NHC to record any income tax provisions or income taxes payable based on the liability method. NHC management believes, based on current information, that the initial recognition of any income tax assets or liabilities that would be recorded in 1998, the year that master limited partnerships become taxable as a corporation, would not be material to NHC's financial condition or results of operations.

Concentration of Credit Risks--

     NHC's credit risks primarily relate to cash and cash equivalents, cash held by trustees, accounts receivable, marketable securities, notes receivable and loan participation agreements. Cash and cash equivalents are primarily held in bank accounts and overnight investments. Cash held by trustees is primarily invested in commercial paper and certificates of deposit with financial institutions. Accounts receivable consist primarily of amounts due from patients (funded approximately 80% through Medicare, Medicaid, and other contractual programs and approximately 20% through private payors) in the states of Alabama, Florida, Georgia, Kentucky, Missouri, South Carolina, Tennessee, and Virginia and from other health care companies for management services. NHC performs continual credit evaluations of its clients and maintains allowances for doubtful accounts on these accounts receivable. Marketable securities are held primarily in two accounts with brokerage institutions. Notes receivable relate primarily to secured loans with health care facilities and to secured notes receivable from officers, directors and supervisory employees as discussed in Notes 13 and 14.
NHC also has notes receivable from National Health Corporation as discussed in
Note 4.

     NHC's financial instruments, principally its notes receivable (which are predominantly with Florida Convalescent Centers, Inc.) are subject to the possibility of loss of the carrying values as a result of either the failure of other parties to perform according to their contractual obligations or changes in market prices which may make the instruments less valuable. NHC obtains various collateral and other protective rights, and continually monitors these rights, in order to reduce such possibilities of loss. NHC evaluates the need to provide for reserves for potential losses on its financial instruments based on management's periodic review of its portfolio on an instrument by instrument basis. See Notes 13 and 14 for additional information on the notes receivable.

Cash and Cash Equivalents--

     Cash equivalents include highly liquid investments with an original maturity of less than three months.

NOTE 2 - ORGANIZATION OF THE PARTNERSHIP:

     The general partners of NHC are as follows: (1) NHC, Inc. (the "Managing General Partner"), a Tennessee corporation , which is owned by its board of directors and senior management of NHC; (2) National Health Corporation ("National" and "Administrative General Partner"), a Tennessee corporation, which is owned by the National Health Corporation Leveraged Employee Stock Ownership Plan and Trust (the "ESOP"); and (3) W. Andrew Adams, NHC Inc.'s President (the "Individual General Partner"). The Managing General Partner, the Administrative General Partner and the Individual General Partner are collectively called "the General Partners". The General Partners own a general partnership interest in NHC representing a 1% interest in the profits, losses and distributions of NHC.

NOTE 3 - RELATIONSHIP WITH NATIONAL HEALTH INVESTORS, INC.:

Leases--

     On October 17, 1991, concurrent with NHC's conveyance of real property to NHI, NHC leased from NHI the real property of 40 long-term care centers and three retirement centers. Each lease is for an initial term expiring December 31, 2001, with two additional five-year renewal terms at the option of NHC, assuming no defaults. NHC accounts for the leases as operating leases.

     During the initial term and first renewal term of the leases, NHC is obligated to pay NHI annual base rent on all 43 facilities of $15,238,000. If NHC exercises its option to extend the leases for the second renewal term, the base rent will be the then fair rental value as negotiated by NHC and NHI.

     The leases also obligate NHC to pay as debt service rent all payments of interest and principal due under each mortgage to which the conveyance of the facilities was subject. The payments are required over the remaining life of the mortgages as of the conveyance date, but only during the term of the lease. Payments for debt service rent are being treated by NHC as payments of principal and interest if NHC remains obligated on the debt ("obligated debt service rent") and as operating expense payments if NHC has been relieved of the debt obligation by the lender ("non-obligated debt service rent"). See "Accounting Treatment of the Transfer" for further discussion.

     In addition to base rent and debt service rent, in each year after 1992, NHC must pay percentage rent to NHI equal to 3% of the amount by which gross revenues of each facility in such later year exceed the gross revenues of such facility in 1992. Percentage rent for 1996 and 1995 was approximately $1,817,000 and $1,237,000, respectively.

     Each lease with NHI is a "triple net lease" under which NHC is responsible for paying all taxes, utilities, insurance premium costs, repairs and other charges relating to the ownership of the facilities. NHC is obligated at its expense to maintain adequate insurance on the facilities' assets.

     NHC has a right of first refusal with NHI to purchase any of the properties transferred from NHC should NHI receive an offer from an unrelated party during the term of the lease or up to 180 days after termination of the related lease.

     Base rent expense to NHI was $15,238,000 in 1996, 1995 and 1994 and non-obligated debt service rent to NHI was $5,048,000 in 1996. At December 31, 1996, the approximate future minimum base rent and non-obligated debt service rent commitments to be paid by NHC on non-cancelable operating leases with NHI during the initial term are as follows:


         1997                        20,298,000
         1998                        20,354,000
         1999                        20,372,000
         2000                        20,409,000
         2001                        20,486,000
         Thereafter                        ---

Advisory Agreement--

     NHC has entered into an Advisory Agreement with NHI whereby services related to investment activities and day-to-day management and operations are provided to NHI by NHC as Advisor. The Advisor is subject to the supervision and policies established by NHI's Board of Directors.

     Either party may terminate the Advisory Agreement on 90 days notice at any time. NHI may terminate the Advisory Agreement for cause at any time.

     For its services under the Advisory Agreement, NHC's annual compensation is calculated to be $3,100,000, $2,827,000, and $2,570,000 in 1996, 1995 and 1994,
respectively. However, the payment of such annual compensation is conditional upon NHI having sufficient funds from operations to pay annual dividends of $2.00 per share and upon NHI paying such dividends. NHI met this condition in 1996, 1995 and 1994.

Accounting Treatment of the Transfer--

     NHC has accounted for the conveyance in 1991 of assets (and related debt) to NHI and the subsequent leasing of the real estate assets as a "financing/leasing" arrangement. Since NHC remains obligated on certain of the transferred debt, the obligated debt and applicable asset balances have been reflected on the Consolidated Balance Sheets as "assets under arrangement with other parties" and "debt serviced by other parties". The net book value equity of the assets transferred has been transferred from NHC to NHI. As NHC utilizes the applicable real estate over the lease term, its Consolidated Statements of Income will reflect the continued depreciation of the applicable assets over the lease term, the continued interest expenses on the obligated debt balances and the additional base and non-obligated debt service rents (as an operating expense) payable to NHI each year. NHC has recovery provisions from NHI if NHC is required to service the debt through a default by NHI.

Release from Debt Serviced by Other Parties--

     In 1996 and 1995, NHI prepaid debt on which NHC had also been obligated in the amounts of $5,136,000 and $20,544,000, respectively. In addition, in 1995, NHC was released from its obligation on approximately $25,324,000 of the transferred debt. Since NHC is no longer obligated on this transferred debt, debt serviced by other parties and assets under arrangement with other parties have been reduced by $5,136,000 and $45,868,000 in 1996 and 1995, respectively. The leases with NHI provide that NHC shall continue to make non-obligated debt service rent payments equal to the debt service including principal and interest on the obligated debt which was prepaid and from which NHC has been released.

NOTE 4 - RELATIONSHIP WITH NATIONAL HEALTH CORPORATION:

Sale of Health Care Centers--

     On January 20, 1988, NHC sold the assets (inventory, property and equipment) of eight health care centers (1,121 licensed beds) to National, the administrative general partner of NHC, for a total consideration of $40,000,000. The consideration consisted of $30,000,000 in cash and a $10,000,000 note receivable due December 31, 2007. The note receivable earns interest at 8.5%. NHC has agreed to manage the centers under a 20-year management contract for management fees comparable to those in the industry. NHC has a receivable from National for management fees of approximately $3,184,000 and $1,864,000 at December 31, 1996 and 1995, respectively.

     NHC's basis in the assets sold was approximately $24,255,000. The resulting profit of $15,745,000 was deferred and will be amortized into income beginning with the collection of the note receivable (up to $12,000,000) with the balance ($3,745,000) of the profit being amortized into income on a straight-line basis over the management contract period.

     As of December 31, 1996, National had borrowed $2,153,000 from NHC to finance the construction of additions at two health care centers. The notes require monthly principal and interest payments. The interest rate is equal to the prime rate, and the notes mature in 1998.

Financing Activities--

     On January 20, 1988, NHC obtained long-term financing of $8,500,000 for its new headquarters building from National through the National Health Corporation Leveraged Employee Stock Ownership Plan and Trust. The note requires quarterly principal and interest payments with interest at 9%. At December 31, 1996 and 1995, the outstanding balance on the note was approximately $5,520,000 and $5,961,000, respectively. The building is owned by a separate partnership of which NHC is the general partner and building tenants are limited partners. NHC has guaranteed the debt service of the building partnership.

     In addition, NHC's bank credit facility and the senior secured notes described in Note 10 were financed through National and National's ESOP. NHC's interest costs, financing expenses and principal payments are equal to those incurred by National. In October 1991, NHC borrowed $10,000,000 from National. The term note payable requires quarterly interest payments at 8.5%. The entire principal is due at maturity in 1998.

Duties as Administrative General Partner--

     The personnel conducting the business of NHC are employees of National, which provides payroll services, provides employee fringe benefits, and maintains certain liability insurance. NHC pays to National all the costs of personnel employed for the benefit of NHC, as well as an administrative fee ($1,820,000 in 1996) equal to 1% of payroll costs.

     National maintains and makes contributions to its ESOP for the benefit of eligible employees.

NOTE 5 - OTHER REVENUES:

     Revenues from management services include management fees, interest income on notes receivable, and revenues from other services provided to managed long-term care centers. "Other" revenues include non-health care related earnings.

(in thousands)


Year Ended December 31                                         1996       1995       1994
----------------------                                       -------    -------    --------
Revenues from managed services                               $32,363    $28,719    $ 19,035
Guarantee fees                                                   693        814         936
Advisory fees from NHI                                         3,100      3,265       2,138
Dividends and other realized gains (losses) on securities        932        450         (47)
Equity in earnings of unconsolidated investments                 313        347         450
Interest income                                                4,386      6,457       4,817
Other                                                          5,055      2,936       1,850
                                                             -------    -------    --------
                                                             $46,842    $42,988    $ 29,179
                                                             =======    =======    ========


NOTE 6 - EARNINGS PER UNIT:

     Primary earnings per unit is based on the weighted average number of common and common equivalent units outstanding. Common equivalent units result from dilutive unit options computed using the treasury stock method.

     Fully diluted earnings per unit assumes, in addition to the above, that the 6% subordinated convertible notes were converted at the date issued with earnings being increased for interest expense thereon.

     The following table summarizes the earnings and the average number of common units and common equivalent units used in the calculation of primary and fully diluted earnings per unit.

(dollars in thousands, except per unit amounts)


Year Ended December 31                    1996          1995          1994
----------------------                -----------    ----------    ----------
Primary:
  Weighted average common units         8,421,523     7,920,795     7,796,508
  Stock options                            74,776        32,856        37,867
                                      -----------    ----------    ----------

  Average common units outstanding      8,496,299     7,953,651     7,834,375
                                      ===========    ==========    ==========

  Earnings                            $    29,286    $   21,115    $   15,853
                                      ===========    ==========    ==========

  Earnings per unit, primary          $      3.44    $     2.65    $     2.02
                                      ===========    ==========    ==========

Fully Diluted:
  Weighted average common units         8,421,523     7,920,795     7,796,508
  Stock options                           108,045        78,206        37,867
  Convertible subordinated notes        1,926,138     1,972,866     1,972,866
                                      -----------    ----------    ----------
  Assumed average common units
    outstanding                        10,455,706     9,971,867     9,807,241
                                      ===========    ==========    ==========

  Earnings                            $    31,136    $   23,007    $   17,653
                                      ===========    ==========    ==========
  Earnings per unit, fully diluted    $      2.98    $     2.31    $     1.80
                                      ===========    ==========    ==========

NOTE 7 - PROPERTY, EQUIPMENT AND ASSETS UNDER ARRANGEMENT WITH OTHER PARTIES:

         Property and equipment, at cost, consist of the following:

(in thousands)


December 31                     1996        1995
-----------                   --------    --------
Land                          $ 20,607    $ 21,117
Buildings and improvements      99,564      67,576
Furniture and equipment         70,947      58,772
Construction in progress        43,816      17,800
                              --------    --------
                              $234,934    $165,265
                              ========    ========


         Assets under arrangement with other parties, net of accumulated depreciation, consist of the following:

(in thousands)


December 31                      1996       1995
------------                  --------    --------
Land                          $  2,313    $  2,612
Buildings and improvements      15,885      22,625
Fixed equipment                  1,664       2,008
Mortgage notes receivable        2,676       2,676
                              --------    --------
                              $ 22,538    $ 29,921
                              ========    ========


NOTE 8 - ACQUISITIONS AND DISPOSITIONS:

     In July 1996, NHC purchased, for total consideration of approximately $4,680,000, a 120 bed long-term health care center located in West Plains, Missouri. NHC had managed the health care center since its opening in 1982. Also in July 1996, NHC purchased, for total consideration of approximately $6,500,000, a long-term health care center with assisted living apartments located in Naples, Florida. There are 60 long-term health care beds and 36 assisted living apartments.

         The purchase prices for the acquisitions above were allocated to the underlying assets based on their relative fair market values. The Consolidated Statement of Income for 1996 includes the results of operations from the respective dates of acquisition.

NOTE 9 - INVESTMENTS IN MARKETABLE SECURITIES:

         NHC considers its investments in marketable securities as available for sale securities and unrealized gains and losses are recorded in partners' capital in accordance with SFAS 115.

         The adoption of SFAS 115 did not have a material effect on NHC's financial position or results of operations.

         Proceeds from the sale of investments in debt and equity securities during the years ended December 31, 1996 and 1995 were $1,669,000 and $2,696,000 respectively. Gross investment gains of $92,000 and $335,000 were realized on these sales during the years ended December 31, 1996 and 1995. Gross investment losses of $41,000 were realized on these sales during the year ended December 31, 1996. Realized gains and losses from securities sales are determined on the specific identification of the securities.

NOTE 10 - DEBT AND LEASE COMMITMENTS:

Long-Term Debt--

         Long-term debt and debt serviced by other parties consist of the following:



                                                   Weighted Average        Final       Debt Service by
                                                    Interest Rate       Maturities      Other Parties            Long-Term Debt
                                                    -------------       ----------      -------------            --------------
(in thousands)
December 31                                                                            1996        1995       1996           1995
--------------                                                                       -------     --------    --------      --------
Bank revolving credit facility, interest
  payable periodically, principal due at
  maturity                                          variable, 6.7%          1999     $   ---     $    ---    $ 28,000      $    ---
Bank credit facility, principal and interest
  payable quarterly                                 variable, 6.0           2009         ---          ---      14,831        15,518
Senior secured notes, principal and interest
  payable semiannually                                    8.4               2005      17,567       19,462      24,397        27,860
First mortgage notes, principal and interest
  payable quarterly                                  variable, 6.8          2002         ---          ---      22,106        22,612
Notes and other obligations, principal and
  interest payable in periodic installments               6.4          1997-2019       4,443        9,822      30,679        30,065
First mortgage revenue bonds, principal
  payable in periodic installments, interest
  payable monthly                                    variable, 4.5     2000-2010      14,086       14,861         ---           ---
Unsecured term note payable to National,
  interest payable quarterly, principal payable
  at maturity                                             8.5               1998         ---          ---      10,000        10,000
                                                                                     -------     --------    --------      --------
                                                                                      36,096       44,145     130,013       106,055
Less current portion                                                                  (3,239)      (3,374)     (5,335)       (5,184)
                                                                                     -------     --------    --------      --------
                                                                                     $32,857     $ 40,771    $124,678      $100,871
                                                                                     =======     ========    ========      ========


     The bank credit facility and the senior secured notes were borrowed through NHC's administrative partner, National. NHC granted certain credits and interest rate concessions related to its management fees from National in obtaining these loans.

     The debt identified above as senior secured notes is cross-defaulted with other NHC and NHI liabilities and is cross-collateralized to the extent of approximately $24,397,000 of other debt.

     To obtain the consent of various lenders to the transfer of assets, NHI guaranteed certain NHC debt which was not transferred to NHI. A default by NHI under its obligations would default the debt or guarantees of NHC.

     The aggregate maturities of long-term debt and debt serviced by others for the five years subsequent to December 31, 1996 are as follows:

                                             Long-term         Debt Serviced
                                               Debt             By Others                 Total
                                            -----------        -------------           -----------
         1997                               $ 5,335,000        $3,239,000              $ 8,574,000
         1998                                 6,450,000         2,496,000                8,946,000
         1999                                32,931,000         3,995,000               36,926,000
         2000                                34,414,000         3,895,000               38,309,000
         2001                                 6,293,000         3,284,000                9,577,000

         Certain property and equipment of NHC and NHI are pledged as collateral on long-term debt or capital lease obligations. Other property and assets are available for use as collateral as needed.

         Certain loan agreements require maintenance of specified operating ratios as well as specified levels of cash held in escrow, working capital and partners' capital by NHC and NHI. All such covenants have been met by NHC, and management believes that NHI is in compliance with the loan covenants.

Lease Commitments--

         Operating expenses for the years ended December 31, 1996, 1995, and 1994 include expenses for leased premises and equipment under operating leases of $25,036,000, $18,820,000, and $16,692,000, respectively. See Note 3 for the approximate future minimum base rent and non-obligated debt service rent commitments on non-cancelable operating leases with NHI.

Construction and Financing Commitments--

         NHC is committed to spend approximately $25,217,000 for ongoing construction contracts and to provide financing to managed facilities in the amount of $3,423,000 for ongoing construction contracts in 1997. NHC's cash on hand, marketable securities, short-term notes receivable, operating cash flow and, as needed, its borrowing capacity are expected to be adequate to fund these commitments.

NOTE 11 - SUBORDINATED CONVERTIBLE NOTES:

         At December 31, 1996, $28,908,000 of 6% subordinated convertible notes ("the notes") remain outstanding. The notes mature July 1, 2000. Interest is payable quarterly. The notes are convertible at the option of the holder at any time into units of NHC at a price of $15.2063 per unit, subject to adjustment for certain changes in the number of units outstanding. The notes may be redeemed at the option of NHC, but only if NHC has elected to be taxed as a corporation and only if the market price of NHC's units is such as to guarantee certain specified returns to the holders of the notes. During 1996, $1,092,000 of the notes were converted into 71,810 units. NHC has reserved an additional 1,901,057 units for conversion of the notes.

NOTE 12 - CONTINGENCIES AND GUARANTEES:

Litigation--

         There is certain litigation incidental to NHC's business, none of which, in management's opinion, would be material to the financial position or results of operations of NHC.

         In March 1996, Florida Convalescent Centers, Inc. (FCC), an independent Florida corporation for whom NHC manages sixteen licensed nursing centers in Florida, gave NHC notice of its intent not to renew one management contract. Pursuant to written agreements between the parties, NHC valued the center, offering to either purchase the center at the price so valued or require FCC to pay to NHC certain deferred compensation based upon that value. FCC responded by requesting the court to interpret the parties' rights under their contractual arrangements. FCC also sued to obtain possession of the center for which it alleged the management contract had been terminated. This suit has now been dismissed, and the issue of possession will be decided in connection with the original suit. The remaining suit is still in the preliminary stages and no hearing date has been scheduled.

         In January 1997, FCC notified NHC that it will not renew the four contracts which mature in 1997 but has agreed that NHC will remain as manager until a final decision is reached in the remaining suit. The balance of the contracts may be terminated in the years 1998-2002.

Third Party Reviews--

         Amounts earned under Medicare, Medicaid and other governmental programs are subject to review by third party payors. NHC has recently been notified that audits or reviews by the Office of the Inspector General have commenced at certain long-term care centers. NHC intends to continually monitor the progress of these audits and reviews.

Professional Liability and Other Insurance--

         NHC carries a professional liability insurance policy ($1,000,000 per claim with additional umbrella coverage in the amount of $5,000,000 in the aggregate per annum) for coverage from liability claims and losses incurred in its health care business. The policy is a fixed premium and occurrence form policy and has no provisions for a retrospective refund or assessment due to actual loss experience. In the opinion of management, NHC's insurance coverage is adequate to cover settlement of outstanding claims against NHC.

         NHC has assumed certain risks related to health insurance and workers compensation insurance claims of the employees of National and the managed facilities. The liability for reported claims and estimates for incurred but unreported claims of the managed facilities is $5,078,000 and $4,433,000 at December 31, 1996 and December 31, 1995, respectively. The liability is included in other current liabilities in the Consolidated Balance Sheets. NHC remits for the claims with regards to National's employees utilized by NHC on a monthly basis. The amounts are subject to adjustment for actual claims incurred.

Guarantees and Related Events--

         In order to obtain management agreements and to facilitate construction or acquisition of certain health care centers which NHC manages for others, NHC has guaranteed some or all of the centers' first mortgage bond debt (principal and interest). For this service, NHC charges an annual guarantee fee of 1% to 2% of the outstanding principal balance guaranteed, which fee is in addition to NHC's management fee. The principal amount outstanding under the guarantees is approximately $72,919,000 (net of available debt service reserves) at variable and fixed interest rates with a weighted average rate of 5.1% at December 31, 1996.

         In management's opinion, these guarantee fees approximate fees that NHC would currently charge to enter into similar guarantees.

         All of the guaranteed indebtedness is secured by first mortgages, pledges of personal property, accounts receivable and, in certain instances, by the personal guarantees of the owners of the facilities. The borrower has granted second mortgages over the relevant properties in favor of NHC. Such rights may be enforced if NHC is required to pay under its guarantees.

         NHI has guaranteed certain of the debts of NHC. NHC has agreed to indemnify and hold harmless NHI against any and all loss, liability or harm incurred by NHI as a result of having to perform under its guarantee of any or all of the guaranteed debt.


         NHC has entered into an interest rate cap arrangement with a managed entity under which NHC has guaranteed that the entity's weighted average interest rate on its first and second mortgage debt will not exceed 9.0%. The entity's first mortgage debt is tax-exempt, floating-rate bonds and its second mortgage debt is owed to NHC. The bond debt outstanding under the arrangement is $16,100,000 and the weighted average rate of both debts is 6.7% at December 31, 1996. NHC is obligated under the agreement only for the term of its management contract, as extended, and only so long as the tax-exempt bonds are outstanding. In accordance with Statement of Financial Accounting Standards No 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments" (SFAS 119), NHC issued the interest rate cap for purposes other than trading. The objective of the arrangement is to provide financial assistance to the managed entity. At December 31, 1996 the interest rate cap is not reflected in NHC's Consolidated Financial Statements, since NHC has no liability and anticipates no future liability related to the arrangement. If, due to future changes in interest rates, NHC is required to perform under the arrangement, NHC will recognize a liability in the Consolidated Balance Sheet and a related loss in the Consolidated Statement of Income.


NOTE 13 - NOTES RECEIVABLE:

         Notes receivable generally consist of loans and accrued interest to managed health care centers (predominantly FCC) and retirement centers for construction costs, development costs incurred during construction and working capital during initial operating periods. The notes generally require monthly payments with maturities ranging from five to twenty-five years. The majority of the notes mature in 2004. Interest on the notes is generally at prime plus 2% or at a fixed rate of 10.25%, payable monthly. The collateral for the notes consists of first and second mortgages, certificates of need, personal guarantees and stock pledges.

NOTE 14 - PARTNERS' CAPITAL:

         NHC has Incentive Option Plans which provide for the granting of options to key employees and directors to purchase units at no less than market value on the date of grant. The options may be exercised immediately, but NHC may purchase the units at the grant price if employment is terminated prior to six years from the date of grant. The maximum term of the options is five years. The following table summarizes option activity:


                                                Number of     Weighted Average
                                                  Units        Exercise Price
Options outstanding December 31, 1993              5,000          $11.25
Options granted                                  485,500           25.15
Options exercised                                     --              --

Options outstanding December 31, 1994            490,500           25.00
Options granted                                  376,000           30.76
Options exercised                                489,000           25.14
                                                 -------          ------

Options outstanding December 31, 1995            377,500           30.56
Options granted                                   15,000           38.63
Options exercised                                  2,500           11.25
                                                 -------          ------
Options outstanding December 31, 1996            390,000          $30.99

         At December 31, 1996, all options outstanding are exercisable. Exercise prices on the exercisable options range from $11.25 to $38.63. The weighted average remaining contractual life of options outstanding at December 31, 1996 is 2.9 years.

         Additionally, NHC has an employee unit purchase plan which allows employees to purchase ownership units of NHC through payroll deductions. The plan allows employees to terminate participation at any time.

         In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). SFAS 123 establishes new financial accounting and reporting standards for stock-based compensation plans. NHC has adopted the disclosure-only provisions of SFAS 123. As a result, no compensation cost has been recognized for NHC's stock-based compensation plans. Management believes that any compensation cost attributable to stock-based compensation plans is immaterial.

         In connection with the exercise of certain stock options, NHC has received interest-bearing (ranging from 3.5% to 6.25%), full recourse notes in the amount of $22,674,000 at December 31, 1996. The notes are secured by units of NHC or shares of NHI having a fair market value of not less than 150% of the amount of the note. The principal balances of the notes are reflected as a reduction of partners' capital in the consolidated financial statements.


NOTE 15 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS:

         The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practical to estimate that value:

Cash and cash equivalents; Cash held by trustees; Bond reserve funds, mortgage replacement reserves and other deposits; Loan participation agreements; and Accrued interest--

         The fair value approximates the carrying amount because of the short maturity or the nature of these instruments.

Marketable securities--

         The fair value is estimated based on quoted market prices and is the same as the carrying amount.

Notes receivable--

         The fair value of NHC's notes receivable is estimated based on the current rates offered by NHC or comparable parties for the same or similar type of notes receivable of the same or similar maturities and is approximately the same as the carrying amount.

Long-term debt and Debt serviced by other parties--

         The fair value is estimated based on the current rates offered to NHC for similar debt of the same maturities and is approximately the same as the carrying amounts.

Subordinated convertible notes--

         The fair values are estimated based on quoted market prices and approximate $82,995,000 and $76,942,000 at December 31, 1996 and December 31, 1995, respectively, as compared to carrying values of $28,908,000 and $30,000,000 at December 31, 1996 and December 31, 1995, respectively.

                            NATIONAL HEALTHCARE L.P.

               INTERIM CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)


                                             Three Months Ended              Nine Months Ended
                                               September 30                     September 30
                                        ---------------------------     ---------------------------
                                            1997            1996           1997            1996
                                        -----------     -----------     -----------     -----------
                                                 (in thousands)                 (in thousands)
REVENUES:
  Net patient revenues                  $    99,400     $    84,388     $   288,640     $   246,073
  Other revenues                             12,589          11,430          35,403          33,529
                                        -----------     -----------     -----------     -----------
         Net revenues                       111,989          95,818         324,043         279,602
                                        -----------     -----------     -----------     -----------

COSTS AND EXPENSES:
  Salaries, wages and benefits               59,910          52,930         177,539         154,936
  Other operating                            35,039          28,888         101,379          86,855
  Depreciation and amortization               4,349           3,625          12,061           9,795
  Interest                                    3,314           2,305           9,387           8,474
                                        -----------     -----------     -----------     -----------
         Total costs and expenses           102,612          87,748         300,366         260,060
                                        -----------     -----------     -----------     -----------

NET INCOME                              $     9,377     $     8,070     $    23,677     $    19,542
                                        ===========     ===========     ===========     ===========

EARNINGS PER UNIT:
  Primary                               $      1.06     $       .94     $      2.68     $      2.28
                                        ===========     ===========     ===========     ===========
  Fully diluted                         $       .91     $       .81     $      2.33     $      1.98
                                        ===========     ===========     ===========     ===========

WEIGHTED AVERAGE UNITS OUTSTANDING:
  Primary                                 8,860,413       8,583,911       8,836,992       8,585,875
  Fully diluted                          10,756,650      10,515,701      10,737,859      10,520,240

CASH DISTRIBUTIONS PAID PER UNIT        $       .60     $       .52     $      1.80     $      1.56
                                        ===========     ===========     ===========     ===========

NET INCOME ALLOCABLE TO PARTNERS:
  General Partners                      $        94     $        81     $       237     $       195
  Limited Partners                            9,283           7,989          23,440          19,347
                                        -----------     -----------     -----------     -----------
                                        $     9,377     $     8,070     $    23,677     $    19,542
                                        ===========     ===========     ===========     ===========



 The accompanying notes to interim condensed consolidated financial statements are an integral part of these statements.

                            NATIONAL HEALTHCARE L.P.

                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                      Sept. 30       December 31
                                                        1997           1996
                                                     ---------       ---------
                                                             (unaudited)
CURRENT ASSETS:
  Cash and cash equivalents                          $   3,270       $   1,881
  Cash held by trustees                                  4,001           2,274
  Marketable securities                                 19,130          17,968
  Accounts receivable, less
   allowance for doubtful accounts
   of $5,925 and $4,079                                 63,174          50,902
  Notes receivable                                       5,940           2,515
  Inventory at lower of cost (first-in,
    first-out method) or market                          4,258           3,572
  Prepaid expenses and other assets                      1,080             982
                                                     ---------       ---------
         Total current assets                          100,853          80,094
                                                     ---------       ---------

PROPERTY AND EQUIPMENT AND ASSETS UNDER
  ARRANGEMENT WITH OTHER PARTIES:
  Property and equipment at cost                       265,040         234,934
  Less accumulated depreciation and
    amortization                                       (56,892)        (48,171)
  Assets under arrangement with
    other parties                                       20,948          22,538
                                                     ---------       ---------
         Net property, equipment and assets
           under arrangement with other parties        229,096         209,301
                                                     ---------       ---------

OTHER ASSETS:
  Bond reserve funds, mortgage replacement
    reserves and other deposits                            397             141
  Unamortized financing costs                            1,636           1,601
  Notes receivable                                      95,776          95,206
  Notes receivable from National                        10,102          12,153
  Minority equity investments and other                  6,595           6,244
                                                     ---------       ---------
         Total other assets                            114,506         115,345
                                                     ---------       ---------
                                                     $ 444,455       $ 404,740
                                                     =========       =========



The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                            NATIONAL HEALTHCARE L.P.

                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                             LIABILITIES AND CAPITAL

                                                Sept. 30     December 31
                                                 1997          1996
                                               --------      --------
                                                    (Unaudited)
CURRENT LIABILITIES:
  Current portion of long-term debt            $  8,025      $  8,574
  Trade accounts payable                          8,702        11,835
  Accrued payroll                                27,140        28,963
  Amount due to third-party payors               22,951        13,135
  Accrued interest                                  540           501
  Other current liabilities                      14,483         9,795
                                               --------      --------
         Total current liabilities               81,841        72,803
                                               --------      --------

LONG-TERM DEBT, less current portion            142,372       124,678

DEBT SERVICED BY OTHER PARTIES, LESS
   CURRENT PORTION                               31,811        32,857

MINORITY INTERESTS IN CONSOLIDATED
   SUBSIDIARIES                                     786           791

COMMITMENTS, CONTINGENCIES AND GUARANTEES

SUBORDINATED CONVERTIBLE NOTES                   28,739        28,908

DEFERRED INCOME                                  14,822        16,166

PARTNERS' CAPITAL:
  General partners                                1,490         1,408
  Limited partners                              142,594       127,129
                                               --------      --------
         Total partners' capital                144,084       128,537
                                               --------      --------

                                               $444,455      $404,740
                                               ========      ========



The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                            NATIONAL HEALTHCARE L.P.
             INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)




                                                                            Nine Months Ended
                                                                               September 30
                                                                         -----------------------
                                                                           1997           1996
                                                                         --------       --------
                                                                              (in thousands)
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES:
  Net income                                                             $23,677        $19,542
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
    Depreciation                                                          11,469          9,048
    Provision for doubtful accounts                                        1,946          5,214
    Amortization of intangibles and deferred charges                         642            858
    Amortization of deferred income                                       (1,344)          (227)
    Equity in earnings of unconsolidated investments                        (110)          (279)
    Distributions from unconsolidated investments                            161            195
  Changes in assets and liabilities:
    Increase in accounts receivable                                      (14,218)        (4,888)
    Increase in inventory                                                   (686)          (705)
    (Increase) Decrease in prepaid expenses
       and other assets                                                      (98)            94
    Increase (Decrease) in trade accounts payable                         (3,133)         3,155
    Increase (Decrease) in accrued payroll                                (1,823)         1,517
    Increase (Decrease) in amounts due to third
       party payors                                                        9,816           (484)
    Increase (Decrease) in accrued interest payable                           39           (716)
    Increase in other current liabilities                                  4,688          1,000
                                                                         -------        -------
                                                                          31,026         33,324
                                                                         -------        -------
CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:
  Additions to and acquisitions of property and
    equipment, net                                                       (31,263)       (44,581)
  Investment in long-term notes receivable and loan
    participation agreements                                             (23,494)       (14,370)
  Collection of long-term notes receivable and loan
    participation agreements                                              21,550         32,230
  Increase (Decrease) in minority equity investments
    and other                                                               (753)         2,431
  (Increase) Decrease in debt and equity securities                          605        (15,555)
                                                                         -------        -------
                                                                         (33,355)       (39,845)
                                                                         -------        -------
CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
  Proceeds from debt issuance                                             22,948         22,266
  Increase in cash held by  trustees                                      (1,727)          (324)
  (Increase) Decrease in minority interest in subsidiaries                    (5)             5
  Increase (Decrease) in bond reserve funds, mortgage
    replacement reserves and other deposits                                 (256)         1,660
  Issuance of partnership units                                              505            558
  Collection of receivables                                                5,131          3,428
  Payments on debt                                                        (6,954)        (9,245)
  Cash distributions to partners                                         (15,703)       (13,087)
  Increase in financing costs                                               (221)           (93)
                                                                         -------        -------
                                                                           3,718          5,168

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                       1,389         (1,353)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                             1,881          4,835
                                                                         -------        -------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                 $ 3,270        $ 3,482
                                                                         =======        =======
Supplemental Information:
  Cash payments for interest expense                                     $ 9,348        $ 9,180
                                                                         =======        =======



The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                           NATIONAL HEALTHCARE L.P.
           INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (UNAUDITED)




                                                                                            Nine Months Ended
                                                                                               September 30
                                                                                          --------------------
                                                                                          1997            1996
                                                                                          ----            ----
                                                                                              (in thousands)
During the nine months ended September 30, 1996, NHC
  was released from its liability on debt serviced
  by others by the respective lenders
     Debt serviced by other parties                                                       $  -0-          $(3,841)
     Assets under arrangement with other parties                                             -0-            3,841

During the nine months ended September 30, 1997 and
  September 30, 1996, respectively $169,000 and $686,000
  of convertible subordinated debentures were converted
  into 4,534 and 45,112 units of NHC's partnership units:
     Convertible subordinated debentures                                                    (169)            (686)
     Financing costs                                                                           1                1
     Accrued interest                                                                         (2)              (5)
     Partner's capital                                                                       170              690

                           NATIONAL HEALTHCARE L.P.

           CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
            FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
                            (DOLLARS IN THOUSANDS)




                                                     RECEIVABLES         UNREALIZED                                         TOTAL
                                    NUMBER OF        FROM SALE OF       GAINS(LOSSES)       GENERAL       LIMITED         PARTNERS'
                                      UNITS             UNITS           ON SECURITIES       PARTNERS      PARTNERS         CAPITAL
                                      -----             -----           -------------       --------      --------        ---------
BALANCE AT 12/31/96                8,467,959          $(22,674)            $2,171            $1,408       $147,632        $128,537

Net income                                --                --                 --               237         23,440          23,677
Collection of
  receivables                             --             5,131                 --                --             --           5,131
Units sold                           387,753           (11,576)                --                --         12,081             505
Units in conversion of
  convertible debentures
  to partnership units                11,110                --                 --                --            170             170
Unrealized gains on
  securities                              --                --              1,767                --             --           1,767
Cash distributions
  ($1.80 per unit)                        --                --                 --              (155)       (15,548)        (15,703)
                                   ---------         ---------            -------            ------       --------        --------
BALANCE AT 9/30/97                 8,866,822         $ (29,119)           $ 3,938            $1,490       $167,775        $144,084
                                   =========         =========            =======            ======       ========        ========

BALANCE AT 12/31/95                8,353,114         $ (26,196)           $   345            $1,290       $133,460        $108,899

Net income                                --                --                 --               195         19,347          19,542
Collection of
  receivables                             --             3,428                 --                --             --           3,428
Units sold                            22,870                --                 --                --            558             558
Units in conversion of
  convertible debentures
  to partnership units                45,112                --                 --                --            690             690
Unrealized gains on
  securities                              --                --                927                --             --             927
Cash distributions
  ($1.56 per unit)                        --                --                 --              (131)       (12,956)        (13,087)
                                   ---------         ---------            -------           -------       --------        --------
BALANCE AT 9/30/96                 8,421,096         $ (22,768)           $ 1,272           $ 1,354       $141,099        $120,957
                                   =========         =========            =======           =======       ========        ========



        The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                           NATIONAL HEALTHCARE L.P.

         NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


                              September 30, 1997
                                 (Unaudited)



Note 1 - CONSOLIDATED FINANCIAL STATEMENTS:


         The financial statements for the nine months ended September 30, 1997 and 1996, which have not been examined by independent public accountants, reflect, in the opinion of management, all adjustments necessary to present fairly the data for such periods. The results of the operations for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the entire fiscal year ended December 31, 1997. The interim condensed balance sheet at December 31, 1996 is taken from the audited financial statements at that date. The interim condensed financial statements should be read in conjunction with the consolidated financial statements, including the notes thereto, for the periods ended December 31, 1996, December 31, 1995, and December 31, 1994.



Note 2 - OTHER REVENUES:



                                                              Three Months Ended        Nine Months Ended
                                                                 September 30              September 30
                                                              ------------------        -----------------
                                                               1997       1996            1997     1996
                                                              -------   --------        --------  -------
                                                                 (in thousands)           (in thousands)
Revenue from managed centers                                  $ 8,785    $ 7,988         $25,780  $24,272
Guarantee fees                                                    157        165              46      530
Advisory fee from NHI                                             775        796           2,326    2,390
Earnings on securities                                            467        430           1,358      555
Equity in earnings of
  unconsolidated investments                                       71        184              95      285
Interest income                                                 1,150        859           3,099    3,581
Other                                                           1,184      1,008           2,276    1,916
                                                              -------    -------         -------  -------
                                                              $12,589    $11,430         $35,403  $33,529
                                                              =======    =======         =======  =======



        Revenues from managed centers include management fees and interest income on notes receivable from the managed centers. "Other" revenues include non-health care related earnings.

                           NATIONAL HEALTHCARE L.P.

         NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                              September 30, 1997
                                 (Unaudited)



Note 3 - INVESTMENT IN MARKETABLE SECURITIES:

         NHC considers its investments in marketable securities as available for sale securities and unrealized gains and losses are recorded in partners' capital in accordance with SFAS 115.

         The adoption of SFAS 115 did not have a material effect on NHC's financial position or results of operations.


         Proceeds from the sale of investments in debt and equity securities for the period ended September 30, 1997 was $854,000. Gross investment gains of $249,000 were realized on these sales during the period ended September 30, 1997. Realized gains and losses from securities sales are determined on the specific identification of the securities.


Note 4 - GUARANTEES:


         In order to obtain management agreements and to facilitate the construction or acquisition of certain health care centers which NHC manages for others, NHC has guaranteed some or all of the debt (principal and interest) on those centers. For this service NHC charges an annual guarantee fee of 1% to 2% of the outstanding principal balance guaranteed, which fee is in addition to NHC's management fee. The principal amounts outstanding under the guarantees is approximately $69,163,000 (net of available debt service reserves) at variable and fixed interest rates with a weighted average of 4.8% at September 30, 1997.

         NHC has entered into an interest rate cap arrangement with a managed entity under which NHC has guaranteed that the entity's weighted average interest rate on its first and second mortgage debt will not exceed 9.0%. The entity's first mortgage debt is tax-exempt, floating-rate bonds and its second mortgage debt is owed to NHC. The bond debt outstanding under the arrangement is $15,500,000 and the weighted average rate of both debts is 6.4% at September 30, 1997. NHC is obligated under the agreement only for the term of its management contract, as extended, and only so long as the tax-exempt bonds are outstanding. In accordance with Statement of Financial Accounting Standards No 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments" (SFAS 119), NHC issued the interest rate cap for purposes other than trading.

         The objective of the arrangement is to provide financial assistance to the managed entity. At September 30,1996 the interest rate cap is not reflected in NHC's Consolidated Financial Statements, since NHC has no liability and anticipates no future liability related to the arrangement. If, due to future changes in interest rates, NHC is required to perform under the arrangement, NHC will recognize a liability in the Consolidated Balance Sheet and a related loss in the Consolidated Statement of Income.

                           NATIONAL HEALTHCARE L.P.

         NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                              September 30, 1997
                                 (Unaudited)




Note 5 - NEW ACCOUNTING PRONOUNCEMENTS:

         In February 1997, the FASB issued Statement of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure", ("SFAS 129"). SFAS 129 establishes standards for disclosing information about an entity's capital structure. NHC will be required to adopt SFAS 129 in the fourth quarter of 1997. Management does not expect the adoption to have a material impact on NHC's financial position results of operations or cash flows.

         Statement of Financial Accounting Standards No. 128,"Earnings per Share", ("SFAS 129") has been issued effective for fiscal periods ending after December 15, 1997. SFAS No. 128 establishes standards for computing and presenting earnings per share. NHC is required to adopt the provisions of SFAS No. 128 in the fourth quarter of 1997. Under the standards established by SFAS 128, earnings per share is measured at two levels: basic earnings per share and diluted earnings per share. Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted earnings per share is computed by dividing net income by the weighted average number of common shares after considering the additional dilution related to preferred stock, convertible debt, options and warrants. Management does not expect the adoption to have a material impact on NHC's financial position, results of operation or cash flows.


Note 6 - LEGAL PROCEEDINGS


         In March 1996, Florida Convalescent Centers, Inc. (FCC), an independent Florida corporation for whom the company manages sixteen licensed nursing centers in Florida, gave NHC notice of its intent not to renew a management contract at one of the centers. Pursuant to written agreements between the parties, NHC valued the center, offering to either purchase the center at the price so valued or require FCC to pay to NHC certain deferred compensation based upon that value (the "deferred compensation fee, or DCF"). FCC responded on March 26, 1996, by filing a Declaratory Judgment suit in the Circuit Court of the Twelfth Judicial Circuit in and for Sarasota County, Florida, requesting the court to interpret the parties' rights under their contractual arrangements. Since that time, FCC has amended the suit to allege, among other items, that NHC has "self-dealt" with or mismanaged the centers, that the deferred compensation creates a usurious rate of interest, and that the recorded mortgages securing FCC's debt to NHC do not secure the payment of the DCF. NHC has denied all allegations and conclusions. Although on November 5, 1997, the trial court ruled on FCC's partial Motion for Summary Judgement that the mortgages do secure the DCF and that the DCF is due upon termination of a management contract, the suit is still in the preliminary stages and no trial date has been scheduled.

         In January, 1997, NHC was notified that FCC did not intend to renew an additional four contracts which matured in 1997, but FCC agreed that NHC will remain as manager until a final decision is reached by the Sarasota Court. The remainder of the FCC contracts may be terminated in the years 2001-2003.

         NHC is also a defendant in a lawsuit styled Braeuning et al vs. National HealthCare L.P. et al filed "under seal" in the U.S. District Court of the Northern district of Florida on April 9, 1996. The court removed

                           NATIONAL HEALTHCARE L.P.

         NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                              September 30, 1997
                                 (Unaudited)



the seal from the complaint - but not the file itself - on March 20, 1997 and service of process occurred on July 8, 1997 with the government participating as an intervening plaintiff. By agreement, and with court approval, the suit has been moved from the Pensacola District Court to the Tampa, Florida District Court and NHC's time for filing its Answer has been extended through year end 1997. The suit alleges that NHC has submitted cost reports and routine cost limit exception requests containing "fraudulent allocation of routine nursing services to ancillary service cost centers" and improper allocation of skilled nursing service hours in four managed centers, all in the state of Florida. The suit was filed under the Qui Tam provisions of the Federal False Claims Act, commonly referred to as the "Whistleblower Act".

         In regard to the allegations contained in the lawsuit, NHC believes that the cost report information of its centers have been either appropriately filed or, upon appropriate amendment, will reflect adjustments only for the correction of unintentional misallocations. Prior to the filing of the suit, NHC had commenced an in-depth review of the nursing time allocation process at its owned, leased and managed centers. A significant number of amended cost reports have been filed and NHC continues to schedule and prepare revised cost reports and exception requests. It is anticipated that all years in question will be reviewed prior to there being further action in this matter at the judicial level. The Company is fully cooperating with the government in an attempt to determine dollar amounts involved, and intends to aggressively pursue an amicable settlement of this matter. The cost report periods under review include periods from 1991 through 1995.



         NHC would be responsible for any settlement related to its owned facilities and to the extent that managed centers have settlements, NHC's 6% management fee would be impacted. NHC's revenue policy is to not reflect routine cost limit exception requests as income until the process, including cost report audits, is completed. NHC cannot predict at this time the ultimate outcome of the suit but will strongly defend its actions in this matter.

         As reported in NHC's 1996 10-K, in October 1996 two managed centers in Florida were audited by representatives of the regional office of the Office of the Inspector General ("OIG"). As part of these audits, the OIG reviewed various records of the facilities relating to allocation of nursing hours and contracts with suppliers of outside services. At one center the OIG indicated during an exit conference that it had no further questions but has not yet issued a final report. At the second facility - which is one of four named in the Braeuning lawsuit - the OIG determined that certain records were insufficient and NHC supplied the additional requested information. These audits have been incorporated into the lawsuit.

         Florida is one of the states in which governmental officials are conducting "Operation Restore Trust", a federal/state program aimed at detecting and eliminating fraud and abuse by providers in the Medicare and Medicaid programs. The OIG has increased its investigative actions in Florida (and has now opened a Tennessee office) as part of Operation Restore Trust. NHC will continue to review and monitor the cost reporting process and its compliance with all government reimbursement standards, but cannot predict whether the OIG or other government officials will take further action or request additional information as a result of the Braeuning suit or any other audit that may be conducted in the future.

After the initial capitalization of National Health Realty, Inc. as discussed in Note 1 to National Health Realty, Inc.'s financial statement is effected, we expect to be in a position to render the following audit report.





                             ARTHUR ANDERSEN LLP

Nashville, Tennessee
October 15, 1997


                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To National Health Realty, Inc.:

We have audited the accompanying balance sheet of NATIONAL HEALTH REALTY, INC. (a Maryland corporation and a wholly owned subsidiary of National HealthCare L.P.) as of October 15, 1997 (date of capitalization). This financial statement is the responsibility of management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of National Health Realty, Inc. as of October 15, 1997 in conformity with generally accepted accounting principles.

                         NATIONAL HEALTH REALTY, INC.


                                BALANCE SHEET

                               OCTOBER 15, 1997






                                     ASSETS
---------------------------------------------------------------------------------
         Cash and temporary investments                                           $             1,000
                                                                                  ===================


                      LIABILITIES AND STOCKHOLDERS' EQUITY
---------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY:
         Preferred stock, $.01 par value; 10,000,000 shares authorized;
              none outstanding                                                    $                 -
         Common stock, $.01 par value; 30,000,000 shares authorized;
              1,000 shares issued and outstanding                                                  10
         Additional paid-in capital                                                               990
                                                                                  -------------------
                                                                                  $             1,000
                                                                                  ===================







      The accompanying notes are an integral part of this balance sheet.

                         NATIONAL HEALTH REALTY, INC.


                            NOTES TO BALANCE SHEET

                               OCTOBER 15, 1997


         1.       ORGANIZATION

                  National Health Realty, Inc. (the "REIT" and a wholly owned subsidiary of National HealthCare L.P.) was incorporated on September 26, 1997. The REIT has had no operations to date but issued 1,000 shares of common stock to National HealthCare L.P ("NHC") on October 15, 1997 for consideration of $1,000.

         2.       FEDERAL INCOME TAXES

                  At the earliest possible date, after the spinoff from NHC, the REIT intends to qualify as a real estate investment trust under the Internal Revenue Code and, accordingly, will not be subject to federal income taxes on amounts distributed to stockholders providing it distributes at least 95% of its real estate investment trust taxable income and meets certain other conditions.

         3.       PREFERRED STOCK

                  No shares of preferred stock are outstanding. Preferred stock may be issued from time to time without stockholder approval with terms and conditions established by the Board of Directors of the REIT.

         4.       EVENTS SUBSEQUENT TO DATE OF BALANCE SHEET

                  NHC has announced its intentions to distribute shares of the REIT to its unitholders. NHC expects to form NHR/OP, L.P. (the "Operating Partnership" and a subsidiary of the REIT) and, immediately prior to the distribution of shares, will transfer to the Operating Partnership 17 licensed nursing homes, six assisted living centers, one retirement center (the "Owned Healthcare Facilities") and certain promissory notes (the "Notes") secured by mortgages on 23 nursing homes. NHC will convey its ownership in 15 of the Owned Healthcare Facilities. The remaining nine Owned Healthcare Facilities will be transferred pursuant to a 50-year capitalized lease. The transfer will be subject to certain assumed debts (the "Assumed Liabilities").

                  The Operating Partnership is expected to lease the Owned Healthcare Facilities to NHC pursuant to operating leases. Each operating lease will be a "triple net" lease with (i) an initial fixed term expiring December 31, 2007, (ii) an option for NHC to renew for two additional five-year periods on identical terms as the initial period, and (iii) a right of first refusal for NHC to purchase the Owned Healthcare Facilities.

                  NHC will retain all of the equipment, furnishing and personal property in the Owned Healthcare Facilities. In the event that a lease with NHC is terminated for any reason, either the Operating Partnership or a new tenant will have to replace all of the equipment and furnishings. Because the Operating Partnership has neither licenses nor employees to operate the Owned Healthcare Facilities, the termination of a lease or leases with NHC could have a material adverse effect on the REIT's results of operations.

                  NHC will advise the REIT under the supervision of the REIT's Board of Directors. The REIT's Board of Directors is ultimately responsible for the management of the REIT.


                  The Notes are secured by mortgages on additional nursing homes managed by NHC and have been pledged as collateral for part of the Assumed Liabilities. In addition, parties to certain of the Assumed Liabilities may not have consented to the transfer of the Assumed Liabilities. Thus, a default by NHC under its debt obligations could cause the Operating Partnership to lose its assets through foreclosure or other means.

                  A significant portion of the Notes transferred to the Operating Partnership is due from one company for which NHC manages 16 nursing homes. Although the Notes have been guaranteed by that company's primary shareholder, the default, bankruptcy, or other financial difficulty by the company or the guarantor could have a material adverse effect on the Operating Partnership's results of operations. NHC and the REIT are currently involved in a lawsuit regarding the management agreements of the 16 nursing homes.


                  The REIT does not intend to seek further healthcare-related investment opportunities or to provide lease or mortgage financing for such investments; consequently, the REIT's results of operations and financial condition are dependent upon the successful operation of the Owned Healthcare Facilities and the realizability of the Notes.

                  The REIT's Board of Directors has approved the adoption of the 1997 Stock Option and Stock Appreciation Rights Plan (the "REIT Stock Option Plan"). The REIT Stock Option Plan allows for options to purchase in the aggregate 500,000 shares of REIT common stock to be granted by the REIT's Board of Directors. The REIT's Board of Directors may, in its discretion, grant incentive stock options, non-qualified stock options, or stock appreciation rights.

                                  APPENDIX A


               PLAN OF RESTRUCTURE OF NATIONAL HEALTH CARE L.P.


         NATIONAL HEALTHCARE L.P. ("NHC"), and its two wholly owned subsidiaries, NATIONAL HEALTHCARE CORPORATION (the "Corporation"), and NATIONAL HEALTH REALTY, INC. (the "REIT") hereby adopt a plan of restructure (the "Plan") pursuant to and in accordance with the provisions of Sections 5.2(a)(xxvii) and 6.4(a) of the Amended and Restated Agreement of Limited Partnership of NHC,
Section 17-211 of the Delaware Revised Uniform Limited Partnership Act and
Section 263 of the Delaware General Corporation Law and other applicable sections of the foregoing.


         1. Purpose of the Plan. The purpose of this Plan is to set forth the effective date and other terms of the restructure of NHC into the Corporation and REIT, as soon as the Plan is consummated. NHC has recently formed the Corporation and REIT as wholly owned subsidiaries. Upon adoption of the Plan and the effectiveness as set forth herein, the stock of the REIT will be distributed to the holders of the outstanding units (the "Units") of NHC in proportion to their ownership of outstanding Units (except with respect to Excess Stock, as later defined, the holder thereof shall be entitled to receive the consideration described in Paragraph 6 hereof); and NHC shall merge with and into the Corporation with the Corporation being the survivor thereof.

         2. Unitholder Approval. A resolution approving the Plan shall be submitted to the Unitholders of NHC for action on the resolution at a Special Meeting to be held at the offices of NHC no later than December 18, 1997. Consummation of the Plan shall be subject to: (i) adoption of the Plan by the affirmative vote of at least a majority of the Units outstanding on the Record Date for the meeting, and (ii) such rights to terminate or amend the Plan as are set forth herein. If the Plan is so adopted, then the directors and officers of the managing general partner of NHC shall cause this Plan to be implemented in accordance with the following terms, all of which must be accomplished on or before 12:00:01 a.m. central time on January 1, 1998.

         3. Contribution to REIT's Operating Partnership of Qualifying Assets and Assumption by REIT of Certain Liabilities. NHC has formed the REIT under the Maryland General Corporation Law and REIT has formed NHR/OP, L.P., a Delaware limited partnership (the "Operating Partnership"). NHC shall contribute to Operating Partnership the specified assets, subject to certain specified liabilities, effective at 4:00 p.m. central time on December 31, 1997 pursuant to the Contribution Agreement (the "Contribution Agreement") attached hereto as Exhibit A pursuant to which: (a) real estate located in Florida owned by NHC shall be leased to the Operating Partnership pursuant to a long term capitalized lease (the "Capitalized Lease"), (b) substantially all other real estate owned by NHC shall be conveyed by deed (the "Deeds") to the Operating Partnership pursuant to deed forms selected by officers of the managing general partner of NHC, (c) debt described in the Contribution Agreement secured by the real property located in South Carolina shall be paid by, but not assumed by, the Operating Partnership, (d) other debt of NHC described in the Contribution Agreement shall be assumed by the Operating Partnership, (e) the notes and related security including mortgages owned by NHC, as lender, specified in the Contribution Agreement shall be conveyed to the Operating Partnership, and (f) certain other assets having little or no book value on NHC's books, as specified in the Contribution Agreement, shall be conveyed to the Operating Partnership.

         4. Agreements Between REIT and Corporation. Immediately after the effectiveness of the matters described in paragraph 3 above, the following shall occur: (a) the Operating Partnership shall lease to the Corporation, and the Corporation shall lease from the Operating Partnership, pursuant to the Operating Lease (the "Operating Lease"), attached hereto as Exhibit B all real estate subject to the Contribution Agreement and, (b) the REIT, Operating Partnership and Corporation shall enter into the Advisory

Agreement, attached hereto as Exhibit C. In the event of a title problem or dispute involving the real property subject to the Capitalized Lease or conveyed pursuant to the Deeds, to the maximum extent that NHC (or the Corporation, as successor to NHC after the Merger) has a claim against a predecessor-in-title or a title insurance company, NHC (or the Corporation as successor to NHC after the Merger) shall indemnify, defend and hold REIT harmless from all damages, but not otherwise. REIT and Operating Partnership, jointly and severally, shall indemnify, defend and hold NHC and Corporation harmless with respect to all debt assumed by or which REIT or Operating Partnership has agreed to pay in accordance with the foregoing. REIT and Operating Partnership agree, without the written consent of the Corporation, not to cause or suffer any such debt to be defaulted or otherwise breached. Corporation shall indemnify, defend and hold REIT and Operating Partnership harmless with respect to all debt and all obligations of NHC except those specifically assumed by or which REIT or Operating Partnership have agreed to pay in accordance with the foregoing. Corporation agrees, without the written consent of REIT and Operating Partnership, not to cause or suffer any such debt to be defaulted or otherwise breached. The Corporation shall use its best efforts to provide to REIT and Operating Partnership financial statements of the Corporation, and any predecessor, and the unqualified opinion from a nationally recognized independent accounting firm with respect to such annual financial statements, and consents of auditors to the inclusion of such financial statements in any registration statements, private placement memoranda, filings on any exchange or with any regulatory body, if any, necessary or appropriate in order to enable REIT and Operating Partnership to comply with applicable registration and reporting requirements of federal and state securities laws or exchange requirements; and expenses relating to the foregoing shall be borne by the Corporation (including obtaining audits if required by the foregoing even if the Corporation does not otherwise need to obtain them) as long as the Corporation is the investment advisor of the REIT (whether pursuant to the Advisory Agreement attached hereto, any amendment thereof, or a replacement thereto) and for such period of time after such advisory relationship ends until such time as REIT and Operating Partnership no longer are legally required to include such financial statements in its SEC filings; the Corporation shall indemnify, defend and hold REIT and Operating Partnership harmless with respect to any damages caused by any errors or misstatements in such financial statements.


         5. Contingent Liabilities. The Corporation, by reason of the merger described below, shall assume and agree to pay (to the extent that NHC is liable therefor, subject to all of the defenses and offsets which are available to NHC) all absolute and contingent liabilities of NHC, except as follows, each of which shall be assumed by the REIT and Operating Partnership, jointly and severally, effective with the effectiveness of the Contribution Agreement: (a) the absolute liabilities described in paragraph 3 above and described more fully in the Contribution Agreement, and (b) environmental and hazardous material liabilities relating to the land or improvements thereon which are subject to either the Capitalized Lease or the Operating Leases, described above, except those created from and after January 1, 1998 by the Corporation or its tenants, subcontractors, agents or employees.

         6. Issuance of REIT Shares to NHC; Distribution to Unitholders. In consideration for the Contribution Agreement REIT shall issue to NHC that number of shares of REIT common stock which is equal to the number of Units outstanding on the date of the Contribution Agreement; provided, however, the Excess Stock, as defined in the REIT Charter, which would have been issued to National Health Corporation ("National") shall, instead, entitle National to receive one Unit in the Operating Partnership ("OP Units") for each share of Excess Stock. NHC shall immediately thereafter distribute or cause to be distributed to each Unitholder of record immediately prior to the Effective Time, as later defined, one (1) share of REIT common stock for each Unit owned by the Unitholder subject to the proviso in the immediately preceding sentence. Such actions shall result in the spin out of the REIT, without the necessity of the surrender of unit certificates. All such actions shall be effective for all purposes on or before 11:59 p.m. central time, December 31, 1997; provided, however, the physical delivery of the certificates representing the REIT shares and OP Units shall take place as soon as practical thereafter. REIT and Corporation agree that all options and convertible debentures of NHC which grant rights to subscribe for NHC Units exercisable or convertible after December 31, 1997, shall be deemed to grant the right to acquire an equal number of shares of REIT shares and an equal number of Corporation shares as such right grants in Units of NHC. The exercise price for such options and receipt thereof shall be divided pro rata between REIT and Corporation (and the pro rata distribution shall be equal to the ratio that the closing price on the American Stock Exchange at the close of business on the first trading day in 1998 of REIT shares and Corporation shares bear to each other). The interest and principal and all other payments due under or obligations due as a result of such convertible debentures is to be paid and performed by the Corporation and if the conversion rights of any of such debt is exercised then the Corporation shall provide written notification thereof to REIT, and the REIT shall issue (upon payment of cash by Corporation to REIT in the amount of the par value for such REIT shares) REIT shares equal to the number of shares issued by Corporation upon such conversion; and REIT agrees, at the expense of Corporation, to cause to be filed any registration statement relating to REIT shares required by agreements binding on Corporation or needed as determined in the sole discretion of Corporation. Notwithstanding the foregoing in this paragraph 6, the Convertible Debentures issued pursuant to the Note Purchase Agreement dated in October 1997 shall be convertible solely into Corporation shares and all obligations of NHC pursuant to such agreement (as well as the related Note and Registration Rights Agreement) shall be solely those of the Corporation.


         7. Merger. Effective as of 11:59 p.m., central time, December 31, 1997 (the "Effective Time") NHC shall merge with and into the Corporation pursuant to the Merger Agreement attached hereto as Exhibit D.

         8. Amendment or Abandonment of Plan. The Board of Directors of the managing general partner of NHC may modify or amend the Plan at any time prior to Unitholder approval. Such Board of Directors may abandon the Plan without Unitholder approval at any time prior to 11:59 p.m., central time, December 31, 1997 (either before or after Unitholder adoption) in its sole and absolute discretion if it deems such abandonment in the best interest of Unitholders.


         If the Plan is not implemented because it does not receive the requisite Unitholder vote or the other conditions specified herein are not met, or because the Board of Directors determines for some other reason that it is advisable to abandon the Plan, the business and legal structure of NHC will continue substantially in the present manner.


         9.     Miscellaneous.


                (a) In connection with the Plan, the unit option plans of NHC will be terminated and the unit options outstanding thereunder as of December 31, 1997 to the extent not then exercised, will be cancelled to the maximum extent permitted contractually and by law.

                (b) All other employee benefit plans of NHC which are not described in the Registration Statement on Form S-4 as employee benefits of the Corporation shall be cancelled on December 31, 1997.

                (c) The Board of Directors of the managing general partner of NHC and the officers of NHC shall have the power to adopt all resolutions, and the officers of NHC shall have the power to execute, deliver, and file all instruments, documents and certificates in the offices of the Secretaries of State of the State of Tennessee, Delaware and Maryland or other offices, and to publish and give such notices, and to do any and all other or additional things (including the setting of record dates and the closing of stock transfer books), as are required by the laws of the State of Tennessee, Delaware and Maryland or other applicable laws, or as such Board of Directors or other officers may deem necessary, desirable or appropriate to carry out the provisions of this Plan.

                (d) This Plan is attached to and is part of a Registration Statement on Form S-4 filed by the Corporation with the Securities and Exchange Commission, reference to which is hereby made for any and all purposes.

         Executed as of the _____ day of ________________, 1997.

                                      NATIONAL HEALTHCARE L.P.
                                      By its Managing General Partner NHC, Inc.



                                      By:
                                          -------------------------------------
                                          W. Andrew Adams, President


                                      NATIONAL HEALTHCARE CORPORATION



                                      By:
                                          -------------------------------------
                                          W. Andrew Adams, President

                                      NATIONAL HEALTH REALTY, INC.



                                      By:
                                          -------------------------------------
                                          W. Andrew Adams, President


                                      NHR/OP, L.P.
                                      By: National Health Realty, Inc., its
                                      general partner



                                      By:
                                          -------------------------------------
                                          W. Andrew Adams, President

                                EXHIBIT INDEX


Exhibit A         Contribution Agreement
Exhibit B         Operating Lease Agreement
Exhibit C         Advisory Agreement
Exhibit D         Merger Agreement

                                  APPENDIX B


                             AGREEMENT OF MERGER

                                      OF

                           NATIONAL HEALTHCARE L.P.
                       (A DELAWARE LIMITED PARTNERSHIP)

                                     AND

                       NATIONAL HEALTHCARE CORPORATION
                           (A DELAWARE CORPORATION)


         THIS AGREEMENT OF MERGER is made and entered into this ___ day of _________________, 1997 by and between NATIONAL HEALTHCARE L.P., a Delaware limited partnership ("NHC"), and NATIONAL HEALTHCARE CORPORATION, a Delaware corporation ("CORPORATION").

         WHEREAS, National HealthCare L.P. is a business limited partnership of the State of Delaware with its registered office therein located at 1013 Centre Road, City of Wilmington, County of New Castle; and

         WHEREAS, National HealthCare Corporation is a business corporation of the State of Delaware with its registered office therein located at 9 East Loockerman Street, City of Dover, County of Kent; and

         WHEREAS, Section 263 of the Delaware General Corporation Law and
Section 17-211 of the Delaware Revised Uniform Limited Partnership Act permit the merger of a corporation and limited partnership; and

         WHEREAS, the Board of Directors of the Corporation and the Board of Directors of NHC, Inc., the Managing General Partner of NHC, deem it is advisable and to the advantage, welfare and best interests of said entities and their respective stockholders and unitholders to merge NHC with and into the Corporation pursuant to and in accordance with the provisions of Section 263 of the General Corporation Law of the State of Delaware, Section 17-211 of the Delaware Revised Uniform Limited Partnership Act and Section 6.4(a) of the Amended and Restated Agreement of Limited Partnership of NHC, upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and of the mutual agreement of the parties hereto, being thereunto duly approved and adopted by the general partners and a majority of the limited partners of NHC and by the Board of Directors and stockholders of the Corporation, the parties agree as follows:

         1. Terms and Conditions of Merger; Method of Effecting Merger. Upon the Effective Time (as defined herein), NHC shall merge with and into the Corporation and the separate partnership existence of NHC shall cease, and the Corporation shall continue as the surviving corporation (sometimes hereinafter referred to as the "SURVIVING CORPORATION"). The merger shall be effected by the filing of a Certificate of Merger with the Delaware Secretary of State.

         2. Effective Time. The effective date and time of the merger shall be 11:59 p.m., central time, December 31, 1997 (the "EFFECTIVE TIME").

         3. Manner of Converting Shares and Partnership Interests. Each issued and outstanding unit of limited partnership interest ("UNIT") of NHC shall, at the Effective Time, represent one share of common stock of the Corporation. New certificates will not be issued for the shares of the Corporation until the holder thereof subsequently sells, exchanges or surrenders the certificate to the Corporation's transfer agent. The shares of the Corporation issued prior to the merger shall not be converted or exchanged in any manner, but each said share which is issued as of the Effective Time shall be canceled without any action on the holder's part.

         4. Assumption of Rights and Liabilities by Corporation. At the Effective Time, NHC shall be merged into the Corporation which shall continue as the Surviving Corporation, and the Surviving Corporation shall become the owner, without transfer, of all rights, powers, assets, qualifications and property of NHC, and the Surviving Corporation shall become subject to all debts and liabilities of NHC in the same manner as if the Surviving Corporation had itself incurred them.

         5. Name. The Corporation shall continue its existence as the Surviving Corporation under its present name.

         6. Certificate of Incorporation of Surviving Corporation. The Certificate of Incorporation of the Corporation, as now in force and effect, shall continue to be the Certificate of Incorporation of said Surviving Corporation until amended and changed in the manner prescribed by the provisions of the General Corporation Law of the State of Delaware.

         7. Bylaws of Surviving Corporation. The present Bylaws of the Corporation, as now in force and effect, shall continue to be the Bylaws of said Surviving Corporation until changed, altered or amended as therein provided and in the manner prescribed by the provisions of the General Corporation Law of the State of Delaware.

         8. Directors and Officers of Surviving Corporation. The directors and officers in office of the Corporation at the Effective Time shall be the members of the Board of Directors of and the officers of said Surviving Corporation, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the Bylaws of the Surviving Corporation.

         9. Amendment or Abandonment of Agreement of Merger. The Board of Directors of NHC, Inc., the Managing General Partner of NHC, may modify or amend this Agreement of Merger at any time prior to approval by the holders of the Units (the "UNITHOLDERS"). Such Board of Directors may abandon the Agreement of Merger without Unitholder approval at any time prior to 11:59 p.m., central time, December 31, 1997 (either before or after Unitholder adoption) in its sole and absolute discretion if it deems such abandonment in the best interest of Unitholders. If the Agreement of Merger is not implemented because it does not receive the requisite Unitholder vote or the other conditions specified herein are not met, or because the Board of Directors of NHC, Inc. determines for some other reason that it is advisable to abandon the Agreement of Merger, the business and legal structure of NHC will continue substantially in the present manner.

         10. General Authorization. The Board of Directors and the proper officers of NHC, Inc. and of the Corporation and Surviving Corporation are hereby authorized, empowered and directed to do any and all acts and things, and to make, execute, deliver, file and record any and all instruments, papers and documents which shall be or become necessary, proper or convenient to carry out or put into effect any of the provisions of this Agreement of Merger or of the merger provided for herein.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement of Merger as of the ____ day of ______________, 1997.

                                            NHC:

                                            NATIONAL HEALTHCARE L.P.
                                            By:  NHC, Inc., its Managing
                                                 General Partner



                                            By:
                                               ---------------------------------
                                            Printed Name:
                                                         -----------------------
                                            Title of Authorized Officer:
                                                                        --------
                                            CORPORATION:

                                            NATIONAL HEALTHCARE CORPORATION



                                            By:
                                               ---------------------------------
                                            Printed Name:
                                                         -----------------------
                                            Title of Authorized Officer:
                                                                        --------

                         CERTIFICATE OF SECRETARY OF

                       NATIONAL HEALTHCARE CORPORATION
                           (a Delaware corporation)


         The undersigned, being the Secretary of National HealthCare Corporation, a Delaware corporation, does hereby certify that the holders of all of the outstanding stock of said corporation dispensed with a meeting and vote of shareholders, and all of the shareholders entitled to vote consented in writing, pursuant to the provisions of Section 228 of the General Corporation Law of the State of Delaware, to the adoption of the foregoing Agreement of Merger.

         Executed on this ____ day of _________________, 1997.

                                         NATIONAL HEALTHCARE CORPORATION


                                         By:
                                                  -----------------------------
                                                  Richard F. LaRoche, Jr.
                                                  Secretary

                         CERTIFICATE OF SECRETARY OF

                         THE MANAGING GENERAL PARTNER
                                      OF
                           NATIONAL HEALTHCARE L.P.
                       (a Delaware limited partnership)



         The undersigned, being the Secretary of NHC, Inc., a Tennessee corporation and the Managing General Partner of National HealthCare L.P., does hereby certify that the foregoing Agreement of Merger was submitted to the Unitholders of National HealthCare L.P. entitled to vote at a special meeting thereof for the purpose of acting on the Agreement of Merger. Due notice of the time, place, and purpose of said meeting was mailed to each Unitholder of said limited partnership at least 10 days prior to the date of the meeting. At said meeting, the Agreement of Merger was considered by the Unitholders entitled to vote and, a vote having been taken for the adoption or rejection by them of the Agreement of Merger, at least a majority of the outstanding units entitled to vote of the limited partnership was voted in favor of the adoption of the Agreement of Merger.


         Executed on this ____ day of _________________, 1997.

                                         NHC, INC., Managing General Partner of
                                         NATIONAL HEALTHCARE L.P.


                                         By:      ____________________________
                                                  Richard F. LaRoche, Jr.
                                                  Secretary

                                   APPENDIX C

PROXY                      NATIONAL HEALTHCARE L.P.                        PROXY
                SPECIAL MEETING OF PARTNERS, NOVEMBER 20, 1997
             THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
                         THE MANAGING GENERAL PARTNER


         The undersigned hereby appoints W. Andrew Adams and Richard F. LaRoche, or either of them, as proxies, with power of substitution, to vote all Units of the undersigned at the Special Meeting of Limited Partners of National HealthCare L.P. to be held on Thursday, December 18, 1997, at 9:00 a.m. Central Standard Time, at the Managing General Partner's Offices located at 100 Vine Street, Murfreesboro, Tennessee, and at any adjournments or postponements thereof, in accordance with the following instructions:


(1) APPROVAL AND ADOPTION OF A PLAN OF RESTRUCTURE, PURSUANT TO WHICH NHC WILL MAKE A DISTRIBUTION OF ALL OF THE OUTSTANDING SHARES OF COMMON STOCK OF NATIONAL HEALTH REALTY, INC. TO THE HOLDERS OF NHC GENERAL AND LIMITED PARTNERSHIP UNITS IN THE MANNER SET FORTH IN THE ACCOMPANYING PROXY STATEMENT AND NHC WILL THEN MERGE WITH AND INTO NATIONAL HEALTHCARE CORPORATION.

         /__/  FOR                   /__/  AGAINST            /__/    ABSTAIN

(2) APPROVAL OF THE POSSIBLE ADJOURNMENT OF THE SPECIAL MEETING FOR THE PURPOSE OF SOLICITING ADDITIONAL VOTES IN FAVOR OF PROPOSAL (1) ABOVE; AND

         /__/  FOR                   /__/  AGAINST            /__/    ABSTAIN

(3) SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

         /__/  FOR                   /__/  AGAINST            /__/    ABSTAIN


                         (CONTINUED ON REVERSE SIDE)
-------------------------------------------------------------------------------
                         (CONTINUED FROM OTHER SIDE)

         THE UNITS REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE UNITS WILL BE VOTED FOR THE PLAN OF RESTRUCTURE AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

               PLEASE SIGN AND DATE BELOW AND RETURN PROMPTLY.

                                             DATED:                  , 1997
                                                   ------------------

                                             ----------------------------------

                                             DATED:                  , 1997
                                                   ------------------

                                             ----------------------------------
                                             Signature(s) of Unitholder(s)
                                             should correspond exactly with the
                                             name(s) printed hereon. Joint
                                             owners should each sign personally.
                                             Executors, administrators,
                                             trustees, etc., should give full
                                             title and authority.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.             INDEMNIFICATION OF DIRECTORS AND OFFICERS

         1.        Statutory Provisions.


         Section 2-418 of the Maryland General Corporation Law provides as follows:

         (a) DEFINITIONS. In this section the following words have the meanings indicated.

             (1) "Director" means any person who is or was a director of a corporation and any person who, while a director of a corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan.

             (2) "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger, consolidation, or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

             (3)   "Expenses" include attorney's fees.

             (4)   "Official capacity" means the following:

             (i) When used with respect to a director, the office of director in the corporation; and

             (ii) When used with respect to a person other than a director as contemplated in subsection (j), the elective or appointive office in the corporation held by the officer, or the employment or agency relationship undertaken by the employee or agent in behalf of the corporation.

             (iii) "Official capacity" does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, other enterprise, or employee benefit plan.

             (5) "Party" includes a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

             (6) "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative.


         (b) PERMITTED INDEMNIFICATION OF DIRECTOR.

             (1) A corporation may indemnify any director made a party to any proceeding by reason of service in that capacity if the director:

             (i)   Acted in good faith;

             (ii)  Reasonably believed:

                   1. In the case of conduct in the director's official capacity with the corporation, that the conduct was in the best interests of the corporation; and

                   2. In all other cases, that the conduct was at least not opposed to the best interests of the corporation; and

             (iii) In the case of any criminal proceeding, had no reasonable cause to believe that the conduct was unlawful.

             (2) (i) Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding.

             (ii) However, if the proceeding was one by or in the right of the corporation, indemnification may be made only against reasonable expenses and may not be made in respect of any proceeding in which the director shall have been adjudged to be liable to the corporation.

             (3) The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent creates a rebuttable presumption that the director did not meet the requisite standard of conduct set forth in this subsection.

         (c) NO INDEMNIFICATION OF DIRECTOR LIABLE FOR IMPROPER PERSONAL BENEFIT. A director may not be indemnified under subsection (b) of this section in respect of any proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director was adjudged to be liable on the basis that personal benefit was improperly received.

         (d) REQUIRED INDEMNIFICATION AGAINST EXPENSES INCURRED IN SUCCESSFUL DEFENSE. -- Unless limited by the charter:

             (1) A director who has been successful, on the merits or otherwise, in the defense of any proceeding referred to in subsection (b) of this section shall be indemnified against reasonable expenses incurred by the director in connection with the proceeding.

             (2) A court of appropriate jurisdiction, upon application of a director and such notice as the court shall require, may order indemnification in the following circumstances:

             (i) If it determines a director is entitled to reimbursement under paragraph (1) of this subsection, the court shall order indemnification, in which case the director shall be entitled to recover the expenses of securing such reimbursement; or

             (ii) If it determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director has met the standards of conduct set forth in subsection (b) of this section or has been adjudged liable under the circumstances described in subsection (c) of this section, the court may order such indemnification as the court shall deem proper. However, indemnification with respect to any proceeding by or in the right of the corporation or in which liability shall have been adjudged in the circumstances described in subsection (c) shall be limited to expenses.

             (3) A court of appropriate jurisdiction may be the same court in which the proceeding involving the director's liability took place.

         (e) DETERMINATION THAT INDEMNIFICATION IS PROPER.

             (1) Indemnification under subsection (b) of this section may not be made by the corporation unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in subsection (b) of this section.

             (2)  Such determination shall be made:

             (i) By the board of directors by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding, or, if such a quorum cannot be obtained, then by a majority vote of a committee of the board consisting solely of two or more directors not, at the time, parties to such proceeding and who were duly designated to act in the matter by a majority vote of the full board in which the designated directors who are parties may participate;

             (ii) By special legal counsel selected by the board of directors or a committee of the board by vote as set forth in subparagraph (i) of this paragraph, or, if the requisite quorum of the full board cannot be obtained therefor and the committee cannot be established, by a majority vote of the full board in which directors who are parties may participate; or

             (iii) By the stockholders.

             (3) Authorization of indemnification and determination as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible. However, if the determination that indemnification is permissible is made by special legal counsel, authorization of indemnification and determination as to reasonableness of expenses shall be made in the manner specified in subparagraph (ii) of paragraph (2) of this subsection for selection of such counsel.

             (4) Shares held by directors who are parties to the proceeding may not be voted on the subject matter under this subsection.

         (f) PAYMENT OF EXPENSES IN ADVANCE OF FINAL DISPOSITION OF ACTION.

             (1) Reasonable expenses incurred by a director who is a party to a proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the proceeding, after a determination that the facts then known to those making the determination would not preclude indemnification under this section, upon receipt by the corporation of:

             (i) A written affirmation by the director of the director's good faith belief that the standard of conduct necessary for indemnification by the corporation as authorized in this section has been met; and

             (ii) A written undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

             (2) The undertaking required by subparagraph (ii) of paragraph (1) of this subsection shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make the repayment.

             (3) Determinations and authorizations of payments under this subsection shall be in the manner specified in subsection (e) of this section.

         (g) VALIDITY OF INDEMNIFICATION PROVISION. A provision for the corporation to indemnify a director who is made a party to a proceeding, whether contained in the charter, the bylaws, a resolution of stockholders or directors, an agreement or otherwise, except as contemplated by subsection (k) of this section, is not valid unless consistent with this section or, to the extent that indemnity under this section is limited by the charter, consistent with the charter.

         (h) REIMBURSEMENT OF DIRECTOR'S EXPENSES INCURRED WHILE APPEARING AS 'WITNESS. This section does not limit the corporation's power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when the director has not been made a named defendant or respondent in the proceeding.

         (i) DIRECTOR'S SERVICE TO EMPLOYEE BENEFIT PLAN. For purposes of this section:

             (1) The corporation shall be deemed to have requested a director to serve an employee benefit plan where the performance of the director's duties to the corporation also imposes duties on, or otherwise involves services by, the director to the plan or participants or beneficiaries of the plan;

             (2) Excise taxes assessed on a director with respect to an employee benefit plan pursuant to applicable law shall be deemed fines; and

             (3) Action taken or omitted by the director with respect to an employee benefit plan in the performance of the director's duties for a purpose reasonably believed by the director to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

         (j) OFFICER, EMPLOYEE OR AGENT. Unless limited by the charter:

             (1) An officer of the corporation shall be indemnified as and to the extent provided in subsection (d) of this section for a director and shall be entitled, to the same extent as a director, to seek indemnification pursuant to the provisions of subsection (d);

             (2) A corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent that it may indemnify directors under this section; and

             (3) A corporation, in addition, may indemnify and advance expenses to an officer, employee, or agent who is not a director to such further extent, consistent with law, as may be provided by its charter, bylaws, general or specific action of its board of directors, or contract.

         (k) INSURANCE. A corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability asserted against and incurred by such person in any such capacity or arising out of such person's position, whether or not the corporation would have the power to indemnify against liability under the provisions of this section.

         (l) REPORT OF INDEMNIFICATION TO STOCKHOLDERS. Any indemnification of, or advance of expenses to, a director in accordance with this section, if arising out of a proceeding by or in the right of the corporation, shall be reported in writing to the stockholders with the notice of the next stockholders' meeting or prior to the meeting.

ITEM 21.     EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) The following exhibits are filed as part of the Registration Statement. The Registrant agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.



EXHIBIT
   NO.                              DESCRIPTION
  2.1    Plan of Restructure
* 2.2    Agreement of Merger
  3.1    Articles of Incorporation of National Health Realty, Inc.
  3.2    Bylaws of National Health Realty, Inc.
  3.3    Limited Partnership Agreement of NHR/OP, L.P.
* 4      Indenture of Trust and Security Agreement dated as of December 1, 1990 by and among National Health Corporation Leveraged Employee Stock
         Ownership Trust, National Health Corporation, and National HealthCorp
         L.P. to State Street Bank and Trust Company of Connecticut, National
         Association, as Indenture Trustee and Barnett Banks Trust Company,
         National Association, as Florida Co-Indenture Trustee
  5      Legal Opinion of McGuire, Woods, Battle and Boothe, counsel to the
         Registrant, as to the due formation of the REIT
* 8      Form of Legal Opinion of Goodwin Procter & Hoar, counsel to the
         Registrant, as to the tax effect to security holders
*10.1    Master Agreement of Lease effective as of January 1, 1998 by and among
         National Health Realty, Inc., NHR/OP, L.P. and National HealthCare
         Corporation.
*10.2    Advisory, Administrative Services and Facilities Agreement effective as of January 1, 1998 between National Health Realty, Inc., NHR/OP, L.P.
         and National HealthCare Corporation.
10.3.2   Form of National Health Realty, Inc. 1997 Stock Option and Stock
         Appreciation Rights Plan
*10.4    Loan Agreement dated as of April 21, 1995 by and between National
         HealthCare L.P. and First American National Bank
*10.5    Credit Agreement dated as of December 31, 1996 by and among National
         HealthCare L.P., The Banks, and SunTrust Bank, Nashville, N.A., as
         Agent
*10.6    Reimbursement and Letter of Credit Agreement dated as of June 1, 1989 among West Plains Manor, National HealthCare L.P. and The Bank of
         Tokyo, Ltd. New York Agency
*10.7    Guaranty Agreement dated as of June 1, 1989 by and between National
         HealthCare L.P. and The Bank of Tokyo, Ltd., New York Agency
*21      Subsidiaries of the Registrant
 23.2    Consent of Arthur Andersen LLP, independent public accountants.
*24      Power of Attorney (included on the signature page hereto)



*   Filed with initial Registration Statement.


    (b) The Schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and, therefore, have been omitted.

ITEM 22.     UNDERTAKINGS.

    The undersigned registrant hereby undertakes:


    1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3; and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    4. If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statement and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

    5. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    6. That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    7. That every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    8. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    9. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    10. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became Effective.

    11. The undersigned registrant hereby undertakes to provide to the transfer agent as requested, certificates in such denominations and registered in such names as required by the transfer agent to permit the prompt delivery to stockholders.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Murfreesboro, State of Tennessee on the 19th day of November, 1997.



                                    NATIONAL HEALTH REALTY, INC.

                                    By: /s/ W. Andrew Adams
                                        -------------------------------------
                                        W. Andrew Adams
                                        President and Chief Executive Officer





       Signature                                         Title                                    Date
       ---------                                         -----                                    ----
/s/ W. Andrew Adams                          Chairman, Chief Executive                    November 19, 1997
------------------------------               Officer and Director (Chief
W. Andrew Adams                              Executive Officer)

/s/ Donald K. Daniel                         Vice President, Controller, (Chief           November 19, 1997
------------------------------               Financial Officer and Chief
Donald K. Daniel                             Accounting Officer)

              *                              Director                                     November 19, 1997
------------------------------
J. K. Twilla

              *                              Director                                     November 19, 1997
------------------------------
Olin O. Williams

              *                              Director                                     November 19, 1997
------------------------------
Robert G. Adams

              *
------------------------------               Director                                     November 19, 1997
Ernest G. Burgess





/s/ Richard F. LaRoche, Jr.
-----------------------------------------------
*  By Richard F. LaRoche, Jr., attorney-in-fact